   As filed with the Securities and Exchange Commission on February 12, 2001.
                                                   Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                         P&L COAL HOLDINGS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                              1222                            13-4004153
   (State or Other Jurisdiction        (Primary Standard Industrial             (I.R.S. Employer
 of Incorporation or Organization)      Classification Code Number)          Identification Number)

                               701 Market Street
                         St. Louis, Missouri 63101-1826
                                 (314) 342-3400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------
                            Jeffery L. Klinger, Esq.
                         P&L Coal Holdings Corporation
                               701 Market Street
                         St. Louis, Missouri 63101-1826
                                 (314) 342-3400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                --------------
                                With copies to:
 D. Rhett Brandon, Esq.        Thomas A. Litz, Esq.    Jeremy W. Dickens, Esq.
  Rise B. Norman, Esq.          Thompson Coburn LLP    Weil, Gotshal & Manges
    Simpson Thacher &            One Firstar Plaza               LLP
        Bartlett                St. Louis, Missouri       767 Fifth Avenue
  425 Lexington Avenue                 63101          New York, New York 10153
New York, New York 10017

                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Proposed
                                         Proposed      Maximum
  Title of each Class of     Amount      Maximum      Aggregate    Amount of
     Securities to be        to be    Offering Price   Offering   Registration
        Registered         Registered    Per Unit     Price(/1/)      Fee
------------------------------------------------------------------------------
Common stock, par value
 $.01 per share...........    --           --        $100,000,000   $25,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

                                --------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, dated       , 2001

PROSPECTUS

                                      Shares

                         P&L Coal Holdings Corporation


                                  Common Stock

--------------------------------------------------------------------------------

  This is our initial public offering of common stock. We are offering shares of common stock. No public market currently exists for our shares.

  We propose to list our common stock on the New York Stock Exchange under the symbol " ."

    Investing in the shares involves risks. "Risk Factors" begin on page 10.

                                                               Per Share  Total
                                                               ---------  -----
Public Offering Price......................................... $         $
Underwriting Discount......................................... $         $
Proceeds to Peabody .......................................... $         $

  We have granted the underwriters a 30-day option to purchase up to additional shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about      , 2001.

--------------------------------------------------------------------------------

                                Lehman Brothers

       , 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  10
Cautionary Notice Regarding
 Forward-Looking Statements..............................................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Unaudited Pro Forma Condensed Financial Information......................  23
Selected Financial Data..................................................  29
Unaudited Quarterly Results of Operations................................  32
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  33
Coal Industry Overview...................................................  43
Business.................................................................  53

                                                                            Page
                                                                            ----
Regulatory Matters.........................................................  70
Management.................................................................  75
Related Party Transactions.................................................  84
Principal Stockholders.....................................................  86
Description of Indebtedness................................................  87
Description of Capital Stock...............................................  90
Shares Eligible for Future Sale............................................  92
Certain U.S. Tax Consequences to Non-U.S. Holders..........................  94
Underwriting...............................................................  96
Legal Matters..............................................................  98
Experts....................................................................  98
Where You Can Find Additional Information..................................  99
Glossary of Selected Terms................................................. 100
Index to Financial Statements.............................................. F-1

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

   This summary may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. References to years relate to calendar years, unless otherwise noted. All information in this prospectus summary reflects the recent divestiture of our Australian operations, unless otherwise noted. We have stated or estimated certain market data presented in this prospectus using various third-party sources where available. While we believe that these estimates are reasonable and reliable, in a number of cases we cannot verify them with information from independent sources. Accordingly, we cannot assure you that market data are accurate in all material respects. Because our industry is a technical one, we have included a "Glossary of Selected Terms" that explains many of the terms we use in this prospectus. You should carefully consider the information presented under the heading "Risk Factors."

                                  The Company

   We are the largest private-sector coal company in the world. Our sales of
179.2 million tons of coal in the year ended March 31, 2000 accounted for more than 16% of all U.S. coal sales and were nearly 50% greater than the sales of our closest competitor. During this period, we sold coal to more than 280 electric generating and industrial plants, fueling the generation of more than 9% of all electricity in the United States and 2.5% of all electricity in the world. At April 1, 2000, we had 9.5 billion tons of proven and probable coal reserves, approximately double the reserves of any other U.S. coal company. For the year ended March 31, 2000, we generated pro forma total revenues of $2.5 billion and pro forma EBITDA of $361.2 million.

   We own majority interests in 34 coal operations located throughout all major U.S. coal producing regions, with 66% of our coal sales in fiscal year 2000 shipped from the western United States and the remaining 34% from the eastern United States. Most of our production in the western United States is clean and efficient low sulfur coal from the Powder River Basin. Our overall western U.S. production grew from 37.0 million tons in fiscal year 1990 to 115.3 million tons in fiscal year 2000, representing a compounded annual growth rate of 12%. In the west, we own and operate mines in Arizona, Colorado, Montana, New Mexico and Wyoming. In the east, we own and operate mines in Illinois, Indiana, Kentucky and West Virginia. We produced 73% of our sales volume in fiscal year 2000 from non-union mines.

   For the year ended March 31, 2000, 93% of our sales were to U.S. electricity generators, 4% to customers outside the United States and 3% to the U.S. industrial sector. Approximately 87% of our coal sales in fiscal year 2000 were under long-term contracts. As of December 31, 2000, nearly one billion tons of our future coal production were committed under long-term contracts. As a result of recent improvements in coal prices, however, we are increasing the portion of our production available for sale at market prices. We are also expanding in related energy businesses that include coal trading, coalbed methane production, transportation-related services, third-party coal contract restructuring, and participation in the development of coal-based generating plants.

Transformation of Peabody

   We have grown significantly in the last 10 years and have transformed ourselves from a largely high sulfur, high-cost coal producer to a provider of predominantly low sulfur, low-cost coal. To meet customer demand for cleaner coal, we have increased our sales of low sulfur coal from 56% of our total volume in fiscal year 1990 to over 77% in fiscal year 2000. We are also well positioned to continue selling coal with a higher sulfur content to customers that have invested in emissions control technology, buy emissions allowances or blend higher sulfur coal with low sulfur coal. Our average cost per ton sold decreased 42% from fiscal year 1990 to fiscal year 2000. The following chart demonstrates our transformation:

                                                      Fiscal Year
                                                     --------------       %
                                                      1990    2000   Improvement
                                                     ------  ------  -----------
Sales volume (million tons).........................   93.3   179.2       92%
U.S. market share(/1/)..............................    9.1%   16.4%      80
Low sulfur sales volume (billion tons)..............   52.6   138.6      163
Total coal reserves (billion tons)(/2/).............    7.0     9.5       36
Low sulfur reserves (billion tons)(/2/).............    2.5     4.8       91
Safety (incidents per 200,000 hours)................   16.1     4.3       73
Productivity (tons per miner shift).................   32.9   106.1      222
Average cost per ton sold(/3/)...................... $19.33  $11.28       42
Employees (approximate)............................. 10,700   6,000       44

--------
(1) Market share is calculated by dividing our U.S. sales volume by estimated total demand for coal in the United States, as reported by the Energy Information Administration.
(2) As of January 1, 1990 and as of April 1, 2000.
(3) Represents operating costs and expenses.

Market Opportunities

   The U.S. coal industry continues to fuel more electricity generation than all other energy sources combined. In 2000, coal-based plants generated an estimated 51% of the nation's electricity, followed by nuclear (20%), gas-fired (16%) and hydroelectric (8%) units. We believe that electricity deregulation and the resulting competition for cost-efficient energy will strengthen demand for coal. We also believe that U.S. and world coal consumption will continue to grow as coal-based generating plants utilize their excess capacity and new coal-based plants are constructed. Coal is an attractive fuel for electricity generation because it is:

  . Abundant: Coal makes up more than 85% of fossil fuel reserves in the United States. The nation has an estimated 250-year supply of coal, based on current usage rates.

  . Low-Cost: At an average delivered price of $1.20 per million British thermal units, or Btu, coal's cost advantage over natural gas continued to widen in 2000, during which the average delivered price of natural gas was $4.22 per million Btu, and at times exceeded $10.00 per million Btu. In 1999, 19 of the 25 lowest-cost major generating plants in the United States were coal-based.

  . Increasingly Clean: Aggregate pollution from U.S. coal-based plants has declined significantly since 1970, even as the amount of coal used for electricity generation has tripled.

Business Strengths

   We believe our strengths will enable us to enhance our industry-leading position and increase shareholder value.

  . We are the world's largest private-sector producer and marketer of coal, and the largest reserve holder of any U.S. coal company.

  . We are the largest producer and marketer of low sulfur coal in the world, with the number one position in the Powder River Basin, the fastest growing U.S. coal producing region.

  . We balance our mix of long-term coal supply agreements and uncommitted coal production to optimize our profits.

  . We are one of the most productive and lowest-cost providers of coal in the United States.

  . We serve a broad range of customers with mining operations located throughout all major U.S. coal producing regions.

  . We are a leader in reclamation management and have received numerous state and national awards for our commitment to environmental excellence.

  . Our management team has a proven record of success and is incentivized to maximize shareholder value.

Business Strategy

   To maximize shareholder value and enhance our position as a premier low-cost energy provider, we seek to implement three core strategies:

  . Expand to serve growth markets by pursuing strategic acquisitions, developing our existing reserves and expanding in high-growth coal-related businesses;

  . Manage safe, low-cost, environmentally-conscious operations by focusing on regions where we can be a low-cost producer, aggressively reducing our costs and remaining committed to safety and environmental excellence; and

  . Create innovative solutions to meet customers' changing needs by leveraging our geographical diversity and superior market knowledge.

   Confirming the depth of our strengths and the successful implementation of our strategies, we were recently recognized as the world's best coal company at the 2000 Financial Times Global Energy Awards by an international panel of judges using the criteria of safety, environmental commitment, productivity, market/technology innovation and shareholder value.

Recent Developments

 Australian Operations

   On January 29, 2001, we sold our Australian operations to a subsidiary of Rio Tinto Limited for $455.0 million in cash, subject to post-closing adjustments, plus the assumption of all liabilities, including $119.4 million of debt. We used a portion of the proceeds from the sale to repay $248.0 million of term loans under our senior credit facility. We plan to use $152.0 million of proceeds from the sale to repay additional long-term debt and the remaining net proceeds to fund capital expenditures.

 Thoroughbred Energy Campus

   On February 12, 2001, we announced that we will file an application with the State of Kentucky for an air permit relating to a proposed coal-based electricity generation project in western Kentucky. This project, the Thoroughbred Energy Campus, will be located near Central City in Muhlenberg County. The proposed project would consist of a six million ton per year underground coal mine that will fuel a 1,500 megawatt generating plant sited on approximately 4,500 acres of property controlled by us. The generating station is being designed to comply with all applicable state and federal regulatory emissions limits. The Thoroughbred project is currently in a design development stage. We are engaged in discussions with several prospective partners regarding the scope and structure of the project, but no definitive agreements have been entered into. We currently intend to manage the initial permitting required for the project and related mine operations and are seeking a partner that would manage plant construction, operation and power marketing.

                                ----------------

   Our principal executive offices are located at 701 Market Street, St. Louis, Missouri 63101-1826, telephone (314) 342-3400.

                                  The Offering

Common stock offered:
                                             shares

Common stock outstanding after this          shares
offering:

Use of proceeds:                      We intend to use the net proceeds from
                                      this offering to repay long-term debt.

Dividend policy:
                                      We expect to pay quarterly dividends on
                                      our common stock, subject to the approval of our board of directors and other matters discussed in "Dividend Policy."

NYSE symbol:

   The calculation of the number of shares outstanding after this offering is based on:

  . The number of shares of our Class A common stock, Class B common stock
    and preferred stock outstanding on        , 2001;

  . The -for-one split of our Class A common stock, Class B common stock and preferred stock prior to the completion of this offering;

  . The conversion of our Class A common stock, Class B common stock and preferred stock into a single class of common stock on a one-for-one basis upon the completion of this offering; and

  . No exercise by the underwriters of the over-allotment option to purchase
    up to       additional shares of common stock from us.

   As of December 31, 2000, we had outstanding options to acquire 3,272,264 shares of common stock at a weighted average exercise price of $20 per share.

                             Summary Financial Data

   The following table presents summary financial and other data about us and our predecessor. We purchased our operating subsidiaries on May 19, 1998, and prior to that date, we had no operations. The period ended March 31, 1999 is thus a full fiscal year, but includes results of operations only from May 20, 1998. For periods prior to May 19, 1998, the results of operations are for the operating subsidiaries acquired, which we refer to as our "predecessor company" and which we include for comparative purposes. Also, for comparative purposes, we derived the "Total Fiscal Year 1999" column by adding the period ended March 31, 1999 with our predecessor company results for the period ended May 19, 1998. The effects of purchase accounting have not been reflected in the results of our predecessor company.

   In early 1999, we increased our interest in Black Beauty Coal Company from 43.3% to 81.7%. Our results of operations include the consolidated results of Black Beauty, effective January 1, 1999. Prior to that date, we accounted for our investment in Black Beauty under the equity method, under which we reflected our share of Black Beauty's results of operations as a component of "Other revenues" in the statements of operations, and our interest in Black Beauty's net assets within "Investments and other assets" in the balance sheets.

   In anticipation of the sale of Citizens Power, our power marketing subsidiary, which occurred in August 2000, we classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have adjusted our results of operations to reflect the classification of Citizens Power as a discontinued operation for all periods presented.

   In December 2000, we agreed to sell our Australian operations. In anticipation of the sale, we classified the net assets of our Australian operations as a single line entitled "Assets held for sale-Australian operations" in the December 31, 2000 balance sheet.

   Results of operations for the year ended March 31, 2000 included a $144.0 million income tax benefit associated with an increase in the tax basis of a subsidiary's assets due to a change in federal income tax regulations.

   EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because we believe it is a useful indicator of our ability to meet our debt service and capital expenditure requirements. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

   We have derived the summary historical financial data for our predecessor for the year ended and as of March 31, 1998 and the period ended and as of May 19, 1998, and the summary historical financial data for our company for the period ended and as of March 31, 1999 and the year ended and as of March 31, 2000 from our predecessor company's and our audited financial statements. We have derived the summary historical financial data for the nine months ended and as of December 31, 1999 and 2000 from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of usual recurring adjustments, necessary for fair presentation of that data. The historical results are not necessarily indicative of our future operating results. You should read the following table in conjunction with the financial statements, which have been audited by Ernst & Young LLP, independent auditors, and the unaudited financial statements and, in each case, the notes to those statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      Predecessor Company
                                     -----------------------
                                                 Period From Period From
                                                  April 1,     May 20,                             Nine Months  Nine Months
                                     Year Ended    1998 to     1998 to       Total     Year Ended     Ended        Ended
                                     March 31,     May 19,    March 31,   Fiscal Year  March 31,   December 31, December 31,
                                        1998        1998        1999         1999         2000         1999         2000
                                     ----------  ----------- -----------  -----------  ----------  ------------ ------------
                                                        (Dollars in thousands, except per share data)
Results of Operations Data:
Revenues:
 Sales............................   $2,048,694   $278,930   $ 1,970,957  $ 2,249,887  $2,610,991   $1,979,583   $1,918,337
 Other revenues...................      169,328     11,728        85,875       97,603      99,509       72,606       66,356
                                     ----------   --------   -----------  -----------  ----------   ----------   ----------
   Total revenues.................    2,218,022    290,658     2,056,832    2,347,490   2,710,500    2,052,189    1,984,693
Costs and expenses................    1,957,210    281,333     1,890,588    2,171,921   2,517,263    1,911,114    1,850,553
                                     ----------   --------   -----------  -----------  ----------   ----------   ----------
Operating profit..................   $  260,812   $  9,325   $   166,244  $   175,569  $  193,237   $  141,075   $  134,140
                                     ==========   ========   ===========  ===========  ==========   ==========   ==========
Income (loss) from continuing
 operations.......................   $  158,895   $  2,240   $     3,767  $     6,007  $  118,570   $  (22,569)  $  (20,637)
Income (loss) from discontinued
 operations.......................        1,441     (1,764)        6,442        4,678     (90,360)      (8,109)      11,760
                                     ----------   --------   -----------  -----------  ----------   ----------   ----------
Net income (loss).................   $  160,336   $    476   $    10,209  $    10,685  $   28,210   $  (30,678)  $   (8,877)
                                     ==========   ========   ===========  ===========  ==========   ==========   ==========
Basic and diluted income (loss)
 per Class A/B share from
 continuing operations............                           $      0.16               $     4.80   $    (0.91)  $    (0.84)
Weighted average shares used in
 calculating basic income (loss)
 per Class A/B share..............                            19,159,559               19,704,550   19,705,264   19,656,563

Other Data:
Tons sold (in millions):
 United States....................        160.2       20.9         147.7        168.6       179.2        136.4        133.9
 Australia........................          7.3        0.8           6.6          7.4        11.1          7.8          9.8
EBITDA:
 United States....................   $  385,623   $ 28,850   $   288,788  $   317,638  $  361,209   $  271,024   $  241,974
 Australia........................       75,358      5,991        56,638       62,629      81,810       61,081       72,305
Operating profit:
 United States....................      216,000      6,375       133,568      139,943     144,882      103,940       85,089
 Australia........................       44,812      2,950        32,676       35,626      48,355       37,135       49,051
Depreciation, depletion and
 amortization:
 United States....................      169,623     22,475       155,220      177,695     216,327      167,084      156,885
 Australia........................       30,546      3,041        23,962       27,003      33,455       23,946       23,254
Net cash provided by (used in):
 Operating activities.............      187,852    (28,157)      282,022      253,865     262,911       98,609      100,564
 Investing activities.............     (136,033)   (21,550)   (2,249,336)  (2,270,886)   (185,384)    (155,981)     (31,732)
 Financing activities.............     (235,389)    23,537     2,161,281    2,184,818    (205,181)     (42,444)    (100,068)
Capital expenditures:
 United States....................      111,561     13,582       110,622      124,204     150,130      115,966      109,286
 Australia........................       53,953      7,292        63,898       71,190      28,624       21,535       35,702

Balance Sheet Data (at period end):
Total assets......................                           $ 7,023,931               $5,826,849   $6,767,143   $5,472,402
Total debt........................                             2,542,379                2,076,166    2,559,016    1,866,536
Total stockholders' equity........                               495,230                  508,426      473,448      473,056

                        Summary Pro Forma Financial Data

   On January 29, 2001, we sold our Australian operations to a subsidiary of Rio Tinto Limited for $455 million in cash, subject to post-closing adjustments, plus the assumption of all liabilities, including $119.4 million of debt. In anticipation of the sale, we classified the net assets of our Australian operations as a single line entitled "Assets held for sale-Australian operations" in the December 31, 2000 balance sheet.

   In anticipation of the sale of Citizens Power, which occurred in August 2000, we classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have adjusted our results of operations to reflect the classification of Citizens Power as a discontinued operation for all periods presented.

   The unaudited pro forma results of operations data give effect to:

  . the sale of our Australian operations and the repayment of long-term debt of $400.0 million as if it had occurred on April 1, 1999. However, the gain on the sale of our Australian operations has not been included in the results of operations for the periods presented;

  . the repayment of long-term debt of $90.0 million from the proceeds from the sale of Citizens Power as if it had occurred on April 1, 1999;

  . the repayment of long-term debt of $92.5 million from the estimated proceeds of the offering as if it had occurred on April 1, 1999; and

  .  the   -for-one split of our Class A common stock, Class B common stock and preferred stock prior to the completion of this offering as if it had occurred on April 1, 1999;

   The unaudited pro forma balance sheet data give effect to:

  . the sale of our Australian operations and the repayment of long-term debt of $400.0 million as if it had occurred on December 31, 2000;

  . the conversion of our Class A common stock, Class B common stock and preferred stock into a single class of common stock on a one-for-one basis upon the completion of the offering as if it had occurred on December 31, 2000;

  .  the sale of approximately    million shares of our common stock in this
     offering at the assumed public offering price of $    per share as if it
     had occurred on December 31, 2000; and

  . the repayment of long-term debt of $92.5 million from the proceeds of this offering as if it had occurred on December 31, 2000.

   The following unaudited pro forma financial information is for informational purposes only and does not purport to be indicative of the results that actually would have been obtained during the periods presented and is not necessarily indicative of operating results to be expected in future periods. You should read the unaudited pro forma financial information in conjunction with our financial statements and the related notes to those statements appearing elsewhere in this prospectus and the information under "Unaudited Pro Forma Condensed Financial Information," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because we believe it is a useful indicator of our company's ability to meet our debt service and capital expenditure requirements. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

                                       Historical                               Pro Forma
                          ---------------------------------------  -------------------------------------
                                       Nine Months   Nine Months               Nine Months  Nine Months
                          Year Ended      Ended         Ended      Year Ended     Ended        Ended
                           March 31,   December 31,  December 31,  March 31,   December 31, December 31,
                             2000          1999          2000         2000         1999         2000
                          -----------  ------------  ------------  ----------  ------------ ------------
                                        (Dollars in thousands, except per share data)
Results of Operations
 Data:
Revenues:
 Sales..................  $ 2,610,991  $ 1,979,583   $ 1,918,337   $2,396,205   $1,829,085   $1,744,186
 Other revenues.........       99,509       72,606        66,356       69,948       53,173       22,538
                          -----------  -----------   -----------   ----------   ----------   ----------
  Total revenues........    2,710,500    2,052,189     1,984,693    2,466,153    1,882,258    1,766,724
Costs and expenses:
 Operating costs and
  expenses..............    2,178,664    1,657,832     1,609,663    2,020,979    1,551,354    1,464,701
 Depreciation, depletion
  and amortization......      249,782      191,030       180,139      216,327      167,084      156,885
 Selling and
  administrative
  expenses..............       95,256       66,474        65,815       90,472       64,026       64,653
 Net gain on property
  and equipment
  disposals.............       (6,439)      (4,222)       (5,064)      (6,507)      (4,146)      (4,604)
                          -----------  -----------   -----------   ----------   ----------   ----------
Operating profit........      193,237      141,075       134,140      144,882      103,940       85,089
 Interest expense.......      205,056      153,097       153,446      152,297      115,293      110,582
 Interest income........       (4,421)      (2,817)       (6,993)      (3,796)      (2,512)      (6,225)
                          -----------  -----------   -----------   ----------   ----------   ----------
Income (loss) before
 income taxes and
 minority interests.....       (7,398)      (9,205)      (12,313)      (3,619)      (8,841)     (19,268)
 Income tax provision
  (benefit).............     (141,522)       1,466         3,683     (142,226)      (3,499)      (4,530)
 Minority interests.....       15,554       11,898         4,641       15,554       11,898        4,641
                          -----------  -----------   -----------   ----------   ----------   ----------
Income (loss) from
 continuing operations..  $   118,570  $   (22,569)  $   (20,637)  $  123,053   $  (17,240)  $  (19,379)
                          ===========  ===========   ===========   ==========   ==========   ==========
Basic and diluted income
 (loss) per Class A/B
 share from continuing
 operations.............  $      4.80  $     (0.91)  $     (0.84)

Weighted average shares
 used in calculating
 basic income (loss) per
 Class A/B share........   19,704,550   19,705,264    19,656,563

Other Data:
Tons sold (in
 millions)..............        190.3        144.2         143.7        179.2        136.4        133.9
EBITDA..................  $   443,019  $   332,105   $   314,279   $  361,209   $  271,024   $  241,974
Depreciation, depletion
 and amortization.......      249,782      191,030       180,139      216,327      167,084      156,885


Balance Sheet Data (at
 period end):
Total assets............                             $ 5,472,402                             $5,262,530
Total debt..............                               1,866,536                              1,374,036
Total stockholders'
 equity.................                                 473,056                                755,684

                                  RISK FACTORS

   An investment in our common stock involves risks. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before deciding to purchase any common stock.

Risks Relating to Our Company

If a substantial portion of our long-term coal supply agreements terminate, our revenues and operating profits could suffer if we were unable to find alternate buyers willing to purchase our coal on comparable terms to those in our contracts.

   A substantial portion of our sales are made under coal supply agreements, which are important to the stability and profitability of our operations. The execution of a satisfactory coal supply agreement is frequently the basis on which we undertake the development of coal reserves required to be supplied under the contract. For fiscal year 2000 and the nine months ended December 31, 2000, 87% and 79%, respectively, of our sales volume was sold under long-term coal supply agreements. At December 31, 2000, our coal supply agreements had remaining terms ranging from one to 15 years.

   Many of our coal supply agreements contain provisions that permit adjustment of the contract price upward or downward at specified times. Failure of the parties to agree on a price under those provisions may allow either party to terminate the contract. Over the last few years, several of our coal supply agreements have been renegotiated, resulting in the contract prices being closer to the then-current market prices, thus leading to a reduction in the revenues from those contracts. We have also experienced a similar reduction in contract prices in relation to the replacement of expiring contracts. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Most coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. Moreover, some of these agreements permit the customer to terminate the contract if transportation costs, which our customers typically bear, increase substantially. In addition, a majority of these contracts allow our customers to terminate their contracts in the event of changes in regulations affecting our industry that increase the price of coal beyond specified limits.

   The operating profits we realize from coal sold under supply agreements depend on a variety of factors. In addition, price adjustment and other provisions may increase our exposure to short-term coal price volatility provided by those contracts. If a substantial portion of our coal supply agreements were modified or terminated, we could be materially adversely affected to the extent that we are unable to find alternate buyers for our coal at the same level of profitability. Some of our coal supply agreements are for prices above current market prices. Although market prices for coal have recently increased in most regions, we cannot predict whether the current strength in the coal market will continue. As a result, we cannot assure you that we will be able to replace existing long-term coal supply agreements at the same prices or with similar profit margins when they expire. In addition, two of our coal supply agreements are the subject of ongoing litigation and arbitration.

   Over the next few years, we expect that a growing proportion of our production will not be sold under long-term coal supply agreements. We are augmenting our uncommitted production in an effort to capitalize on increases in demand and improvements in price. However, the correlating decrease in the proportion of our coal production sold under long-term coal supply agreements reduces the predictability of our revenue stream by increasing our reliance on market prices, which could fluctuate significantly. Should coal prices decline, we cannot assure you that we will be able to enter into new coal supply agreements to mitigate our risk.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

   For fiscal year 2000 and the nine months ended December 31, 2000, we derived 29% and 28%, respectively, of our total coal revenues from sales to our five largest customers. At December 31, 2000, we had 20 coal supply agreements with these customers that expire at various times from 2001 to 2016. We are currently discussing the extension of existing agreements or new long-term agreements with some of these customers. We cannot assure you that these customers either will extend current, or enter into new, long-term contracts or, in the absence of long-term contracts, that they will continue to purchase the same amount of coal from us as they have in the past or on terms, including pricing terms, as favorable to us as under existing agreements. The concurrent loss of several coal supply agreements, substantial reductions in the amounts of coal that these five customers purchase under those agreements, or changes in the terms under which they purchase coal, could have a material adverse effect on our financial condition and results of operations.

Our financial performance could be adversely affected by our substantial debt.

   Our financial performance could be affected by our substantial indebtedness. As of December 31, 2000, on a pro forma basis after giving effect to the sale of our Australian operations and this offering and the use of proceeds, we would have had total indebtedness of $1,374.0 million. On the same pro forma basis, we would have had stockholders' equity of $755.7 million. In addition, as of December 31, 2000, we had total available borrowing capacity under our and Black Beauty's revolving credit facilities of $234.2 million. We can also incur additional indebtedness in the future.

   Our ability to pay principal and interest on our debt depends upon the operating performance of our subsidiaries, which will be affected by, among other things, prevailing economic conditions in the markets they serve, some of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facilities or otherwise in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

   The degree to which we are leveraged could have important consequences to you, including, but not limited to: (1) making it more difficult for us to pay dividends and satisfy our debt obligations; (2) increasing our vulnerability to general adverse economic and industry conditions; (3) limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development or other general corporate requirements;
(4) requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of the cash flow to fund working capital, capital expenditures, research and development or other general corporate requirements; (5) limiting our flexibility in planning for, or reacting to, changes in our business; and (6) placing us at a competitive disadvantage compared to less leveraged competitors. In addition, our indebtedness subjects us to financial and other restrictive covenants. Failure by us to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us. Furthermore, substantially all of our assets secure our indebtedness under our senior credit facility.

If transportation for our coal becomes unavailable or uneconomic for our customers, our ability to sell coal would suffer.

   Transportation costs represent a significant portion of the total cost of coal, and as a result, the cost of delivery is a critical factor in a customer's purchasing decision. Increases in transportation costs could make coal a less competitive source of energy or could make some of our operations less competitive than other sources of coal. Certain coal supply agreements permit the customer to terminate the contract if the cost of transportation increases by an amount ranging from 10% to 20% in any given 12-month period.

   Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets. While U.S. customers typically arrange and pay for transportation of coal from the mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to our customers and thus could adversely affect our results of operations. For example, the high volume of coal shipped from all southern Powder River Basin mines could create temporary congestion on the rail systems servicing that region.

Risks inherent to mining could increase the cost of operating our business.

   Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time. These conditions include weather and natural disasters, unexpected maintenance problems, key equipment failures, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geological conditions.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations could increase those costs or limit our ability to produce coal.

 General

   Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating specified benefits for retired coal miners. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in too great an increase in the cost of coal. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

 Mine Safety and Health

   Stringent safety and health standards have been in effect since Congress enacted the Coal Mine Safety and Health Act of 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. Most of the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee safety and health affecting any segment of U.S. industry.

 Black Lung

   Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator is required to secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the sales price.

 Coal Industry Retiree Health Benefit Act of 1992

   Congress enacted the Coal Industry Retiree Health Benefit Act of 1992, also known as the Coal Act, to provide for the funding of health benefits for certain United Mine Workers of America retirees. The Coal Act established the Combined Fund into which "signatory operators" and "related persons" are obligated to pay annual premiums for beneficiaries. The Coal Act also created a second benefit fund for miners who retired between July 1992 and September 1994 and whose former employers are no longer in business. Companies that are liable under the Coal Act must pay premiums to the Combined Fund. Payments made by our subsidiaries under the Coal Act totaled $5.1 million and $3.1 million during fiscal year 2000 and the nine months ended December 31, 2000, respectively.

 Environmental Laws

   We are subject to various federal and state environmental laws. These laws require approval of many aspects of coal mining operations, and both federal and state inspectors regularly visit our mines and other facilities to ensure compliance.

   Surface Mining Control and Reclamation Act. The Surface Mining Control and Reclamation Act establishes mining and reclamation standards for all aspects of surface mining, as well as many aspects of deep mining. The Surface Mining Control and Reclamation Act and similar state statutes require operators, among other things, to restore mined property in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Land Fund, which is part of the Surface Mining Control and Reclamation Act, imposes a fee on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal. The Surface Mining Control and Reclamation Act also requires operators to meet comprehensive environmental protection and reclamation standards during the course of, and upon completion of, mining activities. A mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Mine operators must receive permits and permit renewals for surface mining operations from the Office of Surface Mining Reclamation and Enforcement or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority.

   All states in which we have active mining operations have achieved primary control of enforcement through approved state programs. Mining companies must obtain numerous permits that strictly regulate environmental, health and safety matters in connection with coal mining. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Also, private individuals and the public at large have the right to comment on and otherwise engage in the permitting process, including through intervention in the courts. We cannot assure you that our permits will be renewed or granted in the future or that permit issues will not adversely affect our operations.

   As of December 31, 2000, our accruals relating to long-term reclamation costs, mine-closing costs and other related liabilities totaled approximately $455.8 million. We included $18.6 million and $1.0 million as operating expenses for the liability for fiscal year 2000 and the nine months ended December 31, 2000, respectively, and incurred related cash expense of $42.4 million and $30.2 million, respectively, for those periods.


   The Clean Air Act. The Clean Air Act, the Clean Air Act Amendments and the corresponding state laws that regulate the emissions of materials into the air affect coal mining operations both directly and indirectly. The Clean Air Act's permitting requirements and emission control requirements relating to particulate matter, such as fugitive dust, including future regulation of fine particulate matter, can directly affect coal mining and processing operations. The Clean Air Act also indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide and other compounds, including nitrogen oxides, emitted by coal-based electric generating plants.

   In July 1997, the Environmental Protection Agency, or EPA, adopted new, more stringent National Ambient Air Quality Standards for very fine particulate matter and ozone. State and federal regulations relating to implementation of the new air quality standards may restrict our ability to develop new mines or could require us to modify our existing operations. The extent of the potential direct impact of the new air quality standards on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act, and could have a material adverse effect on our financial condition and results of operations.

   The Clean Air Act Amendments also require electricity generators that are major sources of nitrogen oxide emissions in moderate or higher ozone non-attainment areas to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the EPA recently announced final rules that would require 19 eastern states and Washington, D.C. to make substantial reductions in nitrogen oxide emissions. Installation of additional control measures required under those rules will make it more costly to operate coal-based electric generating plants.

   In December 2000, the EPA decided that mercury air emissions from power plants should be regulated. The EPA will propose regulations by December 2003 and will issue final regulations by December 2004. Future regulatory activity may seek to reduce mercury emissions and these requirements, if enacted, could result in reduced use of coal if electricity generators switch to other sources of fuel.

   Clean Water Act. The Clean Water Act of 1972 affects coal mining operations by imposing restrictions on effluent discharge into water. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water.

   Resource Conservation and Recovery Act. The Resource Conservation and Recovery Act, or RCRA, which Congress enacted in 1976, affects coal mining operations by imposing requirements for the treatment, storage and disposal of hazardous wastes. Coal mining operations covered by the Surface Mining Control and Reclamation Act permits are exempted from regulation under RCRA by statute. We cannot, however, predict whether this exclusion will continue.

   RCRA excludes certain large-volume wastes generated primarily from the combustion of coal from being regulated as a hazardous waste pending a report to Congress and a decision by the EPA either to regulate the coal combustion wastes as a hazardous waste under RCRA or deem the regulation as unwarranted. The EPA made its report to Congress in March 1999 and determined in May 2000 not to regulate coal wastes as a hazardous substance under RCRA. New legislation that would regulate coal combustion waste as a hazardous waste could cause a switch to other lower ash fuels and reduce the amount of coal used by electricity generators.

   Federal and State Superfund Statutes. The Comprehensive Environmental Response Compensation and Liability Act, or Superfund, and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under Superfund, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault.

   Environmental claims have been asserted against us at 18 sites in the United States. Some of these claims are based on Superfund and on similar state statutes. These sites are related to non-coal activities of our former subsidiaries. We had an accrued liability of $48.5 million as of December 31, 2000 for these environmental claims. Our results of operations may be adversely affected by the remediation costs at these or other sites and our accrued liability may not be adequate for these remediation costs.

   Global Climate Change. The United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price and demand for coal. According to the Energy Information Administration's Annual Energy Outlook for 2000, coal accounts for 30% of greenhouse gas emissions in the United States, and efforts to control greenhouse gas emissions could result in reduced use of coal if electricity generators switch to sources of fuel with lower carbon dioxide emissions.

Our expenditures for postretirement benefit and pension obligations could be materially higher than we have predicted if our underlying assumptions prove to be incorrect.

   We provide postretirement health and life insurance benefits to eligible union and non-union employees. We calculated the total accumulated postretirement benefit obligation under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which we estimate had a present value of $1,033.8 million as of December 31, 2000, of which $62.0 million was a current liability. We have estimated these unfunded obligations based on assumptions described in the notes to our financial statements. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, we cannot assure you that regulatory changes will not increase our obligations to provide these or additional benefits.

   We are party to an agreement with the Pension Benefit Guaranty Corporation, or the PBGC, and TXU Europe Limited, an affiliate of our former parent corporation, under which we are required to make specified contributions to three of our defined benefit pension plans and to maintain a $37 million letter of credit in favor of the PBGC. If we or the PBGC gives notice of an intent to terminate one or more of the covered pension plans in which liabilities are not fully funded, or if we fail to maintain the letter of credit, the PBGC may draw down on the letter of credit and use the proceeds to satisfy liabilities under the Employee Retirement Income Security Act of 1974, as amended. The PBGC, however, is required to first apply amounts received from a $110 million guaranty in place from TXU Europe Limited in favor of the PBGC before it draws on our letter of credit.

Our future success depends upon our ability to acquire or develop additional coal reserves that are economically recoverable.

   Our recoverable reserves decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of our reserves. Furthermore, we may not be able to mine all of our reserves as profitably as we do at our current operations. Our future success depends upon our conducting successful exploration and development activities or acquiring properties containing economically recoverable reserves. Our current strategy includes increasing our reserve base through acquisitions of government and other leases and producing properties and continuing to use our existing properties. The federal government also leases natural gas and coalbed methane reserves in the west, including in the Powder River Basin. Coal reserves and mineral interests may be located on the same or adjacent federal lands, potentially creating conflicting interests among lessees. Other lessees' rights relating to these mineral interests could prevent, delay or increase the cost of developing our coal reserves. The federal government also limits the amount of federal land that may be leased by any company to 150,000 acres nationwide. We currently lease or have applied to lease a total of 64,805 acres from the federal government. The limit could restrict our ability to lease additional federal lands.

   We cannot assure you that our planned development and exploration projects and acquisition activities will result in significant additional reserves or that we will have continuing success developing additional mines. Most of our mining operations are conducted on properties owned or leased by us. Because title to most of our leased properties and mineral rights are not thoroughly verified until a permit to mine the property is obtained, our right to mine some of our reserves may be materially adversely affected if defects in title or boundaries exist. In addition, in order to develop our reserves, we must receive various governmental permits, as discussed in "Regulatory Matters" below. We cannot predict whether we will continue to receive the permits necessary for us to operate profitably in the future. We may not be able to negotiate new leases from the government or from private parties or obtain mining contracts for properties containing additional reserves or maintain our leasehold interest in properties on which mining operations are not commenced during the term of the lease. From time to time, we have experienced litigation with lessors of our coal properties and with royalty holders.

If the coal industry experiences overcapacity in the future, our profitability could be impaired.

   During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower coal prices. Recent increases in coal prices could also encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices in the future.

Our operating expenses could increase significantly if the price of diesel fuel increases.

   Our mining operations use significant amounts of diesel fuel. The price for diesel fuel has increased dramatically in the recent past. During the nine months ended December 31, 2000, we spent $52.1 million to purchase 57.6 million gallons of diesel fuel, at an average price of $0.90 per gallon, compared to $34.6 million to purchase 57.3 million gallons for the same period in 1999, at an average price of $0.60 per gallon. If the price for diesel fuel continues to increase, our operating expenses could increase significantly.

Our financial condition could be negatively affected if we fail to maintain satisfactory labor relations.

   As of December 31, 2000, the United Mine Workers of America represented approximately 37% of our employees, who produced 23% of our coal sales in the United States. Because of the higher labor costs and the increased risk of strikes and other work-related stoppages that may be associated with union operations in the coal industry, our non-unionized competitors may have a competitive advantage in areas where they compete with our unionized operations. If some or all of our current non-union operations were to become unionized, we could incur an increased risk of work stoppages, reduced productivity and higher labor costs. The ten-month United Mine Workers of America strike in 1993 had a material adverse effect on us. Two of our subsidiaries, Peabody Coal Company and Eastern Associated Coal Corp., operate under a union contract that is in effect through December 31, 2002 and Peabody Western Coal Company operates under a union contract that is in effect through September 1, 2005.

Our operations could be adversely affected if we fail to maintain required surety bonds.

   Federal and state laws require bonds to secure our obligations to reclaim lands used for mining, to pay federal and state workers' compensation and to satisfy other miscellaneous obligations. As of December 31, 2000, we had outstanding surety bonds with third parties for post-mining reclamation totaling $690.7 million. Furthermore, we have surety bonds valued at an additional $94.7 million in place for our federal and state workers' compensation obligations and other miscellaneous obligations. These bonds are typically renewable on a yearly basis. We cannot assure you that surety bond issuers and holders will continue to renew the bonds or refrain from demanding additional collateral upon those renewals. Our failure to maintain, or inability to acquire, surety bonds that are required by state and federal law would have a material adverse effect on us. That failure could result from a variety of factors including the following:

  . lack of availability, higher expense or unfavorable market terms of new surety bonds;

  . restrictions on the availability of collateral for current and future third-party surety bond issuers under the terms of our indentures or senior credit facility; and

  . the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

   Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base is changing with deregulation as electricity generators sell their power plants to their non-regulated affiliates or third parties. These new owners may be special purpose entities with credit ratings that are below investment grade.

   One of our major customers, Southern California Edison Company, had its credit rating downgraded to non-investment grade as a result of the recent electricity crisis in California. Southern California Edison, which owns 56% of the Mohave Generating Station, and the other owners of the Mohave Generating Station have a coal supply agreement that expires in 2005. In fiscal year 2000, we sold 4.6 million tons of coal to the Mohave Generating Station. The owners of this facility created a trust account in early 2001 to fund the payment of coal under the coal supply agreement and have advised us of their obligation, subject to certain conditions, to cure any defaults of another owner. Our ability to continue to receive payment from the Mohave Generating Station depends, in part, on the creditworthiness of Southern California Edison. Failure to receive payment for Southern California Edison's share of the Mohave Generating Station deliveries could adversely affect our financial condition and results of operations. If the creditworthiness of California utilities causes a general deterioration of the creditworthiness of other utilities, our accounts receivable securitization program could be adversely affected.

Lehman Brothers Merchant Banking controls us and may have conflicts of interest with other stockholders in the future.

   After the offering, Lehman Brothers Merchant Banking and its affiliates will
beneficially own  % of our common stock, or   % if the underwriters exercise
their over-allotment option in full. As a result, Lehman Brothers Merchant Banking will continue to be able to control the election of our directors and determine our corporate and management policies, including potential mergers or acquisitions, asset sales and other significant corporate transactions. We cannot assure you that the interests of Lehman Brothers Merchant Banking will coincide with the interests of other holders of our common stock. In the past we have entered into a number of transactions with affiliates of Lehman Brothers Merchant Banking.

Our ability to operate our company effectively could be impaired if we lose key personnel.

   We manage our business with a number of key personnel, the loss of whom could have a material adverse effect on us. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We cannot assure you that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. We do not have "key person" life insurance to cover our executive officers. Failure to retain or attract key personnel could have a material adverse effect on us.

Risks Related To The Offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

   There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.

If we or our existing stockholders sell additional shares of our common stock after the offering, the market price of our common stock could decline.

   The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

   Sales of our common stock are restricted by lock-up agreements that our directors, officers and existing stockholders have entered into with the underwriters. The lock-up agreements restrict our directors, officers and existing stockholders, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers. Lehman Brothers may, however, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.

   After the offering, we will have approximately    million shares of common
stock outstanding. Of these shares, the approximately    million shares we are
offering will be freely tradable. This leaves approximately    million shares
eligible for sale in the public market as follows:

 Number of Shares Date
 ---------------- ----
                  Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our stock option plan
                  After 180 days from the date of this prospectus (subject, in some cases, to volume limitations under Rule 144)
                  At various times after 180 days from the date of this
                  prospectus (Rule 144)

   We intend to file one or more registration statements to register shares of common stock subject to outstanding stock options and common stock reserved for issuance under our stock purchase and option plan after the expiration of the 180-day lockup period. We expect the additional registration statements to become effective immediately upon filing.

Volatility of our stock price may expose us to securities litigation.

   The stock market has experienced significant price and volume fluctuations. The market price of our common stock could be affected by:

  . quarterly variations in our operating results;

  . changes in government regulations;

  . increased coal price competition;

  . changes in earnings estimates by equity research analysts; and

  . changes in general economic conditions and volatility in the financial markets.

   In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. This litigation can result in substantial costs and a diversion of management's attention and resources.

The book value of shares of common stock purchased in the offering will be immediately diluted.

   Investors who purchase common stock in the offering will suffer immediate and significant dilution in the pro forma as adjusted net tangible book value per share. We also have a large number of outstanding stock options to purchase common stock with exercise prices that may be below the estimated initial public offering price of the common stock. To the extent that these options are exercised, there will be further dilution.

Our certificate of incorporation and by-laws include provisions that may discourage a takeover attempt.

   Provisions contained in our certificate of incorporation, our by-laws, Delaware law and our stockholders agreement could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our by-laws and certificate of incorporation impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes statements of our and management's expectations, intentions, plans and beliefs that constitute "forward-looking statements." These statements can be found in "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Coal Industry Overview," "Business" and "Regulatory Matters," and can often be identified by forward-looking words such as "expect," "anticipate," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. You should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in "Risk Factors," that could cause actual results to differ materially from those suggested by the forward-looking statements.

                                USE OF PROCEEDS

   We will receive net proceeds from this offering of about $92.5 million,
assuming an initial public offering price of $   per share and no exercise of
the underwriters' over-allotment option. We intend to use the net proceeds from
the offering to permanently repay an aggregate of approximately $   million of
tranche B term loans under our senior credit facility. We will use the
remaining $   million to repay other long-term debt. As of December 31, 2000, the tranche B term loan accrued interest at a rate of 9.06%, and is due to mature on June 30, 2006. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Merchant Banking and Lehman Brothers Inc., one of the underwriters of this offering, is a lender under our senior credit facility and will receive a portion of the proceeds from the repayment of the term loan.

                                DIVIDEND POLICY

   We currently intend to declare and pay quarterly dividends. The declaration and payment of dividends and the amount of dividends will depend on our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by our debt instruments and other factors deemed relevant by our board of directors. The indentures governing our senior notes and senior subordinated notes permit us to pay annual dividends equal to 6% of our net proceeds from this offering, plus additional amounts based on financial tests, although the actual amount of any dividends will be determined by our board of directors.

                                 CAPITALIZATION

   The following table presents our capitalization as of December 31, 2000 (1) on an actual basis and (2) on a pro forma as adjusted basis to reflect:

  . the sale of our Australian operations and the repayment of long-term debt of $400.0 million;

  .  the    -for-one split of our Class A common stock, Class B common stock and preferred stock prior to the completion of this offering;

  . the conversion of our Class A common stock, Class B common stock and preferred stock into a single class of common stock upon the completion of this offering;

  .  the sale of approximately     million shares of our common stock in this
     offering at an assumed public offering price of $   per share; and

  . the repayment of long-term debt of $92.5 million from the proceeds of this offering.

   You should read this table in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus and "Selected Financial Data," and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

                                            As of December 31, 2000
                                       ---------------------------------------
                                                                    Pro Forma
                                        Actual         Adjustments As Adjusted
                                       ---------       ----------- -----------
                                           (Unaudited; in millions)
Cash and cash equivalents............. $    33.1         $  40.0    $   73.1
                                       =========         =======    ========
Senior credit facility:
  Revolving credit facility(/1/)...... $     --          $   --     $    --
  Term loan facility..................     580.0          (492.5)       87.5
Senior notes..........................     399.0             --        399.0
Senior subordinated notes.............     498.8             --        498.8
Indebtedness of Black Beauty
 subsidiary(/2/)......................     199.3             --        199.3
5% subordinated note..................     187.4             --        187.4
Other long-term debt..................       2.0             --          2.0
                                       ---------         -------    --------
    Total debt........................   1,866.5(/4/)     (492.5)    1,374.0
Stockholders' equity:
  Preferred stock.....................       0.1             (.1)        --
  Class A common stock(/3/)...........       0.2             (.2)        --
  Class B common stock................       --              --          --
  Common stock........................       --               .3          .3
                                       ---------         -------    --------
    Total preferred and common stock..       0.3             --          0.3
  Additional paid-in capital..........     485.4            92.5       577.9
  Employee stock loans................      (2.0)            --         (2.0)
  Accumulated other comprehensive
   loss...............................     (38.8)(/4/)      38.8         --
  Retained earnings...................      29.5           151.3       180.8
  Treasury stock......................      (1.3)            --         (1.3)
                                       ---------         -------    --------
    Total stockholders' equity........     473.1           282.6       755.7
                                       ---------         -------    --------
      Total capitalization............ $ 2,339.6 (/5/)   $(209.9)   $2,129.7
                                       =========         =======    ========

--------
(1) The revolving credit facility provides for maximum aggregate borrowings of $200.0 million and letters of credit of up to $280.0 million. As of January 31, 2001, we had no loans outstanding and letters of credit of $44.6 million outstanding under our revolving credit facility.
(2) A maximum of $100.0 million is available for borrowing under Black Beauty's revolving credit facility. Black Beauty had $65.8 million and $71.7 million of loans outstanding under that revolving credit facility as of December 31, 2000 and January 31, 2001, respectively.
(3) The amount does not include 4,027,800 shares of common stock that have been reserved for issuance under our 1998 stock purchase and option plan, under which options for 3,272,264 shares were outstanding as of December 31, 2000.
(4) Accumulated other comprehensive loss related to cumulative foreign currency translation adjustments of our Australian operations.
(5) Total debt and total capitalization on an actual basis excludes $119.4 million of borrowings by our Australian operations. The net assets of the Australian operations were classified as an asset held for sale as of December 31, 2000.

                                    DILUTION

   Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in this offering will exceed the net tangible book value per share of common stock after the offering. Our pro forma net tangible book value, after giving effect to the sale of our Australian operations and the use of the proceeds to repay debt and the conversion of our Class A common stock, Class B common stock and preferred stock into a single class of common
stock on a one-for-one basis, as of December 31, 2000, was $   million, or $
per share of outstanding common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2000. Assuming the sale of the shares we are offering by this prospectus at an initial public offering price
of $    per share and after deducting underwriting discounts and the estimated offering expenses payable, our pro forma as adjusted net tangible book value as
of December 31, 2000 would have been $   million, or $    per share of common
stock. This represents an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution in net tangible
book value of $    per share to new investors. The following table illustrates this per share dilution:

                                                                      Per share
                                                                      ---------
Initial public offering price per share..............................  $
                                                                       ------
  Pro forma net tangible book value per share before this offering...
  Increase per share attributable to this offering...................
                                                                       ------
Adjusted pro forma net tangible book value per share after the offering............................................................
                                                                       ------
Dilution per share to new investors .................................  $
                                                                       ======

   The following table summarizes, on a pro forma as adjusted basis as of December 31, 2000, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in the offering:

                                             Shares         Total
                                           Purchased    Consideration   Average
                                         -------------- -------------- Price Per
                                         Number Percent Amount Percent   Share
                                         ------ ------- ------ ------- ---------
Existing stockholders...................
New investors ..........................
                                         -----   -----  -----   -----    -----
  Total.................................
                                         =====   =====  =====   =====    =====

   The tables and calculations above assume no exercise of outstanding options. As of December 31, 2000, there were approximately 3,272,264 shares of our common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $20 per share. We have granted 675,188 additional options since December 31, 2000 at an exercise price of $20 per share. To the extent that these options are exercised, there will be further dilution to new investors. See "Management--Stock Purchase and Option Plan" and "Description of Capital Stock."

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

   On January 29, 2001, we sold our Australian operations to a subsidiary of Rio Tinto for $455 million in cash, subject to post-closing adjustments, plus the assumption of all liabilities, including $119.4 million of debt. In anticipation of the sale, we classified the net assets of our Australian operations as a single line entitled "Assets held for sale-Australian operations" in the December 31, 2000 balance sheet.

   In anticipation of the sale of Citizens Power, which occurred in August 2000, we classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have adjusted our results of operations to reflect the classification of Citizens Power as a discontinued operation for all periods presented.

   The following unaudited pro forma condensed financial statements are based on the historical presentation of our consolidated financial statements. The unaudited pro forma condensed statements of operations for the year ended March 31, 2000 and the nine months ended December 31, 1999 and 2000 give effect to:

  . the sale of our Australian operations and the repayment of long-term debt of $400.0 million as if it had occurred on April 1, 1999. However, the gain on the sale of our Australian operations has not been included in the statement of operations for the periods presented;

  . the repayment of long-term debt of $90.0 million from the proceeds from the sale of Citizens Power as if it had occurred on April 1, 1999;

  . the repayment of long-term debt of $92.5 million from the proceeds of the offering as if it had occurred on April 1, 1999; and

  . the -for-one split of our Class A common stock, Class B common stock and preferred stock prior to the completion of this offering as if it had occurred on April 1, 1999;

   The unaudited pro forma condensed balance sheet gives effect to:

  . the sale of our Australian operations and the repayment of long-term debt of $400.0 million, as if it had occurred on December 31, 2000;

  . the conversion of our Class A common stock, Class B common stock and preferred stock into a single class of common stock on a one-for-one basis upon the completion of the offering as if it had occurred on December 31, 2000;

  .  the sale of approximately    million shares of our common stock in this
     offering at an assumed public offering price of $    per share as if it
     had occurred on December 31, 2000; and

  . the repayment of long-term debt of $92.5 million from the proceeds of this offering as if it had occurred on December 31, 2000.


   The unaudited pro forma condensed financial statements are intended for informational purposes only and do not purport to be indicative of the results that actually would have been obtained during the periods presented and are not necessarily indicative of operating results to be expected in future periods. You should read the unaudited pro forma condensed financial statements and related notes in conjunction with the financial statements and the related notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

             Unaudited Pro Forma Condensed Statement of Operations

                           Year Ended March 31, 2000

                                                                       Pro Forma
                                        Australian                         As
                          Historical  Operations(/1/) Adjustments       Adjusted
                          ----------  --------------- -----------      ----------
                            (Dollars in thousands, except per share data)
Revenues:
  Sales.................  $2,610,991     $(214,786)    $    --         $2,396,205
  Other revenues........      99,509       (29,561)         --             69,948
                          ----------     ---------     --------        ----------
    Total revenues......   2,710,500      (244,347)         --          2,466,153
Costs and expenses:
  Operating costs and
   expenses.............   2,178,664      (157,685)         --          2,020,979
  Depreciation,
   depletion and
   amortization.........     249,782       (33,455)         --            216,327
  Selling and
   administrative
   expenses.............      95,256        (4,784)         --             90,472
  Net gain on property
   and equipment
   disposals............      (6,439)          (68)         --             (6,507)
                          ----------     ---------     --------        ----------
Operating profit:            193,237       (48,355)         --            144,882
  Interest expense......     205,056        (6,828)     (45,931)(/3/)     152,297
  Interest income.......      (4,421)          625          --             (3,796)
                          ----------     ---------     --------        ----------
Loss before income taxes
 and minority
 interests..............      (7,398)      (42,152)      45,931            (3,619)
  Income tax provision
   (benefit)............    (141,522)      (12,187)      11,483 (/4/)    (142,226)
  Minority interests....      15,554           --           --             15,554
                          ----------     ---------     --------        ----------
Income from continuing
 operations.............  $  118,570     $ (29,965)    $ 34,448        $  123,053
                          ==========     =========     ========        ==========
Basic and diluted income
 per Class A/B share
 from continuing
 operations.............  $     4.80
Weighted average shares
 used in calculating
 basic and diluted
 income per Class A/B
 share..................  19,704,550
Other data:
  EBITDA(/2/)...........  $  443,019     $  81,810                     $  361,209
  Capital expenditures..     178,754        28,624                        150,130


 See accompanying notes to unaudited pro forma condensed financial statements.

             Unaudited Pro Forma Condensed Statement of Operations

                      Nine Months Ended December 31, 1999

                                                                        Pro Forma
                                         Australian                         As
                          Historical   Operations(/1/) Adjustments       Adjusted
                          -----------  --------------- -----------      ----------
                            (Dollars in thousands, except per share data)
Revenues:
  Sales.................  $ 1,979,583     $(150,498)    $    --         $1,829,085
  Other revenues........       72,606       (19,433)         --             53,173
                          -----------     ---------     --------        ----------
    Total revenues......    2,052,189      (169,931)         --          1,882,258
Costs and expenses:
  Operating costs and
   expenses.............    1,657,832      (106,478)         --          1,551,354
  Depreciation,
   depletion and
   amortization.........      191,030       (23,946)         --            167,084
  Selling and
   administrative
   expenses.............       66,474        (2,448)         --             64,026
  Net gain on property
   and equipment
   disposals............       (4,222)           76          --             (4,146)
                          -----------     ---------     --------        ----------
Operating profit:             141,075       (37,135)         --            103,940
  Interest expense......      153,097        (4,111)     (33,693)(/3/)     115,293
  Interest income.......       (2,817)          305          --             (2,512)
                          -----------     ---------     --------        ----------
Loss before income taxes
 and minority
 interests..............       (9,205)      (33,329)      33,693            (8,841)
  Income tax provision
   (benefit)............        1,466       (13,388)       8,423 (/4/)      (3,499)
  Minority interests....       11,898           --           --             11,898
                          -----------     ---------     --------        ----------
Loss from continuing
 operations.............  $   (22,569)    $ (19,941)    $ 25,270        $  (17,240)
                          ===========     =========     ========        ==========
Basic and diluted loss
 per Class A/B share
 from continuing
 operations.............  $     (0.91)
Weighted average shares
 used in calculating
 basic and diluted loss
 per Class A/B share....   19,705,264
Other data:
  EBITDA(/2/)...........  $   332,105     $  61,081                     $  271,024
  Capital expenditures..      137,501        21,535                        115,966


 See accompanying notes to unaudited pro forma condensed financial statements.

             Unaudited Pro Forma Condensed Statement of Operations

                      Nine Months Ended December 31, 2000

                                         Australian                      Pro Forma
                          Historical   Operations(/1/) Adjustments      As Adjusted
                          -----------  --------------- -----------      -----------
                             (Dollars in thousands, except per share data)
Revenues:
  Sales.................  $ 1,918,337    $ (174,151)    $    --         $ 1,744,186
  Other revenues........       66,356       (43,818)         --              22,538
                          -----------    ----------     --------        -----------
    Total revenues......    1,984,693      (217,969)         --           1,766,724
Costs and expenses:
  Operating costs and
   expenses.............    1,609,663      (144,962)         --           1,464,701
  Depreciation,
   depletion and
   amortization.........      180,139       (23,254)         --             156,885
  Selling and
   administrative
   expenses.............       65,815        (1,162)         --              64,653
  Net gain on property
   and equipment
   disposals............       (5,064)          460          --              (4,604)
                          -----------    ----------     --------        -----------
Operating profit:             134,140       (49,051)         --              85,089
  Interest expense......      153,446        (5,830)     (37,034)(/3/)      110,582
  Interest income.......       (6,993)          768          --              (6,225)
                          -----------    ----------     --------        -----------
Loss before income taxes
 and minority
 interests..............      (12,313)      (43,989)      37,034            (19,268)
  Income tax provision
   (benefit)............        3,683       (17,472)       9,259 (/4/)       (4,530)
  Minority interests....        4,641           --           --               4,641
                          -----------    ----------     --------        -----------
Loss from continuing
 operations.............  $   (20,637)   $  (26,517)    $ 27,775        $   (19,379)
                          ===========    ==========     ========        ===========
Basic and diluted loss
 per Class A/B share
 from continuing
 operations.............  $     (0.84)
Weighted average shares
 used in calculating
 basic and diluted loss
 per Class A/B share....   19,656,563
Other data:
  EBITDA(/2/)...........  $   314,279    $   72,305                     $   241,974
  Capital expenditures..      144,988        35,702                         109,286


 See accompanying notes to unaudited pro forma condensed financial statements.

                  Unaudited Pro Forma Condensed Balance Sheet

                            As of December 31, 2000

                                                                       Pro Forma
                                        Australian                         As
                          Historical  Operations(/1/) Adjustments       Adjusted
                          ----------  --------------- -----------      ----------
                                       (Dollars in thousands)
ASSETS
Current assets
  Cash and cash
   equivalents..........  $   33,094     $     --      $  40,000 (/5/) $   73,094
  Accounts receivable,
   net..................     115,225           --            --           115,225
  Materials and
   supplies.............      41,484           --            --            41,484
  Coal inventory........     154,327           --            --           154,327
  Assets from coal and
   emission allowance
   trading activities...     204,518           --            --           204,518
  Deferred income
   taxes................      49,869           --            --            49,869
  Other current assets..      22,999           --            --            22,999
                          ----------     ---------     ---------       ----------
    Total current
     assets.............     621,516           --         40,000          661,516
Property, plant,
 equipment and mine
 development, net.......   4,321,234           --            --         4,321,234
Assets held for sale--
 Australian operations..     237,872      (237,872)          --               --
Net assets of
 discontinued
 operations.............      16,157           --            --            16,157
Investments and other
 assets.................     275,623           --        (12,000)(/6/)    263,623
                          ----------     ---------     ---------       ----------
    Total assets........  $5,472,402     $(237,872)    $  28,000       $5,262,530
                          ==========     =========     =========       ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings
   and current
   maturities of long-
   term debt............  $   44,740     $     --      $     --        $   44,740
  Income taxes payable..         436           --            --               436
  Liabilities from coal
   and emission
   allowance trading
   activities...........     200,819           --            --           200,819
  Accounts payable and
   accrued expenses.....     496,182           --            --           496,182
                          ----------     ---------     ---------       ----------
    Total current
     liabilities........     742,177           --            --           742,177
Long-term debt, less
 current maturities.....   1,821,796           --       (492,500)(/7/)  1,329,296
Deferred income taxes...     558,622           --            --           558,622
Accrued reclamation and
 other environmental
 liabilities............     452,021           --            --           452,021
Workers' compensation
 obligations............     212,856           --            --           212,856
Accrued postretirement
 benefit costs..........     971,748           --            --           971,748
Obligation to industry
 fund...................      55,699           --            --            55,699
Other noncurrent
 liabilities............     142,726           --            --           142,726
                          ----------     ---------     ---------       ----------
    Total liabilities...   4,957,645           --       (492,500)       4,465,145
Minority interests......      41,701           --            --            41,701
Investment in Australian
 operations.............         --       (237,872)      237,872 (/8/)        --
Accumulated other
 comprehensive loss.....     (38,811)          --         38,811 (/9/)        --
Stockholders' equity....     511,867           --        243,817 (/9/)    755,684
                          ----------     ---------     ---------       ----------
    Total liabilities
     and stockholders'
     equity.............  $5,472,402     $(237,872)    $  28,000       $5,262,530
                          ==========     =========     =========       ==========


 See accompanying notes to unaudited pro forma condensed financial statements.

          Notes to Unaudited Pro Forma Condensed Financial Statements

   (1) Represents the elimination of the historical accounts of our Australian operations for each of the periods presented.

   (2) EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because we believe it is a useful indicator of our ability to meet our debt service and capital expenditure requirements. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

   (3) Represents the elimination of interest expense for the period, assuming the following transactions occurred effective April 1, 1999:

  . $400.0 million of the proceeds from the sale of the Australian operations are used to repay a portion of the term loans outstanding under the senior credit facility;

  . $90.0 million of the proceeds from the sale of Citizens Power are used to repay a portion of the term loans outstanding under the senior credit facility;

  . $92.5 million of the net proceeds from this offering are used to repay a portion of the term loans outstanding under the senior credit facility; and

  . $12.0 million of debt issuance costs are eliminated related to the extinguishment of a portion of the senior credit facility, resulting in reduced amortization of debt issuance costs.

   The interest expense adjustment was calculated using the average interest rate on term loans outstanding under our senior credit facility during the periods presented. The statements of operations do not include interest earned on the $40.0 million cash proceeds from the sale of our Australian operations in excess of debt repayment, which would have been approximately $2.1 million for the year ended March 31, 2000, $1.6 million for the nine months ended December 31, 1999 and $1.9 million for the nine months ended December 31, 2000.

   (4) Represents adjustment to income tax expense that is calculated by applying the pro forma effective tax rate to the pro forma adjustments.

   (5) Represents the estimated net proceeds from the sale of our Australian operations, after the repayment of $400.0 million of term loans outstanding under our senior credit facility and the payment of $15.0 million of transaction costs.

   (6) Represents the write-off of a portion of debt issuance costs associated with our senior credit facility, resulting from the accelerated debt repayment. That write-off will be recorded as an extraordinary item in the period in which we repay that debt.

   (7) Represents the repayment of $492.5 million of term loans outstanding under our senior credit facility as of December 31, 2000. We used proceeds of $90.0 million from the sale of Citizens Power to repay debt in September 2000.

   (8) Reflects the elimination of the investment in our Australian operations as of December 31, 2000.

   (9) Reflects the projected net increase in equity as a result of the sale of our Australian operations and from this offering. This amount consists of the elimination of the cumulative translation loss associated with our Australian operations, a projected gain on the sale of $163.3 million, net of an extraordinary loss of $12.0 million related to the early extinguishment of a portion of our senior credit facility and $92.5 million of net proceeds from this offering.

                            SELECTED FINANCIAL DATA

   The following table presents selected financial and other data about us and our predecessor. We purchased our operating subsidiaries on May 19, 1998, and prior to that date we had no substantial operations. The period ended March 31, 1999 is thus a full fiscal year, but includes results of operations only from May 20, 1998. For periods prior to May 19, 1998, the results of operations are for the operating subsidiaries acquired, which we refer to as our "predecessor company" and which we include for comparative purposes.

   In early 1999, we increased our interest in Black Beauty Coal Company from 43.3% to 81.7%. Our results of operations include the consolidated results of Black Beauty, effective January 1, 1999. Prior to that date, we accounted for our investment in Black Beauty under the equity method, under which we reflected our share of Black Beauty's results of operations as a component of "Other revenues" in the statements of operations, and our interest in Black Beauty's net assets within "Investments and other assets" in the balance sheets.

   In anticipation of the sale of Citizens Power, which occurred in August 2000, we classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have adjusted our results of operations to reflect the classification of Citizens Power as a discontinued operation for all periods presented.

   In December 2000, we agreed to sell our Australian operations. In anticipation of the sale, we classified the net assets of our Australian operations as a single line entitled "Assets held for sale-Australian operations" on the December 31, 2000 balance sheet.

   We have derived the selected historical financial data for our predecessor for the years ended and as of September 30, 1995 and 1996, the six months ended and as of March 31, 1997, the year ended and as of March 31, 1998 and the period ended and as of May 19, 1998, and the selected historical financial data for our company for the period ended and as of March 31, 1999 and the year ended and as of March 31, 2000 from our predecessor company's and our audited financial statements. We have derived the selected historical financial data for the nine months ended and as of December 31, 1999 and 2000 from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of usual recurring adjustments, necessary for fair presentation of that data. The historical results are not necessarily indicative of our future operating results. You should read the following table in conjunction with the financial statements, which have been audited by Ernst & Young LLP, independent auditors, and the unaudited financial statements and, in each case, the notes to those statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 (Dollars in thousands, except per share data)

                                       Predecessor Company
                     -----------------------------------------------------------
                                                                                  Period From
                          Year Ended         Six Months              Period From    May 20,
                         September 30,         Ended     Year Ended   April 1,      1998 to       Total     Year Ended
                     ----------------------  March 31,   March 31,   1998 to May   March 31,   Fiscal Year  March 31,
                        1995        1996        1997        1998      19, 1998       1999       1999(/1/)   2000(/2/)
                     ----------  ----------  ----------  ----------  -----------  -----------  -----------  ----------
Results of
 Operations Data:
Revenues:
 Sales.............  $2,087,656  $2,075,142  $1,000,419  $2,048,694  $   278,930  $ 1,970,957  $ 2,249,887  $2,610,991
 Other revenues....      88,180     118,444      63,674     169,328       11,728       85,875       97,603      99,509
                     ----------  ----------  ----------  ----------  -----------  -----------  -----------  ----------
   Total revenues..   2,175,836   2,193,586   1,064,093   2,218,022      290,658    2,056,832    2,347,490   2,710,500
Costs and Expenses:
 Operating costs
  and expenses.....   1,671,433   1,693,543     822,938   1,695,216      244,128    1,643,718    1,887,846   2,178,664
 Depreciation,
  depletion and
  amortization.....     190,330     197,853     101,730     200,169       25,516      179,182      204,698     249,782
 Selling and
  administrative
  expenses.........      81,389      75,699      41,421      83,640       12,017       67,688       79,705      95,256
 Impairment of
  long-lived
  assets(/3/)......         --      890,829         --          --           --           --           --          --
 Net gain on
  property and
  equipment
  disposals........     (12,928)    (13,042)     (4,091)    (21,815)        (328)         --          (328)     (6,439)
                     ----------  ----------  ----------  ----------  -----------  -----------  -----------  ----------
Operating profit
 (loss)............     245,612    (651,296)    102,095     260,812        9,325      166,244      175,569     193,237
 Interest
  expense..........      58,355      62,526      24,700      33,410        4,222      176,105      180,327     205,056
 Interest income...      (5,482)    (11,355)     (8,590)    (14,543)      (1,667)     (18,527)     (20,194)     (4,421)
                     ----------  ----------  ----------  ----------  -----------  -----------  -----------  ----------
Income (loss)
 before income
 taxes and minority
 interests.........     192,739    (702,467)     85,985     241,945        6,770        8,666       15,436      (7,398)
 Income tax
  provision
  (benefit)........      92,352    (256,185)     27,553      83,050        4,530        3,012        7,542    (141,522)
 Minority
  interests........         --          --          --          --           --         1,887        1,887      15,554
                     ----------  ----------  ----------  ----------  -----------  -----------  -----------  ----------
Income (loss) from
 continuing
 operations........     100,387    (446,282)     58,432     158,895        2,240        3,767        6,007     118,570
Income (loss) from
 discontinued
 operations........         --          --          --        1,441       (1,764)       6,442        4,678     (90,360)
                     ----------  ----------  ----------  ----------  -----------  -----------  -----------  ----------
Net income (loss)..  $  100,387  $ (446,282) $   58,432  $  160,336  $       476  $    10,209  $    10,685  $   28,210
                     ==========  ==========  ==========  ==========  ===========  ===========  ===========  ==========
Basic and diluted
 income (loss) per
 Class A/B share
 from continuing
 operations........                                                               $      0.16               $     4.80
                                                                                  ===========               ==========
Weighted average
 shares used in
 calculating basic
 and diluted income
 (loss) per Class
 A/B share.........                                                                19,159,559               19,704,550
Other Data:
Tons sold (in
 millions).........       151.0       163.0        81.4       167.5         21.7        154.3        176.0       190.3
EBITDA(/4/)........  $  435,942  $ (453,443) $  203,825  $  460,981  $    34,841  $   345,426  $   380,267  $  443,019
Net cash provided
 by (used in):
 Operating
  activities.......     272,543     211,535      62,829     187,852      (28,157)     282,022      253,865     262,911
 Investing
  activities.......    (462,113)   (105,640)    (56,170)   (136,033)     (21,550)  (2,249,336)  (2,270,886)   (185,384)
 Financing
  activities.......     178,993      15,987      94,178    (235,389)      23,537    2,161,281    2,184,818    (205,181)
Depreciation,
 depletion and
 amortization......     190,330     197,853     101,730     200,169       25,516      179,182      204,698     249,782
Capital
 expenditures......     188,006     152,106      76,460     165,514       20,874      174,520      195,394     178,754
Balance Sheet Data
 (at period end):
Total assets.......  $5,676,923  $4,916,693  $5,025,812  $6,343,009  $ 6,403,151  $ 7,023,931  $ 7,023,931  $5,826,849
Total debt.........     316,847     456,867     321,723     602,276      633,562    2,542,379    2,542,379   2,076,166
Total stockholders'
 equity/invested
 capital...........   1,650,975   1,383,655   1,676,786   1,687,842    1,497,374      495,230      495,230     508,426
                         Nine         Nine
                     Months Ended Months Ended
                     December 31, December 31,
                         1999         2000
                     ------------ ------------
Results of
 Operations Data:
Revenues:
 Sales.............   $1,979,583   $1,918,337
 Other revenues....       72,606       66,356
                     ------------ ------------
   Total revenues..    2,052,189    1,984,693
Costs and Expenses:
 Operating costs
  and expenses.....    1,657,832    1,609,663
 Depreciation,
  depletion and
  amortization.....      191,030      180,139
 Selling and
  administrative
  expenses.........       66,474       65,815
 Impairment of
  long-lived
  assets(/3/)......          --           --
 Net gain on
  property and
  equipment
  disposals........       (4,222)      (5,064)
                     ------------ ------------
Operating profit
 (loss)............      141,075      134,140
 Interest
  expense..........      153,097      153,446
 Interest income...       (2,817)      (6,993)
                     ------------ ------------
Income (loss)
 before income
 taxes and minority
 interests.........       (9,205)     (12,313)
 Income tax
  provision
  (benefit)........        1,466        3,683
 Minority
  interests........       11,898        4,641
                     ------------ ------------
Income (loss) from
 continuing
 operations........      (22,569)     (20,637)
Income (loss) from
 discontinued
 operations........       (8,109)      11,760
                     ------------ ------------
Net income (loss)..   $  (30,678)  $   (8,877)
                     ============ ============
Basic and diluted
 income (loss) per
 Class A/B share
 from continuing
 operations........   $    (0.91)  $    (0.84)
                     ============ ============
Weighted average
 shares used in
 calculating basic
 and diluted income
 (loss) per Class
 A/B share.........   19,705,264   19,656,563
Other Data:
Tons sold (in
 millions).........        144.2        143.7
EBITDA(/4/)........   $  332,105   $  314,279
Net cash provided
 by (used in):
 Operating
  activities.......       98,609      100,564
 Investing
  activities.......     (155,981)     (31,732)
 Financing
  activities.......      (42,444)    (100,068)
Depreciation,
 depletion and
 amortization......      191,030      180,139
Capital
 expenditures......      137,501      109,286
Balance Sheet Data
 (at period end):
Total assets.......   $6,767,143   $5,472,402
Total debt.........    2,559,016    1,866,536
Total stockholders'
 equity/invested
 capital...........      473,448      473,056

--------
(1) For comparative purposes, we derived the "Total Fiscal Year 1999" column by adding the period ended March 31, 1999 with our predecessor company results for the period ended May 19, 1998. The effects of purchase accounting have not been reflected in the results of our predecessor company.
(2) Results of operations for the year ended March 31, 2000 included a $144.0 million income tax benefit associated with an increase in the tax basis of a subsidiary's assets due to a change in federal income tax regulations.
(3) Results of operations for the year ended September 30, 1996 included a one-time, non-cash charge of $890.8 million made pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."
(4) EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

                   UNAUDITED QUARTERLY RESULTS OF OPERATIONS

   The following table sets forth unaudited quarterly results for the 11 quarters in the period ended December 31, 2000. We derived the data set forth below from our unaudited consolidated financial statements and have prepared them on the same basis as our audited consolidated financial statements contained in this prospectus. In the opinion of management, the unaudited quarterly results include all adjustments, consisting only of usual recurring accruals, necessary for a fair presentation of the data. You should read the following data in conjunction with the audited financial statements and the unaudited financial statements and, in each case, the notes to those statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The operating results for any quarter are not necessarily indicative of results for any future period."

                         June 30,   September 30, December 31, March 31,   June 30,   September 30, December 31,    March 31,
                        1998(/1/)       1998          1998        1999       1999         1999          1999        2000(/2/)
                        ----------  ------------- ------------ ---------- ----------  ------------- ------------ ----------
                                                  (Dollars in thousands, except per share data)
Revenues..............  $  253,937   $  555,971    $  578,413  $  668,511 $  664,400   $  678,343    $  709,446  $  658,311
Operating profit......       9,919       30,240        53,248      72,837     41,967       46,703        52,405      52,162
Income (loss) from
 continuing
 operations...........      (8,806)     (11,652)        6,235      17,990     (9,427)      (7,057)       (6,085)    141,139
Basic and diluted
 income (loss) per
 Class A/B share from
 continuing
 operations...........      (0.37)       (0.49)          0.26        0.73     (0.38)       (0.29)        (0.25)        5.71
Weighted average
 shares used in
 calculating basic and
 diluted income (loss)
 per Class A/B share..  19,000,000   19,000,000    19,006,023  19,555,845 19,708,769   19,705,239    19,701,821  19,702,393

                         June 30,   September 30, December 31,
                           2000         2000          2000
                        ----------  ------------- ------------
Revenues..............  $  673,021   $  677,591    $  634,081
Operating profit......      40,957       39,360        53,823
Loss from continuing
 operations...........      (8,470)     (11,233)         (934)
Basic and diluted loss
 per Class A/B share
 from continuing
 operations...........       (0.34)       (0.46)        (0.04)
Weighted average
 shares used in
 calculating basic and
 diluted loss per
 Class A/B share......  19,651,413   19,681,475    19,636,745

--------
(1) Represents results of operations for the three months ended June 30, 1998; however, P&L Coal Holdings Corporation had no activity for the period April 1, 1998 to May 19, 1998.
(2) Results of operations for the quarter ended March 31, 2000 included a $144.0 million income tax benefit associated with an increase in the tax basis of a subsidiary's assets due to a change in federal income tax regulations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and related notes included elsewhere in this prospectus. The financial statements contained in this prospectus for periods and dates prior to May 20, 1998 are of our predecessor company.

General

   We are the largest private-sector coal company in the world. Our pro forma sales of 179.2 million tons of coal in the year ended March 31, 2000 accounted for more than 16% of all U.S. coal sales and were nearly 50% greater than the sales of our closest U.S. competitor. During this period, we sold coal to more than 280 electric generating and industrial plants, fueling the generation of over 9% of all electricity in the United States and 2.5% of all electricity in the world. At April 1, 2000, we had an estimated 9.5 billion tons of proven and probable coal reserves, approximately double the reserves of any other U.S. coal company. For the year ended March 31, 2000, we generated pro forma total revenues of $2.5 billion and pro forma EBITDA of $361.2 million.

   We own majority interests in 34 coal operations located throughout all major U.S. coal producing regions, with 66% of our coal sales in fiscal year 2000 shipped from the western United States and the remaining 34% from the eastern United States. Most of our production in the western United States is clean and efficient low sulfur coal from the Powder River Basin. Our overall western U.S. production grew from 37.0 million tons in fiscal year 1990 to 115.3 million tons in fiscal year 2000, representing a compounded annual growth rate of 12%. In the west, we own and operate mines in Arizona, Colorado, Montana and New Mexico. In the east, we own and operate mines in Illinois, Indiana, Kentucky and West Virginia. We produced 73% of our sales volume in fiscal year 2000 from non-union mines.

   As of December 31, 2000, nearly one billion tons of our future coal production were committed under long-term contracts. However, over the next few years we anticipate increasing the amount of coal we sell at market prices. Reducing our long-term coal supply commitments will enable us to take advantage of increases in market prices. Prices for coal have recently risen, particularly in the Powder River Basin and in Appalachia, primarily due to increased prices for competing fuels and increased demand for electricity. Our reduction of long-term coal supply agreements, however, will increase our exposure to unexpected downturns in market prices. Our strategy is to balance our sales at market prices by renewing or entering into new, long-term supply contracts under circumstances in which we do not expect similar increases in market demand. Long-term contracts may be particularly attractive in regions where market prices are expected to remain stable, with respect to high sulfur coal that would otherwise not be in great demand or for sales under cost-plus arrangements serving captive electric generating plants. Most of the contracts contain price adjustments for inflation and changes in the laws regulating the mining, production, sale or use of coal. In the majority of these contracts, the purchaser has the right to terminate the contract if the price increases beyond certain limits, although we can usually decrease the price in order to maintain the contract.

Factors Affecting Comparability

 Sale of Australian Operations

   In December 2000, we signed a share purchase agreement for the transfer of the stock in two U.K. holding companies which, in turn, owned our Australian subsidiaries, to a subsidiary of Rio Tinto Limited. Our Australian operations consisted of interests in six coal mines, as well as mining services in Brisbane, Australia. The sale price was approximately $455 million in cash, subject to post-closing adjustments, plus the assumption of all liabilities, including $119.4 million of debt. The sale closed on January 29, 2001. The net assets of the Australian operations have been classified as a single line entitled "Assets held for sale--Australian operations" in the December 31, 2000 consolidated balance sheet, and the cash flows of the Australian operations are separately identified within the statement of consolidated cash flows for the nine months ended December 31, 2000.

 Discontinued Operations

   In August 2000, we sold Citizens Power, our subsidiary that marketed and traded electric power and energy-related commodity risk management products, to Edison Mission Energy. We classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have changed the presentation of our historical results of operations and cash flows to reflect Citizens Power as a discontinued operation for all periods presented. The fair value of the net assets of Citizens Power is classified as a single line in the balance sheet entitled "Net assets of discontinued operations" in fiscal year 2000 only.

 Fiscal Year 2000 vs. Fiscal Year 1999

   Effective January 1, 2000, our 81.7%-owned subsidiary, Black Beauty, invested $6.6 million to obtain control of three of its midwestern coal mining affiliates: Sugar Camp Coal, LLC, Arclar Coal Company, LLC and United Minerals Company, LLC. Prior to fiscal year 2000, interests in these affiliates were accounted for under the equity method and effective January 1, 2000, we obtained decision-making control and began accounting for our 75% interest in the affiliates on a consolidated basis. We have elected to consolidate these affiliates as part of Black Beauty's results of operations effective April 1, 1999.

   Fiscal year 2000 results also include the consolidated results of operations for Black Beauty for 12 months compared to only three months in fiscal year 1999. We increased our ownership interest in Black Beauty from 43.3% to 81.7% effective January 1, 1999. We accounted for our interest in Black Beauty under the equity method from April 1 to December 31, 1998. As a result, prior to January 1, 1999, our share of Black Beauty's results of operations was included as a component of "Other revenues" in the statements of operations, and our interest in Black Beauty's net assets was included within "Investments and other assets" in the balance sheets.

 Fiscal Year 1999 vs. Fiscal Year 1998

   The results of operations and cash flows for the period ended March 31, 1999 reflect the combination of our results from April 1, 1998 to March 31, 1999 (we acquired our predecessor company on May 19, 1998 and prior to that date had no prior operations) and the results of the predecessor company for April 1, 1998 to May 19, 1998. In addition, the results of operations and cash flows for the period ended March 31, 1999 may not be directly comparable to the prior fiscal year as a result of the effects of restatement of assets and liabilities to their estimated fair market value in accordance with the application of purchase accounting under Accounting Principles Board Opinion No. 16.

Nine Months Ended December 31, 2000 Compared to Nine Months Ended December 31, 1999

   Sales. Sales decreased $61.2 million, or 3.1%, to $1,918.3 million for the nine months ended December 31, 2000. Overall sales volume was 143.7 million tons, compared to 144.2 million tons in the prior year period. Sales from U.S. operations decreased $84.9 million in the current year due to lower volume in our Midwest region offset partially by slightly higher volume in Appalachia, the Southwest region and at Black Beauty, and improved pricing in the Powder River Basin. Sales in Australia increased $23.7 million in the current year period.

   Sales in Appalachia increased by $14.6 million as a result of improved performance at the region's longwall operations. Sales in our Southwest region improved by $4.6 million with increased production. Black Beauty's sales also increased $14.0 million due to the higher volumes on contracts transitioned from other Peabody mines. Sales in the Powder River Basin increased $27.9 million due to improved pricing in that region. Sales from broker and trading activities increased $9.7 million, reflecting an increase in volume over the prior year. These sales increases were more than offset by the sales decrease in the Midwest region of $155.7 million from the closure and suspension of three mines during the prior fiscal year and the closure of another mine early in the third quarter of the current year.

   Other Revenues. Other revenues for the nine months ended December 31, 2000 were $66.4 million, a decrease of $6.2 million compared to the prior year period. Lower contract restructuring revenues and coal royalty income in the current year were only partially offset by an increase in revenues from engineering services for underground mining projects in Australia.

   Depreciation, Depletion and Amortization. For the nine months ended December 31, 2000, depreciation, depletion and amortization expense was $180.1 million, a decrease of $10.9 million compared to the prior year period. The decrease was due to $6.0 million of additional depletion associated with a new coal royalty agreement entered into in June 1999, combined with a change in sales mix, lower depreciation and depletion expense in the Midwest region related to mine closures in the region, and lower currency translation in the current year.

   Operating Profit. For the nine-month period, operating profit was $134.1 million, a decrease of $7.0 million from the prior year period. Operating margin was 7.0% in the current year, down from 7.1% in the prior nine-month period. The negative impact of a 50% increase in fuel prices was $17.5 million for the recent nine-month period. At our U.S. mining operations, operating profit (excluding fuel cost variances) declined $1.4 million.

   Operating profit in the Powder River Basin increased $22.2 million mainly due to higher pricing in the current year. In the Southwest region, operating profit increased $9.0 million as a result of improved productivity and slightly higher sales volume in the current year. In addition, operating profit from trading operations increased $4.4 million over the prior year. Offsetting these increases was a decrease in the Midwest region of $40.4 million from the closure and suspension of three mines in the prior year and the closure of another mine early in the third quarter of the current year. Black Beauty's operating profit decreased $16.1 million due to the operating difficulties resulting from poor geological conditions we encountered during the period that increased mining costs and unfavorable weather conditions in the third quarter, which delayed production and transportation of coal. Appalachia's operating profit decreased $10.7 million from poor mining conditions at certain underground operations and lower average pricing due to contract expirations, partially offset by improved performance at the region's longwall operations.

   The current year results also include a decrease in operating costs for an $8.0 million reduction in our liabilities for environmental cleanup-related costs based upon favorable clean-up experience and $9.1 million lower costs related to Black Lung excise tax refund credits on export shipments. Beginning in 1997, we filed for a refund of these taxes on the basis that the tax was unconstitutional. In May 2000, the Internal Revenue Service issued guidelines for the refund of these taxes. We filed a claim and expect to receive a refund in the first half of 2001. Operating costs also decreased $10.0 million in the current year due to the reduction in our liability associated with the United Mine Workers of America Combined Fund. The Coal Industry Retiree Health Benefit Act of 1992 established the Combined Fund to provide for the funding of specified health benefits for covered United Mine Workers of America retirees. Two of our subsidiaries filed a lawsuit against the Social Security Administration asserting that it improperly assigned certain beneficiaries to them. A federal District Court ruled in our favor. Effective October 1, 2000, the Social Security Administration withdrew the assignment to our subsidiaries of a specified number of beneficiaries, resulting in a $10.0 million reduction in our liability. Additionally, our Australian operations' operating profit increased $11.9 million.

   Interest Income. Interest income increased $4.2 million to $7.0 million for the nine months ended December 31, 2000, mainly as a result of the interest recorded in the current year associated with the Black Lung excise tax refunds.

   Income Taxes. For the nine months ended December 31, 2000, income tax expense was $3.7 million on a pretax loss of $12.3 million, compared to income tax expense of $1.5 million on a pretax loss of $9.2 million in the prior year. Our consolidated tax position was impacted by the percentage depletion tax deduction utilized by us and our U.S. subsidiaries that creates an alternative minimum tax situation, and the positive contribution of our Australian operations, which are taxed at a higher rate than the U.S. operations. On a consolidated basis, the Australian income tax expense exceeded the income tax benefit recorded on U.S. pretax losses in the current and prior year period.

   Minority Interests. For the nine months ended December 31, 2000, minority interest expense decreased $7.3 million to $4.6 million, due to lower current period results at our 81.7%-owned Black Beauty operations. Black Beauty's results were lower due to the contract restructuring gain in the prior year, combined with higher mining costs due to poor geological conditions and higher fuel costs in the current year period.

   Loss from Discontinued Operations. During the nine months ended December 31, 1999, Citizens Power incurred a loss from operations of $8.1 million. Citizens Power was classified as a discontinued operation effective March 31, 2000.

   Gain from Disposal of Discontinued Operations. During the nine-month period ended December 31, 2000, we reduced our estimated net loss from the sale of Citizens Power by $11.8 million, net of income taxes. This reduction reflected a decrease in the estimated operating losses of Citizens Power during the disposal period due to higher income from electricity trading activities driven by increased volatility and prices for electricity in the western U.S. power markets during the first quarter ($8.8 million) and higher estimated proceeds from the monetization of power contracts as part of the wind-up of our ownership of Citizens Power's operations ($3.0 million).

Fiscal Year Ended March 31, 2000 Compared to Total Fiscal Year 1999

   Sales. For fiscal year 2000, sales increased $361.1 million, or 16.0%, to $2.6 billion. The fiscal year results included an increase attributable to Black Beauty of $428.9 million, which was principally comprised of two amounts: the inclusion of Black Beauty's results for an entire year ($264.1 million) and the consolidation of Sugar Camp, Arclar and United Minerals on a retroactive basis ($164.8 million). Sales in Australia increased $75.5 million over total fiscal year 1999. Powder River Basin sales increased $13.1 million, due mainly to a continuing improvement in pricing for the low sulfur coal in this region. Offsetting these increases were declines in the Midwest and Appalachia markets of $68.1 million and $53.8 million, respectively. Both regions were negatively impacted by mild winter weather that increased customer coal stockpiles, causing lower demand and pricing. Sales in the Midwest region declined primarily due to the closure and suspension of three high sulfur mines in fiscal year 2000, while results in Appalachia were hampered by price reductions for coal utilized by the export metallurgical market, and operating difficulties related to longwall panel development delays and adverse geological conditions. Brokerage and trading revenues declined $33.5 million, mainly due to expiring contracts.

   Other Revenues. Other revenues improved $1.9 million compared to fiscal year 1999. This increase was primarily due to a $13.0 million gain from a contract restructuring in which Black Beauty initiated the buyout of a customer's contract in order to provide additional production capacity to meet a new long-term coal supply agreement, and a $3.9 million gain on the settlement of a contract dispute in the fourth quarter of fiscal year 2000, partially offset by the exclusion of $7.5 million of equity income in affiliates subsequently consolidated by Black Beauty as discussed above.

   Selling and Administrative Expenses. Selling and administrative expenses increased $15.6 million over fiscal year 1999, to $95.3 million. This increase was the result of the inclusion of a full year of Black Beauty's operations, compared to three months in fiscal year 1999 (an increase of $9.9 million) and full year consolidation of Black Beauty affiliates previously mentioned.

   Operating Profit. Operating profit was $193.2 million for the year ended March 31, 2000, an increase of $17.6 million, or 10.0%. The impact of Black Beauty on fiscal year 2000 results increased operating profit by $43.8 million, including a $13.0 million gain from the Black Beauty contract restructuring previously mentioned.

   Other regions showing year-over-year improvement were the Midwest ($15.0 million), Powder River Basin ($13.2 million) and Australia ($12.8 million). The Midwest region improved over fiscal year 1999 as a result of lower reclamation costs occurring from a change in permitting requirements in fiscal year 2000 ($5.1 million), improved productivity and higher volume at the ongoing Midwestern operations, partially offset by lower volumes due to the closure/suspension of three mines in fiscal year 2000. Profit improved in the Powder River Basin based upon higher pricing and higher demand for coal from our lowest cost, most efficient operations. Our Australian operations also reported higher profit.

   Offsetting these increases were decreases in Appalachia ($32.1 million) and the Southwest ($4.1 million). Profitability in Appalachia was directly impacted by soft market conditions and higher costs as a result of longwall panel development delays. The decline in the Southwest region was the result of higher operating expenses, primarily as a result of higher repair and maintenance expenses than in fiscal year 1999, offset partially by higher volumes and a gain of $3.9 million from the settlement of a customer contractual dispute. In addition, income from brokerage and trading activities decreased $19.8 million, mainly as a result of lower volumes that were directly related to contract expirations. In addition, we experienced higher costs for past mining obligations due to the fiscal year 2000 cost of mine closure and suspension in the Midwest, and $14.0 million in higher administrative costs as a result of the inclusion of Black Beauty and its affiliates.

   Interest Expense. Interest expense for fiscal year 2000 was $205.1 million, an increase of $24.8 million, or 13.8%. Fiscal year 1999 included acquisition-related indebtedness from the May 19, 1998 acquisition of our predecessor company forward. Also affecting fiscal year 2000 was the inclusion of $12.6 million of additional interest associated with Black Beauty.

   Interest Income. Interest income decreased $15.8 million from fiscal year 1999 to $4.4 million. The decrease was primarily attributable to interest income from higher average cash balances held in fiscal year 1999 in anticipation of the Black Beauty acquisition that occurred late in fiscal year 1999.

   Income Taxes. For fiscal year 2000, we recorded an income tax benefit of $141.5 million on a pretax loss from continuing operations of $7.4 million, compared to an income tax expense of $7.5 million on pretax income from continuing operations of $15.4 million in fiscal year 1999. The fiscal year 2000 amount reflected a $144.0 million income tax benefit associated with an election to treat Peabody Natural Resources Company, our subsidiary, as a corporation rather than as a partnership for federal income tax purposes. This election, which became available through a change in tax law that occurred in December 1999, resulted in an increase in the tax basis in the entity's assets and eliminated the necessity for a deferred tax liability that had reflected the excess of the book basis in that subsidiary over the tax basis.

   Our effective book income tax rate was primarily impacted by two factors: the percentage depletion tax deduction used by us and our U.S. subsidiaries that creates an alternative minimum tax situation and the level of contribution by the Australian operations to the consolidated results of operations, which is taxed at a higher rate than in the United States.

   Loss From Discontinued Operations. In fiscal year 2000, our discontinued operations reported a net loss of $12.1 million, compared to net income of $4.7 million in fiscal year 1999. The decrease was largely the result of a decline in the number of utility contract restructuring transactions completed in fiscal year 2000 compared to fiscal year 1999. In addition, fiscal year 2000 results included the estimated after-tax loss on disposal of Citizens Power of $78.3 million.

Total Fiscal Year 1999 Compared to Fiscal Year 1998

   Sales. For total fiscal year 1999, sales increased 9.8%, or $201.2 million, over fiscal year 1998. Excluding Black Beauty's results, sales increased $120.5 million, or 5.9%. We experienced an increase of $114.4 million in broker transactions and had sales improvements in the following U.S. mining operating regions: Powder River Basin ($19.1 million), Southern Appalachia ($20.4 million) and the Southwest ($8.2 million).

   The increase in brokered coal activity related primarily to higher export volumes, an increased emphasis on broker transactions, newly added capacity for brokered shipments and the realization of a full year of sales from agreements entered into late in fiscal year 1998.

   With respect to our U.S. mining operations, the Powder River Basin experienced a 5.0% increase in sales volume from continued growth in demand for coal from this region, while Southern Appalachia sales volumes improved 13.0%, primarily due to longwall productivity increases as a result of capital improvements. Sales increases in the Southwest region were due mainly to improved pricing. Finally, Midwest region sales declined $21.9 million due to the depletion and closing of a surface mine late in fiscal year 1998, lower shipments in fiscal year 1998 caused by customer unit outages for maintenance and higher fiscal year 1998 sales due to a customer settlement. In addition, sales in Australia declined $28.3 million versus fiscal year 1998.

   Other Revenues. Other revenues declined $71.7 million to $97.6 million for fiscal year 1999 due mainly to $44.0 million less revenue from coal contract restructurings and $29.1 million less mining services revenue from Australia.

   Operating Profit. For total fiscal year 1999, operating profit declined $85.2 million to $175.6 million. Operating profit from the U.S. mining operations improved by $59.9 million during the period, mainly due to improved results at the Powder River Basin, Southern Appalachia and Southwest regions discussed above, and the inclusion of Black Beauty as a consolidated entity beginning with the fourth quarter of fiscal year 1999. However, operating profit from Australia declined $9.2 million due to lower demand and prices for coal, lower mining services revenues and the effect of foreign currency translation.

   Additionally, fiscal year 1998 results included $44.0 million of actuarial gains associated with certain employee-related liabilities that were non-recurring, $44.0 million in increased gains from coal supply contract restructurings mentioned above and $21.5 million in increased gains on the sale of property, plant and equipment. Fiscal year 1999 results of operations included: $8.5 million of additional depletion and amortization associated with purchase accounting adjustments to write-up our net assets to fair value;
$3.9 million of compensation expense associated with the grant of 554,125 shares of common stock to certain members of management in conjunction with the May 19, 1998 acquisition of the predecessor company; $3.7 million in additional profit as a result of the successful resolution of billing disputes with a customer in Australia; changes in U.S. employee benefits that resulted in accrual reductions of $10.2 million; a reduction in costs from a multiemployer benefit plan refund of $2.6 million; a reduction in reclamation accruals of $2.7 million due to improved equipment efficiencies; and $3.9 million in additional income due to the monetization of a royalty stream in October 1998.

   Interest Expense. Interest expense increased $146.9 million for fiscal year 1999. This increase was the result of the borrowings necessary to fund the acquisition on May 19, 1998 and higher borrowings in our Australian operations.

   Income Taxes. Our effective book income tax rate for fiscal year 1999 was 48.9%. The effective tax rate was primarily impacted by two factors: the percentage depletion tax deduction used by us and our U.S. subsidiaries that creates an alternative minimum tax situation, and the level of contribution by our Australian operations to the consolidated results of operations, which is taxed at a higher rate than in the United States. The effective tax rate for fiscal year 1999 reflected total tax expense in our Australian operations that was not completely offset by tax benefits in the United States.

   Income From Discontinued Operations. Income from discontinued operations was $4.7 million in fiscal year 1999, compared to income of $1.4 million in fiscal year 1998. This increase was primarily related to a higher volume of utility contract restructuring transactions in fiscal year 1999 and higher income from trading activities.

Liquidity and Capital Resources

   Net cash provided by operating activities increased by $2.0 million, to $100.6 million, for the nine months ended December 31, 2000. In March 2000, we established a $100.0 million, five-year receivables securitization program. We added $25.0 million to our securitization program in the first quarter of fiscal year 2001, bringing the total amount of accounts receivable included in the securitization program to $125.0 million.

   Net cash used in investing activities was $31.7 million for the recent year nine-month period, a decrease of $124.3 million compared to the corresponding period in 1999. During the second quarter of the current year we received $90.1 million in net proceeds from the sale of Citizens Power, while the prior year period included a $30.2 million investment for the acquisition of a mine in Australia.

   Total capital expenditures for fiscal years 1998, 1999 and 2000 were $165.5 million, $195.4 million and $178.8 million, respectively. Of these capital expenditures, $53.9 million, $71.2 million and $28.7 million related to our Australian operations. Capital expenditures are primarily made to acquire additional reserves and mining equipment. We currently estimate that our capital expenditures for fiscal year 2001 will be approximately $174.1 million, including $35.7 million we have spent in our Australian operations, and $210.0 million in 2002, and will primarily be used to acquire additional coal reserves, to develop existing reserves, to replace equipment and to fund cost reduction initiatives. We had $100.6 million of committed capital expenditures at December 31, 2000 that are primarily related to acquiring additional Powder River Basin coal reserves and mining equipment. We anticipate funding these capital expenditures through available cash and credit facilities.

   Net cash used in financing activities was $100.1 million for the nine months ended December 31, 2000, compared to $42.4 million in the prior year period. We repaid $132.3 million of long-term debt during the current year period, an increase of $84.2 million, as the proceeds from the sale of Citizens Power were used to reduce our leverage.

   As of December 31, 2000, we had total indebtedness of $1,866.5 million. This did not include $119.4 million of borrowings by our Australian operations, the net assets of which were classified as a single line in our consolidated balance sheet entitled "Assets held for sale--Australian operations." Our indebtedness as of December 31, 2000 consisted of:

                                                                   (In millions)
   Term loans under our senior credit facility....................   $   580.0
   Senior notes ..................................................       399.0
   Senior subordinated notes .....................................       498.8
   Indebtedness of Black Beauty subsidiary........................       199.3
   5.0% subordinated note.........................................       187.4
   Other long-term debt...........................................         2.0
                                                                     ---------
                                                                   $ 1,866.5
                                                                     =========

   The following table sets forth the mandatory repayments of our indebtedness as of December 31, 2000:

   Fiscal Year              Senior Credit Facility 5.0% Subordinated Note  Other    Total
   -----------              ---------------------- ---------------------- -------- --------
                                                     (In millions)
   2001....................        $   --                  $ 20.0         $   24.8 $   44.8
   2002....................            --                    20.0              7.9     27.9
   2003....................            --                    20.0             25.4     45.4
   2004....................           85.0                   20.0             20.4    125.4
   2005....................           25.0                   20.0             15.4     60.4
   2006 and thereafter.....          470.0                  140.0            952.6  1,562.6
                                   -------                 ------         -------- --------
                                   $ 580.0                 $240.0         $1,046.5 $1,866.5
                                   =======                 ======         ======== ========

   Our senior credit facility includes a revolving credit facility that provides for aggregate borrowings of up to $200.0 million and letters of credit of up to $280.0 million. The revolving credit facility commitment matures in fiscal year 2005. As of December 31, 2000, we had no borrowings outstanding under the revolving credit facility.

   Revolving loans under the revolving credit facility bear interest based on the base rate (as defined in the senior credit facility), or LIBOR (as defined in the senior credit facility) at our option. As of December 31, 2000, we had in place a $300.0 million interest rate swap that fixes LIBOR at approximately 7.0% and expires on October 5, 2001. Approximately 52% of the amount outstanding under the senior credit facility was fixed as of December 31, 2000.

   The revolving credit facility and related term loan facility also contain certain restrictions and limitations including, but not limited to, financial covenants that require us to maintain and achieve certain levels of financial performance and prohibit the payment of cash dividends and similar restricted payments.

   The indentures governing the senior notes and senior subordinated notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. In addition, the indentures limit our ability to:

  .lease, convey or otherwise dispose of all or substantially all of our assets;

  .pay dividends or make other distributions;

  .issue specified types of capital stock;

  .enter into guarantees of indebtedness;

  .incur liens;

  .restrict our subsidiaries' ability to make dividend payments;

  .merge or consolidate with any other person or enter into transactions with affiliates; and

  .repurchase junior securities or make specified types of investments.

   As of December 31, 2000, Black Beauty maintained a $100.0 million revolving credit facility that matures on February 28, 2002. Black Beauty may elect one or a combination of interest rates based on LIBOR or the corporate base rate plus a margin, which fluctuates based on specified leverage ratios. Borrowings outstanding under the Black Beauty revolving credit agreement totaled $65.8 million at December 31, 2000. The revolving credit facility contains customary restrictive covenants, including limitations on additional debt, investments and dividends. These covenants prohibit Black Beauty from paying us dividends unless it satisfies specific financial tests.

   Black Beauty's senior unsecured notes include $31.4 million of senior notes and three series of notes with an aggregate principal amount of $60.0 million as of December 31, 2000. The senior notes bear interest at 9.2%, payable quarterly, and are pre-payable in whole or in part at any time, subject to certain make-whole provisions. The three series of notes include Series A, B and C notes, totaling $45.0 million, $5.0 million, and $10.0 million, respectively. The Series A notes bear interest at an annual rate of 7.5% and are due in fiscal year 2008. The Series B notes bear interest at an annual rate of 7.4% and are due in fiscal year 2004. The Series C notes bear interest at an annual rate of 7.4% and are due in fiscal year 2003. The senior unsecured notes contain customary restrictive covenants, including limitations on additional debt, investments and dividends.

   Subsidiaries of Black Beauty maintain borrowing facilities with banks and other lenders with customary restrictive covenants. The aggregate amount of outstanding indebtedness under those facilities totaled $42.1 million as of December 31, 2000.

   As of December 31, 2000, the revolving and working capital borrowing facilities referred to above totaled $300.0 million, and borrowings thereunder totaled $65.8 million. We were in compliance with the restrictive debt covenants of all of our debt agreements as of December 31, 2000.

   On January 29, 2001, we received $455.0 million in cash from the sale of our Australian operations, subject to post-closing adjustments. In February 2001, we repaid the remaining $110.0 million of the tranche A term loan and $138.0 million of the tranche B term loan outstanding under our senior credit facility. After giving effect to those repayments, we had no tranche A term loans outstanding and $332.0 million of tranche B term loans outstanding.

   In connection with this offering, we anticipate repaying the remaining tranche B term loans outstanding under the senior credit facility. We expect to either amend the senior credit facility or to replace it in its entirety. The facility is expected to consist of a multi-year revolving credit facility to provide committed borrowing and letters of credit capacity. That agreement is likely to include customary restrictive covenants, including limitations on our ability to incur additional debt, make investments and pay dividends. We do not have a commitment for this facility, and we cannot assure you that a credit facility will be available on acceptable terms or at all.

Certain Liabilities

   We have significant long-term liabilities relating to mine reclamation, work-related injuries and illnesses, pensions and retiree health care. Accruals for these liabilities reflect U.S. coal industry and generally accepted accounting principles. Our operations and the operations of our predecessor subject us to liability for the investigation and remediation of releases of hazardous substances into the environment and for damages to natural resources under Superfund and similar state laws. The majority of our existing liabilities relate to our past operations, which had more mines and employees than we currently have. Our aggregate cash payments for these liabilities for fiscal year 2000 and the nine months ended December 31, 2000 were $167.7 million and $119.3 million, respectively.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement of Financial Accounting Standards No. 133 (as amended by Statement of Financial Accounting Standards Nos. 137 and 138) requires the recognition of all derivatives as assets or liabilities within the balance sheet and requires both the derivatives and the underlying exposure to be recorded at fair value. Any gain or loss resulting from changes in fair value will be recorded as part of the results of operations, or as a component of comprehensive income or loss, depending upon the intended use of the derivative. The effective date of Statement of Financial Accounting Standards No. 133 is for all fiscal quarters of fiscal years beginning after June 15, 2000 (effective

April 1, 2001 for us). We do not anticipate that the adoption of Statement of Financial Accounting Standards No. 133 will have a material effect on our financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

 Trading Activities

   We market and trade coal and emission allowances. These activities give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. We actively measure, monitor and attempt to control market risks to ensure compliance with management policies. For example, we have policies in place that limit the amount of total exposure we may assume at any point in time.

   We account for coal and emission allowance trading using the fair value method, which requires us to reflect financial instruments with third parties, such as forwards, futures, options and swaps, at market value in our consolidated financial statements.

 Non-trading Activities

   We manage our commodity price risk for non-trading purposes through the use of long-term coal supply agreements, rather than through the use of derivative instruments. We sold approximately 87% and 79% of our sales volume under long-term coal supply agreements during fiscal year 2000 and the nine months ended December 31, 2000, respectively. Over the next few years, we anticipate that an increasing portion of our coal sales will be made at then-current market prices rather than under long-term coal supply agreements. As a result, our revenues will be increasingly exposed to fluctuations in the price of coal.

   Some of the products used in our mining activities, such as diesel fuel, are subject to price volatility. We use forward contracts to manage the volatility related to this exposure.

   We have exposure to changes in interest rates due to our existing level of indebtedness. As of December 31, 2000, we had $1,183.3 million of fixed-rate borrowings and approximately $683.2 million of variable-rate borrowings outstanding. To minimize our exposure to changes in interest rates, we have entered into an interest rate swap with a notional amount of $300 million. After taking into account the interest rate swap transaction, a one percentage point increase in interest rates would result in an annualized increase to interest expense of approximately $3.8 million on our variable-rate borrowings. With respect to our fixed-rate borrowings, a one-percentage point increase in interest rates would result in a $63.7 million decrease in the fair value of these borrowings.

                             COAL INDUSTRY OVERVIEW

   We obtained the information provided in this "Coal Industry Overview" regarding future coal consumption and future coal market prices from the Energy Information Administration, the independent statistical and analytical agency within the U.S. Department of Energy, as well as Energy Ventures Analysis, Inc. and Resource Data International, Inc., private market research firms. The Energy Information Administration bases its forecasts on assumptions about, among other things, trends in various economic sectors (residential, transportation, industrial, etc.), economic growth rates, technological improvements and demand for other energy sources. The Energy Information Administration's Annual Energy Outlook 2001, International Energy Outlook 2000 and World Energy Outlook 2000 more fully describe these assumptions. Neither Resource Data International nor Energy Ventures Analysis, Inc. describes the assumptions upon which they base their projections.

Introduction

   Coal is one of the world's most abundant, efficient and affordable natural resources, used primarily to provide fuel for the generation of electricity. According to the International Energy Agency, in 1997, coal provided 26% of the world's primary energy supply and was responsible for approximately 44% of the world's power generation. Coal's share of electricity generation in the United States was an estimated 51% in 2000.

   The United States is the second largest coal producer in the world, exceeded only by China. Other leading coal producers include Australia, India and South Africa. The United States has the largest coal reserves in the world, with an estimated 250 years of supply based on current usage rates. U.S. coal reserves are more plentiful than oil or natural gas, with coal representing more than 85% of the nation's fossil fuel reserves.

   United States coal production has more than doubled during the past 30 years. In 2000, total U.S. coal production was estimated to be 1.1 billion tons. Approximately 62% of U.S. coal is produced by surface mining methods, while the remaining 38% is produced by underground mining methods.

   The U.S. coal industry operates under a highly developed regulatory regime that governs all mining and mine safety activities, including land reclamation, which requires mined lands to be restored to a condition equal to or better than that existing before mining. Coal mining in the United States has become a relatively safe occupation, relying on sophisticated technology and a skilled work force to become one of the safest, most productive coal industries in the world.

   In recent years, the coal industry has experienced significant gains in mining productivity, changes in air quality laws, growth in coal consumption and industry consolidation. According to the Energy Information Administration, the number of operating mines declined 50% over the past ten years, while overall coal production increased approximately 6% over that period. During the same period, average coal mine productivity nearly doubled due to changes in work practices, new technologies and an increase in production in the Powder River Basin coal region, where thick, easily accessible coal seams result in high productivity. The overall productivity gains contributed to stability in coal prices during the 1990s. Recent rises in the price of natural gas and other energy commodities, however, have resulted in the price of coal increasing in most regions where we operate. A notable industry trend has been the shift to low sulfur coal production, particularly in the Powder River Basin, driven by the significant regulatory restrictions on sulfur dioxide emissions from coal-based electric generating plants.

Coal Markets

   Approximately 1.1 billion tons of coal were consumed in the United States in 2000 and Resource Data International expects domestic consumption to grow at 0.4% annually from 2000 through 2020. Demand from domestic electricity generators, currently accounting for more than 90% of domestic consumption, is projected to increase to more than one billion tons by 2015. Overall, coal use at coke plants and steel mills is projected to decrease.

                        Projected U.S. Coal Consumption

                                                         2000P 2005P 2010P 2015P
                                                         ----- ----- ----- -----
                                                           (Tons in millions)
Sector
------
Electricity generators..................................   928   984   996 1,011
Industrial..............................................    73    73    72    72
Coke plants/steel mills.................................    28    24    20    19
                                                         ----- ----- ----- -----
  Total domestic........................................ 1,029 1,081 1,088 1,102
Export..................................................    59    62    63    61
                                                         ----- ----- ----- -----
  Total................................................. 1,088 1,143 1,151 1,163
                                                         ===== ===== ===== =====

--------
Source: Resource Data International, Outlook for Coal & Competing Fuels, Winter 1999-2000.

   As the table below indicates, coal generated an estimated 51% of the electricity in the United States in 2000.

                      Electricity Fuel Sources Comparison

                                                                 1990  1995  2000P
                                                                 ----  ----  -----
Coal............................................................  53%   51%    51%
Nuclear.........................................................  19    20     20
Hydro...........................................................  10     9      8
Natural Gas.....................................................  13    15     16
Other...........................................................   5     5      5
                                                                 ---   ---    ---
  Total......................................................... 100%  100%   100%
                                                                 ===   ===    ===

--------
Source: Energy Information Administration Monthly Energy Review, December 2000.
   (Based on net generation)

   The U.S. coal industry's principal customers are electricity generators. According to Resource Data International, these electricity generators are expected to require more coal in order to meet the growing demand for electricity. Coal-based generation is used in most cases to meet baseload requirements, so coal use generally grows at the pace of electricity growth. In the aggregate, coal-based plants currently utilize approximately 70% of their capacity, although the optimal sustainable capacity utilization is 85% for a typical plant, and most can run at higher rates for short periods. An increase from 70% capacity utilization to 85% capacity utilization would translate into approximately 200 million tons of additional annual coal consumption. By 2010, coal-based plants would have to run at approximately 82% of capacity to meet expected demand for electricity, assuming that all the same plants were running at today's efficiency levels and that market share remains constant. Gas-fired electricity generation, which is used primarily for intermediate and peak-load demand, is anticipated to gain market share at the expense of nuclear generation or where peak-load capacity is needed.

 Regional Coal Markets

   Over the past several years, largely as a result of sulfur dioxide emissions limitations mandated by the Clean Air Act, demand has shifted toward lower sulfur coal. In 1995, Phase I of the Clean Air Act required high sulfur coal plants to reduce their emissions of sulfur dioxide. As a result of a large-scale switch to very low sulfur Powder River Basin coal, many Phase I-affected plants overcomplied with the sulfur dioxide requirements, creating a surplus of emission allowances that could be traded within a market for sulfur dioxide emissions credits. In 2000, Phase II of the Clean Air Act tightened restrictions on sulfur dioxide emissions from
2.5 pounds to 1.2 pounds of sulfur dioxide per million Btu or lower. Surplus emission credits from Phase I will allow some generators to delay retrofitting old plants with scrubbers. Eventually, owners of these plants will have to retrofit or switch to Phase II compliance coal, including southern Powder River Basin or other low sulfur coal, as the following exhibit projects.

                     U.S. Coal Demand by Production Region

                                               Historical      Projected
                                               ----------- -----------------
                                               1996  2000  2005  2010  2015
                                               ----- ----- ----- ----- -----
                                                      (Tons in millions)
Southern Powder River Basin...................   253   322   367   387   409
Northern Powder River Basin...................    37    41    43    44    44
Other Western United States...................   101   120   109   106   113
Northern Appalachia...........................   155   144   146   145   139
Central/Southern Appalachia...................   310   280   300   304   308
Illinois Basin................................   116    93    86    82    76
Lignite.......................................    90    86    89    80    71
Other.........................................    11     2     3     3     4
                                               ----- ----- ----- ----- -----
  Total....................................... 1,073 1,088 1,143 1,151 1,164
                                               ===== ===== ===== ===== =====

--------
Source: Resource Data International, Outlook for Coal & Competing Fuels, Winter 1996-1997 and 1999-2000.

Coal Characteristics

   There are four types of coal: lignite, subbituminous, bituminous and anthracite. Each has characteristics that makes it more or less suitable for different end uses. In general, coal of all geological composition is characterized by end use as either "steam coal" or "metallurgical coal," sometimes known as "met coal." Steam coal is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal is refined into coking coal, which is used in the production of steel. Heat value and sulfur content, the most important coal characteristics, determine the best end use of particular types of coal.

 Heat Value

   The heat value of coal is commonly measured in Btu. A Btu is the amount of heat needed to raise one pound of water one degree Fahrenheit. Coal found in the eastern and midwestern regions of the United States tends to have a heat content ranging from 10,000 to 15,000 Btu per pound. Most coal found in the western United States ranges from 8,000 to 10,000 Btu per pound.

   Lignite is a brownish-black coal with a heat content that generally ranges from 4,500 to 8,500 Btu per pound. Major lignite operations are located in Louisiana, Montana, North Dakota and Texas. Lignite is used almost exclusively in power plants located adjacent to or near these mines because any transportation costs, coupled with mining costs, would render its use uneconomical. We do not have any lignite reserves.

   Subbituminous coal is a black coal with a heat content that ranges from 8,000 to 12,000 Btu per pound. Most subbituminous reserves are located in Alaska, Colorado, Montana, New Mexico, Washington and Wyoming. Subbituminous coal is used almost exclusively by electricity generators and some industrial consumers. We have extensive subbituminous reserves in the Powder River Basin of Wyoming.

   Bituminous coal is a "soft" black coal with a heat content that ranges from 9,500 to 15,000 Btu per pound. This coal is located primarily in Appalachia, Arizona, the Midwest, Colorado and Utah, and is the type most commonly used for electricity generation in the United States. Bituminous coal is also used for industrial steam purposes and is used in steel production. All of our reserves in Arizona, Colorado, Illinois, Indiana, Kentucky and West Virginia are categorized as bituminous coal.

   Anthracite is a "hard" coal with a heat content that can be as high as 15,000 Btu per pound. A limited amount of anthracite deposits is located primarily in the Appalachian region of Pennsylvania. Anthracite is used primarily for industrial and home heating purposes. We do not have any anthracite reserves.

 Sulfur Content

   Sulfur content can vary from seam to seam and sometimes within each seam. Coal combustion produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Low sulfur coal has a variety of definitions, but we use it in this prospectus to refer to coal with a sulfur content of 1% or less by weight. Compliance coal refers to coal with a sulfur content of less than 1.2 pounds per million Btu. The strict emissions standards of the Clean Air Act have increased demand for low sulfur coal. We expect continued high demand for low sulfur coal as electricity generators meet the second phase requirements of the Clean Air Act Amendments. U.S. sulfur dioxide emissions from electricity generation have decreased 25% from 1989 levels, while U.S. coal consumption has increased 17% during the same period.

   Subbituminous coal typically has a lower sulfur content than bituminous coal, but some bituminous coal in Colorado, eastern Kentucky, southern West Virginia and Utah also has a low sulfur content.

   Plants equipped with sulfur-reduction technology, known as "scrubbers," which reduce sulfur dioxide emissions by 50% to 95%, can use higher sulfur coal. Plants without scrubbers can use medium and high sulfur coal by purchasing emission allowances on the open market or blending that coal with low sulfur coal. Each allowance permits the user to emit a ton of sulfur dioxide. Some older coal-based plants have been retrofitted with scrubbers. Any new coal-based generation built in the United States will likely use clean coal technologies to remove the majority of sulfur dioxide, nitrous oxide and particulate matter emissions.

 Other

   Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because electric generating plants must handle and dispose of ash following combustion.

   Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport.

   When some types of coal are super-heated in the absence of oxygen, they form a hard, dry, caking form of coal called coke. Steel production uses coke as a fuel and reducing agent to smelt iron ore in a blast furnace.

Coal Mining Techniques

   Coal mining operations commonly use four distinct techniques to extract coal from the ground. The most appropriate technique is determined by coal seam characteristics such as location and recoverable reserve base. Drill hole data are used initially to define the size, depth and quality of the coal reserve area before committing to a specific extraction technique. All coal mining techniques rely heavily on technology; consequently, technological improvements have resulted in increased productivity. The four most common mining techniques are continuous mining, longwall mining, truck-and-shovel mining and dragline mining.

   It is generally easier to mine coal seams that are thick and located close to the surface than thin underground seams. Typically, coal mining operations will begin at the part of the coal seam that is easiest and most economical to mine. In the coal industry, this characteristic is referred to as "low ratio." As the seam is mined, it becomes more difficult and expensive to mine because the seam either becomes thinner or protrudes more deeply into the earth, requiring removal of more material over the seam, known as the "overburden." For example, many seams of coal in the midwest are five to 10 feet thick and located hundreds of feet below the surface. In contrast, seams in the Powder River Basin of Wyoming may be 80 feet thick and located only 50 feet below the surface.

 Continuous Mining

   Continuous mining is an underground mining method in which main airways and transportation entries are evacuated and remote-controlled continuous miners extract coal from "rooms," leaving "pillars" to support the roof. Shuttle cars transport coal from the face to a conveyor belt for transport to the surface. This method is often used to mine smaller coal blocks or thin seams and seam recovery is typically approximately 50%. Productivity for continuous mining averages 25 to 50 tons per miner shift.

 Longwall Mining

   Longwall mining is an underground mining method that uses hydraulic jacks or shields, varying from five feet to 12 feet in height, to support the roof of the mine while a mobile-cutting sheerer advances through the coal. Chain belts then move the coal to a standard deep mine conveyer system for delivery to the surface. Continuous mining is used to develop access to long rectangular panels of coal, which are then mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is highly productive, but it is effective only for large blocks of medium to thick coal seams. High capital costs associated with longwall mining demand a large, contiguous reserve base. Seam recovery using longwall mining is typically 70% and productivity averages 48 to 80 tons per miner shift.

 Truck-and-Shovel Mining

   Truck-and-shovel mining is an open-cast method that uses large electric-powered shovels to remove overburden, which is used to backfill pits after coal removal. Shovels load coal in haul trucks for transportation to the preparation plant or rail loadout. Seam recovery using the truck-and-shovel method is typically 90%. Productivity depends on equipment, geological composition and the ratio of overburden to coal. Productivity varies between 250 to 400 tons per miner shift in the Powder River Basin to 30 to 80 tons per miner shift in eastern U.S. regions.

 Dragline Mining

   Dragline mining is an open-cast method that uses large capacity electric-powered draglines to remove overburden to expose the coal seams. Shovels load coal in haul trucks for transportation to the preparation plant and then to the rail loadout. Truck capacity can range from 80 to 400 tons per load. Seam recovery using the dragline method is typically 90% or more and productivity levels are similar to those for truck-and-shovel mining.

   Once the raw coal is mined, it is often crushed, sized and washed in preparation plants where the product consistency and heat content are improved. This process involves crushing the coal to the required size, removing impurities and, where necessary, blending it with other coal to match customer specifications.

Technology

   Coal mining technology is continually evolving, improving, among other things, underground mining systems and larger earth-moving equipment for surface mines. For example, longwall mining technology has increased the average recovery of coal from large blocks of underground coal from 50% to 70%. At larger surface mines, haul trucks have capacities of 240 to 400 tons, which is nearly double the maximum capacity of the largest haul trucks used a decade ago. This increase in capacity, along with larger shovels and draglines, has increased overall mine productivity. According to Energy Information Administration data, overall coal mine productivity, measured in tons produced per miner shift, increased 101% from 1986 to 1997.

Coal Regions

   Coal is mined from coalfields throughout the United States, with the major production centers located in the Powder River Basin, central Appalachia, northern Appalachia, the Illinois Basin and in other western coalfields. We operate mines in all of these major coal-producing regions.

 Powder River Basin

   The Powder River Basin contains some of the most attractive coal reserves in the world. It covers more than 12,000 square miles in northeastern Wyoming and 7,000 square miles in southeastern Montana. Demonstrated coal reserves total approximately 188 billion tons. There are various qualities of subbituminous coal, with current production of subbituminous coal ranging from 8,300 Btu per pound to 9,200 Btu per pound and from 0.5% sulfur to 0.3% sulfur. The mines located just north and south of Gillette, Wyoming are categorized as southern Powder River Basin mines. The coal in the southern Powder River Basin is ranked as subbituminous with an extremely low sulfur content.

   Production in the southern Powder River Basin has increased from approximately seven million tons in 1970 to approximately 322 million tons in 2000, and coal production in the Powder River Basin now accounts for approximately 30% of U.S. coal consumption by volume. The southern Powder River Basin has grown into the largest coal supply region in the United States. From 1990 to 2000, the region's compounded annual production growth rate was 7.0% compared to an overall compounded annual production growth rate of 0.5% for the total U.S. coal industry. The southern Powder River Basin markets more than 95% of its coal to U.S. electricity generators, principally in this region between the Rocky Mountains and the Appalachian Mountains. We have three active mining operations in the Powder River Basin: one in Montana and two in northeastern Wyoming.

 Central/Southern Appalachia

   Central/Southern Appalachia contains coalfields in eastern Kentucky, southwestern Virginia and central and southern West Virginia. Production in Central/Southern Appalachia has decreased slightly from approximately 310 million tons in 1996 to approximately 280 million tons in 2000. Production declined in all major sections of Central/Southern Appalachia except for southern West Virginia, which has grown due to the expansion of more economically attractive surface mines. The region has experienced significant consolidation in the past several years due to modest demand growth and strong competition from western coal. Central/Southern Appalachian operators market approximately 67% of their coal to electricity generators, principally in the southeastern United States. Central/Southern Appalachia also sells extensively to the export market and industrial customers. The coal of Central/Southern Appalachia has an average heat content of 12,500 Btu per pound and is generally low sulfur. We operate five coal operations in southern West Virginia producing low sulfur steam and metallurgical coal.

 Northern Appalachia

   High and medium sulfur coal is found in the Northern Appalachian coalfields of western Pennsylvania, southeastern Ohio and northern West Virginia. Demand for coal from this region has in recent years been, and is expected to remain, relatively stable. Production in the region was approximately 144 million tons in 2000. Much of the production in this region is concentrated in a few highly productive longwall mining operations in southeastern Pennsylvania and northern West Virginia. Despite its sulfur content of 1.5% to 2.0%, which is considered medium sulfur coal, coal from the Pittsburgh seam produced from these mines is considered attractive to electricity generators because of its high heat content of approximately 13,000 Btu per pound. We operate one mine in this region.

 Illinois Basin

   The Illinois Basin consists of approximately 48,000 square miles throughout Illinois, southern Indiana and western Kentucky. The coal sector in this region has experienced significant consolidation in the past several years. The Illinois Basin is a declining production center due to the region's relatively high sulfur coal and competition from lower sulfur western coal. Production in the Illinois Basin peaked at 141 million tons in 1990. Since 1990, production has decreased by over 34% due to displacement by lower sulfur, lower-cost coal. Illinois Basin coal is sold primarily to local customers. Demonstrated reserves total an estimated 135 billion tons of bituminous coal. Approximately 20 coal seams have been identified in this region. Current production quality ranges from 9,000 to 12,700 Btu per pound and 0.8% to 4.5% sulfur, with production averaging 11,400 Btu per pound and 2.5% sulfur. We have extensive reserves and five active mining operations in the Illinois Basin coal region, all located in western Kentucky. In addition, we own an 81.7% interest in Black Beauty, Indiana's largest coal producer. Black Beauty has 16 active mines in this region.

 Western Bituminous Coal Regions

   The western bituminous coal regions include the Hanna Basin in Wyoming, the Uinta Basin of northwestern Colorado and Utah, the Four Corners Region in New Mexico and Arizona and the Raton Basin in southern Colorado. These regions produce high-quality, low sulfur steam coal for selected markets in these regions, for export through West Coast ports and for shipment to some midwestern customers. Production in these regions has increased from 101 million tons in 1996 to 120 million tons in 2000. We have extensive reserves and four operating mines in these regions.

 Lignite Production Regions

   Lignite is mined in North Dakota, Texas and Louisiana. We do not have any lignite reserves.

Coal Prices

   Coal prices vary dramatically by region and are determined by a number of factors. The two principal components of the delivered price of coal are the price of coal at the mine, which is influenced by mine operating costs and coal quality, and the cost of transporting coal from the mine to the point of use. Electricity generators purchase coal on the basis of its delivered cost per million Btu.

 Price at the Mine

   The price of coal at the mine is influenced by geological characteristics such as seam thickness, overburden ratios and depth of underground reserves. Powder River Basin coal is relatively inexpensive to mine, at $3 to $5 per ton, based on our estimates, because the seams are thick and are typically located close to the surface, enabling mining companies to use open-pit mining methods. The large capital costs associated with truck-and-shovel and dragline mining (a dragline can cost up to $50 million and a truck-and-shovel spread can cost up to $20 million) are amortized over millions of tons of coal produced. Powder River Basin mines are highly productive and require less labor than underground mines, thus reducing the labor component of mining costs. By contrast, eastern U.S. coal is more expensive to mine (at $15 to $30 per ton, based on our estimates) than western coal, because of thinner coal seams and thicker overburden. Underground mining, prevalent in the eastern United States, has higher labor costs than surface mining, including costs for labor benefits and health care, and high capital costs, including modern mining equipment and construction of extensive ventilation systems.

   In addition to the cost of mine operations, the price of coal at the mine is also a function of quality characteristics such as heat value and sulfur, ash and moisture content. Metallurgical coal has higher carbon and lower ash content and is usually priced $4 to $10 per ton higher than steam coal produced in the same regions. Higher prices are paid for special coking coal with low volatility characteristics.

 Transportation Costs

   Coal used for domestic consumption is generally sold free on board at the mine and the purchaser normally bears the transportation costs. Export coal, however, is usually sold at the loading port, and coal producers are responsible for shipment to the export coal-loading facility and the buyer pays the ocean freight.

   Most electricity generators arrange long-term shipping contracts with rail or barge companies to assure stable delivered costs. Transportation can be a large component of the buyer's cost. Although the customer pays the freight, transportation cost is still important to coal mining companies because the customer may choose a supplier largely based on the cost of transportation. According to the National Mining Association, in 1997, more than 70% of all U.S. coal was shipped by rail or barge. Trucks and overland conveyors haul coal over shorter distances, while lake carriers and ocean vessels move coal to export markets. Some domestic coal is shipped over the Great Lakes. Railroads move more coal than any other product, and in 1999, coal accounted for 22% of total U.S. rail freight revenue and more than 44% of total freight tonnage. Most coal mines are served by a single rail company, but much of the Powder River Basin is served by two competing rail carriers, the Burlington Northern & Santa Fe and the Union Pacific. Rail competition in this major coal-producing region is important because rail costs constitute up to 75% of the delivered cost of Powder River Basin coal in remote markets.

   As indicated in the chart below, steam coal prices in the major regions in which we compete ranged from $3.60 to $23.25 per ton in 2000, depending upon the quality and source region of the coal. According to Energy Ventures Analysis, Powder River Basin and central Appalachian coal prices increased from June 2000 to February 2001 by approximately 25% and 45%, respectively. Moreover, prices are expected to remain above their historical levels due to several factors, including the high cost of competing fuels such as natural gas, higher electricity demand and the availability of excess coal-based electricity generation capacity. The following table summarizes historical and projected steam coal prices at the mine by supply region.

                   Historical and Projected Steam Coal Prices
                (Nominal dollars per ton, free on board at mine)

                                  Pounds
                                  Sulfur
                          Btu     Dioxide           Historical                      Projected
                          Per   Per Million --------------------------- ----------------------------------
      Region/Basin       Pound      Btu      1997   1998   1999   2000   2001   2002   2003   2004   2005
      ------------       ------ ----------- ------ ------ ------ ------ ------ ------ ------ ------ ------
Southern Powder River
 Basin..................  8,800     0.5     $ 4.26 $ 4.63 $ 4.59 $ 4.55 $ 6.85 $ 6.70 $ 5.70 $ 5.80 $ 5.95
Southern Powder River
 Basin..................  8,500     0.8       3.39   3.51   3.64   3.60   5.75   5.55   4.60   4.70   4.75
Central Appalachia...... 12,500     1.5      23.55  24.07  23.20  23.25  29.75  27.50  27.25  27.75  28.25
Northern Appalachia..... 13,300     3.5      24.32  23.52  21.17  22.50  25.00  23.75  24.00  24.25  24.50
Illinois Basin.......... 11,200     5.0      21.00  21.11  20.79  21.25  24.50  23.25  23.00  23.25  23.75
Indiana................. 11,000     5.0      16.32  16.24  16.42  17.00  19.75  18.50  18.00  18.50  18.75

--------
Source: Energy Ventures Analysis, Inc., February 2001.

Coal's Competitive Position

 Cost Comparison of Fuel Types

   Coal generated an estimated 51% of U.S. electricity in 2000. Coal attained this dominant market share because of its relative low cost and its availability throughout the United States. The cost of fuel is the largest variable cost involved in electricity generation. The Energy Information Administration estimated the relative cost of coal versus other electric generating fuels as follows:

                               U.S. Energy Prices
                              Cost per million Btu

   Electric Generation by Fuel Type                1990  1995  2000E 2001P 2002P
   --------------------------------                ----- ----- ----- ----- -----
   Coal........................................... $1.46 $1.32 $1.20 $1.20 $1.19
   Oil............................................  3.32  2.59  4.22  4.03  3.87
   Natural Gas....................................  2.32  1.98  4.22  5.22  5.02

--------
Source: Energy Information Administration, Annual Energy Outlook 2000 and 1999
   Annual Energy Review.

   During 2000, the price of natural gas more than quadrupled, which increase is not fully reflected in the above table.

   In addition to fuel, electricity generators incur other variable and fixed costs in electricity production. On average, the total cost per megawatt-hour (including depreciation) of coal-based electricity generation is less expensive than for electricity generated from natural gas or nuclear power. According to Resource Data International, 19 of the 25 major electric generation plants with the lowest operating costs in the United States in 1999 were coal-based. Hydroelectric power is inexpensive but is limited geographically and there are few suitable sites for new hydroelectric dams. Moreover, because coal-based electric generating plants, on average, are operating below maximum capacity, these plants can increase their electricity generation without substantial incremental capital costs, thus improving coal's overall cost competitiveness. The following table illustrates the relative total cost of coal-based generation relative to other electric generating sources.


                      Average Total Generating Costs(/1/)

                                                             1990   1995   1999
                                                            ------ ------ ------
Coal....................................................... $20.06 $18.73 $17.62
Nuclear....................................................  22.36  20.02  17.95
Hydro......................................................   3.04   3.68   3.94
Natural Gas................................................  28.84  25.84  30.57

--------
Source: Resource Data International Power Dat, FERC Form 1 Data.
(1) Average annual generating costs per megawatt-hour produced for all U.S. electric generating plants; costs include fuel, depreciation of plant and overhead and maintenance.

Deregulation of the Electricity Generation Industry

   In October 1992, Congress enacted the Energy Policy Act of 1992. To stimulate competition in the electricity market, that legislation gave wholesale suppliers access to the transmission lines of U.S. electricity generators. In April 1996, the Federal Energy Regulatory Commission issued the first of a series of orders establishing rules providing for open access to electricity transmission systems. The federal government is currently exploring a number of options concerning utility deregulation. Individual states are also proceeding with their own deregulation initiatives.

   The pace of deregulation differs significantly from state to state. To date, 23 states and Washington, D.C. have enacted programs leading to the deregulation of the electricity market; 19 other states are considering similar programs. Due to the uncertainty around the timing and implementation of deregulation, it is difficult to predict the impact on individual electricity generators. This uncertainty has increased due to the recent energy crisis in California, where market inefficiencies and supply and demand imbalances have created electricity supply shortages. The crisis has slowed deregulation activity in other states and at the federal level.

   If ultimately implemented, full-scale deregulation of the power industry is expected to enable both industrial and residential customers to shop for the lowest-cost supply of power and the best service available. This fundamental change in the power industry is expected to compel electricity generators to be more aggressive in developing and defending market share, to be more focused on their pricing and cost structures and to be more flexible in reacting to changes in the market.

   A possible consequence of deregulation is downward pressure on fuel prices. However, because of coal's cost advantage and because some coal-based generating facilities are underutilized in the current regulated electricity market, we believe that additional coal demand could arise if the electricity market were rationalized and the most efficient coal-based power plants were operated at greater capacity.

                                    BUSINESS

   We are the largest private-sector coal company in the world. Our sales of
179.2 million tons of coal in the year ended March 31, 2000 accounted for more than 16% of all U.S. coal sales and were nearly 50% greater than the sales of our closest competitor. During this period, we sold coal to more than 280 electric generating and industrial plants, fueling the generation of more than 9% of all electricity in the United States and 2.5% of all electricity in the world. At April 1, 2000, we had 9.5 billion tons of proven and probable coal reserves, approximately double the reserves of any other U.S. coal company. For the year ended March 31, 2000, we generated pro forma total revenues of $2.5 billion and pro forma EBITDA of $361.2 million.

   We own majority interests in 34 coal operations located throughout all major U.S. coal producing regions, with 66% of our coal sales in fiscal year 2000 shipped from the western United States and the remaining 34% from the eastern United States. Most of our production in the western United States is clean and efficient low sulfur coal from the Powder River Basin. Our overall western U.S. production grew from 37.0 million tons in fiscal year 1990 to 115.3 million tons in fiscal year 2000, representing a compounded annual growth rate of 12%. In the west, we own and operate mines in Arizona, Colorado, Montana, New Mexico and Wyoming. In the east, we own and operate mines in Illinois, Indiana, Kentucky and West Virginia. We produced 73% of our sales volume in fiscal year 2000 from non-union mines.

   For the year ended March 31, 2000, 93% of our sales were to U.S. electricity generators, 4% to customers outside the United States and 3% to the U.S. industrial sector. Approximately 87% of our coal sales in fiscal year 2000 were under long-term contracts. As of December 31, 2000, nearly one billion tons of our future coal production were committed under long-term contracts. As a result of recent improvements in coal prices, however, we are increasing the portion of our production available for sale at market prices. We are also expanding into related energy businesses that include coal trading, coalbed methane production, transportation-related services, third-party coal contract restructuring, and participation in the development of coal-based generating plants.

Transformation of Peabody

   We have grown significantly in the last 10 years and have transformed ourselves from a largely high sulfur, high-cost coal producer to a provider of predominantly low sulfur, low-cost coal. To meet customer demand for cleaner coal, we have increased our sales of low sulfur coal from 56% of our total volume in fiscal year 1990 to over 77% in fiscal year 2000. We are also well positioned to continue selling coal with a higher sulfur content to customers that have invested in emissions control technology, buy emissions allowances or blend higher sulfur coal with low sulfur coal. Our average cost per ton sold decreased 42% from fiscal year 1990 to fiscal year 2000. The following chart demonstrates our transformation:

                                                      Fiscal Year
                                                     --------------       %
                                                      1990    2000   Improvement
                                                     ------  ------  -----------
Sales volume (million tons).........................   93.3   179.2       92%
U.S. market share(/1/)..............................    9.1%   16.4%      80
Low sulfur sales volume (billion tons)..............   52.6   138.6      163
Total coal reserves (billion tons)(/2/).............    7.0     9.5       36
Low sulfur reserves (billion tons)(/2/).............    2.5     4.8       91
Safety (incidents per 200,000 hours)................   16.1     4.3       73
Productivity (tons per miner shift).................   32.9   106.1      222
Average cost per ton sold(/3/)...................... $19.33  $11.28       42
Employees (approximate)............................. 10,700   6,000       44

--------
(1) Market share is calculated by dividing our U.S. sales volume by estimated total demand for coal in the United States, as reported by the Energy Information Administration.
(2) As of January 1, 1990 and as of April 1, 2000.
(3) Represents operating costs and expenses.

Market Opportunities

   The U.S. coal industry continues to fuel more electricity generation than all other energy sources combined. In 2000, coal-based plants generated an estimated 51% of the nation's electricity, followed by nuclear (20%), gas-fired (16%) and hydroelectric (8%) units. We believe that electricity deregulation and the resulting competition for cost-efficient energy will strengthen demand for coal. We also believe that U.S. and world coal consumption will continue to grow as coal-based generating plants utilize their excess capacity and new coal-based plants are constructed. Coal is an attractive fuel for electricity generation because it is:

  . Abundant: Coal makes up more than 85% of fossil fuel reserves in the United States. The nation has an estimated 250-year supply of coal, based on current usage rates.

  . Low-Cost: At an average delivered price of $1.20 per million British thermal units, or Btu, coal's cost advantage over natural gas continued to widen in 2000, during which the average delivered price of natural gas was $4.22 per million Btu, and at times exceeded $10.00 per million Btu. In 1999, 19 of the 25 lowest-cost major generating plants in the United States were coal-based.

  . Increasingly Clean: Aggregate pollution from U.S. coal-based plants has declined significantly since 1970, even as the amount of coal used for electricity generation has tripled.

Business Strengths

   We believe our strengths will enable us to enhance our industry-leading position and increase shareholder value.

   We are the world's largest private-sector producer and marketer of coal, and the largest reserve holder of any U.S. coal company. In 2000, our U.S. market share was over 16% and our sales volume was nearly 50% greater than that of our closest competitor. Our reserve base of 9.5 billion tons of proven and probable coal reserves is the largest of any U.S. coal producer, and we believe that we have significant expansion opportunities in areas adjacent to our existing reserves. Based on current production rates, we believe our reserves could last for more than 50 years.

   We are the largest producer and marketer of low sulfur coal in the world, with the number one position in the Powder River Basin, the fastest growing U.S. coal producing region. As of April 1, 2000, 4.8 billion tons of our proven and probable coal reserves were low in sulfur, which is substantially greater than the low sulfur reserves of any of our competitors. During fiscal year 2000, we were the largest seller of low sulfur coal in the United States, selling 138.6 million tons of low sulfur coal, which was 77% of our total sales volume for that period. More than half of our total sales volume comes from the southern Powder River Basin, where we have a 30% market share. The southern Powder River Basin has very low sulfur coal and has experienced a 27% increase in production volume, from 253 million tons in 1996 to 322 million tons in 2000, compared to stable total U.S. production volumes during that period. The increased demand for low sulfur coal is driven primarily by the Clean Air Act Amendments of 1990, which place limits on sulfur dioxide and other emissions from coal-based power plants. To date, the majority of affected electricity generators have chosen to convert to low sulfur coal rather than install scrubbers to reduce sulfur dioxide emissions from high sulfur coal.

   We balance our mix of long-term coal supply agreements and uncommitted coal production to optimize our profits. We have a large portfolio of coal supply agreements that provides us with reliable revenues. As of December 31, 2000, nearly one billion tons of our future coal production were committed under these contracts. However, we also intend to increase the amount of our uncommitted production over the next several years, predominantly in the Powder River Basin and in Appalachia, which will enable us to benefit from anticipated favorable market prices for coal. As of December 31, 2000, our projected uncommitted production volume was approximately six million tons for calendar year 2001 and 68 million tons for calendar year 2002.

   We are one of the most productive and lowest-cost providers of coal in the United States. Through a shift to lower-cost operations, economies of scale, investments in advanced production technologies and centralized purchasing, information technology systems, marketing programs and land management functions, we are able to achieve operating and corporate efficiencies. From fiscal year 1990 to fiscal year 2000, we increased our sales volume from 93.3 million tons to 179.2 million tons, while reducing the number of employees in our operations from approximately 10,700 to approximately 6,000. During this period, we also increased our average productivity, in terms of coal production per miner shift, by 222%.

   We serve a broad range of customers with mining operations located throughout all major U.S. coal producing regions. We own majority interests in 34 active coal operations in the United States, selling coal to more than 280 electric generating and industrial plants in the United States. We supply coal to customers in 11 countries. In fiscal year 2000, approximately 66% of our sales volume came from the western United States and 34% came from the eastern United States. Because of the geographical mix of our reserves and production, we can source coal from multiple regions, giving us greater flexibility to meet the needs of our customers and reduce their transportation costs. Our geographical diversity also enables us to capitalize on opportunities to remarket and trade coal.

   We are a leader in reclamation management and have received numerous state and national awards for our commitment to environmental excellence. We have a long-standing commitment to protecting the environment. We consistently restore mined lands to a condition as good as, or better than, their condition prior to mining. As a result of our efforts, we have received more than 30 state and national reclamation awards over the past five years. In 2000, we received an unprecedented six of 12 Department of Interior reclamation excellence awards given to U.S. mining companies.

   Our management team has a proven record of success and is incentivized to maximize shareholder value. Our management team has a proven record of increasing productivity and reducing costs, making strategic acquisitions, meeting financial commitments and developing and maintaining strong customer relationships. Our senior executives, who have an average of 19 years of experience in the coal industry and 14 years of experience with our company, have transformed Peabody into a predominantly low sulfur, low-cost coal company. Our senior management and employees are meaningfully invested in our performance through their % fully-diluted ownership of our company, which gives them an ongoing stake in the creation of shareholder value.

Business Strategy

   To maximize shareholder value and enhance our position as a premier low-cost energy provider, we seek to implement three core strategies:

  Expand to serve growth markets. We have a proven record as a transaction-oriented company and an industry consolidator. During the 1990s, we completed 15 acquisitions, significantly expanding our presence in the fast-growing Powder River Basin and acquiring low-cost, lower sulfur operations and reserves throughout other regions of the United States.
     We intend to:

    . Pursue strategic, synergistic acquisitions in our core operating regions where we can leverage our skills, existing assets, coal supply contracts and customer relationships;

    . Develop our existing reserve base to serve attractive markets, while actively maintaining a blend of long-term sales contracts and uncommitted production to provide earnings stability and position us to benefit from improving market conditions; and

    . Expand our activities in high-growth business lines, including coal trading, coalbed methane production and the development of new coal-based generation capacity.

  Manage safe, low-cost, environmentally-conscious operations. In the past decade, we have lowered our average cost per ton, increased labor productivity, improved our safety performance and earned recognition as a leader in environmental management.

     We intend to:

    . Focus our capital investments in regions where we can be a low-cost producer;

    . Continuously reduce our costs using larger, more efficient mining equipment, optimizing process flows and leveraging our economies of scale through centralized administrative functions;

    . Implement innovative employee practices, including improved labor flexibility and performance-based incentives;

    .  Improve upon our strong safety record; and

    . Remain committed to environmental excellence through superior reclamation practices.

  Create innovative solutions to meet customers' changing needs. Our geographically diverse asset portfolio and superior market knowledge enable us to provide customized products, services and solutions to our network of more than 280 electric generating and industrial plants in 11 countries and 36 states.

     We intend to:

    . Leverage our geographically diverse asset portfolio to flexibly meet customers' changing needs by offering multiple coal products from various points of origin;

    . Capitalize on our extensive customer relationships, superior market knowledge and ability to access coal produced by both us and third parties to maximize revenue opportunities across multiple markets; and

    . Provide customized services, including third-party coal contract restructuring and transportation logistical support.

   Confirming the depth of our strengths and the successful implementation of our strategies, we were recently recognized as the world's best coal company at the 2000 Financial Times Global Energy Awards by an international panel of judges using the criteria of safety, environmental commitment, productivity, market/technology innovation and shareholder value.

                               ----------------

   We were incorporated in Delaware in 1998, at which time we acquired our operating companies, whose predecessors date from 1883.

Mining Operations

   The following provides a description of the operating characteristics of the principal mines and reserves of each of our operating units and affiliates in the United States.

                           [GRAPHIC OF APPEARS HERE]

   Within the United States, we conduct operations in four regions: Powder River Basin; Southwest; Appalachia; and Midwest.

Powder River Basin Operations

   We control approximately 3.5 billion tons of coal reserves in the southern Powder River Basin, the largest and fastest growing major U.S. coal-producing region. We own and manage two active low sulfur, non-union surface mining complexes in Wyoming that sold approximately 96.1 million and 73.8 million tons of coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively, or approximately 50% of our total coal sales. The North Antelope/Rochelle and Caballo mines are serviced by both major western railroads, the Burlington Northern & Santa Fe and the Union Pacific.

   Our Wyoming Powder River Basin reserves are classified as surface mineable, subbituminous coal with seam thickness varying from 70 to 105 feet. The sulfur content of the coal in current production ranges from 0.2% to 0.4% and the heat value ranges from 8,500 to 8,900 Btu per pound.

   We also operate the Big Sky Mine in Montana in the northern Powder River Basin. Coal is shipped from this mine to customers in the upper Midwest by the Burlington Northern & Santa Fe railroad.

 North Antelope/Rochelle

   The North Antelope/Rochelle Mine is located 65 miles south of Gillette, Wyoming. This mine is the largest mine and the most productive in the United States, selling 69.3 million and 54.5 million tons during fiscal year 2000 and the nine months ended December 31, 2000, respectively. The North Antelope/Rochelle Mine produces premium quality coal with a sulfur content averaging 0.2% and a heat value ranging from 8,500 to 8,900 Btu per pound. The North Antelope/Rochelle Mine produces the lowest sulfur coal in the United States, using a dragline along with six truck-and-shovel fleets. We are adding a second dragline in 2002.

 Caballo

   The Caballo Mine is located 20 miles south of Gillette, Wyoming. During fiscal year 2000 and the nine months ended December 31, 2000, it sold approximately 26.8 million and 19.3 million tons, respectively, of low sulfur coal. Caballo is a truck-and-shovel operation with a coal handling system that includes two 12,000-ton silos and two 11,000-ton silos.

 Big Sky

   The Big Sky Mine is located in the northern end of the Powder River Basin near Colstrip, Montana, and uses dragline mining equipment. The mine sold 2.5 million and 1.2 million tons of low sulfur coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. Coal is shipped by rail to several major electric generating customers in the upper midwestern United States. This mine is near the exhaustion of its economically recoverable reserves, and we may close it in the next several years, depending upon market and mining conditions. Hourly workers at the Big Sky Mine are members of the United Mine Workers of America.

Southwest Operations

   We own and manage four mines in the western bituminous coal region, two in Arizona, one in each of Colorado and New Mexico. Each supplies low sulfur coal under long-term coal supply agreements to electricity generating stations in the region. Together, these mines sold 19.2 million and 14.8 million tons of coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively.

 Black Mesa

   The Black Mesa Mine, which is located on the Navajo Nation and Hopi Tribe reservations in Arizona, uses two draglines and sold 4.6 million and 3.4 million tons of coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. The Black Mesa Mine coal is crushed, mixed with water and then transported 273 miles through the underground Black Mesa Pipeline (which is owned by a third party) to the Mohave Generating Station near Laughlin, Nevada, operated and partially owned by Southern California Edison. The mine and the pipeline were designed to deliver coal exclusively to the plant, which has no other source of coal. The Mohave Generating Station coal supply agreement extends until 2005, with the customer's option to extend the term up to an additional 15 years, subject to agreement on mutually acceptable terms. Hourly workers at this mine are members of the United Mine Workers of America.

 Kayenta

   The Kayenta Mine is adjacent to the Black Mesa Mine and uses three draglines in three mining areas. It sold approximately 8.5 million and 6.3 million tons of coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. The Kayenta Mine coal is crushed, then carried 17 miles by conveyor belt to storage silos where it is loaded on to a private rail line and transported 83 miles to the Navajo Generating Station, operated by the Salt River Project near Page, Arizona. The mine and the railroad were designed to deliver coal exclusively to the power plant, which has no other source of coal. The Navajo coal supply agreement extends until 2011. Hourly workers at this mine are members of the United Mine Workers of America.

 Seneca

   The Seneca Mine near Hayden, Colorado shipped 1.4 million and 1.1 million tons of low sulfur coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively, operating with two draglines in two separate mining areas. The mine's coal is hauled by truck to the nearby Hayden Generating Station, operated by the Public Service of Colorado, under a coal supply agreement that extends until 2011. Hourly workers at this mine are members of the United Mine Workers of America.

 Lee Ranch Coal Company

   The Lee Ranch Mine, located near Grants, New Mexico, sold approximately 4.7 million and 4.0 million tons of low sulfur coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. Lee Ranch shipped the majority of its coal to two customers in Arizona and New Mexico under coal supply agreements extending until 2010 and 2014, respectively. Lee Ranch is a non-union surface mine that uses a combination of dragline and truck-and-shovel mining techniques. Lee Ranch is currently expanding its annual production capacity by approximately 2.0 million tons that we plan to sell under long-term agreements to two new customers.

Appalachia Operations

   We own and manage five operating units and related facilities in West Virginia. During fiscal year 2000 and the nine months ended December 31, 2000, these operations sold approximately 16.8 million and 13.4 million tons, respectively, of medium to low sulfur steam and metallurgical coal to customers in the United States and abroad. Hourly workers at these operations are members of the United Mine Workers of America.

 Big Mountain/White's Branch Operating Unit

   The Big Mountain/White's Branch Operating Unit is based near Prenter, West Virginia. In August 2000, we closed the Robin Hood No. 9 Mine after depleting its mineable reserves and the White's Branch Mine began production. During fiscal year 2000 and the nine months ended December 31, 2000, the Big Mountain No. 16, Robin Hood No. 9 and White's Branch mines sold approximately 2.3 million and 1.6 million tons, respectively, of steam coal. Both are underground mines using continuous mining equipment. Processed coal is loaded on the CSX railroad.

 Harris Operating Unit

   The Harris Operating Unit consists of the Harris No. 1 Mine near Bald Knob, West Virginia, which sold approximately 3.1 million and 3.0 million tons of low sulfur coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. This mine uses both longwall and continuous mining equipment.

 Rocklick Operating Unit and Contract Mines

   The Rocklick preparation plant, located near Wharton, West Virginia, processes coal produced by the Harris Mine and contract mining companies from coal reserves that we control. This preparation plant shipped approximately 6.2 million and 5.5 million tons of steam and metallurgical coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively, including 3.0 million and 3.1 million tons, respectively, related to the Harris Operating Unit. Processed coal is loaded at the plant site on the CSX railroad or transferred via conveyor to our Kopperston loadout facility and loaded on the Norfolk Southern railroad.

 Wells Operating Unit

   The Wells Operating Unit, in Boone County, West Virginia, sold approximately
3.8 million and 2.7 million tons of metallurgical and steam coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. The unit consists of the Lightfoot No. 2 Mine, contract mines and the Wells Preparation Plant, located near Wharton, West Virginia. The mine uses continuous mining equipment to produce coal from reserves we own. Processed coal is loaded on the CSX railroad.

 Federal No. 2 Mine

   The Federal No. 2 Mine, near Fairview, West Virginia, uses longwall mining equipment and shipped approximately 4.5 million and 3.5 million tons of steam coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. Coal shipped from the Federal No. 2 Mine has a sulfur content only slightly above that of low sulfur coal and has an above average heating content. As a result, it is more marketable than some other medium sulfur coals. The CSX and Norfolk Southern railroads jointly serve the mine.

 Kanawha Eagle Coal Joint Venture

   We have a minority interest in Kanawha Eagle Coal, LLC, which owns a deep mine, a preparation plant and barge-and-rail loading facilities near Marmet, West Virginia. The union-free mine uses continuous mining equipment and shipped
0.7 million tons during the nine months ended December 31, 2000.

Midwest Operations

   We own and operate five mines in the midwestern United States, which collectively sold 16.5 million and 6.8 million tons of coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. Our midwest operations include five underground and three surface mines, along with five preparation plants and four barge loading facilities, located in western Kentucky, southern Illinois and southwestern Indiana. We ship coal from these mines primarily to electricity generators in the midwestern United States, and we sell some coal to industrial customers that generate their own power. Some of our hourly workers in this region are members of the United Mine Workers of America; however, some of our mines in this region operate union-free.

   We control 16 additional mines in the midwestern United States through our 81.7% joint venture interest in Black Beauty, as discussed below.

 Black Beauty Coal Company

   We own 81.7% of Black Beauty, which operates ten mines in Indiana and also has interests in one mine in east-central Illinois, four mines in southern Illinois and one mine in western Kentucky. Together these operations sold 19.8 million and 16.4 million tons of low, medium and high sulfur steam coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. We purchased a one-third interest in Black Beauty in 1994, and increased our interest to 43.3% in 1998 and 81.7% in 1999. Black Beauty Resources, Inc., owned by certain members of Black Beauty's management team, owns the remaining interest.

   Black Beauty's principal mines include Air Quality No. 1, a low sulfur underground coal mine located near Monroe City, Indiana. During fiscal year 2000 and the nine months ended December 31, 2000, Air Quality No.1 shipped 1.8 million and 1.2 million tons, respectively, of low sulfur coal. Among other mines in Indiana, Black Beauty also operates Farmersburg, a surface mine that sold 3.5 million and 3.0 million tons of medium sulfur coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively, the Francisco Mine, a 2.4 million ton per year surface mine, and Somerville, a 2.0 million ton per year surface mine. All of Black Beauty's mines operate union-free.

   Black Beauty owns a 75%-equity interest in Sugar Camp Coal, LLC, a 3.4 million-ton per year complex comprised of two surface mines, Wildcat Hills and Cottage Grove, and one underground mine, Eagle Valley, located in southern Illinois. Sugar Camp also owns Arclar Coal Company, which operates one underground mine, Big Ridge, in southern Illinois that currently sells 1.8 million tons per year. Arclar Coal's miners belong to a union.

   Black Beauty controls approximately 469 million tons of coal reserves, including 89 million tons of reserves that are in compliance, or near compliance, with the Clean Air Act's Phase II restrictions.

 Camp Operating Unit

   The Camp Operating Unit, located near Morganfield, Kentucky, currently operates one underground mine and a large preparation and barge loading facility. The Camp No. 1 Mine exhausted its economically recoverable reserves and ceased operations in October 2000. Together, these operations sold 6.6 million and 4.4 million tons of coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. The Camp No. 11 Mine uses both longwall and continuous mining equipment. We sell most of the production under contract to the Tennessee Valley Authority.

 Midwest Operating Unit

   The Midwest Operating Unit near Graham, Kentucky sold 1.1 million and 0.8 million tons of coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. The unit currently includes the Gibraltar surface mining operation, which uses truck-and-shovel equipment, and the Gibraltar Highwall Mine, which uses continuous mining equipment. The unit used to include the Martwick mine; however in November 2000, the Martwick Mine exhausted its economically recoverable reserves and ceased operations, and the Gibraltar Highwall mine began operations to replace the production. We sell coal from these mines under contract to the Tennessee Valley Authority.

 Patriot Coal Company

   Patriot Coal Company operates Patriot, a surface mine, and Freedom, an underground mine, in Henderson County, Kentucky, and sold approximately 1.9 million and 1.4 million tons of coal during fiscal year 2000 and the nine months ended December 31, 2000, respectively. The underground mine uses continuous mining equipment, and the surface mine uses truck-and-shovel equipment. Patriot Coal Company also operates a preparation plant and a dock. These mines operate union-free.

Properties

 Coal Reserves

   Excluding reserves related to Australia, we had an estimated 9.5 billion tons of proven and probable coal reserves as of April 1, 2000, of which approximately 50% were low sulfur coal. We own approximately 45% of these reserves and lease the remaining 55%.

   Below is a table summarizing the locations and reserves of our major operating units.

                                                              Proven and
                                                          Probable Reserves
                                                                as of
                                                          April 1, 2000(/1/)
                                                          ------------------ ---
                                                          Owned Leased Total
 Operating Regions               Locations                Tons   Tons  Tons
 -----------------               ---------                ----- ------ ----- ---
                                                          (Tons in millions)
 Powder River Basin Wyoming and Montana................     244 3,234  3,478
 Southwest          Arizona, Colorado and New Mexico...     728   583  1,311
 Appalachia         West Virginia......................     315   510    825
 Midwest            Illinois, Indiana and Kentucky.....   3,028   877  3,905
                                                          ----- -----  -----
    Total...............................................  4,315 5,204  9,519
                                                          ===== =====  =====

--------
(1) Reserves have been adjusted to take into account losses involved in producing a saleable product. The amounts include our share of reserves in joint ventures.

   We prepare our reserve estimates based on geological data assembled and analyzed by our staff, which includes various geologists and engineers. We periodically update our reserve estimates to reflect production of coal from the reserves and new drilling or other data received. Accordingly, reserve estimates will change from time to time to reflect mining activities, analysis of new engineering and geological data, changes in reserve holdings, modification of mining methods and other factors. We maintain reserve information, including the quantity and quality (where available) of reserves as well as production rates, surface ownership, lease payments and other information relating to our coal reserve and land holdings, through a computerized land management system that we developed.

   Our reserve estimates are predicated on information obtained from our extensive drilling program, which totals nearly 500,000 individual drill holes. We compile data from individual drill holes in a computerized drill-hole system from which the depth, thickness and, where core drilling is used, the quality of the coal are determined. The density of the drill pattern determines whether the reserves will be classified as proven or probable. The drill hole data are then input into our computerized land management system, which overlays the geological data with data on ownership or control of the mineral and surface interests to determine the extent of our reserves in a given area. In addition, we periodically engage independent mining and geological consultants to review estimates of our coal reserves.

   We have numerous federal coal leases that are administered by the Department of the Interior under the Federal Coal Leasing Amendments Act of 1976. These leases cover our principal reserves in Wyoming and other reserves in Montana and Colorado. Each of these leases continues indefinitely, provided there is diligent development of the lease and continued operation of the related mine or mines. The Bureau of Land Management has asserted the right to adjust the terms and conditions of these leases, including rent and royalties, after the first 20 years of their term and at 10-year intervals thereafter. Annual rents under our federal coal leases are now set at $3.08 per acre. Production royalties on federal leases are set by statute at 12.5% of the gross proceeds of coal mined and sold for surface-mined coal and 8% for underground-mined coal. The federal government limits by statute the amount of federal land that may be leased by any company and its affiliates at any time to 75,000 acres in any one state and 150,000 acres nationwide. As of December 31, 2000, we leased or applied to lease 23,386 acres of federal land in Colorado, 11,252 acres in Montana, 30,167 acres in Wyoming for a total of 64,805 nationwide.

   Similar provisions govern three coal leases with the Navajo and Hopi Indian tribes. These leases cover coal contained in 65,000 acres of land in northern Arizona lying within the boundaries of the Navajo National and Hopi Indian reservations. We also lease coal-mining properties from various state governments.

   Private coal leases normally have terms of between ten and 20 years and usually give us the right to renew the lease for a stated period or to maintain the lease in force until the exhaustion of mineable and merchantable coal contained on the relevant site. These private leases provide for royalties to be paid to the lessor either as a fixed amount per ton or as a percentage of the sales price. Many leases also require payment of a lease bonus or minimum royalty, payable either at the time of execution of the lease or in periodic installments.

   The terms of our private leases are normally extended by active production on or near the end of the lease term. Leases containing undeveloped reserves may expire or these leases may be renewed periodically. With a portfolio of approximately 9.5 billion tons, we believe that we have sufficient reserves to replace capacity from depleting mines for the foreseeable future and that our reserve base is one of our strengths. We believe that the current level of production at our major mines is sustainable.

   Consistent with industry practice, we conduct only limited investigation of title to our coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased properties are not completely verified until we prepare to mine those reserves.


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 Resource Development

   We hold approximately 9.5 billion tons of proven and probable coal reserves worldwide. Our Resource Development group constantly reviews this reserve base for opportunities to generate revenues through the sale of non-strategic coal reserves and surface land. In addition, we generate revenue through royalties from coal reserves leased to third parties and farm income from surface land under third party contracts. The Resource Development group is also actively pursuing opportunities in the area of coalbed methane extraction in the United States through a new subsidiary, Peabody Natural Gas, LLC. In January 2001, we purchased the coalbed methane assets of JN Exploration & Production Limited Partnership for approximately $10 million.

Long-Term Coal Supply Agreements

   We currently have coal supply agreements to sell nearly one billion tons of coal, with remaining terms ranging from one to 15 years. For fiscal year 2000 and the nine months ended December 31, 2000, we sold 87% and 79%, respectively, of our sales volume under coal supply agreements. During the nine months ended December 31, 2000, we sold coal to more than 280 electric generators and industrial plants in 11 countries.

   We expect to continue selling a significant portion of our coal under long-term supply agreements. However, over the next few years we anticipate increasing the amount of coal we sell at market prices. Reducing our long-term coal supply commitments will enable us to take advantage of increases in market prices. Prices for coal have recently risen, particularly in the Powder River Basin and in Appalachia, primarily due to increased prices for competing fuels and increased demand for electricity. Our reduction of long-term coal supply agreements, however, will increase our exposure to unexpected downturns in market prices. Our strategy is to balance our sales at market prices by renewing, or entering into new, long-term supply contracts under circumstances in which we do not expect similar increases in market demand. Long-term contracts may be particularly attractive in regions where market prices are expected to remain stable, with respect to high sulfur coal that would otherwise not be in great demand or for sales under cost-plus arrangements serving captive power plants.

   Typically, customers enter into coal supply agreements to secure reliable sources of coal at predictable prices, while we seek stable sources of revenue to support the investments required to open, expand and maintain or improve productivity at the mines needed to supply these contracts. The terms of coal supply agreements result from bidding and extensive negotiations with customers. Consequently, the terms of these contracts typically vary significantly in many respects, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, flexibility and adjustment mechanics, permitted sources of supply, treatment of environmental constraints, extension options and force majeure, termination and assignment provisions.

   Each contract sets a base price. Base prices are often adjusted at quarterly or annual intervals for changes due to inflation and/or changes in actual costs such as taxes, fees and royalties. The inflation adjustments are measured by public indices, the most common of which is the implicit price deflator for the gross domestic product as published by the Department of Commerce. In addition, most of the contracts contain price adjustments for changes in the laws regulating the mining, production, sale or use of coal. In the majority of these contracts, the purchaser has the right to terminate the contract if the price increases beyond certain limits, although we can usually decrease the price in order to maintain the contract.

   Price adjustment provisions are present in most of our long-term coal contracts greater than three years in duration. These provisions allow either party to commence a renegotiation of the contract price at various intervals. If the parties do not agree on a new price, the purchaser or seller often has an option to terminate the contract. Some agreements provide that if the parties fail to agree on a price adjustment caused by cost increases due to changes in applicable law and regulations, the purchaser may terminate the agreement, subject to the payment of liquidated damages. Under some contracts, we have the right to match lower prices offered to our customers by other suppliers.

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   Quality and volumes for the coal are stipulated in coal supply agreements, and in some instances buyers have the option to vary annual or monthly volumes if necessary. Variations to the quality and volumes of coal may lead to adjustments in the contract price. Coal supply agreements typically stipulate procedures for quality control, sampling and weighing. Most coal supply agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content (Btu), sulfur, ash, grindability and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts.

   Contract provisions in some cases set out mechanisms for temporary reductions or delays in coal volumes in the event of a force majeure, including events such as strikes, adverse mining conditions or serious transportation problems that affect the seller or unanticipated plant outages that may affect the buyer. More recent contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. Buyers often insert similar clauses covering changes in environmental laws. We often negotiate the right to supply coal that complies with a new environmental requirement to avoid contract termination. Coal supply agreements typically contain termination clauses if either party fails to comply with the terms and conditions of the contract, although most termination provisions provide the opportunity to cure defaults.

   In some of our contracts, we have a right of substitution, allowing us to provide coal from different mines as long as the replacement coal meets quality specifications and will be sold at the same delivered cost. Contracts usually contain specified sampling locations: in the eastern United States, approximately 50% of customers require that the coal is sampled and weighed at the destination, whereas in the western United States, samples are usually taken at the shipping source.

Sales and Marketing

   Our sales and marketing operations include Peabody COALSALES and Peabody COALTRADE. Through these entities, we sell coal produced by our diverse portfolio of operations, broker coal sales of other coal producers, both as principal and agent, trade coal and emissions allowances, and provide transportation-related services. We also restructure third-party coal supply agreements by acquiring a customer's right to receive coal from another coal company under a coal supply agreement, reselling that coal, and supplying that customer with coal from our own operations. As of December 31, 2000, we had 64 employees in our sales and marketing operations, including personnel dedicated to performing market research, contract administration and risk management activities.

Transportation

   Coal consumed domestically is usually sold at the mine, and transportation costs are normally borne by the purchaser. Export coal is usually sold at the loading port, with purchasers paying ocean freight. Producers usually pay shipping costs from the mine to the port.

   The majority of our sales volume is shipped by rail, but a portion of our production is shipped by other modes of transportation. For example, coal from our Camp operating unit in Kentucky is shipped by barge to the Tennessee Valley Authority's Cumberland plant in Tennessee. Coal from our Black Mesa Mine in Arizona is transported by a 273-mile coal-water pipeline to the Mohave Generating Station in southern Nevada. Coal from the Seneca Mine in Colorado is transported by truck to a nearby electric generating plant. Other mines transport coal by rail and barge or by rail and lake carrier on the Great Lakes. All coal from our Powder River Basin mines is shipped by rail, and two competing railroads, the Burlington Northern & Santa Fe and the Union Pacific, serve our two southern Powder River Basin mines. Approximately 8,000 unit trains are loaded each year to accommodate the coal shipped by these mines. A unit train generally consists of 100 to 140 cars, each of which can hold 100 to 120 tons of coal.


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   Our transportation department manages the loading of trains and barges. We believe we enjoy good relationships with the rail carriers and barge companies due, in part, to our modern coal-loading facilities and the experience of our transportation coordinators.

Suppliers

   The main types of goods we purchase are mining equipment and replacement parts, explosives, fuel, tires and lubricants. We also purchase coal from third parties to satisfy some of our customer contracts. The supplier base providing these goods has been relatively consistent in recent years and we have many long established relationships with our key suppliers.

   Our top 10 suppliers provide approximately 23% of the goods and services we use, while 45% of the goods are purchased from our top 100 suppliers. We do not believe that we are dependent on any of our individual suppliers.

Technical Innovation

   We place great emphasis on research and development of new technologies in the coal industry. Our engineering staff and purchasing departments work with manufacturers to design and produce equipment that we believe will add value to the business. For example, we worked with a manufacturer to design larger trucks to haul overburden and coal at various mines throughout our company. In Wyoming, we were the first coal company to use the current, state-of-the-art 400-ton haul trucks. We have also developed innovative changes to underground mining equipment. We helped develop remote-controlled continuous mining equipment. Previously, continuous mining equipment was driven manually and, due to the difficulty of obtaining a clear view of the coal seam, were not always accurate. Remote-controlled continuous mining equipment is now standard throughout the industry. We are the largest user of advanced coal quality analyzers among coal producers, according to the manufacturer of this sophisticated equipment. These analyzers allow continuous analysis of certain coal quality parameters such as sulfur content. Their use helps ensure consistent product quality and helps customers meet stringent air emission requirements. We also use global positioning satellite technology extensively in our larger surface mining operations to ensure proper mine layout. As a result of these efforts, many of our mines have become among the most productive in the industry. We also support the Power Systems Development Facility, a highly efficient electric generating plant using advanced emissions reduction technology funded primarily through the Department of Energy and operated by an affiliate of Southern Company.

Coalbed Methane

   Peabody Natural Gas, LLC is evaluating the potential for coalbed methane development within our coal reserves. In addition, we purchased coalbed methane assets near our Caballo Mine in Wyoming in December 2000 for approximately $10 million. We currently intend to expand this business line through acquisitions and development of our own reserves.

Competition

   The markets in which we sell our coal are highly competitive. The top 10 coal producers in the United States produce approximately 66% of total domestic coal, although there are approximately 730 coal producers in the United States. Our principal competitors are other large coal producers, including Arch Coal, Inc., Kennecott Energy Co., a subsidiary of Rio Tinto, RAG AG, CONSOL Energy Inc., AEI Resources, Inc. and A.T. Massey Coal Company, which collectively accounted for approximately 42% of total U.S. coal production in 1999.

   A number of factors beyond our control affect the markets in which we sell our coal. Continued demand for our coal and the prices obtained by us depend primarily on the coal consumption patterns of the electricity

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industries in the United States, the availability, location, cost of transportation and price of competing coal and other electricity generation and fuel supply sources such as natural gas, oil, nuclear and hydroelectric. Coal consumption patterns are affected primarily by the demand for electricity, environmental and other governmental regulations and technological developments. We compete on the basis of coal quality, delivered price, customer service and support and reliability.

Certain Liabilities

   We have significant long-term liabilities for reclamation, work-related injuries and illnesses, pensions and retiree health care. In addition, labor contracts with the United Mine Workers of America and voluntary arrangements with non-union employees include long-term benefits, notably health care coverage for retired and future retirees and their dependents. We provide reserves for a substantial portion of these obligations. The majority of our existing liabilities relate to our past operations, which had more mines and employees than we currently have.

   Reclamation. Reclamation liabilities primarily represent the future costs to restore surface lands to productivity levels equal to or greater than pre-mining conditions, as required by the Surface Mining Control and Reclamation Act. We also record other related liabilities, such as water treatment and environmental costs. Our long-term reclamation costs, mine-closing and other related liabilities totaled approximately $455.8 million as of December 31, 2000, $3.8 million of which was a current liability. Expense for fiscal year 2000 and the nine months ended December 31, 2000 was $18.6 million and $1.0 million, respectively.

   Workers' Compensation. These liabilities represent the actuarial estimates for compensable, work-related injuries (traumatic claims) and occupational disease, primarily black lung disease (pneumoconiosis). The Federal Black Lung Benefits Act requires employers to pay black lung awards to former employees who filed claims after June 1973. These liabilities totaled approximately $246.9 million as of December 31, 2000, $34.0 million of which was a current liability. Expense for fiscal year 2000 and the nine months ended December 31, 2000 was $42.6 million and $31.7 million, respectively.

   Pension-Related Provisions. Pension-related costs represent the actuarially-estimated cost of pension benefits. Annual contributions to the pension plans are determined by consulting actuaries based on the Employee Retirement Income Security Act minimum funding standards and an agreement with the Pension Benefit Guaranty Corporation. Pension-related liabilities totaled approximately $11.6 million as of December 31, 2000, $8.1 million of which was a current liability.

   Retiree Health Care. Consistent with Statement of Financial Accounting Standards No. 106, we record a liability representing the estimated cost of providing retiree health care benefits to current retirees and active employees who will retire in the future. Provisions for active employees represent the amount recognized to date, based on their service to date; additional amounts are provided periodically so that the total liability is accrued when the employee retires.

   A second category of retiree health care obligations represents the liability for future contributions to the United Mine Workers of America Combined Fund created by federal law in 1992. This multiemployer fund provides health care benefits to a closed group of former employees who retired prior to 1977; no new retirees will be added to this group. The liability is subject to increases or decreases in per capita health care costs, offset by the mortality curve in this aging population of beneficiaries.

   Our retiree health care liabilities totaled approximately $1,033.8 million as of December 31, 2000, $62.0 million of which was a current liability. Expense for fiscal year 2000 and the nine months ended December 31, 2000 was $72.4 million and $53.0 million, respectively. Obligations to the United Mine Workers of America Combined Fund totaled $59.5 million as of December 31, 2000, $3.8 million of which is a current liability. Expense or (income) for fiscal year 2000 and the nine months ended December 31, 2000 was $2.6 million and $(7.4) million, respectively.


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

Employees

   As of December 31, 2000, we and our subsidiaries had approximately 6,000 employees. Approximately 37% of our employees are affiliated with organized labor unions, which accounted for approximately 23% of the tons we sold in the United States during the nine months ended December 31, 2000. Relations with organized labor are important to our success and we believe our relations with employees are satisfactory. Hourly workers at our mines in Arizona, Colorado and Montana are represented by the United Mine Workers of America under the Western Surface Agreement, which was ratified in 2000 and is effective through September 1, 2005. Our union labor east of the Mississippi River is also represented by the United Mine Workers of America and is subject to the National Bituminous Coal Wage Agreement, which is effective through December 31, 2002.

Legal Proceedings

   From time to time, we are involved in legal proceedings arising in the ordinary course of business. We believe we have recorded adequate reserves for these liabilities and that there is no individual case pending that is likely to have a material adverse effect on our financial condition or results of operations. We discuss our significant legal proceedings below.

 Navajo Nation

   On June 18, 1999, the Navajo Nation served our subsidiaries, Peabody Holding Company, Inc., Peabody Coal Company and Peabody Western Coal Company, with a complaint that had been filed in the U. S. District Court for the District of Columbia. Other defendants in the litigation are two customers, one current employee and one former employee. The Navajo Nation has alleged 16 claims, including Civil Racketeer Influenced and Corrupt Organizations Act, or RICO, violations and fraud and tortious interference with contractual relationships. The complaint alleges that the defendants jointly participated in unlawful activity to obtain favorable coal lease amendments. Plaintiff also alleges that defendants interfered with the fiduciary relationship between the United States and the Navajo Nation. The plaintiff is seeking various remedies including actual damages of at least $600 million, which could be trebled under the RICO counts, punitive damages of at least $1 billion, a determination that Peabody Western Coal Company's two coal leases for the Kayenta and Black Mesa mines have terminated due to our breach of these leases and a reformation of the two coal leases to adjust the royalty rate to 20%. All defendants have filed motions to dismiss the complaint. Oral argument on these motions has been scheduled for March 15, 2001.

   In March 2000, the Hopi Tribe filed a motion to intervene in this lawsuit. The Hopi Tribe has alleged seven claims, including fraud. The Hopi Tribe is seeking various remedies, including unspecified actual and punitive damages, reformation of its coal lease and a termination of the coal lease. The court has not yet ruled on the Hopi Tribe's motion.

   While the outcome of litigation is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, we believe this matter will be resolved without a material adverse effect on our financial condition or results of operations.

 Salt River Project Agricultural Improvement and Power District--Price Review

   In May 1997, Salt River, acting for all owners of the Navajo Generating Station, exercised their contractual option to review certain cumulative cost changes during a five-year period from 1992 to 1996. Peabody Western sells approximately 7 to 8 million tons of coal per year to the owners of the Navajo Generation Station under a long-term contract. In July 1999, Salt River notified Peabody Western that it believed the owners were entitled to a price decrease of $1.92 per ton as a result of the review. Salt River also claimed entitlement to a retroactive price adjustment to January 1997 and that an overbilling of $50.5 million had occurred during the same five-year period. In October 1999, Peabody Western notified Salt River that it believed it was entitled to a $2.00 per ton price increase as a result of the review. The parties were unable to settle the dispute and Peabody Western

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filed a demand for arbitration in September 2000. The arbitration panel has been selected and the hearing is scheduled to start on October 29, 2001.

   While the outcome of arbitration is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, we believe that the matter will be resolved without a material adverse effect on our financial condition or results of operations.

 Salt River Project Agricultural Improvement and Power District--Mine Closing and Retiree Health Care

   The Salt River Agricultural Improvement and Power District, or Salt River, and the other owners of the Navajo Generating Station filed a lawsuit on September 27, 1996 in the Superior Court of Maricopa County in Arizona seeking a declaratory judgment that certain costs relating to final reclamation, environmental monitoring work and mine decommissioning and costs primarily relating to retiree health care benefits are not recoverable by our subsidiary, Peabody Western Coal Company, under the terms of a coal supply agreement dated February 18, 1977. The contract expires in 2011.

   Peabody Western filed a motion to compel arbitration of these claims, which was granted in part by the trial court. Specifically, the trial court ruled that the mine decommissioning costs were subject to arbitration but that the retiree health care costs were not subject to arbitration. Peabody Western appealed and the Arizona Court of Appeals affirmed the trial court's order. Peabody Western filed a petition for review with the Arizona Supreme Court. That petition was denied on September 24, 1998. As a result, Peabody Western, Salt River and the other owners of the Navajo Generating Station will arbitrate the mine decommissioning costs issue and will litigate the retiree health care costs issue.

   While the outcome of litigation and arbitration is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, and based on outcomes in similar proceedings, we believe that the matter will be resolved without a material adverse effect on our financial condition or results of operations.

 Southern California Edison Company

   In response to a demand for arbitration by one of our subsidiaries, Peabody Western, Southern California Edison and the other owners of the Mohave Generating Station filed a lawsuit on June 20, 1996 in the Superior Court of Maricopa County, Arizona. The lawsuit sought a declaratory judgment that mine decommissioning costs and retiree health care costs are not recoverable by Peabody Western under the terms of a coal supply agreement dated May 26, 1976. The contract expires in 2005.

   Peabody Western filed a motion to compel arbitration which was granted by the trial court. Southern California Edison appealed this order to the Arizona Court of Appeals, which denied its appeal. Southern California Edison then appealed the order to the Arizona Supreme Court which remanded the case to the Arizona Court of Appeals and ordered the appellate court to determine whether the trial court was correct in determining that Peabody Western's claims are arbitrable. The Arizona Court of Appeals ruled that neither mine decommissioning costs nor retiree health care costs are to be arbitrated and that both issues should be resolved in litigation. The matter has been remanded back to the Superior Court of Maricopa County, Arizona, where a trial has been set for April 2001. Peabody Western answered the complaint and asserted counterclaims. The court then permitted Southern California Edison to amend its complaint to add a claim of overcharges of at least $19.2 million by Peabody Western. The court also ruled that the claim for the overcharges and for damages resulting from the April 2001 trial would be tried separately, following the resolution of the April 2001 trial.

   While the outcome of litigation is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, and based on outcomes in similar proceedings, we believe that the matter will be resolved without a material adverse effect on our financial condition or results of operations. We had a

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receivable on our balance sheet at December 31, 2000 for the mine closing costs associated with the Salt River and Southern California Edison matters of $81.5 million.

 Social Security Administration

   In 1999, Eastern Associated Coal Corp. and Peabody Coal Company filed a lawsuit in the U.S. District Court for the Western District of Kentucky against the Social Security Administration asserting that the Social Security Administration had improperly assigned, under the Coal Act, certain beneficiaries to us. Subsequently, Peabody Coal and Eastern Associated moved for summary judgment on this claim. Summary judgment was granted and in 2000, the Social Security Administration filed an appeal of the district court's decision with the U.S. Court of Appeals for the Sixth Circuit. The matter is now being briefed. The Sixth Circuit Court ruled against the Social Security Administration on the same issue in the case of Dixie Fuel v. Apfel which it decided in 1999. Accordingly, we believe that the matter will be resolved without a material adverse effect on our financial condition or results of operations.

 Environmental

   Federal and State Superfund Statutes. Superfund and similar state laws create liability for investigation and remediation in response to releases of hazardous substances in the environment and for damages to natural resources. Under that legislation and many state Superfund statutes, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault.


   Our subsidiary, Gold Fields Mining Corporation, its predecessors and its former parent company are or may become parties to environmental proceedings that have commenced or may commence in the United States in relation to certain sites previously owned or operated by those entities or companies associated with them. We have agreed to indemnify Gold Fields' former parent company for any environmental claims resulting from any activities, operations or conditions that occurred prior to the sale of Gold Fields to us. Gold Fields is currently involved in environmental investigation or remediation at nine sites and is a defendant in litigation with private parties involving an additional site.

   These ten sites were formerly owned or operated by Gold Fields. The Environmental Protection Agency has placed four of these sites on the National Priorities List, promulgated pursuant to CERCLA, and one of the sites is on a similar state priority list. There are a number of additional sites in the United States that were previously owned or operated by such companies that could give rise to environmental proceedings in which Gold Fields could incur liabilities.

   Where the sites were identified, independent environmental consultants were employed in 1997 in order to assess the estimated total amount of the liability per site and the proportion of those liabilities that Gold Fields is likely to bear. The available information on which to base this review was very limited since all of the sites except for two sites (on which no remediation is currently taking place) are no longer owned by Gold Fields. Independent environmental consultants conducted another assessment in 2000. We have accrued liabilities of $48.5 million as of December 31, 2000 for the environmental liabilities described above relating to Gold Fields that are included as part of the overall provision for reclamation and environmental liabilities in our consolidated financial statements. Significant uncertainty exists as to whether these claims will be pursued against Gold Fields in all cases, and where they are pursued, the amount of the eventual costs and liabilities, which could be greater or less than this provision. We believe that the remaining amount of the provision is adequate to cover these environmental liabilities.

   Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of Superfund and similar legislation, some products used by coal companies in operations, such as chemicals, and the disposal of these products are governed by the statute. Thus, coal mines currently or previously owned or operated by us, and sites to which we have sent waste materials, may be subject to liability under Superfund and similar state laws.

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                               REGULATORY MATTERS

   Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating certain benefits for current and retired coal miners. Numerous federal, state and local governmental permits and approvals are required for mining operations. We believe that we have obtained all permits currently required to conduct our present mining operations. We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that a proposed exploration for or production of coal may have on the environment. These requirements could prove costly and time-consuming, and could delay commencing or continuing exploration or production operations. Future legislation and administrative regulations may emphasize the protection of the environment and, as a consequence, our activities may be more closely regulated. Such legislation and regulations, as well as future interpretations and more rigorous enforcement of existing laws, may require substantial increases in equipment and operating costs to us and delays, interruptions or a termination of operations, the extent of which we cannot predict.

   We endeavor to conduct our mining operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. None of the violations to date or the monetary penalties assessed upon us has been material.

Mine Safety and Health

   Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations.

   Most of the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. While regulation has a significant effect on our operating costs, our U.S. competitors are subject to the same degree of regulation.

   Our goal is to achieve excellent safety and health performance. We measure our success in this area primarily through the use of accident frequency rates. We believe that a superior safety and health regime is inherently tied to achieving our productivity and financial goals. We seek to implement this goal by: training employees in safe work practices; openly communicating with employees; establishing, following and improving safety standards; involving employees in establishing safety standards; and recording, reporting and investigating all accidents, incidents and losses to avoid reoccurrence.

Black Lung

   Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. Less than 7% of the miners currently seeking federal black lung benefits are awarded these benefits by the federal government. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the sales price. This tax is passed on to the purchaser under many of our coal supply agreements.


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   In December 2000, the Department of Labor issued new amendments to the regulations implementing the federal black lung laws that, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. Industry reports anticipate that the number of claimants who are awarded benefits will increase significantly as will the amounts of those awards. The National Mining Association has filed a lawsuit challenging these regulations.

Coal Industry Retiree Health Benefit Act of 1992

   The Coal Act provides for the funding of health benefits for certain United Mine Workers of America retirees. The Coal Act established the Combined Fund into which "signatory operators" and "related persons" are obligated to pay annual premiums for beneficiaries. The Coal Act also created a second benefit fund for miners who retired between July 21, 1992 and September 30, 1994 and whose former employers are no longer in business. Companies that are liable under the Coal Act must pay premiums to the Combined Fund. Annual payments made by certain of our subsidiaries under the Coal Act totaled $5.1 million and $3.1 million, respectively, during fiscal year 2000 and the nine months ended December 31, 2000.

   In October 1998, the Combined Fund sent a premium notice to all assigned operators subject to the fund that included retroactive death benefit and health benefit premiums dating back to February 1, 1993. On November 13, 1998, 10 employers, including two of our subsidiaries, Peabody Coal Company and Eastern Associated Coal Corp., challenged the fund's retroactive rebilling in a lawsuit filed in the Northern District Court of Alabama. If we are successful in this litigation, we will be eligible for a $1.3 million credit as a reduction to future premiums.

   In 1996, the Combined Fund sued the Social Security Administration in the District of Columbia seeking a declaration that the Social Security Administration's original calculation of the per-beneficiary premium was proper. Certain coal companies, but not our subsidiaries, intervened in the lawsuit. On February 25, 2000, the federal District Court ruled in favor of the Combined Fund. The Combined Fund has asked for an amended order and that request is pending before the court. Once there is a final order in the case, we anticipate that the intervenor coal companies will appeal the court's decision. If this decision is upheld on appeal, our subsidiaries will be required to pay an additional premium to the Combined Fund of approximately $2.4 million.

Environmental Laws

   We are subject to various federal, state and foreign environmental laws. These laws require approval of many aspects of coal mining operations, and both federal and state inspectors regularly visit our mines and other facilities to ensure compliance.

 Surface Mining Control and Reclamation Act

   The Surface Mining Control and Reclamation Act, which is administered by the Office of Surface Mining Reclamation and Enforcement, establishes mining, environmental protection and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. The Surface Mining Control and Reclamation Act and similar state statutes require, among other things, the restoration of mined property in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Land Fund, which is part of the Surface Mining Control and Reclamation Act, imposes a fee on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal.

   A mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Mine operators must receive permits and permit renewals for surface mining operations from the Office of Surface Mining Reclamation and Enforcement or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority. We accrue for the liability associated with all end-of-mine reclamation on a ratable basis as the coal reserve is being mined.

   All states in which we have active mining operations have achieved primary control of enforcement through approved state programs. Although we do not anticipate significant permit issuance or renewal problems, we cannot assure you that our permits will be renewed or granted in the future or that permit issues will not adversely affect operations. Under previous regulations of the act, responsibility for any coal operator currently in violation of the act could be imputed to other companies deemed, according to regulations, to "own or control" the coal operator. Sanctions included being blocked from receiving new permits and rescission or suspension of existing permits. Because of a recent federal court action invalidating these ownership and control regulations, the scope and potential impact of the "ownership and control" requirements on us are unclear. The Office of Surface Mining Reclamation and Enforcement has responded to the court action by promulgating interim regulations, which more narrowly apply the ownership and control standards to coal companies. Although the federal action could have, by analogy, a precedential effect on state regulations dealing with "ownership and control," which are in many instances similar to the invalidated federal regulations, it is not certain what impact the federal court decision will have on these state regulations.

 West Virginia Mountaintop Mining

   On October 20, 1999, the U.S. District Court for the Southern District of West Virginia issued a permanent injunction against the West Virginia Department of Environmental Protection in a mountaintop-mining lawsuit. As interpreted by the Director of the Department of Environmental Protection, the injunction prohibits the Department from approving any new permits that would authorize the placement of excess soil in intermittent and perennial streams for the primary purpose of waste (overburden) disposal. The Department also interpreted the injunction to affect certain existing coal refuse ponds, sediment ponds and mountaintop-mining operations.

   The Department has filed an appeal of the decision with the U.S. Court of Appeals for the Fourth Circuit. On October 29, 1999, the District Court issued a stay of its decision pending a resolution of the appeal. We do not believe the court order will have any immediate effect on our West Virginia mines.

 The Clean Air Act

   The Clean Air Act, the Clean Air Act Amendments and the corresponding state laws that regulate the emissions of materials into the air, affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust, including future regulation of fine particulate matter measuring ten micrometers in diameter or smaller. The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide and other compounds, including nitrogen oxides, emitted by coal-based electricity generating plants.

   In July 1997, the EPA adopted new, more stringent National Ambient Air Quality Standards for very fine particulate matter and ozone. As a result, some states will be required to change their existing implementation plans to attain and maintain compliance with the new air quality standards. Our mining operations and electric generating customers are likely to be directly affected when the revisions to the air quality standards are implemented by the states. State and federal regulations relating to implementation of the new air quality standards may restrict our ability to develop new mines or could require us to modify our existing operations. The extent of the potential direct impact of the new air quality standards on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act, but could have a material adverse effect on our financial condition and results of operations. The Court of Appeals for the District of Columbia issued an opinion in May 1999 limiting the manner in which the EPA can enforce these standards. After a request by the federal government for a rehearing by the Court of Appeals was denied, the Supreme Court agreed in January 2000 to review the case and heard arguments in November 2000. The effect of this decision on us and our customers is unknown at this time.

   Title IV of the Clean Air Act Amendments places limits on sulfur dioxide emissions from electric power generation plants. The limits set baseline emission standards for these facilities. Reductions in emissions occurred in Phase I in 1995 and in Phase II in 2000 and apply to all coal-based power plants. The affected electricity generators have been able to meet these requirements by, among other ways, switching to lower sulfur fuels, installing pollution control devices, such as scrubbers, reducing electricity generating levels or purchasing sulfur dioxide emission allowances. Emission sources receive these sulfur dioxide emission allowances, which can be traded or sold to allow other units to emit higher levels of sulfur dioxide. We cannot ascertain the effect of these provisions of the Clean Air Act Amendments on us at this time. We believe that implementation of Phase II has resulted in a downward pressure on the price of higher sulfur coal, as additional coal-based electric generating plants have complied with the restrictions of Title IV.

   The Clean Air Act Amendments also require electricity generators that currently are major sources of nitrogen oxides in moderate or higher ozone non-attainment areas to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the EPA recently announced the final rules that would require 19 eastern states and Washington, D.C. to make substantial reductions in nitrogen oxide emissions. Installation of additional control measures required under the final rules will make it more costly to operate coal-based electric generating plants.

   In accordance with Section 126 of the Clean Air Act, eight northeastern states filed petitions requesting the EPA to make findings and require decreases in nitrogen oxide emissions from certain sources in certain upwind states that might contribute to ozone nonattainment in the petitioning states. The EPA has granted four of the eight petitions finding that certain sources are contributing to ozone non-attainment in certain of the petitioning states and the EPA has proposed levels of nitrogen oxide control for the named sources. Our customers are among the named sources and, implementation of the requirement to install control equipment could impact the amount of coal supplied to those customers if they decide to switch to other sources of fuel, which would result in lower emission of nitrogen oxides. A coalition of 40 electricity generators and power companies have petitioned the U.S. Court of Appeals for the District of Columbia to review the EPA's decision to grant the four petitions.

   The Clean Air Act Amendments provisions for new source review require electricity generators to install the best available control technology if they make a major modification to a facility that results in an increase in its potential to emit regulated pollutants. The Justice Department on behalf of the EPA filed a number of lawsuits since November 1999, alleging that ten electricity generators violated the new source review provisions of the Clean Air Act Amendments at power plants in the midwestern and southern United States. The EPA issued an administrative order alleging similar violations by the Tennessee Valley Authority, affecting seven plants and notices of violation for an additional eight plants owned by the affected electricity generators. Three electricity generators have reached settlements with the Justice Department requiring the installation of additional control equipment on selected generating units. If the remaining electricity generators are found to be in violation, they could be subject to civil penalties and be required to install the required control equipment or cease operations. Our customers are among the named electricity generators and if found not to be in compliance, the fines and requirements to install additional control equipment could adversely affect the amount of coal they would burn if the plant operating costs were to increase to the point that the plants were operated less frequently.

   The Clean Air Act Amendments set a national goal for the prevention of any future, and the remedying of any existing, impairment of visibility in 156 national parks and wildlife areas across the country. Visibility in these areas is to be returned to natural conditions by 2064 through plans that must be developed by the states. The state plans may require the application of "Best Available Retrofit Technology" after 2010 on sources found to be contributing to visibility impairment of regional haze in these areas. The control technology requirements could cause our customers to install equipment to control sulfur dioxide and nitrogen oxide emissions. The requirement to install control equipment could affect the amount of coal supplied to those customers if they decide to switch to other sources of fuel to lower emission of sulfur oxides and nitrogen oxides.

   In addition, the Clean Air Act Amendments require a study of electric generating plant emissions of certain toxic substances, including mercury, and direct the EPA to regulate these substances, if warranted. In December 2000, the EPA decided that mercury air emissions from power plants should be regulated. The EPA will propose regulations by December 2003 and will issue final regulations by December 2004. It is a possibility that future regulatory activity may seek to reduce mercury emissions and these requirements, if adopted, could result in reduced use of coal if electricity generators switch to other sources of fuel.

 Clean Water Act

   The Clean Water Act of 1972 affects coal mining operations by imposing restrictions on effluent discharge into water. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water.

 Resource Conservation and Recovery Act

   RCRA imposes requirements for the treatment, storage and disposal of hazardous wastes. Coal mining operations covered by the Surface Mining Control and Reclamation Act permits are exempted from regulation under RCRA by statute. We cannot, however, predict whether this exclusion will continue.

   RCRA excludes certain large-volume wastes generated primarily from the combustion of coal from being regulated as a hazardous waste pending a report to Congress and a decision by the EPA either to regulate the coal combustion wastes as a hazardous waste under RCRA or deem the regulation as unwarranted. The EPA made its report to Congress in March 1999 and determined in May 2000 not to regulate coal waste as a hazardous substance under RCRA. Any requirement to regulate coal combustion waste as a hazardous waste could cause a switch to other lower ash fuels and reduce the amount of coal used by electric generators.

 Federal and State Superfund Statutes

   Superfund and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under Superfund, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault.

 Global Climate Change

   The United States, Australia and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely affect the price and demand for coal. According to the Energy Information Administration's Annual Energy Outlook for 2000, coal accounts for 30% of greenhouse gas emissions in the United States, and efforts to control greenhouse gas emissions could result in reduced use of coal if electric generators switch to lower carbon sources of fuel.

                                   MANAGEMENT

Directors and Executive Officers

   Set forth below are the names, ages as of December 31, 2000 and current positions with us and our subsidiaries of our executive officers and directors. Directors are elected at the annual meeting of stockholders. Executive officers are appointed by, and hold office at, the discretion of the directors.

         Name          Age                       Position
         ----          ---                       --------
Irl F. Engelhardt.....  54 Chairman, Chief Executive Officer and Director
Richard M. Whiting....  46 President, Chief Operating Officer and Director
Roger B. Walcott,
 Jr...................  44 Executive Vice President-Corporate Development
Richard A. Navarre....  40 Executive Vice President and Chief Financial Officer
Fredrick D. Palmer....  56 Executive Vice President-Legal and External Affairs
Paul H. Vining........  46 Executive Vice President-Sales and Trading
Jeffery L. Klinger....  53 Vice President-Legal Services and Secretary
Sharon D. Fiehler.....  44 Vice President-Human Resources
Roger H. Goodspeed....  50 Director
Henry E. Lentz........  55 Director
Alan H. Washkowitz....  60 Director

   Irl F. Engelhardt served as our President and Chief Executive Officer from 1990 to 1995 and our Chairman and Chief Executive Officer since 1993, and has been a director since June 1998. Since joining our company in 1979, he has held various officer level positions in the executive, sales, business development and administrative areas, including serving as Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power. Mr. Engelhardt also served as an executive director of The Energy Group from February 1997 to May 1998, Chairman of Cornerstone Construction & Materials, Inc. from September 1994 to May 1995 and Chairman of Suburban Propane Company from May 1995 to February 1996. He also served as a director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt is Co-Chairman of the Coal Utilization Research Council and past Chairman of the National Mining Association and the Coal Industry Advisory Board of the International Energy Agency. He is also a director of Firstar Bank, N.A. (formerly Mercantile Bank of St. Louis, N.A.).

   Richard M. Whiting was promoted to President and Chief Operating Officer of our company in January 1998 and has been a director since June 1998. He served as President of Peabody COALSALES Company from June 1992 to January 1998. Since joining our company in 1976, Mr. Whiting has held a number of operations, sales and engineering positions both at the corporate offices and at field locations. From 1989 to 1990, Mr. Whiting served as Vice President of Engineering and Operations Support. Mr. Whiting is currently Chairman of the Bituminous Coal Operators' Association and Chairman of the National Mining Association's Safety and Health Committee.

   Roger B. Walcott, Jr. became Executive Vice President-Corporate Development in February 2001. Prior to that, he was Executive Vice President of our company since June 1998. From 1981 to 1998, he was a Senior Vice President and a director with The Boston Consulting Group where he served a variety of clients in strategy and operational assignments. He was also Chairman of The Boston Consulting Group's Human Resource Capabilities Committee. Mr. Walcott holds an MBA with high distinction from the Harvard Business School.

   Richard A. Navarre became Executive Vice President and Chief Financial Officer of our company in February of 2001. Prior to that, he was Vice President-Chief Financial Officer of our company since October 1999. Prior to that, he was President of Peabody COALSALES Company from January 1998 to October 1999 and previously served as President of Peabody Energy Solutions, Inc. Prior to his roles in sales and marketing, he was Vice President of Finance and served as our Vice President and Controller. He joined our company in

1993 as Director of Financial Planning. Prior to joining us, Mr. Navarre was a senior manager with KPMG Peat Marwick. Mr. Navarre is a member of the Trade and International Affairs Committee and the Transportation Committee of the National Mining Association. He is also a member of the NYMEX Coal Advisory Council. He also serves on the Board of Advisors to the College of Business for Southern Illinois University.

   Paul H. Vining became Executive Vice President-Sales and Trading in February 2001. Prior to that, he was President of Peabody COALSALES Company from October 1999 to January 2001, and President of Peabody COALTRADE, Inc. from March 1997 to October 1999, and Senior Vice President of Peabody COALSALES Company from August 1995 to February 1997. Mr. Vining is a member of the board of directors of the Coal Exporters Association.

   Fredrick D. Palmer became Executive Vice President-Legal and External Affairs of our company in February 2001. He is responsible for our legal affairs, state and federal government affairs, public relations and investor relations. Prior to joining Peabody, he served for 15 years as chief executive officer of Western Fuels Association, Inc. He most recently was of counsel in the Washington, D.C. office of Shook Hardy & Bacon, a Kansas City-based law firm. He is a graduate of the University of Arizona with a BA and JD.

   Jeffery L. Klinger was named Vice President-Legal Services and Secretary of our company in May 1998. Prior to that, he had been our Vice President, Secretary and Chief Legal Officer since October 1990. From 1986 to October 1990, he served as Eastern Regional Counsel for Peabody Holding Company and from 1982 to 1986 as Director of Legal and Public Affairs, Eastern Division of Peabody Coal Company and joined Peabody as Director of Legal and Public Affairs, Indiana Division of Peabody Coal Company from 1978 to 1982. He is a past President of the Indiana Coal Council and is currently a trustee of the Energy and Mineral Law Foundation and a past Treasurer and member of their Executive Committee. Mr. Klinger is also a member of the National Mining Association's Legal Affairs Committee.

   Sharon D. Fiehler has been Vice President of Human Resources of our company since 1991, with executive responsibility for employee development, benefits, compensation, employee relations and affirmative action programs. She joined Peabody in 1981 as Manager-Salary Administration and has held a series of employee relations, compensation and salaried benefits positions. Prior to joining Peabody, Ms. Fiehler, who earned degrees in social work and psychology and an MBA, was a personnel representative for Ford Motor Company. Ms. Fiehler is a member of the National Mining Association's Human Resource Committee.

   Roger H. Goodspeed became a director of our company in May 1998. He is also a Managing Director of Lehman Brothers. He joined Lehman Brothers in 1974 and became a Managing Director in 1984. During his tenure at Lehman Brothers, he has served in management positions for several different groups. In 1994, he became the original Chairman of Citizens Lehman Power, an electric power marketing joint venture 50%-owned by Lehman Brothers and continued in that role until the joint venture was sold to The Energy Group in 1997 and changed its name to Citizens Power. Mr. Goodspeed received an MBA from the Anderson School at the University of California, Los Angeles.

   Henry E. Lentz became a director of our company in February 1998. He is also a Managing Director of Lehman Brothers and a principal of the firm's Merchant Banking Group. Mr. Lentz joined Lehman Brothers in 1971 and became a Managing Director in 1976. In 1988, Mr. Lentz left Lehman Brothers to serve as Vice Chairman of Wasserstein Perella Group, Inc. In 1993, he returned to Lehman Brothers as a Managing Director and, prior to joining the Merchant Banking Group, served as head of the firm's worldwide energy practice. Mr. Lentz is currently a director of Rowan Companies, Inc. and Consort Holdings plc. Mr. Lentz holds an MBA, with honors, from the Wharton School of the University of Pennsylvania.

   Alan H. Washkowitz became a director of our company in May 1998. He is also a Managing Director of Lehman Brothers and the head of the firm's Merchant Banking Group, responsible for the oversight of Lehman Brothers Merchant Banking Partners II L.P. Mr. Washkowitz joined Kuhn Loeb & Co. in 1968 and became a general partner of Lehman Brothers in 1978 when it acquired Kuhn Loeb & Co. Prior to joining the Merchant

Banking Group, Mr. Washkowitz headed Lehman Brothers' Financial Restructuring Group. He is currently a director of CP Kelco ApS, L-3 Communications Corporation, K&F Industries, Inc. and McBride plc. Mr. Washkowitz holds an MBA from Harvard University and a JD from Columbia University.

   Our board of directors is currently comprised of five directors, and we expect to add two independent members to our board of directors within three months and a third independent member to our board of directors within 12 months after the consummation of this offering. In addition, we expect Lehman Brothers Merchant Banking to add additional members to our board of directors so that Lehman Brothers Merchant Banking will continue to control a majority of our board of directors. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve until the next annual meeting of stockholders. In addition, our by-laws provide that the authorized number of directors will be between one and 15, with the exact number to be determined by a majority of our board of directors. Our directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. There are no family relationships among any of our directors and executive officers.

Committees of our Board of Directors

   The standing committees of our board of directors will consist of an audit committee, a compensation committee, a governance committee and an executive committee.

 Audit Committee

   The principal duties of our audit committee are as follows:

  . to nominate the firm of independent outside auditors for appointment by the board of directors;

  . to meet with our financial management, internal audit management and independent outside auditors to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the outside auditors and other matters relating to our financial condition;

  . to review our annual report to stockholders, proxy materials and annual report on Form 10-K for filing with the SEC; and

  . to report to the board of directors periodically any recommendations the audit committee may have with respect to the foregoing matters.

   The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

   We plan to appoint two members of the audit committee within three months following this offering and the third member within 12 months after the consummation of this offering.

 Compensation Committee

   The principal duties of the compensation committee are as follows:

  . to review key employee compensation policies, plans and programs;

  . to monitor performance and compensation of our employee-directors, officers and other key employees;

  . to prepare recommendations and periodic reports to the board of directors concerning these matters; and

  . to function as the committee which administers the long-term incentive programs referred to in "Executive Compensation" below.

   The members of the compensation committee are Messrs. Lentz and Washkowitz.

 Governance Committee

   We expect to form a governance committee, the function of which will be as follows:

  . to seek, evaluate and recommend to the board of directors qualified nominees for election as directors;

  . to recommend directors for election as members of committees of the board of directors; and

  . to consider other matters including the size and composition of the board of directors and committees and other issues of corporate governance.

 Executive Committee

   When our board of directors is not in session, the executive committee will have all of the power and authority as delegated by the board of directors, except with respect to:

  . amending our certificate of incorporation and by-laws;

  . adopting an agreement of merger or consolidation;

  . recommending to our stockholders the sale, lease or exchange of all or substantially all of our property and assets;

  . recommending to our stockholders a dissolution of our company or a revocation of any dissolution;

  . declaring a dividend; and

  . issuing stock.

   The members of the executive committee are Messrs. Engelhardt, Lentz and Washkowitz.

 Compensation Committee Interlocks and Insider Participation

   None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Executive Compensation

   The following table sets forth the annual compensation for our chief executive officer and the four most highly compensated executive officers (the named executive officers, other than the chief executive officer) and for two former executive officers for their services to our company during fiscal years 2000, 1999 and 1998.

                           Summary Compensation Table

                                     Annual
                                  Compensation              Long-Term Compensation
                                 --------------- ---------------------------------------------
                                                 Restricted  Securities    LTIP
                                                    Stock    Underlying  Payments  All Other
   Name and Principal     Fiscal Salary   Bonus   Award(s)  Options/SARs   ($)    Compensation
        Position           Year    ($)     ($)       (#)(/1/)    (#)(/2/) (/3/)    ($) (/4/)
   ------------------     ------ ------- ------- ---------- ------------ -------- ------------
Irl F. Engelhardt.......   2000  700,000 875,000      --          --         --      51,525
 Chairman, Chief
  Executive Officer        1999  681,264 700,000  154,639     499,855    441,240     23,998
 and Director              1998  550,000 412,500      --          --      42,644     15,754


Richard M. Whiting......   2000  400,000 500,000      --          --         --      28,662
 President, Chief
  Operating Officer        1999  385,834 400,000   51,546     179,828    168,051     12,238
 and Director              1998  244,851 182,501      --          --      12,326      7,058


Roger B. Walcott, Jr. ..   2000  350,000 437,500   51,546         --         --      24,955
 Executive Vice
  President-Corporate      1999  291,667 350,000      --      179,828        --       8,374
 Development               1998      --      --       --          --         --         --

Richard A. Navarre......   2000  233,750 343,750      --          --         --      17,203
 Executive Vice
  President and            1999  220,000 220,000   38,660     134,902     45,030      6,824
 Chief Financial Officer   1998  182,917 132,000      --          --       3,096      5,488


Mark Maisto(/5/)........   2000  300,000 600,000   51,546         --         --      14,272
 President and Chief
  Executive Officer,       1999  282,485 450,000      --      179,828        --      10,650
 Citizens Power LLC        1998  208,333 300,000      --          --         --       9,167


W. Howard Carson(/6/)...   2000  331,758 381,875      --          --         --     660,678
 Former Chief Commercial
  Officer                  1999  312,633 325,000   51,546     179,828    169,716     37,055
                           1998  225,750 130,368      --          --      20,391      6,773

--------
(1) Represents number of shares of common stock granted to executives as of May 19, 1998. In addition, shares purchased by Mr. Walcott and Mr. Maisto on May 19, 1998 were converted to granted shares during the year ended March 31, 2000.
(2) Represents number of shares of common stock underlying options issued as of May 19, 1998.
(3) Represents certain long-term incentive payments earned during the fiscal year that relate to our predecessor company's compensation plans.
(4) Represents annual matching contributions and performance contributions to qualified and non-qualified savings and investment plans and group term life insurance. Also includes amounts related to Mr. Carson's resignation in fiscal year 2000 and his relocation benefit received in fiscal year 1999.
(5) Mr. Maisto ceased to be an executive officer in August 2000 due to the sale of Citizens Power.
(6) Mr. Carson resigned effective March 8, 2000.

   The following table sets forth the number and value of securities underlying unexercised options held by each of our executive officers listed on the Summary Compensation Table above as of March 31, 2000. None of our executive officers exercised any options in fiscal year 2000, and we do not have any stock appreciation rights.

         Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
                    Options/SAR Values as of March 31, 2000

                                                Number Of Securities
                                               Underlying Unexercised     Value Of Unexercised
                                                Option/SARs At Fiscal   In-The-Money Options/SARs
                           Shares                     Year-End             At Fiscal Year-End
                         Acquired In  Value   ------------------------- -------------------------
                          Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          Name               (#)       ($)        (#)          (#)          ($)          ($)
          ----           ----------- -------- ----------- ------------- ----------- -------------
Irl F. Engelhardt.......      --        --      44,000       455,855         --           --
Richard M. Whiting......      --        --      15,985       163,843         --           --
Roger B. Walcott, Jr....      --        --      15,985       163,843         --           --
Richard A. Navarre......      --        --      11,992       122,910         --           --
Mark Maisto.............      --        --      15,985       163,843         --           --
W. Howard Carson........      --        --      15,985            --         --           --

Pension Benefits

   Our Salaried Employees Retirement Plan, or pension plan, is a "defined benefit" plan. The pension plan provides a monthly annuity to salaried employees when they retire. A salaried employee must have at least five years of service to be vested in the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

   An individual's retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the "covered compensation limit" multiplied by the employee's years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the "covered compensation limit" multiplied by the employee's years of service, not to exceed 35 years.

   We announced in February 1999 that the pension plan would be phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and/or service of the employee at December 31, 2000: (1) employees age 50 or older will continue to accrue service at 100%; (2) employees between the ages of 45 and 49 or under age 45 with 20 years or more of service will accrue service at the rate of 50% for each year of service worked after December 31, 2000; and (3) employees under age 45 with less than 20 years of service will have their pension benefits frozen. In all cases, final average earnings for retirement plan purposes will be capped at December 31, 2000 levels.

   The estimated annual pension benefits payable upon retirement at age 62, the normal retirement age, for the Chief Executive Officer and the named executive officers are as follows:

     Irl F. Engelhardt................................................. $487,883
     Richard M. Whiting................................................  262,395
     Roger B. Walcott, Jr..............................................   24,663
     Richard A. Navarre................................................   38,138
     W. Howard Carson..................................................  144,820

   Mr. Maisto is not eligible for benefits under the pension plan.

   We have two supplemental defined benefit retirement plans, which provide retirement benefits to executives whose pay exceeds legislative limits for qualified defined benefit plans.

Other Benefit Plans

   In addition to the pension plan, we maintain various other benefit plans covering employees and retirees, including the Employee Retirement Account, a defined contribution plan, and, medical and life insurance plans. We announced in February 1999 that we were restructuring several of these plans over the succeeding four years. The benefits associated with the medical plan and the Employee Retirement Account will be most significantly impacted.

   The changes to the medical plan include the following as of January 1, 2000:
(1) a decrease in employee/retiree contributions from 15% to 10% of costs; (2) an increase in medical contributions for dependents from 15% to 30% of costs;
(3) a decrease in medical coverage from 100% to 80% for certain expenses; (4) additional medical plan options; and (5) changes to dependent eligibility rules for retirees. In addition, the medical plan was restructured so that employees leaving us after January 1, 2003 (at age 55 or older with ten years of service) will be covered under a medical premium reimbursement plan instead of the current medical plan.

   Beginning with fiscal year 2000, a performance contribution feature was added to the Employee Retirement Account to allow for our contributions up to a maximum of 4% of employees' salaries based upon meeting certain company performance targets. Effective January 1, 2001, we increased our match for the Employee Retirement Accounts to 100% of the first 3% of base pay and 75% of the next 4% of base pay contributed by employee participants. We have one defined contribution supplemental plan, which provides benefits to executives whose pay exceeds legislative limits for qualified defined contribution plans.

   We are evaluating our other benefit plans and may adopt new plans or amend existing plans to include benefits that are comparable to those offered by other public companies of similar size.

Management Annual Incentive Compensation Plan

   We have an annual incentive compensation plan that provides a cash bonus to selected employees based on the participant's base salary, target level, and the attainment of certain organizational and individual targets. The organizational targets are a ratio of net debt (total debt minus cash) divided by earnings before interest, income taxes and depreciation, depletion and amortization expense, or EBITDA. Annual incentive awards are designed to qualify as "performance-based compensation" that is exempt from the $1 million limit on deductible compensation under section 162(m) of the Internal Revenue Code.

Employment Agreements

   We have entered into employment agreements with Mr. Engelhardt, the Chairman and Chief Executive Officer, or CEO, and Messrs. Whiting, Walcott, Navarre and other key executive officers. The CEO's employment agreement provides for an initial term of three years and the other executives' employment agreements have an initial term of two years. Each employment agreement will extend thereafter on a day-to-day basis such that the CEO's employment agreement continually has a three-year term and the other executives, subsequent to their initial one year of employment, continually have a one-year term. Upon a termination without cause or resignation for good reason, the executive is entitled to the following benefits during the continuation period, described below: (1) base salary; (2) bonus actually paid in the year prior to such termination, except that, instead of the actual bonus amount, the CEO will receive an amount equal to 100% of his final base salary in each of the three years following termination; (3) a one-time prorated bonus for the year of termination (based on actual performance multiplied by a fraction, the numerator of which is the number of business days the executive was employed during the year of termination and the denominator of which is the total number of business days during such year); and (4) continuation of qualified and nonqualified pension, life insurance, medical, hospitalization, and other benefits; provided, however, that we are not obligated to provide any benefits under tax qualified plans which are not permitted by the terms of each plan or by applicable law or could jeopardize the plan's tax status; provided, further, that any coverage terminates to the extent that the executive is offered or obtains comparable coverage from any other employer. The "continuation period" is three years for the CEO, and for the other executives the balance of the initial two-year term, if termination occurs during the first year of the term, or for a period of one year if termination occurs during the initial term. The employment agreements provide for confidentiality during employment and at all times thereafter, and include a noncompetition and nonsolicitation agreement that is effective during the employment term and for one year thereafter.

   We have also entered into a consulting agreement with Mr. Carson with a term ending March 31, 2003 under which Mr. Carson is entitled to payment of $25,000 monthly, and may earn up to $1.4 million in fees upon completion of specific projects on terms acceptable to us.

Stock Purchase and Option Plan

   We adopted the 1998 Stock Purchase and Option Plan for Key Employees. Pursuant to that plan, the executive officers and 17 other employees acquired, in the aggregate, approximately 3% of our initial fully-diluted equity, which was issued as Class B common stock in connection with our acquisition on May 19, 1998. With respect to these shares, we provided a full recourse loan for the amount of the tax liability to each executive, with a five-year principal balloon payment that accelerates six months following any termination of employment or disposition of the stock, with interest payable throughout the term of the loan at the applicable federal rate. Under the plan, executives who previously received Class B common stock and other employees are eligible to receive options exercisable for common stock to purchase an aggregate of 7% of our initial fully-diluted equity, or 2,013,900 shares; as of December 31, 2000, options to purchase 811,382 shares were outstanding as "time options" in the form of Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code) to the extent permitted under the Internal Revenue Code, and in the form of non-qualified stock options for the remainder, and 831,382 options to purchase shares were outstanding in the form of nonqualified stock options as "performance options." Time options become exercisable with respect to 20% of the shares subject to such options on each of the first five anniversaries of May 19 of the fiscal year during which the options were granted, if the executive's employment continues through and including that date, subject to acceleration of vesting upon (1) death, (2) disability, (3) a change of control or (4) a recapitalization event. Performance options become exercisable at the end of nine and one-half years, whether or not the applicable performance targets are achieved, but become exercisable earlier with respect to up to 20% of the shares subject to the performance options, on each of the first five anniversaries of May 19 of the fiscal year during which the options were granted, to the extent certain performance targets, as determined by the board of directors, based on net debt and EBITDA, are met or exceeded. Vesting of performance options accelerates upon (1) a change of control, (2) a recapitalization event or (3) an initial public offering. "Change of control," for the purposes of this plan, means an acquisition of all or substantially all of our direct and indirect assets by merger, consolidation, recapitalization event, stock or asset sale or otherwise, whereby immediately following any transaction (1) Lehman Brothers Merchant Banking owns, in the aggregate, less than 50% of our outstanding voting securities that Lehman Brothers Merchant Banking owned after May 19, 1998, excluding the sale of approximately $75 million of their original investment, anticipated to occur after May 19, 1998, or (2) any person individually owns more of our then-outstanding voting securities than Lehman Brothers Merchant Banking. "Recapitalization event" means a recapitalization, reorganization, stock dividend or other special corporate restructuring which results in an extraordinary distribution to the stockholders of cash and/or securities through the use of leveraging or otherwise but that does not result in a change of control.

   The plan also provides for the grant of additional performance-based options as "superperformance options" exercisable for common stock to purchase an aggregate of another 7% of our initial fully-diluted equity, or 2,013,900 shares. As of December 31, 2000, options to purchase 1,629,500 shares were outstanding as "Superperformance options." Superperformance options vest upon the earlier of (1) achievement of certain financial performance targets and the earliest of completion of (x) an initial public offering, (y) a change of control or (z) a recapitalization event and
(2) nine and one-half years from the date of grant. Vesting of superperformance options accelerates in the following manner: (1) upon completion of an initial public offering during the first 36 months following May 19, 1998, at least 2.5% of these options vest and the balance vests in accordance with the achievement of certain financial performance targets or (2) upon a change of control or a recapitalization event during the first 36 months following May 19, 1998, at least 5% of these options vest.

   All options have an exercise price of $20 per share of our common stock.

   The options have a ten-year term; provided, however, that exercisable options expire earlier upon termination of employment as follows: (1) upon termination for cause or a resignation without good reason, immediately upon termination or (2) upon termination without cause, resignation for good reason, death, disability or retirement, one year after termination of employment. Unexercisable options terminate upon termination of employment unless acceleration in connection with the termination is explicitly provided for. Upon a change of control, the board of directors may terminate the options, so long as the executives are cashed out at the change of control price or are permitted to exercise their options prior to the change of control, except as otherwise provided.

                           RELATED PARTY TRANSACTIONS

Transactions with Affiliates of Lehman Brothers

   Lehman Brothers Merchant Banking Partners II, L.P. and its affiliates (collectively, the "Lehman Brothers Merchant Banking Fund") will beneficially
own     % of our common stock immediately following the completion of this
offering, or     % if the underwriters exercise their over allotment option in full. Messrs. Goodspeed, Lentz and Washkowitz, each one of our directors, are investors in the Lehman Brothers Merchant Banking Fund and employees of Lehman Brothers. From time to time, we have entered into transactions with affiliates of Lehman Brothers.

   Lehman Brothers served as our financial advisor in connection with the sale of our Australian operations, which we completed on January 29, 2001. We will pay Lehman Brothers a fee of approximately $2.7 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as our financial advisor in connection with the sale of Citizens Power, which we completed on August 31, 2000. We paid Lehman Brothers a fee of approximately $1.5 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as our financial advisor in connection with our acquisition of an additional 38.3% interest in Black Beauty, which we completed on March 26, 1999. We paid Lehman Brothers a fee of approximately $1.3 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as the placement agent in a financing completed in October 1999 by a subsidiary of Citizens Power relating to a utility power contract restructuring, and we paid Lehman Brothers a fee of approximately $0.8 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as the placement agent in a financing completed in January 1999 by a subsidiary of Citizens Power relating to a utility power contract restructuring, and we paid Lehman Brothers a fee of approximately $0.8 million, plus reimbursement of expenses, for those services.

   Lehman Brothers provided other financial advisory services to us in April 1998, for which we paid a fee of $0.1 million.

   Lehman Brothers Merchant Banking Fund formed the company to acquire Peabody Coal and various of its subsidiaries, including Citizens Power, from The Energy Group plc. That acquisition occurred on May 19, 1998. Lehman Brothers advised the Lehman Brothers Merchant Banking Fund in connection with that acquisition. In addition, Lehman Brothers was the initial purchaser in connection with the sale of our senior notes and our senior subordinated notes. Furthermore, Lehman Commercial Paper Inc. arranged our senior credit facility and is one of our lenders. We paid Lehman Brothers and Lehman Commercial Paper aggregate fees of approximately $53 million for those services. In addition, Lehman Brothers advised Texas Utilities Company in connection with, and arranged financing for, the concurrent purchase of The Energy Group plc, for which Texas Utilities Company paid customary fees.

   On May 19, 1997, the Energy Group plc purchased Citizens Lehman Power (which was renamed Citizens Power after the purchase) through Peabody Coal from Lehman Brothers Holdings, which owned a 50% interest in Citizens Lehman Power, and from the other owners of Citizens Lehman Power for a maximum purchase price of $120 million, which included (1) an up-front payment of $20 million and (2) up to $100 million of future cash payments based on a formula taking into account the net asset value of Citizens Lehman Power as of the date of its sale to The Energy Group plc and any future increase in those net asset values over the period ending on the last day of fiscal year 2002. That payment obligation was subject to acceleration, under certain circumstances, in the event of a change of control of The Energy Group plc. As a result of the acquisition of Peabody Coal and Citizens Power by Lehman Brothers Merchant Banking Fund, the change of control payment acceleration provisions became effective, and we paid the former owners of Citizens Lehman Power an aggregate of approximately $93 million in full settlement of the deferred purchase price obligations, with approximately $73 million of that payment made on May 19, 1998 and the balance paid on April 3, 2000, together with interest on that $20 million payment. Mr. Goodspeed, one of our directors, and Mr. Maisto, one of our former executive officers and an employee of Citizens Power, received a portion of the proceeds received by Lehman Brothers Holdings in connection with the sale of Citizens Lehman Power.

   As part of our acquisition, Lehman Brothers Holdings Inc. provided a 364-day guarantee facility to trading counterparties of Citizens Power Sales, the trading subsidiary of Citizens Power, for trades initiated after the acquisition. Lehman Brothers Holdings received a fee of $0.5 million, plus reimbursement of expenses, for providing this guarantee facility, which expired in accordance with its terms in November 1998. There are no further guarantee obligations outstanding under this facility.

Other Transactions with Affiliates

   Peabody COALSALES, a subsidiary of ours, purchased 0.3 million tons of coal from Black Beauty for $5.5 million during the fiscal year ended March 31, 1999. The terms of these transactions were comparable to those negotiated with independent third parties. Executive officers of our company, which is a general partner of Black Beauty, serve on the partnership committee of Black Beauty. The members of the Black Beauty partnership committee do not receive a fee for their services. In early 1999 we increased our ownership of Black Beauty from 43.3% to 81.7%, making Black Beauty our subsidiary.

Transactions with Management

   During the fiscal years ended March 31, 2000 and 1999 some of our executive officers and 17 other employees were granted shares of our Class B common stock under the 1998 Stock Purchase and Option Plan for Key Employees. In connection with these grants, we, affiliates of Lehman Brothers Holdings and the executives who received our Class B common stock entered into a stockholders agreement providing for piggy-back registration rights and drag-along and tag-along rights with respect to certain sales of our capital stock by affiliates of Lehman Brothers Holdings.

   In conjunction with the grant of our Class B common stock, the executive officers and employees executed term notes. The term notes are due on May 19, 2003 and bear annual interest at an applicable U.S. federal rate used by the Internal Revenue Service for loans to employees. The promissory notes will accelerate upon the occurrence of certain events, including six months following any termination of employment or disposition of the stock.

   The following table indicates the amounts due under the term notes for our executive officers with aggregate indebtedness in excess of $60,000 during the year ended March 31, 2000:

                            Largest Aggregate Indebtedness
                            During Fiscal Year Ended March Outstanding Indebtedness at
             Name                      31, 2000                  March 31, 2000
             ----           ------------------------------ ---------------------------
   Irl F. Engelhardt.......            $551,593                     $551,593
   Richard M. Whiting......             183,852                      183,852
   Roger B. Walcott, Jr....             182,500                      182,500
   Richard A. Navarre......             137,883                      137,883
   Jeffery L. Klinger......              91,932                       91,932
   Sharon D. Fiehler.......              91,928                       91,928

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information concerning ownership of our capital stock as of December 31, 2000 by persons who beneficially own more than 5% of the outstanding shares of capital stock, each person who is a director of our company, each person who is a named executive officer, and all directors and executive officers as a group.

   Our capital stock consists of our Class A common stock, our Class B common stock and our non-convertible, exchangeable preferred stock. As of December 31, 2000, there were 19,000,000 shares of Class A common stock, 581,801 shares of Class B common stock and 5,000,000 shares of preferred stock outstanding. Upon the consummation of this offering, all shares of our Class A common stock, Class B common stock and preferred stock will be converted into a single class of common stock on a one-for-one basis. The table below gives effect to these conversions as though they had occurred on December 31, 2000.


                                         As of December 31,   Immediately After
 Name and Address of Beneficial Owner           2000            this Offering
 ------------------------------------    ------------------- -------------------
                                         Shares(/1/) Percent Shares(/1/) Percent
                                         ----------- ------- ----------- -------
Lehman Brothers Merchant Banking
 Partners II L.P., LBI Group Inc. and
 their affiliated co-investors
 c/o Lehman Brothers Holdings Inc.
 3 World Financial Center, 200 Vesey
 Street
 New York, NY 10285....................  21,000,000   87.1%

Co-Investment Partners, L.P.
 c/o Lexington Partners Inc.
 660 Madison Avenue, 23rd Floor
 New York, NY 10021....................   2,500,000   10.4        --        --

Irl F. Engelhardt(/2/).................     242,639    1.0
Richard M. Whiting(/2/)................      83,516    0.3
Roger B. Walcott, Jr.(/2/).............      83,516    0.3
Richard A. Navarre(/2/)................      62,644    0.3
Roger H. Goodspeed(/3/)................         --     --         --        --
Henry E. Lentz(/3/)....................         --     --         --        --
Alan H. Washkowitz(/3/)................         --     --         --        --

All executives and directors as a group
 (11 people)...........................     606,197    2.5%

--------
(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.
(2) Totals for named executive officers represent options exercisable within 60 days after December 31, 2000.
(3) Messrs. Goodspeed, Lentz and Washkowitz are managing directors of Lehman Brothers. Mr. Washkowitz is the head of Lehman Brothers Merchant Banking and Mr. Lentz is a principal of Lehman Brothers Merchant Banking. Messrs. Goodspeed, Lentz and Washkowitz disclaim beneficial ownership of the shares held or controlled by these entities or their affiliates.

                          DESCRIPTION OF INDEBTEDNESS

   The following are summaries of the material terms and conditions of our principal indebtedness.

Senior Credit Facility

   The senior credit facility is comprised of a revolving credit facility that provides for aggregate borrowings of up to $200.0 million and letters of credit of up to $280.0 million. The revolving credit facility commitment matures in fiscal year 2005. As of December 31, 2000, we had no borrowings outstanding under the revolving credit facility.

   All borrowings under the senior credit facility bear interest, at our option, at either: (A) a "base rate" equal to, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate and (b) the rate of interest in effect for the day as publicly announced from time to time by the administrative agent under the senior credit facility, as the bank's "corporate base rate," "reference rate," "prime rate" or the substantial equivalent thereof plus a debt to EBITDA-dependent rate ranging from 1.25% to 0.50% per year or (B) a "LIBOR rate" equal to, for any Interest Period (as in the senior credit facility), with respect to LIBOR loans comprising part of the same borrowing, the London Interbank Offered Rate of interest per year for such Interest Period as determined by the administrative agent, plus a debt to EBITDA-dependent rate ranging from 2.25% to 1.50% per year.

   We must pay a commitment fee calculated at a debt to EBITDA-dependent rate ranging from 0.50% to 0.375% per year of the available unused commitment under the revolving credit facility, in each case, in effect on each day. The fees are payable quarterly in arrears and upon termination of the revolving credit facility.

   We must pay a letter of credit fee calculated at a debt to EBITDA-dependent rate ranging from 2.25% to 1.50% per year of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.25% per year of the aggregate face amount of each letter of credit. These fees are payable quarterly in arrears and upon the termination of the revolving credit facility. In addition, we are required to pay customary transaction charges in connection with any letters of credit.

   The foregoing debt to EBITDA-dependent rates range from the high rate specified if the ratio of debt to EBITDA is greater than 4.75 to 1.0 to the low rate specified if the ratio is less than 3.75 to 1.0.

   Borrowings under the senior credit facility are subject to mandatory prepayment (1) with the net proceeds of any incurrence of indebtedness (other than specified indebtedness), (2) with the proceeds of certain asset sales and
(3) on an annual basis with (A) 75% of our excess cash flow (as defined in the senior credit facility) if the ratio of our debt to EBITDA is greater than 4.0 to 1.0 or (B) 50% of excess cash flow if the ratio is less than or equal to 4.0 to 1.0.

   Our obligations under the senior credit facility are secured by a lien on certain of our and our direct and indirect domestic subsidiaries' tangible and intangible assets, including: (1) a pledge by us and our direct and indirect domestic subsidiaries of all of the capital stock of their respective domestic subsidiaries, (2) certain of our and our direct and indirect domestic subsidiaries' coal reserves, (3) certain coal supply agreements and other material contracts to which we or any of our direct or indirect domestic subsidiaries are a party and (4) substantially all of our other personal property. In addition, indebtedness under the senior credit facility is guaranteed by our direct and indirect domestic subsidiaries.

   The senior credit facility contains customary covenants and restrictions on our ability to engage in certain activities, including paying dividends. In addition, the senior credit facility provides that we must meet or exceed certain interest coverage ratios and must not exceed a leverage ratio. The senior credit facility also includes customary events of default.

Senior Notes and Senior Subordinated Notes

   In May 1998, we issued $400 million of senior notes and $500 million of senior subordinated notes. The senior notes are unconditionally guaranteed on a senior basis by substantially all of our subsidiaries and the subordinated notes are unconditionally guaranteed on a senior subordinated basis by substantially all of our subsidiaries. The notes mature on May 15, 2008, with interest payable semi-annually in arrears on May 15 and November 15. Interest accrues at the rate of 8.875% per year on the senior notes and at a rate of 9.625% per year on the senior subordinated notes.

   The notes may be redeemed at any time, in whole or in part, on or after May 15, 2003 at a redemption price equal to 104.438% of the principal amount of the senior notes and 104.813% of the principal amount of the senior subordinated notes in the first year, and declining yearly to par for both the senior notes and the senior subordinated notes at May 15, 2006, plus accrued and unpaid interest to the date of redemption. Additionally, on or prior to May 15, 2001, we may also redeem up to 35% of the originally issued aggregate principal amount of each of the senior notes and the senior subordinated notes, at redemption prices of 108.875% and 109.625%, respectively, of their principal amount, plus accrued and unpaid interest to the date of redemption, with the proceeds of one or more equity offerings.

   Upon the occurrence of a change of control, each holder of the notes will have the right to require us to repurchase that holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

   The indentures governing the senior notes and the senior subordinated notes contain covenants that, among other things, limit our ability to:

  . lease, convey or otherwise dispose of all or substantially all of our assets or those of subsidiaries;

  . pay dividends or make other distributions;

  . issue specified types of capital stock;

  . enter into guarantees of indebtedness;

  . incur liens;

  . restrict our subsidiaries' ability to make dividend payments;

  . merge or consolidate with any other person or enter into transactions with affiliates; and

  . repurchase junior securities or make specified types of investments.

5% Subordinated Note

   The 5.0% subordinated note, which had an original face value of $400.0 million, is recorded net of discount at an effective annual interest rate of approximately 12.0%. Interest and principal are payable each March 1 and scheduled principal payments of $20.0 million per year are due from 2001 through 2006 with any unpaid amounts due March 1, 2007. The note is a subordinated and unsecured obligation of our subsidiary, Peabody Holding Company, Inc. The terms of the note permit the merger, consolidation or the sale of assets of Peabody Holding Company, Inc., as long as the successor corporation following the merger or consolidation (if Peabody Holding Company, Inc. does not survive) expressly assumes payment of principal and interest on and performance of the covenants and conditions of the note.

Black Beauty Coal Company

   As of December 31, 2000, Black Beauty maintained a $100.0 million revolving credit facility with several banks that matures on February 28, 2002. Black Beauty may elect one or a combination of interest rates based on LIBOR or the corporate base rate plus a margin which fluctuates based on specified leverage ratios.

Borrowings outstanding under the Black Beauty revolving credit agreement totaled $65.8 million at December 31, 2000. The revolving credit facility contains customary restrictive covenants including limitations on additional debt, investments and dividends. These covenants prohibit Black Beauty from paying us dividends unless it satisfies financial tests.

   Black Beauty's senior unsecured notes include $31.4 million of senior notes and three series of notes with an aggregate principal amount of $60.0 million as of December 31, 2000. The senior notes bear interest at 9.2%, payable quarterly, and are pre-payable in whole or in part at any time, subject to certain make-whole provisions. The three series of notes include Series A, B and C notes, totaling $45.0 million, $5.0 million, and $10.0 million, respectively. The Series A notes bear interest at an annual rate of 7.5% and are due in fiscal year 2008. The Series B notes bear interest at an annual rate of 7.4% and are due in fiscal year 2004. The Series C notes bear interest at an annual rate of 7.4% and are due in fiscal year 2003. The senior unsecured notes contain customary restrictive covenants including limitations on additional debt, investments and dividends.

   Certain majority-owned subsidiaries of Black Beauty maintain borrowing facilities with banks and other lenders with customary restrictive covenants. The aggregate amount of outstanding indebtedness under those facilities totaled $42.1 million as of December 31, 2000.

Surety Bonds

   Federal and state laws require surety bonds to secure our obligations to reclaim lands disturbed for mining, to pay federal and state workers' compensation and to satisfy other miscellaneous obligations. The amount of these bonds varies constantly, depending upon the amount of acreage disturbed and the degree to which each property has been reclaimed. Under federal law, partial bond release is provided as mined lands (1) are backfilled and graded to approximate original contour, (2) are re-vegetated and (3) achieve pre-mining vegetative productivity levels on a sustained basis for a period of five to 10 years.

   As of December 31, 2000, we had outstanding surety bonds with third parties for post-mining reclamation totaling $690.7 million, with an additional $216.5 million in self-bonding obligations. Surety bonds valued at an additional $94.1 million are in place for federal and state workers' compensation obligations and other miscellaneous obligations.

                          DESCRIPTION OF CAPITAL STOCK

   Upon consummation of this offering, our authorized capital stock will
consist of    million shares of common stock, par value $.01 per share, of
which       shares, or       shares of common stock if the underwriters
exercise their over-allotment option in full, will be issued and outstanding.
As of      , 2001, there were     holders of our common stock. The following
description of our capital stock and related matters is qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

   The following summary describes elements of our certificate of incorporation and by-laws after giving effect to the offering.

Common Stock

   Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of the assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock.

Authorized but Unissued Capital Stock

   Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

   One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter and By-laws

 Delaware Law

   Our company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

  . prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  . at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested shareholder" is a person who together with that person's affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

   Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

 Certificate of Incorporation; By-laws

   Our certificate of incorporation may make it more difficult to replace our board of directors because it permits stockholder action by written consent only if all of the stockholders entitled to vote on the matter sign the consent.

   Additionally, our by-laws may make replacing our board of directors more difficult since they give our board the ability to increase the size of the board and fill vacancies on the board.

Registrar and Transfer Agent

   The registrar and transfer agent for the common stock is         .

Listing

   We propose to list our common stock on the New York Stock Exchange, subject to official notice of issuance, under the symbol " ."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

   Upon the closing of this offering, we will have outstanding an aggregate of
approximately     million shares of common stock, assuming no exercise of
outstanding options or exercise of the over-allotment option. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which we summarize below.

   Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares of our common stock will be available for sale in the public market as follows:

 Number of Shares Date
 ---------------- ----
                  Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our stock option plans

                  After 180 days from the date of this prospectus (subject, in some cases, to volume limitations under Rule 144)

                  At various times after 180 days from the date of this prospectus (Rule 144)

Rule 144

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding shares of common stock or approximately million shares assuming no exercise of the over-allotment option; and

  . the average weekly trading volume in the common stock on the New York
    Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registered statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

   In general, under Rule 701, our employees, directors, officers or consultants who purchase our shares in connection with a written compensatory plan or contract may be entitled to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Affiliates may sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions. We have been a reporting company under the Securities Exchange Act since October 1998.

Lock-Up Agreements

   Our directors, officers and existing stockholders have agreed that they will not sell, directly or indirectly, subject to certain exceptions, any shares of our common stock for a period of 180 days from the date of this prospectus, without the prior written consent of Lehman Brothers.

   In addition, existing stockholders have agreed not to transfer, subject to certain exceptions, any of their stock prior to July 23, 2001. After July 23, 2001, these stockholders may, subject to certain exceptions, transfer their shares on 60 days' notice to us, provided that we are given a right of first refusal. Finally, certain directors and officers may not, subject to certain exceptions, transfer certain of the shares they obtained through stock option grants until the earlier of two years after this initial public offering and five years after the date of their agreement to acquire the shares.

   We have agreed not to sell or otherwise dispose of any shares of our common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our existing employee benefit plans referred to in this prospectus. In addition, we may issues shares of common stock in connection with any acquisition of another company if the terms of the issuance provide that the common stock may not be resold prior to the expiration of the 180-day period described above.

Stock Options

   Options to purchase up to an aggregate of approximately 3.9 million shares of our common stock will be outstanding as of the closing of this offering. Of these options, approximately 2.0 million will have vested at or prior to the closing of this offering and approximately 1.9 million may vest over the next two years. Each of our employees who has been granted stock options under our employee benefit plans has agreed pursuant to their option agreements that they will not transfer any shares of our common stock for a period of two years after completion of an initial public offering of our stock.

   Following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and options issuable pursuant to our stock purchase and option plan. After expiration of the lock-up agreements, shares covered by these registration statements will be eligible for sale in the public markets, other than shares owned by our affiliates, which may be sold in the public market if they qualify for an exemption from registration under Rule 144 or 701.

               CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following summary describes the material U.S. federal income and estate tax consequences of the ownership of common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, the Code, as amended. Those entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partner in a partnership holding the common stock should consult its own tax advisor. Persons considering the purchase, ownership or disposition of common stock should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

   As used herein, a "U.S. Holder" of common stock means a holder that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (4) a trust (A) that is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

Dividends

   Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that is specified by an applicable income tax treaty.

   A Non-U.S. Holder of common stock who wishes to claim an exemption from, or reduction in, withholding under the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends, will be required to file Internal Revenue Service Form W-8BEN (or successor form) and satisfy certification requirements of applicable U.S. Treasury regulations.

   A Non-U.S. Holder of common stock eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (3) the company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock.

   An individual Non-U.S. Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.). If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

   The determination of whether a corporation is a "United States real property holding corporation" involves a complex factual analysis, with a valuation of all of the company's assets. We have not determined at this time whether we are a United States real property holding corporation for U.S. federal income tax purposes, although investors should be aware that there is a significant possibility that we are or will become a United States real property holding corporation. If we are or become a United States real property holding corporation, then assuming the common stock is regularly traded on an established securities market, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock) more than five percent of the common stock will be subject to U.S. federal income tax on the disposition of the common stock under these rules.

U.S. Estate Tax

   Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   Our company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

   A Non-U.S. Holder will be subject to back-up withholding at the rate of 31% unless applicable certification requirements are met.

   Proceeds of a sale of common stock paid within the United States or through certain U.S. related financial intermediaries are subject to both back-up withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge that the beneficial owner is a U.S. person), or the holder establishes another exemption.

   Any amounts withheld under the back-up withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Under the terms of an Underwriting Agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the
underwriters named below, for whom Lehman Brothers Inc.            ,
             and             are acting as representatives, have severally
agreed to purchase from us the respective number of shares of common stock opposite their names below:

   Underwriters                                                 Number of Shares
   ------------                                                 ----------------
   Lehman Brothers Inc.........................................


                                                                      ----
     Total.....................................................
                                                                      ====

   The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those covered by the over-allotment option described below.

   We have granted the underwriters a 30-day option after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an
aggregate of           shares at the public offering price less underwriting
discounts and commissions. The option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

   The representatives of the underwriters have advised us that the underwriters propose to offer shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a
selling concession not in excess of $    per share. The underwriters may allow,
and the selected dealers may re-allow, a discount from the concession not in
excess of $     per share to other dealers. After the offering, the
representatives may change the public offering price and other offering terms.

   The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per share..................................................  $        $
                                                                ------   ------
     Total....................................................
                                                                ======   ======

   The expenses of the offering that are payable by us are estimated to be
$         .

   We propose to list our common stock on the New York Stock Exchange under the
symbol "    ."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The factors that the representatives will consider in determining the public offering price include:

  . the history and prospects for the industry in which we compete;

  . the ability of our management and our business potential and earning prospects;

  . the prevailing securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act of 1934:

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market;

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering; and

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

   The underwriters have informed us that they do not intend to confirm sales to discretionary accounts.

   We, our directors, officers, and all current stockholders have agreed subject to certain exceptions, not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of capital stock or any securities that may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of the prospectus without the prior written consent of Lehman Brothers Inc.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

   At our request, Lehman Brothers Inc. has reserved up to             shares
of the common stock offered by this prospectus, for sale pursuant to a directed share program to our employees, directors and friends at the initial public offering price on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

   Lehman Brothers Merchant Banking Partners II L.P. and other of its affiliates, each of which is an affiliate of Lehman Brothers Inc., beneficially own more than 10% of our common stock. Lehman Brothers Inc. was the initial purchaser in connection with the sale of our senior notes and our senior subordinated notes, and has served as our financial advisor, from time to time, in connection with various transactions. In addition, Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is the syndication agent and a lender under our senior credit facility, which will be repaid with a portion of this offering. Lehman Commercial Paper Inc. will receive an amount that is greater than 10% of the net offering proceeds as a result of that repayment. Because of these relationships, the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, or NASD. This rule requires that the initial public offering price for our shares cannot be higher than the price recommended by a "qualified independent underwriter," as
defined by the NASD.               is serving as a qualified independent
underwriter and will perform due diligence investigations and review, and participate in the preparation of the registration statement of which this prospectus is a part.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock to be sold in the offering will be passed upon for us by our counsel, Simpson Thacher & Bartlett, New York, New York. Certain legal matters in connection with the issuance of the common stock to be sold in the offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of March 31, 2000 and for the fiscal year ended March 31, 2000 and the period ended March 31, 1999, and the combined financial statements and schedule of P&L Coal Group (our predecessor company) for the period ended May 19, 1998 and fiscal year ended March 31, 1998, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We file annual, quarterly and current reports and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's Internet site at www.sec.gov. This site contains reports and other information that we file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

   We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented in the registration statement and its exhibits and schedules. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the terms of those documents that we consider material. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

   You may request copies of the filings, at no cost, by telephone at (314) 342-3400 or by mail at: P&L Coal Holdings Corporation, 701 Market Street, Suite 700, St. Louis, Missouri 63101, attention: Public Relations.

                           GLOSSARY OF SELECTED TERMS

   Anthracite. The highest rank of economically usable coal with moisture content less than 15% by weight and heating value as high as 15,000 Btu per pound. It is jet black with a high luster. It is mined primarily in Pennsylvania.

   Appalachia. Coal producing states of Alabama, Georgia, eastern Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia.

   Ash. Impurities consisting of iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.

   Bituminous coal. The most common type of coal with moisture content less than 20% by weight and heating value of 10,500 to 14,000 Btu per pound. It is dense and black and often has well-defined bands of bright and dull material.

   British thermal unit, or "Btu". A measure of the energy required to raise the temperature of one pound of water one degree Fahrenheit.

   Clean Air Act Amendments of 1990. A comprehensive set of amendments to the federal law governing the nation's air quality. The Clean Air Act was originally passed in 1970 to address significant air pollution problems in our cities. The 1990 amendments broadened and strengthened the original law to address specific problems such as acid deposition, urban smog, hazardous air pollutants and stratospheric ozone depletion.

   Coal seam. Coal deposits occur in layers. Each layer is called a "seam."

   Coke. A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful byproducts.

   Coking coal. Coal used to make coke and interchangeably referred to as metallurgical coal.

   Continuous mining. A form of underground room-and-pillar mining that uses a continuous mining machine to cut coal from the seam and load it onto conveyors or into shuttle cars in a continuous operation.

   Deep mine. An underground coal mine.

   Draglines. A large excavating machine used in the surface mining process to remove overburden.

   Dragline mining. A form of mining where large capacity electric-powered draglines remove overburden to expose the coal seam. Smaller shovels load coal in haul trucks for transportation to the preparation plant and then to the rail loadout.

   Fossil fuel. Fuel such as coal, petroleum or natural gas formed from the fossil remains of organic material.

   Illinois basin. Coal producing area in Illinois, southern Indiana and western Kentucky.

   Lignite. The lowest rank of coal with a high moisture content of up to 45% by weight and heating value of 6,500 to 8,300 Btu per pound. It is brownish black and tends to oxidize and disintegrate when exposed to air.

   Longwall mining. A form of underground mining in which a panel or block of coal, generally at least 700 feet wide and often over one mile long, is completely extracted. The working area is protected by a moveable, powered roof support system.

   Metallurgical coal. The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as "met" coal, it possesses four important qualities: volatility, which affects coke yield; the level of impurities, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal has a particularly high Btu, but low ash content.

   Nitrogen oxide (NO\\2\\). A gas formed in high temperature environments such as coal combustion. It is a harmful pollutant that contributes to acid rain.

   Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

   Overburden ratio/stripping ratio. The amount of overburden that must be removed to excavate a given quantity of coal. It is commonly expressed in cubic yards per ton of coal or as a ratio comparing the thickness of the overburden with the thickness of the coalbed.

   Pillar. An area of coal left to support the overlying strata in a mine; sometimes left permanently to support surface structures.

   Powder River Basin. Coal producing area in northeastern Wyoming and southeastern Montana. This is the largest known source of coal reserves and the largest producing region in the United States.

   Preparation plant. Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal's sulfur content.

   Probable reserves. In relation to coal, probable reserves are those reserves for which there is a moderate degree of geological assurance. Coal tonnages are computed by projection data from available seam measurements for a distance beyond coal classed as measured or proven. The assurance, although lower than for proven coal, is high enough to assume continuity between points of measurement. The maximum acceptable distance for projection of indicated probable tonnage is one-half to three-quarters mile from points of observation. Further exploration is necessary to place these reserves in a proven category.

   Proven reserves. In relation to coal, proven reserves are those reserves for which there is the highest degree of geological assurance. The sites for measurement are so closely spaced and the geological character so well defined that the thickness, real extent, size, shape and depth of coal are well established. The maximum acceptable distance for projections from seam data points varies with the geological nature of the coal seam being studied, but generally, a radius of one-quarter mile is recognized as the standard. Proven reserves may also be referred to as measured.

   Reclamation. The process of restoring land and the environment to their original state following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers. Reclamation operations are usually underway before the mining of a particular site is completed. Reclamation is closely regulated by both state and federal law.

   Recoverable reserves. The amount of coal that can be recovered from the reserve base. The average recovery factor for underground mines and surface mines is about 57% and 80%, respectively. Using these percentages, there are an estimated 305 billion tons of recoverable reserves in the United States, enough to last an estimated 250 years at current consumption levels.

   Roof. The stratum of rock or other mineral above a coal seam; the overhead surface of a coal working place. Same as "back" or "top."

   Room-and-Pillar Mining. The most common method of underground mining in which the mine roof is supported mainly by coal pillars left at regular intervals. Rooms are placed where the coal is mined; pillars are areas of coal left between the rooms. Room-and-pillar mining is done either by conventional or continuous mining.

   Scrubber (flue gas desulfurization unit). Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, that must then be removed for disposal. Although effective in substantially reducing sulfur from combustion gases, scrubbers require about 6% to 7% of a power plant's electrical output and thousands of gallons of water to operate.

   Steam coal. Coal used by power plants and industrial steam boilers to produce electricity or process steam. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

   Subbituminous coal. Dull, black coal that ranks between lignite and bituminous coal. Its moisture content is between 20% and 30% by weight, and its heat content ranges from 7,800 to 9,500 Btu per pound of coal.

   Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.

   Sulfur content. Coal is commonly described by its sulfur content due to the importance of sulfur in environmental regulations. "Low sulfur" coal has a variety of definitions but typically is used to describe coal consisting of 1.0% or less sulfur. A majority of our Appalachian and Powder River Basin reserves are of low sulfur grades.

   Surface mine. A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil (see "Overburden"). About 60% of total U.S. coal production comes from surface mines.

   Tons. A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is 2,240 pounds; a "metric" ton is approximately 2,205 pounds. The short ton is the unit of measure referred to in this prospectus.

   Truck-and-shovel mining. A form of mining where large shovels are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loadout.

   Underground mine. Also known as a "deep" mine. Usually located several hundred feet below the earth's surface, an underground mine's coal is removed mechanically and transferred by shuttle car or conveyor to the surface. Most underground mines are located east of the Mississippi River and account for about 40% of annual U.S. coal production.

   Unit train. A train of 100 or more cars carrying only coal. A typical unit train can carry at least 10,000 tons of coal in a single shipment.

   Western bituminous coal regions. Coal producing area including, the Hanna Basin in Wyoming, the Uinta Basin of northwestern Colorado and Utah, the Four Corners Region in New Mexico and Arizona and the Raton Basin in southern Colorado.

                         Index to Financial Statements

                          Audited Financial Statements

                                                                           Page
                                                                           ----
Report of Independent Auditors............................................ F-2

Audited Financial Statements:

  Statements of Operations--Year ended March 31, 1998, periods ended May
   19, 1998, and March 31, 1999 and year ended March 31, 2000............. F-3

  Balance Sheets--March 31, 1999 and 2000................................. F-4

  Statements of Cash Flows--Year ended March 31, 1998, periods ended May
   19, 1998, and March 31, 1999 and year ended March 31, 2000............. F-5

  Statements of Changes in Stockholders' Equity/Invested Capital--Year
   ended March 31, 1998, periods ended May 19, 1998, and March 31, 1999 and year ended March 31, 2000.......................................... F-6

Notes to Financial Statements............................................. F-7

                         Unaudited Financial Statements

Condensed Consolidated Financial Statements:

  Unaudited Statements of Condensed Consolidated Operations--Nine months and quarter ended December 31, 1999 and 2000........................... F-44

  Unaudited Condensed Consolidated Balance Sheets--March 31, 2000 and
   December 31, 2000...................................................... F-45

  Unaudited Statements of Condensed Consolidated Cash Flows--Nine months ended December 31, 1999 and 2000....................................... F-46

Notes to Unaudited Condensed Consolidated Financial Statements............ F-47

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
P&L Coal Holdings Corporation

   We have audited the accompanying consolidated balance sheets of P&L Coal Holdings Corporation (the Company) as of March 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for the year and period then ended. We have also audited the combined statements of operations, changes in invested capital and cash flows of P&L Coal Group (the Predecessor Company) for the period ended May 19, 1998 and the year ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of P&L Coal Holdings Corporation at March 31, 2000 and 1999, the consolidated results of operations and cash flows of the Company for the year ended March 31, 2000 and the period ended March 31, 1999, and the combined results of operations and cash flows of the Predecessor Company for the period ended May 19, 1998 and the year ended March 31, 1998 in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

April 27, 2000, except as to
the first paragraph of Note 15,
as to which the date is
February 12, 2001

   The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 15 to the financial statements.

                                          /s/ Ernst & Young LLP

St. Louis, Missouri
February 8, 2001

                         P&L COAL HOLDINGS CORPORATION

                            STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)

                              Predecessor Company
                          ---------------------------
                            Year Ended   Period Ended  Period Ended    Year Ended
                          March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                          -------------- ------------ -------------- --------------
REVENUES
  Sales.................    $2,048,694     $278,930    $ 1,970,957    $ 2,610,991
  Other revenues........       169,328       11,728         85,875         99,509
                            ----------     --------    -----------    -----------
      Total revenues....     2,218,022      290,658      2,056,832      2,710,500
OPERATING COSTS AND
 EXPENSES
  Operating costs and
   expenses.............     1,695,216      244,128      1,643,718      2,178,664
  Depreciation,
   depletion and
   amortization.........       200,169       25,516        179,182        249,782
  Selling and
   administrative
   expenses.............        83,640       12,017         67,688         95,256
  Net gain on property
   and equipment
   disposals............       (21,815)        (328)           --          (6,439)
                            ----------     --------    -----------    -----------
OPERATING PROFIT........       260,812        9,325        166,244        193,237
  Interest expense......        33,410        4,222        176,105        205,056
  Interest income.......       (14,543)      (1,667)       (18,527)        (4,421)
                            ----------     --------    -----------    -----------
INCOME (LOSS) BEFORE
 INCOME TAXES AND
 MINORITY INTERESTS.....       241,945        6,770          8,666         (7,398)
  Income tax provision
   (benefit)............        83,050        4,530          3,012       (141,522)
  Minority interests....           --           --           1,887         15,554
                            ----------     --------    -----------    -----------
INCOME FROM CONTINUING
 OPERATIONS.............       158,895        2,240          3,767        118,570
  Discontinued
   operations:
    (Income) loss from
     discontinued
     operations, net of
     income tax
     provision (benefit)
     of $7,143, ($189),
     $6,035 and
     ($1,297),
     respectively.......        (1,441)       1,764         (6,442)        12,087
    Loss from disposal
     of discontinued
     operations, net of
     income tax benefit
     of $31,188.........           --           --             --          78,273
                            ----------     --------    -----------    -----------
NET INCOME                  $  160,336     $    476    $    10,209    $    28,210
                            ==========     ========    ===========    ===========
Basic and diluted income
 per share from
 continuing operations:
  Class A...............                               $      0.16    $      4.80
  Class B...............                                      0.16           4.80
Basic and diluted net
 income per share:
  Class A...............                               $      0.42    $      1.14
  Class B...............                                      0.42           1.14
Weighted average shares
 outstanding:
  Class A...............                                19,000,000     19,000,000
  Class B...............                                   159,559        704,550

                See accompanying notes to financial statements.

                         P&L COAL HOLDINGS CORPORATION

                                 BALANCE SHEETS

                                                         As of March 31
                                                    --------------------------
                                                        1999          2000
                                                    ------------  ------------
                                                     (Dollars in thousands,
                                                    except per share amounts)
                      ASSETS

Current assets
 Cash and cash equivalents......................... $    194,078  $     65,618
 Accounts receivable, less allowance of $177 and
  $1,233, respectively.............................      312,748       153,021
 Materials and supplies............................       53,978        48,809
 Coal inventory....................................      195,919       193,341
 Assets from power trading activities..............    1,037,300           --
 Assets from coal and emission allowance trading
  activities.......................................        2,514        78,695
 Deferred income taxes.............................        8,496        49,869
 Other current assets..............................       27,428        43,192
                                                    ------------  ------------
   Total current assets............................    1,832,461       632,545
Property, plant, equipment and mine development
 Land and coal interests...........................    4,023,546     4,135,010
 Building and improvements.........................      316,163       350,284
 Machinery and equipment...........................      651,728       741,486
 Less accumulated depreciation, depletion and
  amortization.....................................     (193,492)     (411,270)
                                                    ------------  ------------
Property, plant, equipment and mine development,
 net...............................................    4,797,945     4,815,510
Net assets of discontinued operations..............          --         90,000
Investments and other assets.......................      393,525       288,794
                                                    ------------  ------------
   Total assets.................................... $  7,023,931  $  5,826,849
                                                    ============  ============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
 Short-term borrowings and current maturities of
  long-term debt................................... $     72,404  $     57,977
 Income taxes payable..............................        7,308        13,594
 Liabilities from power trading activities.........      638,062           --
 Liabilities from coal and emission allowance
  trading activities...............................           12        75,883
 Accounts payable and accrued expenses.............      627,722       573,137
                                                    ------------  ------------
   Total current liabilities.......................    1,345,508       720,591
Long-term debt, less current maturities............    2,469,975     2,018,189
Deferred income taxes..............................      780,175       625,124
Accrued reclamation and other environmental
 liabilities.......................................      498,032       502,092
Workers' compensation obligations..................      207,544       212,260
Accrued postretirement benefit costs...............      956,714       971,186
Obligation to industry fund........................       63,107        64,737
Other noncurrent liabilities.......................      183,736       162,979
                                                    ------------  ------------
   Total liabilities...............................    6,504,791     5,277,158
Minority interests.................................       23,910        41,265
Stockholders' equity
 Preferred stock--$0.01 per share par value;
  10,000,000 shares authorized, 5,000,000 shares
  issued and outstanding as of March 31, 1999 and
  2000.............................................           50            50
 Common stock--Class A, $0.01 per share par value;
  30,000,000 shares authorized, 19,000,000 shares
  issued and outstanding as of March 31, 1999 and
  2000.............................................          190           190
 Common stock--Class B, $0.01 per share par value;
  3,000,000 shares authorized and 708,767 shares
  issued and outstanding as of March 31, 1999;
  3,000,000 shares authorized, 742,268 shares
  issued and 684,473 shares outstanding as of
  March 31, 2000...................................            7             7
 Additional paid-in capital........................      484,772       485,037
 Employee stock loans..............................       (2,331)       (2,391)
 Accumulated other comprehensive income (loss).....        2,333       (12,667)
 Retained earnings.................................       10,209        38,419
 Treasury shares, at cost: 57,795 Class B shares
  as of March 31, 2000.............................          --           (219)
                                                    ------------  ------------
   Total stockholders' equity......................      495,230       508,426
                                                    ------------  ------------
     Total liabilities and stockholders' equity.... $  7,023,931  $  5,826,849
                                                    ============  ============

                See accompanying notes to financial statements.

                         P&L COAL HOLDINGS CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                             Predecessor Company
                         ---------------------------
                           Year Ended   Period Ended  Period Ended    Year Ended
                         March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                         -------------- ------------ -------------- --------------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net income.............    $ 160,336     $     476    $    10,209     $  28,210
 (Income) loss from
  discontinued
  operations...........       (1,441)        1,764         (6,442)       12,087
 Loss from disposal of
  discontinued
  operations...........          --            --             --         78,273
                           ---------     ---------    -----------     ---------
   Income from
    continuing
    operations.........      158,895         2,240          3,767       118,570
Adjustments to
 reconcile income from
 continuing operations
 to net cash provided
 by (used in)
 continuing operations:
 Depreciation,
  depletion and
  amortization.........      200,169        25,516        179,182       249,782
 Deferred income
  taxes................       65,508         2,835           (679)     (157,803)
 Amortization of debt
  discount and debt
  issuance.............       11,205         1,379         16,120        18,911
 Net gain on property
  and equipment
  disposals............      (21,815)         (328)           --         (6,439)
 Gain on coal contract
  restructurings.......      (49,270)          --          (5,300)      (12,957)
 Minority interests....          --            --           1,887        15,554
 Changes in current
  assets and
  liabilities,
  excluding effects of
  acquisitions:
   Sale of accounts
    receivable.........          --            --             --        100,000
   Accounts receivable,
    net of sale........      (18,622)       (9,768)        20,164        18,712
   Materials and
    supplies...........         (438)          881          3,620         5,227
   Coal inventory......      (16,160)       (2,807)         5,781        10,774
   Net assets from coal
    and emission
    allowance trading
    activities.........          --            --             --           (310)
   Other current
    assets.............      (10,607)      (10,707)         7,459       (16,862)
   Accounts payable and
    accrued expenses...       (3,226)      (34,685)       (50,373)      (15,064)
   Income taxes
    payable............      (12,447)        1,234            173         7,549
Accrued reclamation and
 related liabilities...      (18,509)       (1,622)        (4,468)      (18,233)
Workers' compensation
 obligations...........      (23,106)       (2,156)       (10,449)        4,716
Accrued postretirement
 benefit costs.........       15,292         6,092          6,094        14,472
Obligation to industry
 fund..................      (26,771)       (2,379)        (3,619)        1,630
Royalty prepayment.....          --            --         135,903           --
Other, net.............       16,932        (5,586)        25,661       (34,814)
                           ---------     ---------    -----------     ---------
     Net cash provided
      by (used in)
      continuing
      operations.......      267,030       (29,861)       330,923       303,415
     Net cash provided
      by (used in)
      discontinued
      operations.......      (79,178)        1,704        (48,901)      (40,504)
                           ---------     ---------    -----------     ---------
     Net cash provided
      by (used in)
      operating
      activities.......      187,852       (28,157)       282,022       262,911
                           ---------     ---------    -----------     ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES
Additions to property,
 plant, equipment and
 mine development......     (165,514)      (20,874)      (174,520)     (178,754)
Additions to advance
 mining royalties......       (6,174)       (2,302)       (11,509)      (25,292)
Acquisitions, net......      (58,715)          --      (2,110,400)      (63,265)
Investment in joint
 venture...............          --            --             --         (4,325)
Proceeds from coal
 contract
 restructurings........       57,460           328          2,515        32,904
Proceeds from property
 and equipment
 disposals.............       37,723         1,374         11,448        19,284
Proceeds from sale-
 leaseback
 transactions..........          --            --             --         34,234
                           ---------     ---------    -----------     ---------
     Net cash used in
      continuing
      operations.......     (135,220)      (21,474)    (2,282,466)     (185,214)
     Net cash provided
      by (used in)
      discontinued
      operations.......         (813)          (76)        33,130          (170)
                           ---------     ---------    -----------     ---------
     Net cash used in
      investing
      activities.......     (136,033)      (21,550)    (2,249,336)     (185,384)
                           ---------     ---------    -----------     ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Proceeds from short-
 term borrowings and
 long-term debt........      269,391        53,597      1,870,778        22,026
Payments of short-term
 borrowings and long-
 term debt.............     (350,737)      (19,423)      (222,715)     (209,985)
Capital contribution...          --            --         480,000           --
Distributions to
 minority interests....          --            --          (3,080)       (3,353)
Dividends paid.........      (65,109)     (173,330)           --            --
Transactions with
 affiliates:...........
 Loan to affiliate.....     (141,000)          --             --            --
 Proceeds from
  affiliated loan......          --        141,000            --            --
 Advances from
  affiliates...........       16,882           --             --            --
 Repayments to
  affiliates...........          --            --          (3,647)          --
 Invested capital
  transactions with
  affiliates...........      (55,176)          --         (30,369)          --
                           ---------     ---------    -----------     ---------
     Net cash provided
      by (used in)
      continuing
      operations.......     (325,749)        1,844      2,090,967      (191,312)
     Net cash provided
      by (used in)
      discontinued
      operations.......       90,360        21,693         70,314       (13,869)
                           ---------     ---------    -----------     ---------
     Net cash provided
      by (used in)
      financing
      activities.......     (235,389)       23,537      2,161,281      (205,181)
Effect of exchange rate
 changes on cash and
 cash equivalents......         (718)         (292)           111          (806)
                           ---------     ---------    -----------     ---------
Net increase (decrease)
 in cash and cash
 equivalents...........     (184,288)      (26,462)       194,078      (128,460)
Cash and cash
 equivalents at
 beginning of period...      281,109        96,821            --        194,078
                           ---------     ---------    -----------     ---------
Cash and cash
 equivalents at end of
 period................    $  96,821     $  70,359    $   194,078     $  65,618
                           =========     =========    ===========     =========

                See accompanying notes to financial statements.

                         P&L COAL HOLDINGS CORPORATION

        STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/INVESTED CAPITAL

                                                               Accumulated
                                                                  Other
                                                                 Compre-                                      Total
                                          Additional Employee    hensive                                  Stockholders'
                         Preferred Common  Paid-in    Stock       Income   Retained  Invested   Treasury Equity/Invested
Predecessor Company        Stock   Stock   Capital    Loans       (Loss)   Earnings  Capital     Stock       Capital
-------------------      --------- ------ ---------- --------  ----------- -------- ----------  -------- ---------------
                                                             (Dollars in thousands)
March 31, 1997.........    $ --    $ --    $    --   $   --     $ (2,799)  $   --   $1,679,585   $ --      $1,676,786
 Comprehensive income:
 Net income............      --      --         --       --          --        --      160,336     --         160,336
 Foreign currency
 translation
 adjustment............      --      --         --       --      (39,385)      --          --      --         (39,385)
                                                                                                           ----------
 Comprehensive income..                                                                                       120,951
 Dividend paid.........      --      --         --       --          --        --      (65,109)    --         (65,109)
 Net transactions with
 affiliates............      --      --         --       --          --        --      (44,786)    --         (44,786)
                           -----   -----   --------  -------    --------   -------  ----------   -----     ----------
March 31, 1998.........      --      --         --       --      (42,184)      --    1,730,026     --       1,687,842
 Comprehensive loss:
 Net income............      --      --         --       --          --        --          476     --             476
 Foreign currency
 translation
 adjustment............      --      --         --       --      (17,974)      --          --      --         (17,974)
                                                                                                           ----------
 Comprehensive loss....                                                                                       (17,498)
 Dividend paid.........      --      --         --       --          --        --     (173,330)    --        (173,330)
 Net transactions with
 affiliates............      --      --         --       --          --        --          360     --             360
                           -----   -----   --------  -------    --------   -------  ----------   -----     ----------
May 19, 1998...........    $ --    $ --    $    --   $   --     $(60,158)  $   --   $1,557,532   $ --      $1,497,374
                           =====   =====   ========  =======    ========   =======  ==========   =====     ==========
------------------------------------------------------------------------------------------------------------------------
May 20, 1998...........    $ --    $ --    $    --   $   --     $    --    $   --   $      --    $ --      $      --
 Capital contribution..       50     190    479,760      --          --        --          --      --         480,000
 Comprehensive income:
 Net income............      --      --         --       --          --     10,209         --      --          10,209
 Foreign currency
 translation
 adjustment............      --      --         --       --        4,128       --          --      --           4,128
 Minimum pension
 liability (net of
 $1,248 tax
 provision)............      --      --         --       --       (1,795)      --          --      --          (1,795)
                                                                                                           ----------
 Comprehensive income..                                                                                        12,542
 Stock grants to
 employees.............      --        5      3,919   (1,236)        --        --          --      --           2,688
 Stock purchases by
 employees.............      --        2      1,093   (1,095)        --        --          --      --             --
                           -----   -----   --------  -------    --------   -------  ----------   -----     ----------
March 31, 1999.........       50     197    484,772   (2,331)      2,333    10,209         --      --         495,230
 Comprehensive income:
 Net income............      --      --         --       --          --     28,210         --      --          28,210
 Foreign currency
 translation
 adjustment............      --      --         --       --      (16,795)      --          --      --         (16,795)
 Minimum pension
 liability (net of
 $1,248 tax benefit)...      --      --         --       --        1,795       --          --      --           1,795
                                                                                                           ----------
 Comprehensive income..                                                                                        13,210
 Stock grants to
 employees.............      --      --         265     (103)        --        --          --      --             162
 Loan repayments.......      --      --         --       901         --        --          --      --             901
 Additional loans......      --      --         --      (858)        --        --          --      --            (858)
 Shares repurchased....      --      --         --       --          --        --          --     (219)          (219)
                           -----   -----   --------  -------    --------   -------  ----------   -----     ----------
March 31, 2000.........    $  50   $ 197   $485,037  $(2,391)   $(12,667)  $38,419  $      --    $(219)    $  508,426
                           =====   =====   ========  =======    ========   =======  ==========   =====     ==========

                See accompanying notes to financial statements.

                         P&L COAL HOLDINGS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
         (Dollars in thousands, except where noted and per share data)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

   The consolidated financial statements include the consolidated balance sheets of P&L Coal Holdings Corporation (the "Company" or "Peabody") as of March 31, 1999 and 2000, and the consolidated results of operations and cash flows for the period ended March 31, 1999 and the year ended March 31, 2000. These financial statements include the subsidiaries (collectively, known as the "Predecessor Company") of Peabody Holding Company, Inc. ("Peabody Holding Company"), Gold Fields Mining Corporation ("Gold Fields") which owns Lee Ranch Coal Company ("Lee Ranch"), Citizens Power LLC ("Citizens Power") and Peabody Resources Limited ("Peabody Resources"), an Australian company. The combined financial statements include the combined results of operations and cash flows of the Predecessor Company for the fiscal year ended March 31, 1998 and from April 1, 1998 to May 19, 1998.

   Until May 19, 1998, the Predecessor Company was a wholly owned indirect subsidiary of The Energy Group, PLC ("The Energy Group"). Effective May 20, 1998, the Predecessor Company was acquired by the Company, which at the time was wholly owned by Lehman Brothers Merchant Banking Partners II and its affiliates ("Lehman Merchant Banking"), an investment fund affiliated with Lehman Brothers, Inc. The transaction was part of the sale of The Energy Group to Texas Utilities Company. P&L Coal Holdings Corporation, a holding company with no direct operations and nominal assets other than its investment in its subsidiaries, was formed by Lehman Merchant Banking on February 27, 1998 for the purpose of acquiring the Predecessor Company and had no significant activity until the acquisition.

   Subsequent to March 31, 2000, the Company signed a purchase and sale agreement with Edison Mission Energy to sell Citizens Power (see note 3). Results of operations and cash flows have been restated for all periods presented to properly reflect the discontinued operation.

 Description of Business

   The Company is principally engaged in the mining of coal for sale primarily to electric utilities. The Company also markets and trades coal and emission allowances.

 New Pronouncements

   Effective April 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that noncash changes in stockholders' equity be combined with net income and reported in a new financial statement category entitled "accumulated other comprehensive income."

   The Company also adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" effective April 1, 1998. SFAS No. 131 and SFAS No. 132 address the disclosures required for the Company's operating segments and employee benefit obligations, respectively.

   The adoption of SFAS Nos. 130, 131 and 132 had no effect on the Company's results of operations.

 Joint Ventures

   Joint ventures are accounted for using the equity method except for undivided interests in Australia, which are reported using pro rata consolidation whereby the Company reports its proportionate share of assets,

                         P&L COAL HOLDINGS CORPORATION
liabilities, income and expenses. All significant intercompany transactions have been eliminated in consolidation.

   The financial statements include the following asset and operating amounts for Australian entities utilizing pro rata consolidation:

                          Predecessor Company
                      ---------------------------
                        Year Ended   Period Ended  Period Ended    Year Ended
                      March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                      -------------- ------------ -------------- --------------
Total revenue........    $76,406       $10,996       $72,057        $122,689
Operating profit.....     17,731         3,695        18,767          17,038
Total assets.........                                189,363         149,864

 Accounting for Coal and Emission Allowance Trading

   The Company engages in risk management activities for both trading and non-trading purposes. Activities for trading purposes, generally consisting of coal and emission allowance trading, are accounted for using the fair value method. Under such method, the derivative commodity instruments (forwards, options and swaps) with third parties are reflected at market value and are included in "Assets and liabilities from coal and emission allowance trading activities" in the consolidated balance sheets. In the absence of quoted values, financial commodity instruments are valued at fair value, considering the net present value of the underlying sales and purchase obligations, volatility of the underlying commodity, appropriate reserves for market and credit risks and other factors, as determined by management. Subsequent changes in market value are recognized as gains or losses in "Other revenues" in the period of change.

 Derivative Financial Instruments

   The Company utilizes derivative financial instruments to hedge the impact of exchange rate fluctuations on anticipated future sales as well as to hedge the impact of interest rate movements on floating rate debt and certain commodity supplies. The Company's Australian operations use forward currency contracts to manage their exposure against foreign currency fluctuations on sales denominated in U.S. dollars. These financial instruments are accounted for using the deferral method. Changes in the market value of these transactions are deferred until the gain or loss on the underlying hedged item is recognized as part of the related sales transaction. If the future sale is no longer anticipated, the changes in market value of the forward currency contracts would be recognized as an adjustment to revenue in the period of change.

   A portion of the Company's long-term indebtedness bears interest at rates that fluctuate based upon certain indices. The Company utilizes financial instruments, such as interest rate swap agreements, to mitigate the impact of changes in interest rates on a portion of its floating rate debt. Gains or losses on interest rate swap agreements are recognized as they occur and are included as a component of interest expense.

   As a writer of options, the Company receives a premium where the option is written and then bears the risk of unfavorable changes in the price of the financial instruments underlying the option. Forwards, swaps and over-the-counter options are traded in unregulated markets.

   Over-the-counter forwards, options and swaps are either liquidated with the same counterparty or held to settlement date. For these financial instruments, the unrealized gains or losses on financial settlements, rather than the contract amounts, represent the approximate future cash requirements. Realized gains and losses on trading activities are recorded as part of "Other revenues" as they occur. Physical settlements are recorded on a gross basis within "Sales" and "Operating costs and expenses."

                         P&L COAL HOLDINGS CORPORATION

 Revenue Recognition

   The Company incurs certain "add-on" taxes and fees on coal sales. Coal sales are reported including taxes and fees charged by various federal and state governmental bodies. The Company recognizes revenue from coal sales when title passes to the customer.

 Other Revenues

   Other revenues include royalties related to coal lease agreements, earnings and losses from joint ventures, management fees, farm income, contract restructuring payments, coal trading activities and revenues from contract mining services. Royalty income generally results from the lease or sub-lease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced. Certain agreements require minimum annual lease payments regardless of the extent to which minerals are produced from the leasehold. The terms of these agreements generally range from specified periods of five to 20 years, or can be for an unspecified period until all reserves are depleted.

   Revenues from coal trading activities are recognized for the differences between contract and market prices.

 Cash and Cash Equivalents

   Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

 Inventories

   Materials and supplies and coal inventory are valued at the lower of average cost or market. Coal inventory costs include labor, supplies, equipment costs, operating overhead and other related costs.

 Property, Plant, Equipment and Mine Development

   Property, plant, equipment and mine development are recorded at cost. Interest costs applicable to major asset additions are capitalized during the construction period, including $1.5 million for the year ended March 31, 1998, $0.2 million for the period ended May 19, 1998, $3.0 million for the period ended March 31, 1999 and $1.8 million for the year ended March 31, 2000.

   Expenditures which extend the useful lives of existing plant and equipment are capitalized. Maintenance and repairs are charged to operating costs and expensed as incurred. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Development costs incurred to maintain current production capacity at a mine and exploration expenditures are charged to expense as incurred. Certain costs to acquire computer hardware and the development and/or purchase of software for internal use are capitalized and depreciated over the estimated useful lives.

   Depletion of coal interests is computed using the units-of-production method utilizing only proven and probable reserves in the depletion base. Mine development costs are principally amortized over the estimated lives of the mines using the straight-line method. Depreciation of plant and equipment (excluding life of mine assets) is computed using the straight-line method over the estimated useful lives as follows:

                                                                       Years
                                                                   -------------
   Building and improvements......................................   10 to 20
   Machinery and equipment........................................    2 to 30
   Leasehold improvements......................................... Life of Lease

                         P&L COAL HOLDINGS CORPORATION

   In addition, certain plant and equipment assets associated with mining are depreciated using the straight-line method over the estimated life of the mine, which varies from three to 24 years.

 Accrued Reclamation and Other Environmental Liabilities

   The Company records a liability for the estimated costs to reclaim land as the acreage is disturbed during the ongoing surface mining process. The estimated costs to reclaim support acreage and to perform other related functions at both surface and underground mines are recorded ratably over the lives of the mines. As of March 31, 1999, the Company had $534.9 million in surety bonds outstanding related to reclamation. As of March 31, 2000, the Company had $529.1 million in surety bonds outstanding and $19.4 million in letters of credit to secure reclamation. The amount of reclamation self-bonding in certain states in which the Company qualifies was $240.5 million and $186.1 million at March 31, 1999 and March 31, 2000, respectively.

   Accruals for other environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities are exclusive of claims against third parties and are not discounted. In general, costs related to environmental remediation are charged to expense. Environmental costs are capitalized only to the extent they extend the life of the asset, mitigate environmental contamination that has yet to occur, or are incurred in preparing an asset for sale.

 Income Taxes

   Income taxes are accounted for using a balance sheet approach known as the liability method. The liability method accounts for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities.

 Postemployment Benefits

   The Company provides postemployment benefits to qualifying employees, former employees and dependents under the provisions of various benefit plans or as required by state, federal or Australian law. The Company accounts for workers' compensation obligations and other Company provided postemployment benefits on the accrual basis of accounting.

 Income Per Share

   The Company has two classes of common stock and, as such, applies the "two-class method" of computing income per share as prescribed in SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, income or loss is allocated to preferred stock, Class A common stock and Class B common stock on a pro-rata basis.

   The Company presents basic and diluted income (loss) per share. Basic income
(loss) per share is calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income, respectively, that is attributed to the Company's Class A and Class B common shares by the weighted average number of common shares outstanding for each class of common stock for each respective period. Diluted income (loss) per share is calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income, respectively, that is attributed to the Company's Class A and Class B common shares by the weighted average number of common and common equivalent shares outstanding for each class of common stock for each respective period. Any potential difference between basic and diluted income
(loss) per share is solely attributable to stock options. For the period ended March 31, 1999 and the year ended March 31, 2000, all options (for 3.8 million shares and 3.7 million shares, respectively) were excluded from the diluted income per share calculations for the Company's Class A common stock because they were anti-dilutive. A reconciliation of income from continuing operations, income (loss) from discontinued operations and net income follows:

                         P&L COAL HOLDINGS CORPORATION

                                                      Period Ended Year Ended
                                                       March 31,   March 31,
                                                          1999        2000
                                                      ------------ ----------
   Income from continuing operations attributed to:
     Preferred stock.................................  $      780  $   23,998
     Class A common stock............................       2,962      91,190
     Class B common stock............................          25       3,382
                                                       ----------  ----------
                                                       $    3,767  $  118,570
                                                       ==========  ==========
   Income (loss) from discontinued operations
    attributed to:
     Preferred stock.................................  $    1,333  $  (18,289)
     Class A common stock............................       5,067     (69,494)
     Class B common stock............................          42      (2,577)
                                                       ----------  ----------
                                                       $    6,442  $  (90,360)
                                                       ==========  ==========
   Net income attributed to:
     Preferred stock.................................  $    2,113  $    5,709
     Class A common stock............................       8,029      21,696
     Class B common stock............................          67         805
                                                       ----------  ----------
                                                       $   10,209  $   28,210
                                                       ==========  ==========
   Weighted average shares outstanding:
     Class A common stock............................  19,000,000  19,000,000
     Class B common stock............................     159,559     704,550

 Concentration of Credit Risk and Market Risk

   The Company's power, coal and emission allowance trading and risk management activities give rise to market risk, which represents the potential loss caused by a change in the market value of a particular commitment. Market risks are actively monitored to ensure compliance with the risk management policies of the Company. Policies are in place that limit the Company's total net exposure at any point in time. Procedures exist which allow for monitoring of all commitments and positions, with daily reporting to senior management.

   The Company's concentration of credit risk is substantially with electricity producers and marketers and electric utilities. The Company's policy is to independently evaluate each customer's creditworthiness prior to entering into transactions and to constantly monitor the credit extended. In the event that the Company engages in a transaction with a counterparty that does not meet its credit standards, the Company will protect its position by requiring the counterparty to provide appropriate credit enhancement. Counterparty risk with respect to interest rate swap transactions is not considered to be significant based upon the creditworthiness of the participating financial institutions.

   Approximately 39 percent of the Company's U.S. coal employees are affiliated with organized labor unions, which accounts for approximately 26 percent of the tons sold in the U.S. during fiscal year 2000. Hourly workers at the Company's mines in Arizona, Colorado and Montana are represented by the United Mine Workers' of America under the Western Surface Agreement, which was ratified in 1996 and is effective through
August 31, 2000. Union labor east of the Mississippi is also represented by the United Mine Workers of America but is subject to the National Bituminous Coal Wage Agreement. On December 16, 1997, this five-year labor agreement effective from January 1, 1998 to December 31, 2002, was ratified by the United Mine Workers of America.

                         P&L COAL HOLDINGS CORPORATION

   The Australian coal mining industry is highly unionized and the majority of workers employed at Peabody Resources are members of trade unions. These employees are represented by three unions: the United Mine Workers, which represents the production employees; and two unions that represent the other staff. The miners at Warkworth Mine signed a three-year labor agreement that expires in October 2002. The miners at Ravensworth and Narama Mines have signed a further enterprise labor agreement for two years that expires in May 2001. The labor agreement for the Moura Mine is currently under negotiation.

 Use of Estimates in the Preparation of the Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Impairment of Long-Lived Assets

   The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets under various assumptions are less than the carrying amounts of those assets. Impairment losses are measured by comparing the estimated fair value of the assets to their carrying amount.

 Foreign Currency Translation

   Assets and liabilities of foreign affiliates are generally translated at current exchange rates, and related translation adjustments are reported as a component of comprehensive income. Income statement accounts are translated at an average rate for each period.

 Reclassifications

   Certain amounts in prior periods have been reclassified to conform with the report classifications of the year ended March 31, 2000, with no effect on previously reported net income or stockholders' equity.

(2) BUSINESS COMBINATIONS

 Peabody Resources

   Effective August 20, 1999, Peabody Resources purchased a 55 percent interest in the Moura Mine in Queensland, Australia for $30.2 million. The acquisition was accounted for as a purchase and the operating results have been included in the Company's financial statements since the date of acquisition using pro rata consolidation. The acquisition includes the coal mining and coalbed methane operations, along with 67 million tons of saleable coal reserves and rights to more than 1.9 billion tons in place surface and underground coal resources.

 Black Beauty Coal Company

   Effective January 1, 1998, the Predecessor Company purchased an additional
10.0 percent interest in Black Beauty Coal Company ("Black Beauty"), a subsidiary of the Company, for $37.7 million in cash, and as a result, increased its ownership in the partnership to 43.3 percent. Effective January 1, 1999, the Company purchased an additional 38.3 percent interest in Black Beauty, raising its ownership percentage to 81.7 percent.

                         P&L COAL HOLDINGS CORPORATION

Total consideration paid for the additional interest was $150.7 million. The acquisition was accounted for as a purchase and, accordingly, the operating results of Black Beauty have been included in the Company's financial statements since the effective date of acquisition. Prior to the acquisition, the Company accounted for its ownership using the equity method of accounting.

   Effective January 1, 2000, Black Beauty invested $6.6 million to increase its ownership interest and obtain control of three of its Midwestern coal mining affiliates--Sugar Camp Coal, LLC, Arclar Coal Company, LLC and United Minerals Company, LLC. Prior to fiscal year 2000, interests in these affiliates were accounted for under the equity method, and effective January 1, 2000, we obtained decision-making control and began accounting for our 75% interest in the affiliates on a consolidated basis. The Company has elected to consolidate these affiliates as part of Black Beauty's results of operations effective April 1, 1999.

 P&L Coal Group

   The acquisition of Peabody Group by the Company on May 19, 1998 was funded through borrowings by the Company pursuant to a $920.0 million Senior Secured Term Facility, the offerings of $400.0 million aggregate principal amount of Senior Notes and $500.0 million aggregate principal amount of Senior Subordinated Notes, an equity contribution to the Company by Lehman Merchant Banking of $400.0 million, and an equity contribution of $80.0 million from other parties, including Lehman Brothers Holdings, Inc. Such amounts were used to pay $2,003.6 million for the equity of the Company, repay debt, increase cash balances and pay transaction fees and expenses incurred with the acquisition. The Company also entered into a $480.0 million senior revolving credit facility to provide for the Company's working capital requirements following the acquisition. The acquisition was accounted for under the purchase method of accounting.

   The following unaudited pro forma results of operations assumed the acquisitions had occurred as of April 1:

                                                           1999       2000
                                                        ---------- ----------
   Total revenues...................................... $2,765,979 $2,728,694
   Income (loss) before income taxes, minority
    interests and discontinued operations..............      7,736     (6,278)
   Net income..........................................        236     28,916

(3) DISCONTINUED OPERATIONS

   Subsequent to March 31, 2000, the Company signed a purchase and sale agreement with Edison Mission Energy to sell Citizens Power, its wholly-owned subsidiary that engages in power trading and power contract restructuring transactions. The estimated loss on disposal of the entity is $109.5 million on a pretax basis ($78.3 million after-tax), which includes a provision for estimated operating losses until disposal and estimated proceeds from the monetization of non-trading assets concurrent with the disposal of Citizens Power. The Company expects to complete the disposal before the end of the next fiscal year.

                         P&L COAL HOLDINGS CORPORATION

   The results of operations of Citizens Power have been reported separately as a discontinued operation in the statements of operations for all periods presented, and are summarized as follows:

                                Predecessor Company
                            ---------------------------
                              Year Ended   Period Ended  Period Ended    Year Ended
                            March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                            -------------- ------------ -------------- --------------
   Revenues................    $26,440       $ 1,750       $37,394        $ 17,225
   Income (loss) before
    income taxes...........      8,584        (1,953)       12,477         (13,369)
   Income tax provision
    (benefit)..............      7,143          (189)        6,035          (1,297)
   Net income (loss) from
    discontinued
    operations.............      1,441        (1,764)        6,442         (12,087)

   The fair value of net assets related to the discontinued operation have been segregated in the March 31, 2000 consolidated balance sheet and include the following:

   Cash.............................................................. $  41,222
   Accounts receivable...............................................    46,339
   Assets from power trading activities..............................   908,256
   Liabilities from power trading....................................  (524,366)
   Other current liabilities.........................................   (75,701)
   Non-recourse debt.................................................  (305,750)
                                                                      ---------
                                                                      $  90,000
                                                                      =========

(4) ACCOUNTS RECEIVABLE SECURITIZATION

   In March 2000, the Company and a wholly-owned subsidiary ("Seller") entered into agreements with certain financial institutions to establish a five-year receivables purchase facility. Under the facility, up to $100.0 million of beneficial interests in accounts receivable that have been contributed to the Seller may be sold, without recourse, to a commercial paper conduit ("Conduit"). Under the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the transaction was recorded as a sale, with those accounts receivable sold to the Conduit removed from the consolidated balance sheet. The Seller is a separate legal entity and its assets are available first and foremost to satisfy the claims of its creditors.

   As of March 31, 2000, $100.0 million in beneficial interests were sold to the Conduit under the facility. The Seller also maintained a subordinated interest in $20.5 million of remaining accounts receivable under the terms of the facility. Proceeds from the sale were used to repay long-term debt.

(5) COAL INVENTORY

   Coal inventory consisted of the following as of March 31:

                                                                 1999     2000
                                                               -------- --------
   Saleable coal.............................................. $ 50,293 $ 41,047
   Raw coal...................................................   23,299   18,400
   Work in process............................................  122,327  133,894
                                                               -------- --------
                                                               $195,919 $193,341
                                                               ======== ========

                         P&L COAL HOLDINGS CORPORATION

   Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Work in process consists of the average cost to remove overburden above an unmined coal seam as part of the surface mining process.

(6) LEASES

   The Company leases equipment and facilities under various noncancelable lease agreements. Certain lease agreements require the maintenance of specified ratios and contain restrictive covenants which limit indebtedness, subsidiary dividends, investments, asset sales and other Company actions. Rental expense under operating leases was $39.9 million for the year ended March 31, 1998, $5.4 million for the period ended May 19, 1998, $34.6 million for the period ended March 31, 1999 and $39.7 million for the year ended March 31, 2000. The cost of property, plant, equipment and mine development assets acquired under capital leases was $34.8 million and $31.2 million at March 31, 1999 and 2000, respectively. The related accumulated amortization was $2.2 million and $6.3 million at March 31, 1999 and 2000, respectively.

   The Company also leases coal reserves under agreements that require royalties to be paid as the coal is mined. Total royalty expense was $132.9 million for the year ended March 31, 1998, $17.3 million for the period ended May 19, 1998, $123.2 million for the period ended March 31, 1999 and $164.2 million for the year ended March 31, 2000. Certain agreements also require minimum annual royalties to be paid regardless of the amount of coal mined during the year.

   A substantial amount of the coal mined by the Company is produced from reserves leased from the owner of the coal. One of the major lessors is the U.S. government, from which the Company leases substantially all of the coal which it mines in Wyoming, Montana and Colorado under terms set by Congress and administered by the U.S. Bureau of Land Management. The terms of these leases are generally for an initial term of ten years but may be extended by diligent development and mining of the reserve until all economically recoverable reserves are depleted. The Company has met the diligent development requirements for substantially all of these federal leases either directly through production or by including the lease as a part of a logical mining unit with other leases upon which development has occurred. Annual production on these federal leases must total at least 1 percent of the original amount of coal in the entire logical mining unit. Royalties are payable monthly at a rate of 12.5 percent of the gross realization from the sale of the coal mined using surface mining methods and at a rate of 8.0 percent of the gross realization for coal produced using underground mining methods. The Company also leases the coal production at its Arizona mines from The Navajo Nation and the Hopi Tribe under leases that are administered by the U.S. Department of the Interior. These leases expire once mining activities cease. The royalty rates are also generally based upon a percentage of the gross realization from the sale of coal. These rates are subject to redetermination every ten years under the terms of the leases. The remainder of the leased coal is generally leased from state governments, land holding companies and various individuals. The duration of these leases varies greatly. Typically, the lease terms are automatically extended as long as active mining continues. Royalty payments are generally based upon a specified rate per ton or a percentage of the gross realization from the sale of the coal.

   In fiscal year 2000, the Company sold certain assets for $34.2 million and those assets were leased back under operating lease agreements from the purchasers over a period of seven to 13 years. No gains were recognized on these transactions. Each lease agreement contains renewal options at lease termination and purchase options at amounts approximating fair market value during the lease and at lease termination.

                         P&L COAL HOLDINGS CORPORATION

   Future minimum lease and royalty payments as of March 31, 2000 are as follows:

                                                     Capital Operating   Coal
Fiscal Year Ending March 31                          Leases   Leases   Reserves
---------------------------                          ------- --------- --------
2001................................................ $ 6,873 $ 51,394  $ 38,559
2002................................................   3,641   47,399    33,201
2003................................................   3,560   41,473    31,407
2004................................................   4,081   36,674    31,007
2005................................................   2,378   30,988     8,930
2006 and thereafter.................................  16,245   64,147    33,935
                                                     ------- --------  --------
Total minimum lease payments........................  36,778 $272,075  $177,039
                                                             ========  ========
Less interest.......................................   8,919
                                                     -------
Present value of minimum capital lease payments..... $27,859
                                                     =======

(7) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consisted of the following as of March 31:

                                                                1999     2000
                                                              -------- --------
Trade accounts payable....................................... $211,993 $180,682
Accrued payroll and related benefits.........................   71,508   85,281
Accrued taxes other than income..............................   77,839   76,841
Accrued health care..........................................   63,422   62,127
Accrued interest.............................................   41,219   46,166
Workers' compensation obligations............................   38,542   35,246
Accrued royalties............................................   22,425   18,624
Accrued lease payments.......................................   11,536   11,188
Other accrued expenses.......................................   89,238   56,982
                                                              -------- --------
  Total accounts payable and accrued expenses................ $627,722 $573,137
                                                              ======== ========

(8) INCOME TAXES

   Pretax income (loss) from continuing operations consisted of:

                                                                        Predecessor Company
                                                                    ---------------------------
                                                                      Year Ended   Period Ended  Period Ended    Year Ended
                                                                    March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                                                                    -------------- ------------ -------------- --------------
Pretax income (loss) from continuing operations:
  United States....................................................    $199,300       $4,134      $(22,942)      $(49,550)
  Non U.S..........................................................      42,645        2,636         31,608         42,152
                                                                       --------       ------      ---------      ---------
                                                                       $241,945       $6,770      $   8,666      $  (7,398)
                                                                       ========       ======      =========      =========

                         P&L COAL HOLDINGS CORPORATION

   Total income tax provision (benefit) from continuing operations consisted of:

                                                                        Predecessor Company
                                                                    ---------------------------
                                                                      Year Ended   Period Ended  Period Ended    Year Ended
                                                                    March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                                                                    -------------- ------------ -------------- --------------
Current:
  U.S. federal.....................................................    $   --         $  --        $   --        $     --
  Non U.S..........................................................     21,001         1,427         9,700          16,224
  State............................................................      3,684            79            26              57
                                                                       -------        ------       -------       ---------
    Total current..................................................     24,685         1,506         9,726          16,281
                                                                       -------        ------       -------       ---------
Deferred:
  U.S. federal.....................................................     61,288         1,904        (8,309)       (124,807)
  Non U.S..........................................................     (5,457)          --          2,026          (4,037)
  State............................................................      2,534         1,120          (431)        (28,959)
                                                                       -------        ------       -------       ---------
    Total deferred.................................................     58,365         3,024        (6,714)       (157,803)
                                                                       -------        ------       -------       ---------
    Total provision (benefit)......................................    $83,050        $4,530       $ 3,012       $(141,522)
                                                                       =======        ======       =======       =========

   The deferred tax benefit for the year ended March 31, 2000 includes the effect of a change in tax regulations and statutes in the current period which allowed the Company to make a tax election to treat a wholly owned partnership as a corporation. The election eliminated a $144.0 million deferred tax liability previously recognized pursuant to the provisions of SFAS No. 109 on the "outside tax basis," which represents the tax effected difference between the book value and the tax basis of the investment in the partnership interest. The election allowed the Company to treat the partnership as a corporation and look to the "inside tax basis," which represents the tax effected difference between the book value of the assets and liabilities recorded on the balance sheet of the partnership and the tax basis of the individual assets and liabilities. The Company recognized deferred tax benefit of $144.0 million in the year ended March 31, 2000 related to this election.

   The non U.S. tax deferred tax provision includes a benefit of $3.2 million due to changes in the Australian tax rate from 36 percent to 34 percent effective April 1, 2000. In addition, the Australian rate is scheduled to change to 30 percent effective April 1, 2001.

   The income tax rate on income (loss) from continuing operations differed from the U.S. federal statutory rate as follows:

                                                                        Predecessor Company
                                                                    ---------------------------
                                                                      Year Ended   Period Ended  Period Ended    Year Ended
                                                                    March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                                                                    -------------- ------------ -------------- --------------
Federal statutory rate.............................................    $ 84,681      $ 2,369       $  3,033      $   (2,590)
Changes in valuation allowance.....................................      14,280        6,012         16,386          31,907
Partnership tax basis election.....................................         --           --             --         (144,028)
Foreign earnings...................................................       1,002          506            676          (2,566)
State income taxes, net of U.S. federal tax benefit................       4,047        2,881         (3,391)         (6,458)
Depletion..........................................................     (20,794)      (2,182)       (13,320)        (26,151)
Other, net.........................................................        (166)      (5,056)          (372)          8,364
                                                                       --------      -------       --------      ----------
                                                                       $ 83,050      $ 4,530       $  3,012      $ (141,522)
                                                                       ========      =======       ========      ==========

                         P&L COAL HOLDINGS CORPORATION

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities consisted of the following as of March 31:

                                                            1999        2000
                                                         ----------  ----------
   Deferred tax assets:
     Accrued long-term reclamation and mine closing
      liabilities......................................  $  104,777  $  107,854
     Accrued long-term workers' compensation
      liabilities......................................      99,776      92,778
     Postretirement benefit obligations................     401,994     402,747
     Intangible tax asset and purchased contract
      rights...........................................     164,239     168,092
     Tax credits and loss carryforwards................      84,862     155,626
     Obligation to industry fund.......................      39,389      26,169
     Others............................................      79,986     136,471
                                                         ----------  ----------
       Total gross deferred tax assets.................     975,023   1,089,737
                                                         ----------  ----------
   Deferred tax liabilities:
     Property, plant, equipment and mine development,
      principally due to differences in depreciation,
      depletion and asset writedowns...................   1,226,002   1,385,195
     Long-term debt, principally due to amortization of
      debt discount....................................      19,756      24,704
     Others............................................     432,026     150,047
                                                         ----------  ----------
       Total gross deferred tax liabilities............   1,677,784   1,559,946
                                                         ----------  ----------
     Valuation allowance...............................     (68,918)   (105,046)
                                                         ----------  ----------
     Net deferred tax liability........................  $ (771,679) $ (575,255)
                                                         ==========  ==========

   Deferred taxes consisted of the following as of March 31:

                                                            1999       2000
                                                          ---------  ---------
   Current deferred income taxes......................... $   8,496  $  49,869
   Noncurrent deferred income taxes......................  (780,175)  (625,124)
                                                          ---------  ---------
   Net deferred tax liability............................ $(771,679) $(575,255)
                                                          =========  =========

   The Company's deferred tax assets include alternative minimum tax ("AMT") credits of $50.6 million and net operating loss ("NOL") carryforwards of $105.0 million at March 31, 2000. The AMT credits have no expiration date and the NOL carryforwards expire beginning in the year 2019. The AMT credits and NOL carryforwards are offset by a valuation allowance of $105.0 million.

   No payments for U.S. federal taxes were made for the periods ended May 19, 1998 or March 31, 1999. The Company made U.S. federal tax payments totaling $0.1 million for the year ended March 31, 1998 and $0.3 million for the year ended March 31, 2000. No state or local income tax payments were made for the period ended May 19, 1998. The Company paid state and local income taxes totaling $0.8 million for the year ended March 31, 1998, $0.7 million for the period ended March 31, 1999 and $0.6 million for the year ended March 31, 2000.

   Non U.S. tax payments were $18.3 million for the year ended March 31, 1998, $0.3 million for the period ended May 19, 1998, $11.9 million for the period ended March 31, 1999, and $8.8 million for the year ended March 31, 2000.

                         P&L COAL HOLDINGS CORPORATION

(9) SHORT-TERM BORROWINGS

   Short-term borrowings were $9.5 million and $9.9 million at March 31, 1999 and 2000, respectively.

   The Company maintains a Revolving Credit Facility that provides for aggregate borrowings of up to $200.0 million and letters of credit of up to $280.0 million. During the period ended March 31, 2000, the Company had no borrowings outstanding under the Revolving Credit Facility. Interest rates on the revolving loans under the Revolving Credit Facility are based on the Base Rate (as defined in the Senior Credit Facilities) or LIBOR (as defined in the Senior Credit Facilities) at the Company's option. The applicable rate was 8.9 percent at March 31, 2000. The Revolving Credit Facility commitment matures in fiscal 2005.

   At March 31, 2000, Peabody Resources maintained four 365-day corporate debt facilities with several banks totaling $110.0 million in Australian dollars (approximately $66.7 million in U.S. dollars). The interest rate is determined at the time of borrowing based on the Bank Bill Swap Rate plus a margin. At March 31, 2000, $9.9 million was outstanding and the effective annual interest rate was 6.0 percent.

   The amount of interest paid was $1.8 million for the year ended March 31, 1998, $0.2 million for the period ended May 19, 1998, $1.4 million for the period ended March 31, 1999 and $2.1 million for the year ended March 31, 2000.

(10) LONG-TERM DEBT

   Long-term debt consisted of the following as of March 31:

                                                          1999        2000
                                                       ----------  ----------
   Term loans under Senior Credit Facilities.......... $  840,000  $  690,000
   9.625% Senior Subordinated Notes ("Senior
    Subordinated Notes") due 2008.....................    498,649     498,747
   8.875% Senior Notes ("Senior Notes") due 2008......    398,887     398,971
   Non-Recourse Debt (see note 3).....................    333,867         --
   5.0% Subordinated Note.............................    190,567     180,335
   Senior unsecured notes under various agreements....    107,143      99,286
   Project finance facility...........................     66,588      76,539
   Unsecured revolving credit agreement...............     45,400      44,721
   Capital lease obligations..........................     26,881      27,859
   Other..............................................     24,876      49,773
                                                       ----------  ----------
     Total long-term debt.............................  2,532,858   2,066,231
   Less current maturities............................    (62,883)    (48,042)
                                                       ----------  ----------
     Long-term debt, less current maturities.......... $2,469,975  $2,018,189
                                                       ==========  ==========

   The Senior Credit Facilities are secured by a first priority lien on certain assets of the Company and its domestic subsidiaries. During fiscal 2000, the Company made optional prepayments of $150.0 million on the Senior Credit Facilities, which it applied against mandatory Term Loan A and B payments in order of maturity.

   The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior debt (as defined), including borrowings under the Senior Credit Facilities and the Senior Notes. The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness (as defined) and rank equally in right of payment with all current and future unsecured indebtedness of the Company.

                         P&L COAL HOLDINGS CORPORATION

   The Company maintains two interest rate swap agreements to fix the interest cost on $500.0 million of long-term debt outstanding under the Term Loan Facility. The Company will pay a fixed rate of approximately 7.0 percent on $300.0 million of such long-term debt for a period of three years ending October 1, 2001, and on $200.0 million of such long-term debt for two years ending October 1, 2000. The Company also has an interest rate swap agreement to fix the interest cost on 90 percent of the project finance facility for a period of ten years ending December 2010 at a fixed rate of 6.75 percent.

   The indentures governing the Senior Notes and Senior Subordinated Notes permit the Company and its Restricted Subsidiaries (which include all subsidiaries of the Company except Citizens Power and its subsidiaries) to incur additional indebtedness, including secured indebtedness, subject to certain limitations. In addition, among other customary restrictive covenants, the indentures prohibit the Company and its Restricted Subsidiaries from creating or otherwise causing any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to pay dividends or to make certain other upstream payments to the Company or any of its Restricted Subsidiaries (subject to certain exceptions). The Revolving Credit Facility and related term loans also contain certain restrictions and limitations including, but not limited to, financial covenants that will require the Company to maintain and achieve certain levels of financial performance and limit the payment of cash dividends and similar restricted payments. In addition, the Senior Credit Facilities prohibit the Company from allowing its Restricted Subsidiaries (which include all Guarantors) to create or otherwise cause any encumbrance or restriction on the ability of any such Restricted Subsidiary to pay any dividends or make certain other upstream payments subject to certain exceptions. At March 31, 2000, restricted net assets of the Company's consolidated subsidiaries was $634.6 million.

   The 5.0 percent Subordinated Note, which had an original face value of $400.0 million, is recorded net of discount at an effective annual interest rate of approximately 12.0 percent. Interest and principal are payable each March 1 and scheduled principal payments of $20.0 million per year are due from 2001 through 2006 with any unpaid amounts due March 1, 2007. The 5.0 percent Subordinated Note is expressly subordinated in right of payment to all prior indebtedness (as defined), including borrowings under the Senior Credit Facility and the Senior Notes.

   The senior unsecured notes represent obligations of Black Beauty and include $39.3 million of senior notes and three series of notes with an aggregate principal amount of $60.0 million. The senior notes bear interest at 9.2 percent, payable quarterly, and are prepayable in whole or in part at any time, subject to certain make-whole provisions. The three series of notes include Series A, B and C Notes, totaling $45.0 million, $5.0 million, and $10.0 million, respectively. The Series A Notes bear interest at an annual rate of
7.5 percent and are due in fiscal 2008. The Series B Notes bear interest at an annual rate of 7.4 percent and are due in fiscal 2004. The Series C Notes bear interest at an annual rate of 7.4 percent and are due in fiscal 2003.

   Peabody Resources entered into a project finance facility in 1998 to finance the construction of its interest in the Bengalla Mine. The facility, which is denominated in U.S. dollars, expires in 2010 and the maximum drawdown is $88.3 million. In accordance with the facility agreement, the loan will be repaid from the net proceeds derived from coal sales from the Bengalla Mine. There were borrowings against the facility of $66.6 million and $76.5 million as of March 31, 1999 and 2000, respectively, with an effective annual interest rate of 6.75 percent.

   At March 31, 2000, Black Beauty maintained a $100.0 million revolving credit facility with several banks that matures on February 28, 2002. Black Beauty may elect one or a combination of interest rates on its borrowings; the effective annual interest rate was 6.7 percent at March 31, 2000. Borrowings outstanding at March 31, 2000 were $44.7 million. Quarterly commitment fees are paid on the unused portion of the facility at a 0.15 percent rate.

                         P&L COAL HOLDINGS CORPORATION

   Capital lease obligations are payable in installments through 2008 with a weighted average effective interest rate of 5.9 percent. Other, principally notes payable, is due in installments through 2005 with a weighted average effective interest rate of 7.9 percent.

   The aggregate amounts of long-term debt maturities subsequent to March 31, 2000 are as follows:

   2001.............................................................. $   48,042
   2002..............................................................     97,461
   2003..............................................................     61,741
   2004..............................................................    143,817
   2005..............................................................    114,533
   2006 and thereafter...............................................  1,600,637
                                                                      ----------
                                                                      $2,066,231
                                                                      ==========

   The amount of interest paid was $44.6 million for the year ended March 31, 1998, $0.5 million for the period ended May 19, 1998, $138.8 million for the period ended March 31, 1999 and $196.9 million for the year ended March 31, 2000.

(11) WORKERS' COMPENSATION OBLIGATIONS

   The workers' compensation obligations consisted of the following as of March 31:

                                                               1999      2000
                                                             --------  --------
   Occupational disease costs............................... $154,311  $156,729
   Traumatic injury claims..................................   90,361    89,355
   State assessment taxes...................................    1,414     1,422
                                                             --------  --------
     Total obligations......................................  246,086   247,506
   Less current portion.....................................  (38,542)  (35,246)
                                                             --------  --------
     Noncurrent obligations................................. $207,544  $212,260
                                                             ========  ========

   Workers' compensation obligations consist of amounts accrued for loss sensitive insurance premiums, uninsured claims, and related taxes and assessments under traumatic injury and occupational disease workers' compensation programs. As of March 31, 2000, the Company had $78.7 million in surety bonds outstanding to secure workers' compensation obligations.

   In Australia, workers' compensation funds are either separately administered industry funds or externally insured. Premiums are paid as a percentage of salary and labor costs. The administration of claims and the liability for payment of workers' compensation is the responsibility of the industry fund or the insurance company.

   Certain subsidiaries of the Company are subject to the Federal Coal Mine Health & Safety Act of 1969, and the related workers' compensation laws in the states in which they operate. These laws require the subsidiaries to pay benefits for occupational disease resulting from coal workers' pneumoconiosis ("CWP"). The provision for CWP claims (including projected claims costs and interest discount accruals) was a benefit of $9.4 million for the year ended March 31, 1998, a benefit of $0.4 million for the period ended May 19, 1998, a charge of $11.1 million for the period ended March 31, 1999 and a charge of $12.0 million for the year ended March 31, 2000. The benefits recorded in prior years were primarily attributable to favorable loss experience factors and changes in certain actuarial assumptions.

                         P&L COAL HOLDINGS CORPORATION

   The liability for occupational disease claims represents the present value of known claims and an actuarially-determined estimate of future claims that will be awarded to current and former employees. The projections at March 31, 1999 were based on a 7.25 percent per annum interest discount rate and a 3.5 percent estimate for the annual rate of inflation and the projections at March 31, 2000 were based on a 7.125 percent per annum interest discount rate and a
3.5 percent estimate for the annual rate of inflation. Traumatic injury workers' compensation obligations are estimated from both case reserves and actuarial determinations of historical trends, discounted at approximately 7.25 and 7.125 percent per annum at March 31, 1999 and 2000, respectively.

(12) PENSION AND SAVINGS PLANS

   Peabody Holding Company sponsors a defined benefit pension plan covering substantially all salaried U.S. employees (the "Peabody Plan"). A Peabody Holding Company subsidiary also has a defined benefit pension plan covering eligible employees who are represented by the United Mine Workers of America under the Western Surface Agreement of 1996 (the "Western Plan"). Peabody Holding Company and Gold Fields sponsor separate unfunded supplemental retirement plans to provide senior management with benefits in excess of limits under the federal tax law and increased benefits to reflect a service adjustment factor. Powder River Coal Company, a wholly owned subsidiary, sponsored a defined benefit pension plan for its salaried employees that was merged into the Peabody Plan effective January 1, 1999. Pension benefits were not affected by the merger. Lee Ranch sponsors two defined benefit pension plans, one which covers substantially all Lee Ranch hourly employees (the "Lee Ranch Hourly Plan") and one which covers substantially all Lee Ranch salaried employees (the "Lee Ranch Salaried Plan"). Peabody Resources participates in a number of superannuation funds and contributes on various percentages of employee compensation. Members of the funds may voluntarily contribute additional amounts to their accounts. Fund members are variously entitled to benefits on retirement, withdrawal, disability or death.

   Benefits under the Peabody Plan and the Lee Ranch Salaried Plan are computed based on the number of years of service and compensation during certain years. Benefits under the Western Plan are computed based on the number of years of service with the subsidiary or other specified employers. Benefits under the Lee Ranch Hourly Plan are computed based on job classification and years of service.

   Annual contributions to the plans are made as determined by consulting actuaries based upon the Employee Retirement Income Security Act of 1974 minimum funding standard. As a result of the acquisition of the Predecessor Company, the Company entered into an agreement with the Pension Benefit Guaranty Corporation which requires the Company to maintain minimum funding requirements. Assets of the plans are primarily invested in various marketable securities, including U.S. government bonds, corporate obligations and listed stocks. The funds are part of a master trust arrangement managed by the Company.

   Net periodic pension costs included the following components:

                                                                        Predecessor Company
                                                                    ---------------------------
                                                                      Year Ended   Period Ended  Period Ended    Year Ended
                                                                    March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                                                                    -------------- ------------ -------------- --------------
Service cost for benefits earned...................................    $ 10,282      $ 2,323       $  9,098       $  9,773
Interest cost on projected benefit obligation......................      33,095        7,543         29,640         34,389
Expected return on plan assets.....................................     (50,755)      (9,125)       (48,546)       (42,691)
Other amortizations and deferrals..................................      16,135          --          12,083           (455)
                                                                       --------      -------       --------       --------
  Net periodic pension costs.......................................    $  8,757      $   741       $  2,275       $  1,016
                                                                       ========      =======       ========       ========

                         P&L COAL HOLDINGS CORPORATION

   During the year ended March 31, 1998 early retirement and reduction in force programs were offered to certain employees as part of company-wide restructuring and cost reduction efforts. As a result of the special termination benefits offered, a charge of $0.6 million was recognized during the year ended March 31, 1998, in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." During the period ended March 31, 1999, the Company made an amendment to phase out the Peabody Plan beginning January 1, 2000. This plan amendment resulted in a curtailment gain of $7.1 million.

   The following summarizes the change in benefit obligation, change in plan assets and funded status of the Company's plans:

                                                             1999       2000
                                                           ---------  ---------
   Change in benefit obligation:
     Benefit obligation at beginning of year.............. $ 496,037  $ 492,867
     Service cost.........................................     9,098      9,773
     Interest cost........................................    29,640     34,389
     Plan amendments......................................    (5,803)       --
     Benefits paid........................................   (23,235)   (28,506)
     Curtailments.........................................   (20,701)       --
     Actuarial (gain) loss................................     7,831    (49,328)
                                                           ---------  ---------
   Benefit obligation at end of year......................   492,867    459,195
                                                           ---------  ---------
   Change in plan assets:
     Fair value of plan assets at beginning of year.......   473,922    474,385
     Actual return on plan assets.........................    18,296     60,375
     Employer contributions...............................     5,402      1,522
     Benefits paid........................................   (23,235)   (28,506)
                                                           ---------  ---------
   Fair value of plan assets at end of year...............   474,385    507,776
                                                           ---------  ---------
     Funded status........................................   (18,482)    48,581
     Unrecognized actuarial (gain) loss...................    12,262    (54,773)
     Unrecognized prior service cost (benefit)............    (5,683)    (5,205)
                                                           ---------  ---------
   Accrued pension expense................................ $ (11,903) $ (11,397)
                                                           ---------  ---------
   Amounts recognized in the balance sheets:
     Prepaid benefit cost................................. $     488  $   2,832
     Accrued benefit liability............................   (15,434)   (14,229)
     Additional minimum pension liability.................     3,043        --
                                                           ---------  ---------
   Net amount recognized.................................. $ (11,903) $ (11,397)
                                                           =========  =========

   The projected benefit obligation, accumulated benefit obligation, and the fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $57.0 million, $56.9 million, and $43.1 million, respectively, as of March 31, 1999. As of March 31, 2000, the only pension plans with accumulated benefit obligation in excess of plan assets were the unfunded supplemental retirement plans. The projected benefit obligation and accumulated benefit obligation for those plans were $13.2 million and $13.0 million, respectively.

   The provisions of SFAS No. 87, "Employers' Accounting for Pensions," require the recognition of an additional minimum liability and related intangible asset to the extent that accumulated benefits exceed plan assets. The $3.0 million adjustment recorded as of March 31, 1999, relating to the plans' underfunded status,

                         P&L COAL HOLDINGS CORPORATION
was reversed in the current year. As of March 31, 2000, the Company's pension plans' assets exceeded the accumulated benefit obligation and therefore no additional minimum liability was recorded.

   The assumptions used to determine the above projected benefit obligation at the end of each fiscal period were as follows:

                                                             March 31, March 31,
                                                               1999      2000
                                                             --------- ---------
   Discount rate............................................   7.125%     8.1%
   Rate of compensation increase............................    3.75%    4.25%
   Expected rate of return on plan assets...................     9.0%     9.0%

   Certain subsidiaries make contributions to multiemployer pension plans, which provide defined benefits to substantially all hourly coal production workers represented by the United Mine Workers of America other than those covered by the Western Plan. Benefits under the United Mine Workers of America plans are computed based on service with the subsidiaries or other signatory employers. The amounts contributed to the plans and included in operating costs were $4.9 million for the year ended March 31, 1998, $0.6 million for the period ended May 19, 1998, $1.1 million for the period ended March 31, 1999 and $0.3 million for the year ended March 31, 2000.

   The Company sponsors an Employee Retirement Account for eligible salaried U.S. employees. The Company matches between 50.0 and 75.0 percent of voluntary contributions up to a maximum matching contribution between 3.0 and 7.0 percent of a participant's salary. Effective January 1, 2001, the Company has increased the matching contribution under the Employee Retirement Account plan to a maximum of 6.0 percent of a participant's salary. The expense for these plans was $4.2 million for the year ended March 31, 1998, $0.6 million for the period ended May 19, 1998, $4.1 million for the period ended March 31, 1999 and $4.2 million for the year ended March 31, 2000.

   The amount contributed and expensed by Peabody Resources to superannuation funds was $2.9 million for the year ended March 31, 1998, $0.4 million for the period ended May 19, 1998, $0.9 million for the period ended March 31, 1999 and $5.1 million for the year ended March 31, 2000.

(13) POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

   The Company currently provides health care and life insurance benefits to qualifying salaried and hourly retirees and their dependents from defined benefit plans established by the Company. Employees of Gold Fields are only eligible for life insurance benefits as provided by the Company. Plan coverage for the health and life insurance benefits is provided to future hourly retirees in accordance with the applicable labor agreement. The Company accounts for postretirement benefits using the accrual method.

   Retirees of Peabody Resources are provided similar benefits by plans sponsored by the Australian government. As a result, no liability is recorded for this plan.

                         P&L COAL HOLDINGS CORPORATION

   Net periodic postretirement benefits costs for each fiscal period included the following components:

                               Predecessor Company
                           ---------------------------
                             Year Ended   Period Ended  Period Ended    Year Ended
                           March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                           -------------- ------------ -------------- --------------
Service cost for benefits
 earned..................     $  6,569      $   897       $ 4,750        $ 4,835
Interest cost on
 accumulated
 postretirement benefit
 obligation..............       69,614       10,075        60,519         70,029
Prior service cost
 amortization............      (10,071)        (242)         (625)        (2,488)
                              --------      -------       -------        -------
  Net periodic
   postretirement benefit
   costs.................     $ 66,112      $10,730       $64,644        $72,376
                              ========      =======       =======        =======


   The following table sets forth the plans' combined funded status reconciled with the amounts shown in the balance sheets:

                                    1999         2000
                                 -----------  -----------
   Change in benefit
    obligation:
     Benefit obligation at
      beginning of year........  $   995,265  $ 1,008,702
     Service cost..............        4,750        4,835
     Interest cost.............       60,519       70,029
     Plan amendments...........      (21,777)      (1,097)
     Benefits paid.............      (49,088)     (57,586)
     Actuarial (gain) loss.....       19,033      (60,503)
                                 -----------  -----------
   Benefit obligation at end of
    year.......................    1,008,702      964,380
                                 -----------  -----------
   Change in plan assets:
     Fair value of plan assets
      at beginning of year.....          --           --
     Employer contributions....       49,088       57,586
     Benefits paid.............      (49,088)     (57,586)
                                 -----------  -----------
   Fair value of plan assets at
    end of year................          --           --
                                 -----------  -----------
     Funded status.............   (1,008,702)    (964,380)
     Unrecognized actuarial
      (gain) loss..............       19,076      (41,420)
     Unrecognized prior service
      cost.....................      (21,777)     (20,386)
                                 -----------  -----------
       Accrued postretirement
        benefit obligation.....  $(1,011,403) $(1,026,186)
                                 ===========  ===========

   The assumptions used to determine the accumulated postretirement benefit obligation at the end of each fiscal period were as follows:

                                           March 31, 1999     March 31, 2000
                                         ------------------ ------------------
   Discount rate........................       7.125%             8.1%
   Salary increase rate for life
    insurance benefit...................       3.75%              4.25%
   Health care trend rate:
     Pre-65.............................   6.95% down to      6.95% down to
                                         4.75% over 4 years 4.75% over 4 years
     Post-65............................   6.13% down to      6.13% down to
                                         4.75% over 4 years 4.75% over 4 years
     Medicare...........................   5.68% down to      5.68% down to
                                         4.75% over 4 years 4.75% over 4 years

                         P&L COAL HOLDINGS CORPORATION

   Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in the assumed health care cost trend would have the following effects:

                                              One-Percentage- One-Percentage-
                                              Point Increase  Point Decrease
                                              --------------- ---------------
   Effect on total service and interest cost
    components...............................    $  9,648        $  (9,213)
   Effect on postretirement benefit
    obligation...............................    $123,238        $(103,059)

   Retirees formerly employed by certain subsidiaries and their predecessors, who were members of the United Mine Workers of America, last worked before January 1, 1976 and were receiving health benefits on July 20, 1992, receive health benefits provided by the Combined Fund, a fund created by the Coal Industry Retiree Health Benefit Act of 1992 (the "Coal Act"). The Coal Act requires former employers (including certain subsidiaries of the Company) and their affiliates to contribute to the Combined Fund according to a formula. In addition, certain Federal Abandoned Mine Lands funds will be used to pay benefits to orphaned retirees through 2004.

   The Company has recorded an actuarially determined liability representing the amounts anticipated to be due for the Combined Fund. The "Obligation to industry fund" reflected in the balance sheets at March 31, 1999 and 2000 was $63.1 million and $64.7 million, respectively. The current portion related to this obligation reflected in "Accounts payable and accrued expenses" in the balance sheets at March 31, 1999 and 2000 was $9.2 million and $5.1 million, respectively.

   A benefit of $15.9 million was recognized for the year ended March 31, 1998 which included amortization of an actuarial gain of $21.4 million, net of the interest discount accrual of $5.5 million. A benefit of $0.9 million was recognized for the period ended May 19, 1998 which included amortization of an actuarial gain of $1.7 million, net of the interest discount accrual of $0.8 million. Expense of $4.5 million was recognized for the period ended March 31, 1999 due to the interest discount accrual. Expense of $2.6 million was recognized for the period ended March 31, 2000 which includes interest discount of $4.8 million, net of the amortization of an actuarial gain of $2.2 million.

   The Coal Act also established a multiemployer benefit plan ("1992 Plan") which will provide medical and death benefits to persons who are not eligible for the Combined Fund, whose employer and any affiliates are no longer in business and who retired prior to October 1, 1994. A prior labor agreement established the 1993 United Mine Workers of America Benefit Trust ("1993 Plan") to provide health benefits for retired miners not covered by the Coal Act. The 1992 Plan and the 1993 Plan qualify under SFAS No. 106 as multiemployer benefit plans, which allows the Company to continue to recognize expense as contributions are made. The amounts expensed related to these funds were $4.5 million for the year ended March 31, 1998, $0.2 million for the period ended May 19, 1998, $0.7 million for the period ended March 31, 1999 and $1.7 million for the year ended March 31, 2000.

   Pursuant to the provisions of the Coal Act and the 1992 Plan, the Company is required to provide security in an amount equal to three times the cost of providing health care benefits for one year for all individuals receiving benefits from the 1992 Plan who are attributable to the Company, plus all individuals receiving benefits from an individual employer plan maintained by the Company who are entitled to receive such benefits. In accordance with the Coal Act and the 1992 Plan, the Company has outstanding surety bonds at March 31, 2000 of $103.7 million. The surety bonds represent security for the postretirement liability included on the balance sheets.

   In October 1999, Powder River announced changes in its medical plan for active employees and retirees. Employees who retired prior to December 31, 1999 were not affected by these changes. The changes included: 90/10 coinsurance, maximum out-of-pocket limits, copay for prescription drugs and mandatory generic drug

                         P&L COAL HOLDINGS CORPORATION
usage. The effect of the change on the salaried retiree health care liability is $1.1 million. Powder River is recognizing the effect of the plan amendment over nine years.

   In January 1999, the Company adopted reductions to the salaried employee medical coverage levels for employees retiring before January 1, 2003. For employees retiring on or after January 1, 2003, the current medical plan is replaced with a medical premium reimbursement plan. This plan change does not apply to Powder River or Lee Ranch salaried employees. The change in the retiree health care plan resulted in a $22.4 million reduction to the salaried retiree health care liability. The Company is recognizing the effect of the plan amendment over nine years beginning January 1, 1999. Therefore, the effect for the three months ended March 31, 1999 and the year ended March 31, 2000 was $0.6 million and $2.5 million, respectively.

(14) RESTRUCTURING LIABILITY

   In conjunction with the acquisition of P&L Coal Group, the Company established a $39.4 million liability for estimated costs associated with a restructuring plan resulting from the business combination. The estimate was comprised of costs associated with exiting certain activities ("exit plan") and consolidating and restructuring certain management and administrative functions ("restructuring plan") and included costs resulting from a plan to terminate or relocate employees. Costs associated with the restructuring and exit plans have been charged against the liability as incurred. The total costs charged against the liability were $28.8 million for the period ended March 31, 1999, of which $3.6 million represented noncash charges associated with the exit plan for the period ended March 31, 1999 and $6.4 million for the year ended March 31, 2000.

   The exit plan was completed in the third quarter of fiscal year 2000 and the liability was reduced by $3.8 million at that time to reflect the most recent cost estimates. This amount was recorded as an adjustment to the cost of the acquisition. The majority of the adjustment related to lower exit plan costs than originally estimated. The $0.3 million remaining liability relates to residual spending, including continuing lease costs at administrative offices that were vacated as part of the restructuring plan. If the ultimate amount of cost expended is less than the $0.3 million remaining liability, the cost of the acquisition will be further reduced.

   The following table displays a rollforward of the restructuring liability from the acquisition date to March 31, 2000:

                                                                        Adjustment to
                         May 19, 1998           March 31, 1999             Cost of    March 31, 2000
                           Balance    Charges      Balance     Charges   Acquisition     Balance
                         ------------ --------  -------------- -------  ------------- --------------
Restructuring plan......   $26,154    $(20,536)    $ 5,618     $(4,409)    $  (880)        $329
Exit plan...............    13,214      (8,296)      4,918      (1,995)     (2,923)         --
                           -------    --------     -------     -------     -------         ----
  Total.................   $39,368    $(28,832)    $10,536     $(6,404)    $(3,803)        $329
                           =======    ========     =======     =======     =======         ====

(15) STOCKHOLDERS' EQUITY

 Initial Public Offering

   On February 12, 2001, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with its plan to complete an initial public offering of its common stock. Prior to the completion of the initial public offering, the Company will effect a stock split on all outstanding shares of its preferred and common stock, at which time the respective capital accounts will be restated.

                         P&L COAL HOLDINGS CORPORATION

 Preferred Stock

   The Company has 10,000,000 authorized shares of $0.01 par value preferred stock. The Board of Directors is authorized to issue any or all of the preferred stock. Shares of preferred stock are exchangeable into shares of Class A common stock upon resolution by the Board of Directors.

 Common Stock

   The Company has 30,000,000 authorized shares of $0.01 par value Class A common stock, and 3,000,000 authorized shares of $0.01 par value Class B common stock. Holders of the Class A and Class B common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

   Subject to the rights of the holders of the preferred stock, holders of Class A and Class B common stock are entitled to ratably receive such dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, holders of the Class A common stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of the preferred stockholders. Holders of Class B common stock have a junior liquidation right to the holders of Class A common stock.

 Stock Option Plan

   Effective May 19, 1998, the Company adopted the "1998 Stock Purchase and Option Plan for Key Employees of P&L Coal Holdings Corporation" (the "Plan"), making 4,027,800 shares of the Company's common stock available for grant. The Board of Directors may provide such grants in the form of stock, non-qualified options or incentive stock options.

   During the period ended March 31, 1999, the Company granted 3,795,873 options to purchase Class A common stock, 931,885 of which are options that vest solely based on the passage of time to the extent permitted under the Internal Revenue Code and 2,863,988 are options that vest based on the passage of time and achievement of performance goals. During the year ended March 31, 2000, the Company granted 201,625 options to purchase Class A common stock, 58,153 of which are options that vest solely based on the passage of time to the extent permitted under the Internal Revenue Code, and non-qualified stock options for the remainder that vest at a rate of 20 percent per year for five years and 143,472 of non-qualified stock options that vest in full or in part at a rate of 20 percent per year based upon the attainment of performance goals determined by the Board of Directors and, in any event, vest 9.5 years from May 19 of the fiscal year of grant.

                         P&L COAL HOLDINGS CORPORATION

   A summary of the outstanding options is as follows:

                                                              Weighted Average
                                             Weighted Average  Fair Value of
                                   Shares     Exercise Price  Options Granted
                                  ---------  ---------------- ----------------
Beginning balance at May 19,
 1998............................       --
  Granted........................ 3,795,873       $20.00           $6.60
  Exercised......................       --           --
  Forfeited......................       --           --
                                  ---------
Outstanding at March 31, 1999.... 3,795,873        20.00
  Granted........................   201,625        20.00            6.60
  Exercised......................       --           --
  Forfeited......................  (307,828)       20.00
                                  ---------
Outstanding at March 31, 2000.... 3,689,670       $20.00
                                  =========       ======
Options exercisable at:
  March 31, 1999.................       --           --
  March 31, 2000.................   348,589       $20.00

   The Company applies APB Opinion No. 25 and related Interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for non-qualified or incentive stock options granted under the Plan. Had compensation cost been determined for the Company's non-qualified or incentive stock options based on the fair value at the grant dates consistent with the minimum value method set forth under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have decreased by approximately $3.3 million and $3.4 million for the period ended March 31, 1999 and the year ended March 31, 2000, respectively.

   The weighted average fair value of options granted was $6.60 for fiscal years 1999 and 2000. The fair value of fiscal year 1999 and 2000 options granted was estimated on each respective grant date using the following assumptions: a risk-free interest rate of 5.7 percent, an expected life of seven years and a dividend yield of zero percent. The weighted average remaining contractual life of options outstanding as of March 31, 2000 was 8.3 years.

                         P&L COAL HOLDINGS CORPORATION

(16) COMPREHENSIVE INCOME

   The after-tax components of accumulated other comprehensive income (loss) are as follows:

                                                                       Total Accumulated
                             Foreign Currency      Minimum Pension    Other Comprehensive
Predecessor Company       Translation Adjustment Liability Adjustment    Income/(Loss)
-------------------       ---------------------- -------------------- -------------------
Beginning balance March
 31, 1997...............         $ (2,799)             $   --              $ (2,799)
Current period change...          (39,385)                 --               (39,385)
                                 --------              -------             --------
Ending balance March 31,
 1998...................          (42,184)                 --               (42,184)
Current period change...          (17,974)                 --               (17,974)
                                 --------              -------             --------
Ending balance May 19,
 1998...................         $(60,158)             $   --              $(60,158)
                                 ========              =======             ========

--------------------------------------------------------------------------------

Beginning balance May
 20, 1998...............         $    --               $   --              $    --
Current period change...            4,128               (1,795)               2,333
                                 --------              -------             --------
Ending balance March 31,
 1999...................            4,128               (1,795)               2,333
Current period change...          (16,795)               1,795              (15,000)
                                 --------              -------             --------
Ending balance March 31,
 2000...................         $(12,667)             $   --              $(12,667)
                                 ========              =======             ========

   The foreign currency translation adjustments are not currently adjusted for income taxes since they relate to indefinite investments in non-U.S. subsidiaries.

(17) RELATED PARTY TRANSACTIONS

   For the year ended March 31, 1998, the Company paid a $65.1 million dividend and provided a $141.0 million loan to a subsidiary of The Energy Group with a five-year term at a 5.0 percent interest rate.

(18) CONTRACT RESTRUCTURINGS

   The Company has periodically agreed to terminate coal supply agreements in return for payments by the customer. There were no gains related to coal supply agreement terminations for the period ended May 19, 1998. The amounts included in "Other revenues" were $49.3 million for the year ended March 31, 1998, $5.3 million for the period ended March 31, 1999 and $13.0 million for the year ended March 31, 2000.

(19) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Company owns a 30.0 percent interest in a partnership that leases a coal export terminal from the Peninsula Ports Authority of Virginia under a 30-year lease that permits the partnership to purchase the terminal at the end of the lease term for a nominal amount. The partners have severally (but not jointly) agreed to make payments under various agreements which in the aggregate provide the partnership with sufficient funds to pay rents and to cover the principal and interest payments on the floating-rate industrial revenue bonds issued by the Peninsula Ports Authority, and which are supported by letters of credit from a commercial bank. The Company's reimbursement obligation to the commercial bank is in turn supported by a letter of credit totaling $42.8 million.

   In December 1999, the Company entered into a 49.0 percent interest in a joint venture to develop and rehabilitate an underground mine and prep plant facility. The partners have severally agreed to guarantee the $28.8 million five-year financing agreement provided by two commercial banks of which
49.0 percent ($14.1 million) is guaranteed by the Company. Principal payments are due beginning December 1,

                         P&L COAL HOLDINGS CORPORATION

2000 at $0.3 million for 48 months with a final principal payment of $14.4 million due December 2005. Interest payments are due monthly and accrue at prime, which was 9.0 percent at March 31, 2000.

   Peabody Resources uses forward currency contracts to manage its exposure against foreign currency fluctuations on sales denominated in U.S. dollars. Realized gains and losses on these contracts are recognized in the same period as the hedged transactions. The Company had unrealized gains and (losses) of ($17.3 million) for the year ended March 31, 1998, $33.6 million for the period ended May 19, 1998, $16.2 million for the period ended March 31, 1999 and ($13.9 million) for the year ended March 31, 2000. The Company had forward currency contracts outstanding at March 31, 1999 and 2000 of $217.1 million and $215.0 million, respectively.

   In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk, such as bank letters of credit, performance bonds and other guarantees, which are not reflected in the accompanying balance sheets. Such financial instruments are to be valued based on the amount of exposure under the instrument and the likelihood of performance being required. In the Company's past experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these off-balance-sheet instruments and, therefore, is of the opinion that the fair value of these instruments is zero.

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents, accounts receivable, receivables from affiliates, and accounts payable and accrued expenses have carrying values which approximate fair value due to the short maturity or the financial nature of these instruments.

     Notes payable fair value estimates are based on estimated borrowing rates to discount the cash flows to their present value. The 5.0 percent Subordinated Note carrying amount is net of unamortized note discount.

     Other noncurrent liabilities include a deferred purchase obligation related to the prior purchase of a mine facility. The fair value estimate is based on the same assumption as notes payable.

     Investments and other assets include certain notes receivable with customers at various interest rates. Notes receivable fair value estimates are based on estimated borrowing rates to discount the cash flows to their present values.

                         P&L COAL HOLDINGS CORPORATION

   The carrying amounts and estimated fair values of the Company's financial instruments are summarized as follows:

                                              1999                 2000
                                      -------------------- --------------------
                                      Carrying  Estimated  Carrying  Estimated
                                       Amount   Fair Value  Amount   Fair Value
                                      --------- ---------- --------- ----------
Notes receivable..................... $   4,754 $   4,754  $  10,620 $  10,620
Interest rate swaps..................       --      6,764        --     20,022
Long-term debt....................... 2,532,858 2,629,601  2,066,231 1,943,440
Deferred purchase obligation.........    30,331    30,039     28,377    25,033

   The fair value of the financial instruments related to coal trading activities as of March 31, 2000, which include energy commodities, and average fair value of those instruments held are set forth below:

                                                             Assets  Liabilities
                                                            -------- -----------
   Forward contracts....................................... $ 75,797  $ 75,025
   Option contracts........................................    2,898       858
                                                            --------  --------
     Total................................................. $ 78,695  $ 75,883
                                                            ========  ========

   The approximate gross contract or notional amounts of financial instruments are as follows:

                                                             Assets  Liabilities
                                                            -------- -----------
   Forward contracts....................................... $ 75,025  $ 58,968
   Option contracts........................................  147,206   116,010

   There was no net gain or loss from coal and emission allowance trading activities for the year ended March 31, 1998 and the period ended May 19, 1998. The net gain arising from coal and emission allowance trading activities was $0.5 million for the period ended March 31, 1999 and $1.3 million for the year ended March 31, 2000. The change in unrealized gain from coal trading activities for the year ended March 31, 2000 was $1.0 million.

(21) COMMITMENTS AND CONTINGENCIES

   Environmental claims have been asserted against a subsidiary of the Company at 18 sites in the United States. Some of these claims are based on the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and on similar state statutes. The majority of these sites are related to activities of former subsidiaries of the Company.

   The Company's policy is to accrue environmental cleanup-related costs of a noncapital nature when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation, preliminary findings and the length of time involved in remediation or settlement. For certain sites, the Company also assesses the financial capability of other potentially responsible parties and, where allegations are based on tentative findings, the reasonableness of the Company's apportionment. The Company has not anticipated any recoveries from insurance carriers or other potentially responsible third parties in its balance sheets. The undiscounted liabilities for environmental cleanup-related costs recorded as part of "Other noncurrent liabilities" at March 31, 1999 and 2000 were $61.8 million and $57.7 million, respectively. This amount represents those costs that the Company believes are probable and reasonably estimable.

                         P&L COAL HOLDINGS CORPORATION

   On June 18, 1999, The Navajo Nation served our subsidiaries, Peabody Holding Company, Inc., Peabody Coal Company and Peabody Western Coal Company, with a complaint that had been filed in the U.S. District Court for the District of Columbia. Other defendants in the litigation are two utilities, two current employees and one former employee. The Navajo Nation has alleged sixteen claims including civil Racketeer Influenced and Corrupt Organizations Act, or RICO, claims, fraud and tortious interference with contractual relationships. The plaintiff is seeking various remedies including actual damages of at least $600 million which could be trebled under the RICO counts, punitive damages of at least $1 billion, a determination that Peabody Western Coal Company's two coal leases for the Kayenta and Black Mesa mines have terminated due to the failure of a condition and a reformation of the two coal leases to adjust the royalty rate to 20 percent. All defendants have filed a motion to dismiss the complaint.

   In March 2000, the Hopi Tribe filed a motion to intervene in this lawsuit. The Hopi Tribe has alleged seven claims, including fraud. The Hopi Tribe is seeking various remedies, including unspecified actual and punitive damages, reformation of its coal lease and a termination of the coal lease. The federal court has not ruled on the Hopi Tribe's motion.

   The Company believes this matter will be resolved without a material adverse effect on the financial condition or results of operations.

   In addition, the Company at times becomes a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Management believes that the ultimate resolution of pending or threatened proceedings will not have a material effect on the financial position, results of operations or liquidity of the Company.

   At March 31, 2000, purchase commitments for capital expenditures were approximately $110.5 million.

                         P&L COAL HOLDINGS CORPORATION

(22) SEGMENT INFORMATION

   The Company operates primarily in the coal industry. "Other" data represents an aggregation of the Company's other non-mining entities including Gold Fields. Total assets for "Other" as of March 31, 1999 includes amounts related to Citizens Power, a discontinued operation. The Company's material operations outside the U.S. are in Australia. The Company's industry and geographic data for continuing operations are as follows:

                                                                        Predecessor Company
                                                                    ---------------------------
                                                                      Year Ended   Period Ended  Period Ended    Year Ended
                                                                    March 31, 1998 May 19, 1998 March 31, 1999 March 31, 2000
                                                                    -------------- ------------ -------------- --------------
Revenues:
  U.S. Mining......................................................   $1,987,719     $269,597     $1,903,214     $2,462,166
  Non U.S. Mining..................................................      224,053       20,882        145,687        244,347
  Other............................................................        6,250          179          7,931          3,987
                                                                      ----------     --------     ----------     ----------
                                                                      $2,218,022     $290,658     $2,056,832     $2,710,500
                                                                      ==========     ========     ==========     ==========
Operating profit (loss):
  U.S. Mining......................................................   $  211,967     $  6,929     $  132,027     $  140,699
  Non U.S. Mining..................................................       44,812        2,950         32,676         48,355
  Other............................................................        4,033         (554)         1,541          4,183
                                                                      ----------     --------     ----------     ----------
                                                                      $  260,812     $  9,325     $  166,244     $  193,237
                                                                      ==========     ========     ==========     ==========
Depreciation, depletion and amortization:
  U.S. Mining......................................................   $  169,623     $ 22,475     $  155,220     $  216,327
  Non U.S. Mining..................................................       30,546        3,041         23,962         33,455
                                                                      ----------     --------     ----------     ----------
                                                                      $  200,169     $ 25,516     $  179,182     $  249,782
                                                                      ==========     ========     ==========     ==========
Total assets:
  U.S. Mining......................................................                               $5,141,661     $5,038,423
  Non U.S. Mining..................................................                                  494,123        527,771
  Other............................................................                                1,388,147        260,655
                                                                                                  ----------     ----------
                                                                                                  $7,023,931     $5,826,849
                                                                                                  ==========     ==========
Revenues:
  United States....................................................   $1,993,969     $269,776     $1,911,145     $2,466,153
  Non U.S..........................................................      224,053       20,882        145,687        244,347
                                                                      ----------     --------     ----------     ----------
                                                                      $2,218,022     $290,658     $2,056,832     $2,710,500
                                                                      ==========     ========     ==========     ==========
Operating profit:
  United States....................................................   $  216,000     $  6,375     $  133,568     $  144,882
  Non U.S..........................................................       44,812        2,950         32,676         48,355
                                                                      ----------     --------     ----------     ----------
                                                                      $  260,812     $  9,325     $  166,244     $  193,237
                                                                      ==========     ========     ==========     ==========
Depreciation, depletion and amortization:
  United States....................................................   $  169,623     $ 22,475     $  155,220     $  216,327
  Non U.S..........................................................       30,546        3,041         23,962         33,455
                                                                      ----------     --------     ----------     ----------
                                                                      $  200,169     $ 25,516     $  179,182     $  249,782
                                                                      ==========     ========     ==========     ==========
Total assets:
  United States....................................................                               $6,529,808     $5,299,078
  Non U.S..........................................................                                  494,123        527,771
                                                                                                  ----------     ----------
                                                                                                  $7,023,931     $5,826,849
                                                                                                  ==========     ==========

                         P&L COAL HOLDINGS CORPORATION

(23) SUPPLEMENTAL GUARANTOR/NON-GUARANTOR FINANCIAL INFORMATION

   In accordance with the indentures governing the Senior Notes and Senior Subordinated Notes, certain wholly owned U.S. subsidiaries of the Company have fully and unconditionally guaranteed the debt associated with the purchase on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to holders of the Senior Notes and the Senior Subordinated Notes. The following condensed historical financial statement information is provided for such Guarantor/Non-Guarantor Subsidiaries.

            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED OPERATIONS
                       For the Year Ended March 31, 1998

                                                  Predecessor Company
                                         -------------------------------------
                                          Guarantor   Non-Guarantor
                                         Subsidiaries Subsidiaries   Combined
                                         ------------ ------------- ----------
Total revenues..........................  $1,993,969    $224,053    $2,218,022
Costs and expenses:
  Operating costs and expenses..........   1,552,176     143,040     1,695,216
  Depreciation, depletion and
   amortization.........................     169,623      30,546       200,169
  Selling and administrative expenses...      78,249       5,391        83,640
  Net (gain) loss on property and
   equipment disposals..................     (22,079)        264       (21,815)
  Interest expense......................      30,684       2,726        33,410
  Interest income.......................     (13,984)       (559)      (14,543)
                                          ----------    --------    ----------
Income before income taxes..............     199,300      42,645       241,945
  Income tax provision..................      74,649       8,401        83,050
  Income from discontinued operations,
   net of income taxes..................         --       (1,441)       (1,441)
                                          ----------    --------    ----------
Net income..............................  $  124,651    $ 35,685    $  160,336
                                          ==========    ========    ==========

            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED OPERATIONS
                       For the Period Ended May 19, 1998

                                                   Predecessor Company
                                            ----------------------------------
                                                             Non-
                                             Guarantor    Guarantor
                                            Subsidiaries Subsidiaries Combined
                                            ------------ ------------ --------
Total revenues.............................   $269,776     $20,882    $290,658
Costs and expenses:
  Operating costs and expenses.............    229,711      14,417     244,128
  Depreciation, depletion and
   amortization............................     22,475       3,041      25,516
  Selling and administrative expenses......     11,523         494      12,017
  Net gain on property and equipment
   disposals...............................       (308)        (20)       (328)
  Interest expense.........................      3,856         366       4,222
  Interest income..........................     (1,615)        (52)     (1,667)
                                              --------     -------    --------
Income before income taxes.................      4,134       2,636       6,770
  Income tax provision.....................      3,185       1,345       4,530
  Loss from discontinued operations, net of
   income taxes............................        --        1,764       1,764
                                              --------     -------    --------
Net income (loss)..........................   $    949     $  (473)   $    476
                                              ========     =======    ========

          SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                      For the Period Ended March 31, 1999

                                                     Non-
                          Parent     Guarantor    Guarantor
                          Company   Subsidiaries Subsidiaries Eliminations Consolidated
                         ---------  ------------ ------------ ------------ ------------
Total revenues.......... $     --    $1,829,438    $229,150     $(1,756)    $2,056,832
Costs and expenses:
  Operating costs and
   expenses.............       --     1,494,487     150,987      (1,756)     1,643,718
  Depreciation,
   depletion and
   amortization.........       --       150,584      28,598         --         179,182
  Selling and
   administrative
   expenses.............     3,924       60,142       3,622         --          67,688
  Interest expense......   160,068       11,292       4,745         --         176,105
  Interest income.......    (5,716)     (11,897)       (914)        --         (18,527)
                         ---------   ----------    --------     -------     ----------
Income (loss) before
 income taxes and
 minority interest......  (158,276)     124,830      42,112         --           8,666
  Income tax provision
   (benefit)............   (36,873)      31,213       8,672         --           3,012
  Minority interest.....       --           --        1,887         --           1,887
  Income from
   discontinued
   operations, net of
   income taxes.........       --           --       (6,442)        --          (6,442)
                         ---------   ----------    --------     -------     ----------
Net income (loss)....... $(121,403)  $   93,617    $ 37,995     $   --      $   10,209
                         =========   ==========    ========     =======     ==========

          SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                       For the Year Ended March 31, 2000

                                                     Non-
                          Parent     Guarantor    Guarantor
                          Company   Subsidiaries Subsidiaries Eliminations Consolidated
                         ---------  ------------ ------------ ------------ ------------
Total revenues.......... $     --    $1,963,823    $777,165     $(30,488)   $2,710,500
Costs and expenses:
  Operating costs and
   expenses.............       --     1,651,477     557,675      (30,488)    2,178,664
  Depreciation,
   depletion and
   amortization.........       --       180,287      69,495          --        249,782
  Selling and
   administrative
   expenses.............     1,251       72,093      21,912          --         95,256
  Net gain on property
   and equipment
   disposals............       --        (6,034)       (405)         --         (6,439)
  Interest expense......   174,949       73,330      21,080      (64,303)      205,056
  Interest income.......   (43,896)     (23,933)       (895)      64,303        (4,421)
                         ---------   ----------    --------     --------    ----------
Income (loss) before
 income taxes and
 minority interests.....  (132,304)      16,603     108,303          --         (7,398)
  Income tax provision
   (benefit)............   (34,804)    (136,307)     29,589          --       (141,522)
  Minority interests....       --           --       15,554          --         15,554
  Loss from discontinued
   operations, net of
   income taxes.........       --           --       12,087          --         12,087
  Loss from disposal of
   discontinued
   operations, net of
   income taxes.........       783       77,490         --           --         78,273
                         ---------   ----------    --------     --------    ----------
Net income (loss)....... $ (98,283)  $   75,420    $ 51,073     $    --     $   28,210
                         =========   ==========    ========     ========    ==========

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                              As of March 31, 1999

                                                      Non-
                            Parent    Guarantor    Guarantor
                           Company   Subsidiaries Subsidiaries Eliminations  Consolidated
                          ---------- ------------ ------------ ------------  ------------
         ASSETS

Current assets
  Cash and cash
   equivalents..........  $      --   $  130,861   $   63,217  $       --     $  194,078
  Accounts receivable...         --      220,287      107,770      (15,309)      312,748
  Inventories...........         --      202,749       47,148          --        249,897
  Assets from power
   trading activities...         --          --     1,037,300          --      1,037,300
  Assets from coal and
   emission allowance
   trading activities...         --        2,514          --           --          2,514
  Deferred income
   taxes................         --        8,496          --           --          8,496
  Other current assets..         --       13,283       14,145          --         27,428
                          ----------  ----------   ----------  -----------    ----------
   Total current
    assets..............         --      578,190    1,269,580      (15,309)    1,832,461
Property, plant,
 equipment and mine
 development--at cost...         --    4,298,203      693,234          --      4,991,437
Less accumulated
 depreciation, depletion
 and amortization.......         --     (158,295)     (35,197)         --       (193,492)
                          ----------  ----------   ----------  -----------    ----------
                                 --    4,139,908      658,037          --      4,797,945
Investments and other
 assets.................   2,461,362   1,464,147      158,912   (3,690,896)      393,525
                          ----------  ----------   ----------  -----------    ----------
  Total assets..........  $2,461,362  $6,182,245   $2,086,529  $(3,706,205)   $7,023,931
                          ==========  ==========   ==========  ===========    ==========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY

Current liabilities
  Short-term borrowings
   and current
   maturities of long-
   term debt............  $   19,670  $   21,666   $   31,068  $       --     $   72,404
  Payable to affiliates,
   net..................     152,364    (151,199)      (1,165)         --            --
  Income taxes payable..         --          229        7,079          --          7,308
  Liabilities from power
   trading activities...         --          --       638,062          --        638,062
  Liabilities from coal
   and emission
   allowance trading
   activities...........         --           12          --           --             12
  Accounts payable and
   accrued expenses.....      56,562     440,319      146,150      (15,309)      627,722
                          ----------  ----------   ----------  -----------    ----------
   Total current
    liabilities.........     228,596     311,027      821,194      (15,309)    1,345,508
Long-term debt, less
 current maturities.....   1,737,536     173,364      559,075          --      2,469,975
Deferred income taxes...         --      711,932       68,243          --        780,175
Other noncurrent
 liabilities............         --    1,886,337       22,796          --      1,909,133
                          ----------  ----------   ----------  -----------    ----------
   Total liabilities....   1,966,132   3,082,660    1,471,308      (15,309)    6,504,791
Minority interest.......         --          --        23,910          --         23,910
Stockholders' equity....     495,230   3,099,585      591,311   (3,690,896)      495,230
                          ----------  ----------   ----------  -----------    ----------
   Total liabilities and
    stockholders'
    equity..............  $2,461,362  $6,182,245   $2,086,529  $(3,706,205)   $7,023,931
                          ==========  ==========   ==========  ===========    ==========

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                              As of March 31, 2000

                                                                       Non-
                                            Parent     Guarantor    Guarantor
                                           Company    Subsidiaries Subsidiaries Eliminations  Consolidated
                                          ----------  ------------ ------------ ------------  ------------
                 ASSETS
Current assets........................... $      347   $   45,931   $   19,340  $        --    $   65,618
  Cash and cash equivalents..............
  Accounts receivable....................      1,605       95,055       92,083       (35,722)     153,021
  Inventories............................        --       187,965       54,185           --       242,150
  Assets from coal and emission allowance
   trading activities....................        --        78,695          --            --        78,695
  Deferred income taxes..................        --        49,869          --            --        49,869
  Other current assets...................      1,282       14,351       27,559           --        43,192
                                          ----------   ----------   ----------  ------------   ----------
   Total current assets..................      3,234      471,866      193,167       (35,722)     632,545
Property, plant, equipment and mine
 development-- at cost...................        --     4,360,648      866,132           --     5,226,780
Less accumulated depreciation, depletion
 and amortization........................        --      (323,870)     (87,400)          --      (411,270)
                                          ----------   ----------   ----------  ------------   ----------
                                                 --     4,036,778      778,732           --     4,815,510
Net assets of discontinued operations....        900       89,100          --            --        90,000
Investments and other assets.............  1,883,781    1,444,307      208,095    (3,247,389)     288,794
                                          ----------   ----------   ----------  ------------   ----------
   Total assets.......................... $1,887,915   $6,042,051   $1,179,994  $ (3,283,111)  $5,826,849
                                          ==========   ==========   ==========  ============   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities......................
  Short-term borrowings and current
   maturities of long-term debt.......... $      --    $   21,122   $   36,855  $        --    $   57,977
  Payable to affiliates, net.............   (284,294)     319,473      (35,179)          --           --
  Income taxes payable...................        --           521       13,073           --        13,594
  Liabilities from coal and emission
   allowance trading activities..........        --        75,883          --            --        75,883
  Accounts payable and accrued expenses..     76,066      416,505      116,288       (35,722)     573,137
                                          ----------   ----------   ----------  ------------   ----------
   Total current liabilities.............   (208,228)     833,504      131,037       (35,722)     720,591
  Long-term debt, less current
   maturities............................  1,587,717      162,116      268,356           --     2,018,189
  Deferred income taxes..................        --       567,918       57,206           --       625,124
  Other noncurrent liabilities...........        --     1,873,508       39,746           --     1,913,254
                                          ----------   ----------   ----------  ------------   ----------
   Total liabilities.....................  1,379,489    3,437,046      496,345       (35,722)   5,277,158
  Minority interests.....................        --           --        41,265           --        41,265
  Stockholders' equity...................    508,426    2,605,005      642,384    (3,247,389)     508,426
                                          ----------   ----------   ----------  ------------   ----------
   Total liabilities and stockholders'
    equity............................... $1,887,915   $6,042,051   $1,179,994   $(3,283,111)  $5,826,849
                                          ==========   ==========   ==========  ============   ==========

            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED CASH FLOWS
                       For the Year Ended March 31, 1998

                                                    Predecessor Company
                                            -----------------------------------
                                                             Non-
                                             Guarantor    Guarantor
                                            Subsidiaries Subsidiaries Combined
                                            ------------ ------------ ---------
Net cash provided by (used in) continuing
 operations...............................   $ 272,348    $  (5,318)  $ 267,030
Net cash used in discontinued operations..         --       (79,178)    (79,178)
                                             ---------    ---------   ---------
Net cash provided by (used in) operating
 activities...............................     272,348      (84,496)    187,852
                                             ---------    ---------   ---------
  Additions to property, plant, equipment
   and mine development...................    (112,383)     (53,131)   (165,514)
  Additions to advance mining royalties...      (6,174)         --       (6,174)
  Acquisitions, net.......................     (58,715)         --      (58,715)
  Proceeds from coal contract
   restructurings.........................      57,460          --       57,460
  Proceeds from property and equipment
   disposals..............................      36,948          775      37,723
                                             ---------    ---------   ---------
Net cash used in continuing operations....     (82,864)     (52,356)   (135,220)
Net cash used in discontinued operations..         --          (813)       (813)
                                             ---------    ---------   ---------
Net cash used in investing activities.....     (82,864)     (53,169)   (136,033)
                                             ---------    ---------   ---------
  Proceeds from short-term borrowings and
   long-term debt.........................      90,000      179,391     269,391
  Payments of short-term borrowings and
   long-term debt.........................    (162,420)    (188,317)   (350,737)
  Capital contribution (distribution).....     (50,230)      50,230         --
  Dividends (paid) received...............     (65,109)         --      (65,109)
  Other...................................    (184,529)       5,235    (179,294)
                                             ---------    ---------   ---------
Net cash provided by (used in) continuing
 operations...............................    (372,288)      46,539    (325,749)
Net cash provided by discontinued
 operations...............................         --        90,360      90,360
                                             ---------    ---------   ---------
Net cash provided by (used in) financing
 activities...............................    (372,288)     136,899    (235,389)
  Effect of exchange rate changes on cash
   and equivalents........................         --          (718)       (718)
                                             ---------    ---------   ---------
Net decrease in cash and cash
 equivalents..............................    (182,804)      (1,484)   (184,288)
Cash and cash equivalents at beginning of
 period...................................     266,616       14,493     281,109
                                             ---------    ---------   ---------
Cash and cash equivalents at end of
 period...................................   $  83,812    $  13,009   $  96,821
                                             =========    =========   =========

            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED CASH FLOWS
                       For the Period Ended May 19, 1998

                                                   Predecessor Company
                                           ------------------------------------
                                            Guarantor   Non-Guarantor
                                           Subsidiaries Subsidiaries  Combined
                                           ------------ ------------- ---------
Net cash provided by (used in) continuing
 operations..............................   $ (41,999)    $ 12,138    $ (29,861)
Net cash provided by discontinued
 operations..............................         --         1,704        1,704
                                            ---------     --------    ---------
Net cash provided by (used in) operating
 activities..............................     (41,999)      13,842      (28,157)
                                            ---------     --------    ---------
  Additions to property, plant, equipment
   and mine development..................     (13,582)      (7,292)     (20,874)
  Additions to advance mining royalties..      (1,767)        (535)      (2,302)
  Proceeds from coal contract
   restructurings........................         308           20          328
  Proceeds from property and equipment
   disposals.............................       1,374          --         1,374
                                            ---------     --------    ---------
Net cash used in continuing operations...     (13,667)      (7,807)     (21,474)
Net cash used in discontinued
 operations..............................         --           (76)         (76)
Net cash used in investing activities....     (13,667)      (7,883)     (21,550)
                                            ---------     --------    ---------
  Proceeds from short-term borrowings and
   long-term debt........................         --        53,597       53,597
  Payments of short-term borrowings and
   long-term debt........................        (464)     (18,959)     (19,423)
  Dividends paid.........................    (141,000)     (32,330)    (173,330)
  Other..................................     141,831         (831)     141,000
                                            ---------     --------    ---------
Net cash provided by continuing
 operations..............................         367        1,477        1,844
Net cash provided by discontinued
 operations..............................         --        21,693       21,693
                                            ---------     --------    ---------
Net cash provided by financing
 activities..............................         367       23,170       23,537
  Effect of exchange rate changes on cash
   and equivalents.......................         --          (292)        (292)
                                            ---------     --------    ---------
Net increase (decrease) in cash and cash
 equivalents.............................     (55,299)      28,837      (26,462)
Cash and cash equivalents at beginning of
 period..................................      83,812       13,009       96,821
                                            ---------     --------    ---------
Cash and cash equivalents at end of
 period..................................   $  28,513     $ 41,846    $  70,359
                                            =========     ========    =========

          SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                      For the Period Ended March 31, 1999

                              Parent      Guarantor   Non-Guarantor
                              Company    Subsidiaries Subsidiaries  Consolidated
                            -----------  ------------ ------------- ------------
Net cash provided by (used
 in) continuing
 operations...............  $  (140,674)  $ 407,889     $  63,708   $   330,923
Net cash used in
 discontinued operations..          --          --        (48,901)      (48,901)
                            -----------   ---------     ---------   -----------
Net cash provided by (used
 in) operating
 activities...............     (140,674)    407,889        14,807       282,022
                            -----------   ---------     ---------   -----------
  Additions to property,
   plant, equipment and
   mine development.......          --     (108,186)      (66,334)     (174,520)
  Additions to advance
   mining royalties.......          --       (8,836)       (2,673)      (11,509)
  Acquisitions, net.......   (1,933,178)   (143,742)      (33,480)   (2,110,400)
  Proceeds from coal con-
   tract restructurings...          --        2,515           --          2,515
  Proceeds from property
   and equipment
   disposals..............          --       10,494           954        11,448
                            -----------   ---------     ---------   -----------
Net cash used in
 continuing operations....   (1,933,178)   (247,755)     (101,533)   (2,282,466)
Net cash provided by
 discontinued operations..          --          --         33,130        33,130
                            -----------   ---------     ---------   -----------
Net cash used in investing
 activities...............   (1,933,178)   (247,755)      (68,403)   (2,249,336)
                            -----------   ---------     ---------   -----------
  Proceeds from short-term
   borrowings and long-
   term debt..............    1,817,390         --         53,388     1,870,778
  Payments of short-term
   borrowings and long-
   term debt..............     (158,263)    (21,470)      (42,982)     (222,715)
  Capital contribution....      480,000         --            --        480,000
  Distributions to minor-
   ity interests..........          --        9,096       (12,176)       (3,080)
  Other...................      (65,275)    (16,899)       48,158       (34,016)
                            -----------   ---------     ---------   -----------
Net cash provided by (used
 in) continuing
 operations...............    2,073,852     (29,273)       46,388     2,090,967
Net cash provided by
 discontinued operations..          --          --         70,314        70,314
                            -----------   ---------     ---------   -----------
Net cash provided by (used
 in) financing
 activities...............    2,073,852     (29,273)      116,702     2,161,281
  Effect of exchange rate
   changes on cash and
   equivalents............          --          --            111           111
                            -----------   ---------     ---------   -----------
Net increase in cash and
 cash equivalents.........          --      130,861        63,217       194,078
Cash and cash equivalents
 at beginning of period...          --          --            --            --
                            -----------   ---------     ---------   -----------
Cash and cash equivalents
 at end of period.........  $       --    $ 130,861     $  63,217   $   194,078
                            ===========   =========     =========   ===========

          SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                       For the Year Ended March 31, 2000

                               Parent     Guarantor   Non-Guarantor
                               Company   Subsidiaries Subsidiaries  Consolidated
                              ---------  ------------ ------------- ------------
Net cash provided by (used
 in) continuing operations..  $ (83,810)  $ 283,472     $ 103,753    $ 303,415
Net cash used in
 discontinued operations....        --          --        (40,504)     (40,504)
                              ---------   ---------     ---------    ---------
Net cash provided by (used
 in) operating activities...    (83,810)    283,472        63,249      262,911
                              ---------   ---------     ---------    ---------
  Additions to property,
   plant, equipment and mine
   development..............        --     (106,593)      (72,161)    (178,754)
  Additions to advance min-
   ing royalties............        --       (7,475)      (17,817)     (25,292)
  Acquisitions, net.........        --          --        (63,265)     (63,265)
  Investment in joint ven-
   ture.....................        --       (4,325)          --        (4,325)
  Proceeds from coal con-
   tract restructurings.....        --       11,904        21,000       32,904
  Proceeds from property and
   equipment disposals......        --        9,637         9,647       19,284
  Proceeds from sale-lease-
   back transactions........        --       34,234           --        34,234
                              ---------   ---------     ---------    ---------
Net cash used in continuing
 operations.................        --      (62,618)     (122,596)    (185,214)
Net cash used in
 discontinued operations....        --          --           (170)        (170)
                              ---------   ---------     ---------    ---------
Net cash used in investing
 activities.................        --      (62,618)     (122,766)    (185,384)
                              =========   =========     =========    =========
  Proceeds from short-term
   borrowings and long-term
   debt.....................        --          --         22,026       22,026
  Payments of short-term
   borrowings and long-term
   debt.....................   (171,088)    (21,695)      (17,202)    (209,985)
  Capital contribution (dis-
   tribution)...............        --       (1,073)        1,073          --
  Distributions to minority
   interests................        --          --         (3,353)      (3,353)
  Dividends (paid) re-
   ceived...................    121,903      15,422      (137,325)         --
  Other.....................    133,342    (298,438)      165,096          --
                              ---------   ---------     ---------    ---------
Net cash provided by (used
 in) continuing operations..     84,157    (305,784)       30,315     (191,312)
Net cash used in
 discontinued operations....        --          --        (13,869)     (13,869)
                              ---------   ---------     ---------    ---------
Net cash provided by (used
 in) financing activities...     84,157    (305,784)       16,446     (205,181)
  Effect of exchange rate
   changes on cash and
   equivalents..............        --          --           (806)        (806)
                              ---------   ---------     ---------    ---------
Net increase (decrease) in
 cash and cash equivalents..        347     (84,930)      (43,877)    (128,460)
Cash and cash equivalents at
 beginning of period........        --      130,861        63,217      194,078
                              ---------   ---------     ---------    ---------
Cash and cash equivalents at
 end of period..............  $     347   $  45,931     $  19,340    $  65,618
                              =========   =========     =========    =========

                         P&L COAL HOLDINGS CORPORATION

           UNAUDITED STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
                 (Dollars in thousands, except per share data)

                                     Quarter Ended         Nine Months Ended
                                     December 31,            December 31,
                                 ----------------------  ----------------------
                                    1999        2000        1999        2000
                                 ----------  ----------  ----------  ----------
REVENUES
  Sales........................  $  677,582  $  605,520  $1,979,583  $1,918,337
  Other revenues...............      31,864      28,561      72,606      66,356
                                 ----------  ----------  ----------  ----------
    Total revenues.............     709,446     634,081   2,052,189   1,984,693
COSTS AND EXPENSES
  Operating costs and
   expenses....................     571,647     500,700   1,657,832   1,609,663
  Depreciation, depletion and
   amortization................      63,363      58,863     191,030     180,139
  Selling and administrative
   expenses....................      23,338      22,386      66,474      65,815
  Net gain on property and
   equipment disposals.........      (1,307)     (1,691)     (4,222)     (5,064)
                                 ----------  ----------  ----------  ----------
OPERATING PROFIT...............      52,405      53,823     141,075     134,140
  Interest expense.............      50,526      50,520     153,097     153,446
  Interest income..............        (759)     (1,239)     (2,817)     (6,993)
                                 ----------  ----------  ----------  ----------
INCOME (LOSS) BEFORE INCOME
 TAXES AND MINORITY INTERESTS..       2,638       4,542      (9,205)    (12,313)
  Income tax provision.........       2,449       4,460       1,466       3,683
  Minority interests...........       6,274       1,016      11,898       4,641
                                 ----------  ----------  ----------  ----------
LOSS FROM CONTINUING
 OPERATIONS....................      (6,085)       (934)    (22,569)    (20,637)
Discontinued operations:
  Loss from discontinued
   operations, net of income
   tax benefit of $1,207 and
   $2,704, respectively........      (3,620)        --       (8,109)        --
  Gain from disposal of
   discontinued operations, net
   of income tax provision of
   $4,240......................         --          --          --       11,760
                                 ----------  ----------  ----------  ----------
NET LOSS.......................  $   (9,705) $     (934) $  (30,678) $   (8,877)
                                 ==========  ==========  ==========  ==========
Basic and diluted loss per
 share from continuing
 operations:
  Class A......................       (0.25)      (0.04)      (0.91)      (0.84)
  Class B......................       (0.25)      (0.04)      (0.91)      (0.84)
Basic and diluted net loss per
 share:
  Class A......................       (0.39)      (0.04)      (1.24)      (0.36)
  Class B......................       (0.39)      (0.04)      (1.24)      (0.36)
Weighted average shares
 outstanding...................
  Class A......................  19,000,000  19,000,000  19,000,000  19,000,000
  Class B......................     701,821     636,745     705,264     656,563

      See accompanying notes to unaudited condensed consolidated financial statements.

                         P&L COAL HOLDINGS CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except share information)

                                                       March 31,   December 31,
                                                          2000         2000
                                                       ----------  ------------
                                                                   (Unaudited)
                        ASSETS
Current assets
 Cash and cash equivalents............................ $   65,618   $   33,094
 Accounts receivable, less allowance for doubtful
  accounts of $1,233 and $1,213, respectively.........    153,021      115,225
 Materials and supplies...............................     48,809       41,484
 Coal inventory.......................................    193,341      154,327
 Assets from coal and emission allowance trading
  activities..........................................     78,695      204,518
 Deferred income taxes................................     49,869       49,869
 Other current assets.................................     43,192       22,999
                                                       ----------   ----------
   Total current assets...............................    632,545      621,516
Property, plant, equipment and mine development, net
 of accumulated depreciation, depletion and
 amortization of $411,270 and $487,881, respectively..  4,815,510    4,321,234
Net assets of discontinued operations.................     90,000       16,157
Assets held for sale--Australian operations...........        --       237,872
Investments and other assets..........................    288,794      275,623
                                                       ----------   ----------
   Total assets....................................... $5,826,849   $5,472,402
                                                       ==========   ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Short-term borrowings and current maturities of
  long-term debt...................................... $   57,977   $   44,740
 Income taxes payable.................................     13,594          436
 Liabilities from coal and emission allowance trading
  activities..........................................     75,883      200,819
 Accounts payable and accrued expenses................    573,137      496,182
                                                       ----------   ----------
   Total current liabilities..........................    720,591      742,177
Long-term debt, less current maturities...............  2,018,189    1,821,796
Deferred income taxes.................................    625,124      558,622
Accrued reclamation and other environmental
 liabilities..........................................    502,092      452,021
Workers' compensation obligations.....................    212,260      212,856
Accrued postretirement benefit costs..................    971,186      971,748
Obligation to industry fund...........................     64,737       55,699
Other noncurrent liabilities..........................    162,979      142,726
                                                       ----------   ----------
   Total liabilities..................................  5,277,158    4,957,645
Minority interests....................................     41,265       41,701
Stockholders' equity:
 Preferred Stock--$0.01 per share par value;
  10,000,000 shares authorized, 5,000,000 shares
  issued and outstanding..............................         50           50
 Common Stock--Class A, $0.01 per share par value;
  30,000,000 shares authorized, 19,000,000 shares
  issued and outstanding..............................        190          190
 Common Stock--Class B, $0.01 per share par value;
  3,000,000 shares authorized, 742,268 shares issued
  and 684,473 outstanding as of March 31, 2000;
  3,000,000 shares authorized, 742,268 shares issued
  and 581,801 shares outstanding as of December 31,
  2000;...............................................          7            7
 Additional paid-in capital...........................    485,037      485,437
 Employee stock loans.................................     (2,391)      (2,051)
 Accumulated other comprehensive loss.................    (12,667)     (38,811)
 Retained earnings....................................     38,419       29,542
 Treasury shares, at cost: 57,795 Class B shares as
  of March 31, 2000; 160,467 Class B shares as of
  December 31, 2000...................................       (219)      (1,308)
                                                       ----------   ----------
   Total stockholders' equity.........................    508,426      473,056
                                                       ----------   ----------
     Total liabilities and stockholders' equity....... $5,826,849   $5,472,402
                                                       ==========   ==========

      See accompanying notes to unaudited condensed consolidated financial statements.

                         P&L COAL HOLDINGS CORPORATION

           UNAUDITED STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS
                                 (In thousands)

                                                          Nine Months Ended
                                                             December 31,
                                                          -------------------
                                                            1999       2000
                                                          ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss................................................. $ (30,678) $ (8,877)
 Loss from discontinued operations.......................     8,109       --
 Gain from disposal of discontinued operations...........       --    (11,760)
                                                          ---------  --------
   Loss from continuing operations.......................   (22,569)  (20,637)
Adjustments to reconcile loss from continuing operations
 to net cash provided by continuing operations:
 Depreciation, depletion and amortization................   191,030   156,885
 Deferred income taxes...................................   (16,290)   (9,381)
 Amortization of debt discount and debt issuance costs...    13,637    12,445
 Net gain on property and equipment disposals............    (4,222)   (4,604)
 Minority interests......................................    11,898     4,641
 Changes in current assets and liabilities:
   Sale of accounts receivable...........................       --     25,000
   Accounts receivable, net of sale......................   (29,027)   (2,629)
   Materials and supplies................................     2,873     2,926
   Coal inventory........................................    18,191     1,403
   Net assets from coal and emission allowance trading
    activities...........................................     2,066      (887)
   Other current assets..................................    (8,087)   (1,499)
   Accounts payable and accrued expenses.................   (48,399)   (6,915)
   Income taxes payable..................................     4,818         7
 Accrued reclamation and related liabilities.............   (10,960)  (28,652)
 Workers' compensation obligations.......................     2,305       596
 Accrued postretirement benefit costs....................    12,197       562
 Obligation to industry fund.............................      (403)   (9,038)
 Other, net..............................................   (19,444)   (3,786)
 Net cash used by assets held for sale--Australian
  operations.............................................       --    (15,873)
                                                          ---------  --------
   Net cash provided by continuing operations............    99,614   100,564
   Net cash used in discontinued operations..............    (1,005)      --
                                                          ---------  --------
   Net cash provided by operating activities.............    98,609   100,564
                                                          ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant, equipment and mine
 development.............................................  (137,501) (109,286)
Acquisition, net.........................................   (44,203)      --
Additions to advance mining royalties....................   (16,275)  (16,919)
Investment in joint venture..............................       --     (3,052)
Proceeds from property and equipment disposals...........     7,186    11,517
Proceeds from sale-leaseback transactions................    34,234    35,089
Net cash used by assets held for sale--Australian
 operations..............................................       --    (34,684)
                                                          ---------  --------
 Net cash used in continuing operations..................  (156,559) (117,335)
 Net cash provided by discontinued operations............       578    85,603
                                                          ---------  --------
 Net cash used in investing activities...................  (155,981)  (31,732)
                                                          ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt.............................    20,121    26,920
Payments of long-term debt...............................   (48,103) (132,285)
Repurchase of treasury stock.............................       --     (1,089)
Distributions to minority interests......................    (3,471)   (4,205)
Net cash provided by assets held for sale--Australian
 operations..............................................       --     10,591
                                                          ---------  --------
 Net cash used in continuing operations..................   (31,453) (100,068)
 Net cash used in discontinued operations................   (10,991)      --
                                                          ---------  --------
 Net cash used in financing activities...................   (42,444) (100,068)
Effect of exchange rate changes on cash and cash
 equivalents.............................................       280    (1,288)
                                                          ---------  --------
Net decrease in cash and cash equivalents................   (99,536)  (32,524)
Cash and cash equivalents at beginning of period.........   194,078    65,618
                                                          ---------  --------
Cash and cash equivalents at end of period............... $  94,542  $ 33,094
                                                          =========  ========

      See accompanying notes to unaudited condensed consolidated financial statements.

                         P&L COAL HOLDINGS CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

   The accompanying condensed consolidated financial statements include the consolidated operations and balance sheets of P&L Coal Holdings Corporation (the "Company"), also known as Peabody Group. These financial statements include the subsidiaries of Peabody Holding Company, Inc. ("Peabody Holding Company"), Gold Fields Mining Corporation ("Gold Fields") which owns Lee Ranch Coal Company ("Lee Ranch") and Peabody Australia Limited and Darex Capital, Inc., which collectively own Peabody Resources Holdings Pty Ltd. ("Peabody Resources"), an Australian company.

   On December 26, 2000, the Company signed a share purchase agreement for the transfer of the stock in Peabody Australia Limited and Darex Capital, Inc. which, in turn, own the Company's Australian operations, to Coal & Allied Industries Limited ("Coal & Allied"), a 71%-owned subsidiary of Rio Tinto Limited. The net assets of the entities sold are reflected as "Assets held for sale--Australian Operations" in the consolidated balance sheet as of December 31, 2000.

   The accompanying condensed consolidated financial statements as of and for the quarter and nine months ended December 31, 1999 and 2000, and the notes thereto, are unaudited. However, in the opinion of management, these financial statements reflect all adjustments necessary for a fair presentation of the results of the periods presented. The results of operations for the quarter and nine months ended December 31, 2000 are not necessarily indicative of the results to be expected for the full year.

(2) INCOME PER SHARE

   The Company has two classes of common stock and, as such, applies the "two-class method" of computing income per share as prescribed in SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, income or loss is allocated to preferred stock, Class A common stock and Class B common stock on a pro-rata basis.

                         P&L COAL HOLDINGS CORPORATION

   The Company presents basic and diluted income (loss) per share. Basic income
(loss) per share is calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income, respectively, that is attributed to the Company's Class A and Class B common shares by the weighted average number of common shares outstanding for each class of common stock for each respective period. Diluted income (loss) per share is calculated by dividing income from continuing operations, income (loss) from discontinued operations and net income, respectively, that is attributed to the Company's Class A and Class B common shares by the weighted average number of common and common equivalent shares outstanding for each class of common stock for each respective period. Any potential difference between basic and diluted income
(loss) per share is solely attributable to stock options. For all periods presented, all options were excluded from the diluted income per share calculations for the Company's Class A common stock because they were anti-dilutive. A reconciliation of income from continuing operations, income (loss) from discontinued operations and net income follows (in thousands):

                                            Quarter Ended   Nine Months Ended
                                            December 31,      December 31,
                                            --------------  ------------------
                                             1999    2000     1999      2000
                                            -------  -----  --------  --------
Loss from continuing operations attributed
 to:
  Preferred stock.........................  $(1,232) $(190) $ (4,568) $ (4,185)
  Class A common stock....................   (4,680)  (720)  (17,357)  (15,902)
  Class B common stock....................     (173)   (24)     (644)     (550)
                                            -------  -----  --------  --------
                                            $(6,085) $(934) $(22,569) $(20,637)
                                            =======  =====  ========  ========
Income (loss) from discontinued operations
 attributed to:
  Preferred stock.........................  $  (732) $ --   $ (1,641) $  2,385
  Class A common stock....................   (2,785)   --     (6,236)    9,061
  Class B common stock....................     (103)   --       (232)      314
                                            -------  -----  --------  --------
                                            $(3,620) $ --   $ (8,109) $ 11,760
                                            =======  =====  ========  ========
Net loss attributed to:
  Preferred stock.........................  $(1,964) $(190) $ (6,209) $ (1,800)
  Class A common stock....................   (7,465)  (720)  (23,593)   (6,841)
  Class B common stock....................     (276)   (24)     (876)     (236)
                                            -------  -----  --------  --------
                                            $(9,705) $(934) $(30,678) $ (8,877)
                                            =======  =====  ========  ========

(3) ASSETS HELD FOR SALE

   On December 26, 2000, the Company signed a share purchase agreement for the transfer of the stock in Peabody Australia Limited and Darex Capital, Inc. which, in turn, own the Company's Australian operations, to Coal & Allied, a 71%-owned subsidiary of Rio Tinto Limited. The Company's Australian operations are comprised of interests in six coal mines, as well as Mining Services in Brisbane, Australia. The coal mines are Bengalla, Warkworth, Ravensworth, Ravensworth East and Narama in New South Wales, and Moura in Queensland, Australia.

   The sale price was $455 million in cash, subject to post-closing adjustments. The sale closed on January 29, 2001. Under the terms of the agreement, Coal & Allied obtained ownership of all assets and assumed all liabilities of the Company's Australian operations. The Company intends to use proceeds from the sale to repay a portion of long-term debt.

                         P&L COAL HOLDINGS CORPORATION

   In connection with this disposition, the net assets of the Company's Australian operations have been classified as "Assets held for sale--Australian operations" in the December 31, 2000 consolidated balance sheet and include the following (in thousands):

   Cash............................................................... $ 18,089
   Accounts receivable................................................   26,908
   Materials and supplies.............................................    5,259
   Coal inventory.....................................................   29,115
   Other current assets...............................................   22,946
   Property, plant, equipment and mine development, net...............  403,028
   Investments and other assets.......................................   10,657
   Short-term borrowing and current maturities of long-term debt......  (20,834)
   Income taxes payable...............................................  (14,546)
   Accounts payable and accrued expenses..............................  (59,749)
   Long-term debt, less current maturities............................  (98,608)
   Deferred income taxes..............................................  (51,253)
   Accrued reclamation liabilities....................................  (25,454)
   Other noncurrent liabilities.......................................   (7,686)
                                                                       --------
                                                                       $237,872
                                                                       ========

(4) COMPREHENSIVE INCOME

   The following table sets forth the components of comprehensive income (loss) for the quarter and nine months ended December 31, 1999 and 2000 (in thousands):

                                          Quarter Ended    Nine Months Ended
                                           December 31,      December 31,
                                          ---------------  ------------------
                                           1999     2000     1999      2000
                                          -------  ------  --------  --------
   Net loss.............................. $(9,705) $ (934) $(30,678) $ (8,877)
   Foreign currency translation
    adjustment...........................   2,795   8,032     9,545   (26,144)
                                          -------  ------  --------  --------
   Comprehensive income (loss)........... $(6,910) $7,098  $(21,133) $(35,021)
                                          =======  ======  ========  ========

                         P&L COAL HOLDINGS CORPORATION

(5) BUSINESS SEGMENTS

   The Company's industry and geographic data for continuing operations were as follows (in thousands):

                                      Quarter Ended        Nine Months Ended
                                      December 31,           December 31,
                                  ---------------------  ---------------------
                                     1999       2000        1999       2000
                                  ---------- ----------  ---------- ----------
Revenues:
  U.S. Mining.................... $  637,557 $  558,139  $1,881,965 $1,766,518
  Non U.S. Mining................     71,660     75,942     169,931    217,969
  Other..........................        229        --          293        206
                                  ---------- ----------  ---------- ----------
                                  $  709,446 $  634,081  $2,052,189 $1,984,693
                                  ========== ==========  ========== ==========
Operating profit (loss):
  U.S. Mining.................... $   36,806 $   30,261  $  103,919 $   76,948
  Non U.S. Mining................     14,951     23,575      37,135     49,051
  Other..........................        648        (13)         21      8,141
                                  ---------- ----------  ---------- ----------
                                  $   52,405 $   53,823  $  141,075 $  134,140
                                  ========== ==========  ========== ==========
Depreciation, depletion, and
 amortization:
  U.S. Mining.................... $   54,392 $   51,579  $  167,084 $  156,885
  Non U.S. Mining................      8,971      7,284      23,946     23,254
                                  ---------- ----------  ---------- ----------
                                  $   63,363 $   58,863  $  191,030 $  180,139
                                  ========== ==========  ========== ==========
Total Assets:
  U.S. Mining.................... $5,105,025 $4,836,828  $5,105,025 $4,836,828
  Non U.S. Mining................    567,912    514,369     567,912    514,369
  Other..........................  1,094,206    121,205   1,094,206    121,205
                                  ---------- ----------  ---------- ----------
                                  $6,767,143 $5,472,402  $6,767,143 $5,472,402
                                  ========== ==========  ========== ==========
Revenues:
  United States.................. $  637,786 $  558,139  $1,882,258 $1,766,724
  Non U.S........................     71,660     75,942     169,931    217,969
                                  ---------- ----------  ---------- ----------
                                  $  709,446 $  634,081  $2,052,189 $1,984,693
                                  ========== ==========  ========== ==========
Operating profit:
  United States.................. $   37,454 $   30,248  $  103,940 $   85,089
  Non U.S........................     14,951     23,575      37,135     49,051
                                  ---------- ----------  ---------- ----------
                                  $   52,405 $   53,823  $  141,075 $  134,140
                                  ========== ==========  ========== ==========
Depreciation, depletion, and
 amortization:
  United States.................. $   54,392 $   51,579  $  167,084 $  156,885
  Non U.S........................      8,971      7,284      23,946     23,254
                                  ---------- ----------  ---------- ----------
                                  $   63,363 $   58,863  $  191,030 $  180,139
                                  ========== ==========  ========== ==========
Total Assets:
  United States.................. $6,199,231 $4,958,033  $6,199,231 $4,958,033
  Non U.S........................    567,912    514,369     567,912    514,369
                                  ---------- ----------  ---------- ----------
                                  $6,767,143 $5,472,402  $6,767,143 $5,472,402
                                  ========== ==========  ========== ==========

                         P&L COAL HOLDINGS CORPORATION

(6) COMMITMENTS AND CONTINGENCIES

 Environmental Claims

   Environmental claims have been asserted against a subsidiary of the Company at 19 sites in the United States. Some of these claims are based on the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and on similar state statutes. The majority of these sites are related to activities of former subsidiaries of the Company.

   The Company's policy is to accrue environmental cleanup-related costs of a noncapital nature when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation, preliminary findings and the length of time involved in remediation or settlement. For certain sites, the Company also assesses the financial capability of other potentially responsible parties and, where allegations are based on tentative findings, the reasonableness of the Company's apportionment. The Company has not anticipated any recoveries from insurance carriers or other potentially responsible third parties in its Consolidated Balance Sheets. The undiscounted liabilities for environmental cleanup-related costs recorded in "Accrued reclamation and other environmental liabilities" were $57.7 million and $48.5 million at March 31, 2000 and December 31, 2000, respectively. This amount represents those costs that the Company believes are probable and reasonably estimable. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the financial position, results of operations or liquidity of the Company.

 Other

   In addition, the Company at times becomes a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Management believes that the ultimate resolution of pending or threatened proceedings will not have a material effect on the financial position, results of operations or liquidity of the Company.

(7) DISCONTINUED OPERATIONS

   In August 2000, the Company completed the sale of Citizens Power to Edison Mission Energy, along with the monetization of a portion of Citizens' interests in certain power contract assets. Net proceeds of $90.1 million received from the sale in August 2000 were used to repay long-term debt. As of December 31, 2000 the Company's investment in discontinued operations was $16.2 million, which represents the estimated net proceeds from the monetization of the Company's remaining interest in power contracts to be sold as part of the final wind-down of the subsidiary's operations.

(8) SUPPLEMENTAL GUARANTOR/NON-GUARANTOR FINANCIAL INFORMATION

   In accordance with the indentures governing the Senior Notes and Senior Subordinated Notes, certain wholly owned U.S. subsidiaries of the Company have fully and unconditionally guaranteed the Senior Notes and Senior Subordinated Notes on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to investors. The following condensed historical financial statement information is provided for such Guarantor/Non-Guarantor Subsidiaries.

                         P&L COAL HOLDINGS CORPORATION

     UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

                    For the Quarter Ended December 31, 1999
                                 (In thousands)

                           Parent    Guarantor   Non-Guarantor
                          Company   Subsidiaries Subsidiaries  Eliminations Consolidated
                          --------  ------------ ------------- ------------ ------------
Total revenues..........  $    --     $489,438     $222,026      $(2,018)     $709,446
Costs and expenses:
  Operating costs and
   expenses.............       --      425,391      148,274       (2,018)      571,647
  Depreciation,
   depletion and
   amortization.........       --       45,153       18,210          --         63,363
  Selling and
   administrative
   expenses.............       --       17,332        6,006          --         23,338
  Net gain on property
   and equipment
   disposals............       --       (1,374)          67          --         (1,307)
  Interest expense......    43,203       1,722        5,601          --         50,526
  Interest income.......       --         (558)        (201)         --           (759)
                          --------    --------     --------      -------      --------
Income (loss) before
 income taxes and
 minority interests.....   (43,203)      1,772       44,069          --          2,638
  Income tax provision
   (benefit)............   (11,682)      2,174       11,957          --          2,449
  Minority interests....       --          --         6,274          --          6,274
                          --------    --------     --------      -------      --------
Income (loss) from
 continuing operations..   (31,521)       (402)      25,838          --         (6,085)
Discontinued operations:
  Loss from discontinued
   operations, net of
   income taxes.........       --          --        (3,620)         --         (3,620)
                          --------    --------     --------      -------      --------
Net income (loss).......  $(31,521)   $   (402)    $ 22,218      $   --       $ (9,705)
                          ========    ========     ========      =======      ========

                         P&L COAL HOLDINGS CORPORATION

     UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

                    For the Quarter Ended December 31, 2000
                                 (In thousands)

                          Parent    Guarantor   Non-Guarantor
                         Company   Subsidiaries Subsidiaries  Eliminations Consolidated
                         --------  ------------ ------------- ------------ ------------
Total revenues.......... $    --     $451,039     $198,613      $(15,571)    $634,081
Costs and expenses:
  Operating costs and
   expenses.............      --      369,399      146,872       (15,571)     500,700
  Depreciation,
   depletion and
   amortization.........      --       42,769       16,094           --        58,863
  Selling and
   administrative
   expenses.............       29      18,902        3,455           --        22,386
  Net gain on property
   and equipment
   disposals............      --       (1,663)         (28)          --        (1,691)
  Interest expense......   39,908      37,671        5,350       (32,409)      50,520
  Interest income.......  (17,099)    (15,972)        (577)       32,409       (1,239)
                         --------    --------     --------      --------     --------
Income (loss) before
 income taxes and
 minority interests.....  (22,838)        (67)      27,447           --         4,542
  Income tax provision
   (benefit)............   (5,334)         48        9,746           --         4,460
  Minority interests....      --          --         1,016           --         1,016
                         --------    --------     --------      --------     --------
Net income (loss)....... $(17,504)   $   (115)    $ 16,685      $    --      $   (934)
                         ========    ========     ========      ========     ========

                         P&L COAL HOLDINGS CORPORATION

     UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

                  For the Nine Months Ended December 31, 1999
                                 (In thousands)

                           Parent     Guarantor   Non-Guarantor
                           Company   Subsidiaries Subsidiaries  Eliminations Consolidated
                          ---------  ------------ ------------- ------------ ------------
Total revenues..........  $     --    $1,494,084    $563,420      $(5,315)    $2,052,189
Costs and expenses:
  Operating costs and
   expenses.............        --     1,266,821     396,326       (5,315)     1,657,832
  Depreciation,
   depletion and
   amortization.........        --       139,997      51,033          --         191,030
  Selling and
   administrative
   expenses.............        --        51,165      15,309          --          66,474
  Net gain on property
   and equipment
   disposals............        --        (4,265)         43          --          (4,222)
  Interest expense......    130,949        6,545      15,603          --         153,097
  Interest income.......        --        (2,426)       (391)         --          (2,817)
                          ---------   ----------    --------      -------     ----------
Income (loss) before
 income taxes and
 minority interests.....   (130,949)      36,247      85,497          --          (9,205)
  Income tax provision
   (benefit)............    (32,918)       8,605      25,779          --           1,466
  Minority interests....        --           --       11,898          --          11,898
                          ---------   ----------    --------      -------     ----------
Income (loss) from
 continuing operation...    (98,031)      27,642      47,820          --         (22,569)
Discontinued operations:
  Loss from discontinued
   operations, net of
   income taxes.........        --           --       (8,109)         --          (8,109)
                          ---------   ----------    --------      -------     ----------
Net income (loss).......  $ (98,031)  $   27,642    $ 39,711      $   --      $  (30,678)
                          =========   ==========    ========      =======     ==========

                         P&L COAL HOLDINGS CORPORATION

     UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

                  For the Nine Months Ended December 31, 2000
                                 (In thousands)

                           Parent    Guarantor   Non-Guarantor
                          Company   Subsidiaries Subsidiaries  Eliminations Consolidated
                          --------  ------------ ------------- ------------ ------------
Total revenues..........  $    --    $1,413,376    $603,961      $(32,644)   $1,984,693
Costs and expenses:
  Operating costs and
   expenses.............       --     1,182,199     460,108       (32,644)    1,609,663
  Depreciation,
   depletion and
   amortization ........       --       129,206      50,933           --        180,139
  Selling and
   administrative
   expenses.............       285       52,645      12,885           --         65,815
  Net gain on property
   and equipment
   disposals............       --        (4,504)       (560)          --         (5,064)
  Interest expense......   122,576       82,533      14,946       (66,609)      153,446
  Interest income.......   (51,310)     (21,368)       (924)       66,609        (6,993)
                          --------   ----------    --------      --------    ----------
Income (loss) before
 income taxes and
 minority interests.....   (71,551)      (7,335)     66,573           --        (12,313)
  Income tax provision
   (benefit)............   (17,888)      (1,547)     23,118           --          3,683
  Minority interests....       --           --        4,641           --          4,641
                          --------   ----------    --------      --------    ----------
Income (loss) from
 continuing operation...   (53,663)      (5,788)     38,814           --        (20,637)
Discontinued operations:
  Gain from disposal of
   discontinued
   operations, net of
   income taxes.........        88       11,672         --            --         11,760
                          --------   ----------    --------      --------    ----------
Net income (loss).......  $(53,575)  $    5,884    $ 38,814      $    --     $   (8,877)
                          ========   ==========    ========      ========    ==========

                         P&L COAL HOLDINGS CORPORATION

          UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS

                              As of March 31, 2000
                                 (In thousands)

                                         Parent     Guarantor   Non-Guarantor
                                        Company    Subsidiaries Subsidiaries  Eliminations  Consolidated
                                       ----------  ------------ ------------- ------------  ------------
ASSETS
Current assets
  Cash and cash equivalents..........  $      347   $   45,931   $   19,340   $       --     $   65,618
  Accounts receivable................       1,605       95,055       92,083       (35,722)      153,021
  Inventories........................         --       187,965       54,185           --        242,150
  Assets from coal and emission
   allowance trading activities......         --        78,695          --            --         78,695
  Deferred income taxes..............         --        49,869          --            --         49,869
  Other current assets...............       1,282       14,351       27,559           --         43,192
                                       ----------   ----------   ----------   -----------    ----------
    Total current assets.............       3,234      471,866      193,167       (35,722)      632,545
Property, plant, equipment and mine
 development--at cost................         --     4,360,648      866,132           --      5,226,780
Less accumulated depreciation,
 depletion and amortization..........         --      (323,870)     (87,400)          --       (411,270)
                                       ----------   ----------   ----------   -----------    ----------
                                              --     4,036,778      778,732           --      4,815,510
Net assets of discontinued
 operations..........................         900       89,100          --            --         90,000
Investments and other assets.........   1,883,781    1,444,307      208,095    (3,247,389)      288,794
                                       ----------   ----------   ----------   -----------    ----------
    Total assets.....................  $1,887,915   $6,042,051   $1,179,994   $(3,283,111)   $5,826,849
                                       ==========   ==========   ==========   ===========    ==========

LIABILITIES AND  STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings and current
   maturities of long-term debt......  $      --    $   21,122   $   36,855   $       --     $   57,977
  Payable to affiliates, net.........    (284,294)     319,473      (35,179)          --            --
  Income taxes payable...............         --           521       13,073           --         13,594
  Liabilities from coal and emission
   allowance trading activities......         --        75,883          --            --         75,883
  Accounts payable and accrued
   expenses..........................      76,066      416,505      116,288       (35,722)      573,137
                                       ----------   ----------   ----------   -----------    ----------
    Total current liabilities........    (208,228)     833,504      131,037       (35,722)      720,591
Long-term debt, less current
 maturities..........................   1,587,717      162,116      268,356           --      2,018,189
Deferred income taxes................         --       567,918       57,206           --        625,124
Other noncurrent liabilities.........         --     1,873,508       39,746           --      1,913,254
                                       ----------   ----------   ----------   -----------    ----------
    Total liabilities................   1,379,489    3,437,046      496,345       (35,722)    5,277,158
Minority interests...................         --           --        41,265           --         41,265
Stockholders' equity.................     508,426    2,605,005      642,384    (3,247,389)      508,426
                                       ----------   ----------   ----------   -----------    ----------
    Total liabilities and
     stockholders' equity............  $1,887,915   $6,042,051   $1,179,994   $(3,283,111)   $5,826,849
                                       ==========   ==========   ==========   ===========    ==========

                         P&L COAL HOLDINGS CORPORATION

          UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS

                            As of December 31, 2000
                                 (In thousands)

                                        Parent     Guarantor   Non-Guarantor
                                       Company    Subsidiaries Subsidiaries  Eliminations  Consolidated
                                      ----------  ------------ ------------- ------------  ------------
ASSETS
Current assets
  Cash and cash equivalents.........  $        5   $   27,440    $  5,649    $       --     $   33,094
  Accounts receivable...............         940       85,872      94,767        (66,354)      115,225
  Inventories.......................         --       182,586      13,225            --        195,811
  Assets from coal and emission
   allowance trading activities.....         --       204,518         --             --        204,518
  Deferred income taxes.............         --        49,869         --             --         49,869
  Other current assets..............       1,899       10,284      10,816            --         22,999
                                      ----------   ----------    --------    -----------    ----------
    Total current assets............       2,844      560,569     124,457        (66,354)      621,516
Property, plant, equipment and mine
 development--at cost...............         --     4,397,064     412,051            --      4,809,115
Less accumulated depreciation,
 depletion and amortization.........         --      (438,451)    (49,430)           --       (487,881)
                                      ----------   ----------    --------    -----------    ----------
                                             --     3,958,613     362,621            --      4,321,234
Net assets of discontinued
 operations.........................         --        16,157         --             --         16,157
Assets held for sale--Australian
 operations.........................         --           --      237,872                      237,872
Investments and other assets........   1,982,209    1,337,776     208,914     (3,253,276)      275,623
                                      ----------   ----------    --------    -----------    ----------
    Total assets....................  $1,985,053   $5,873,115    $933,864    $(3,319,630)   $5,472,402
                                      ==========   ==========    ========    ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings and current
   maturities of long-term debt.....  $      --    $   20,401    $ 24,339    $       --     $   44,740
  Payable to affiliates, net........     (39,940)      45,127      (5,187)                         --
  Income taxes payable..............         --           480         (44)           --            436
  Liabilities from coal and emission
   allowance trading activities.....         --       200,819         --             --        200,819
  Accounts payable and accrued
   expenses.........................      74,049      440,814      47,673        (66,354)      496,182
                                      ----------   ----------    --------    -----------    ----------
    Total current liabilities.......      34,109      707,641      66,781        (66,354)      742,177
Long-term debt, less current
 maturities.........................   1,477,865      169,008     174,923            --      1,821,796
Deferred income taxes...............         --       558,566          56            --        558,622
Other noncurrent liabilities........          23    1,827,011       8,016            --      1,835,050
                                      ----------   ----------    --------    -----------    ----------
    Total liabilities...............   1,511,997    3,262,226     249,776        (66,354)    4,957,645
Minority interests..................         --           --       41,701            --         41,701
Stockholders' equity................     473,056    2,610,889     642,387     (3,253,276)      473,056
                                      ----------   ----------    --------    -----------    ----------
    Total liabilities and
     stockholders' equity...........  $1,985,053   $5,873,115    $933,864    $(3,319,630)   $5,472,402
                                      ==========   ==========    ========    ===========    ==========

                         P&L COAL HOLDINGS CORPORATION

     UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                  For the Nine Months Ended December 31, 1999
                                 (In thousands)

                               Parent     Guarantor   Non-Guarantor
                               Company   Subsidiaries Subsidiaries  Consolidated
                              ---------  ------------ ------------- ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net cash provided by (used
 in) continuing operations..  $(100,192)  $  88,998     $ 110,808    $  99,614
Net cash used in
 discontinued operations....        --          --         (1,005)      (1,005)
                              ---------   ---------     ---------    ---------
Net cash provided by (used
 in) operating activities...   (100,192)     88,998       109,803       98,609
                              ---------   ---------     ---------    ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES
  Additions to property,
   plant, equipment and mine
   development..............        --      (88,498)      (49,003)    (137,501)
  Acquisition, net..........        --          --        (44,203)     (44,203)
  Additions to advance
   mining royalties.........        --       (7,843)       (8,432)     (16,275)
  Proceeds from property and
   equipment disposals......        --        6,144         1,042        7,186
  Proceeds from sale-
   leaseback transactions...        --       34,234           --        34,234
                              ---------   ---------     ---------    ---------
Net cash used in continuing
 operations.................        --      (55,963)     (100,596)    (156,559)
Net cash provided by
 discontinued operations....        --          --            578          578
                              ---------   ---------     ---------    ---------
Net cash used in investing
 activities.................        --      (55,963)     (100,018)    (155,981)
                              ---------   ---------     ---------    ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES
  Proceeds from long-term
   debt.....................        --          --         20,121       20,121
  Payments of long-term
   debt.....................    (30,000)     (1,380)      (16,723)     (48,103)
  Distributions to minority
   interests................        --          --         (3,471)      (3,471)
  Net change in due to/from
   affiliates...............    130,268    (129,954)         (314)         --
                              ---------   ---------     ---------    ---------
Net cash provided by (used
 in) continuing operations..    100,268    (131,334)         (387)     (31,453)
Net cash used in
 discontinued operations....        --          --        (10,991)     (10,991)
                              ---------   ---------     ---------    ---------
Net cash provided by (used
 in) financing activities...    100,268    (131,334)      (11,378)     (42,444)
Effect of exchange rate
 changes on cash and
 equivalents................        --          --            280          280
                              ---------   ---------     ---------    ---------
Net increase (decrease) in
 cash and cash equivalents..         76     (98,299)       (1,313)     (99,536)
Cash and cash equivalents at
 beginning of period........        --      130,861        63,217      194,078
                              ---------   ---------     ---------    ---------
Cash and cash equivalents at
 end of period..............  $      76   $  32,562     $  61,904    $  94,542
                              =========   =========     =========    =========

                         P&L COAL HOLDINGS CORPORATION

     UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                  For the Nine Months Ended December 31, 2000
                                 (In thousands)

                           Parent     Guarantor   Non-Guarantor
                           Company   Subsidiaries Subsidiaries  Consolidated
                          ---------  ------------ ------------- ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net cash provided by
 (used in) operating
 activities.............  $ (22,926)   $ 10,016     $113,474     $ 100,564
                          ---------    --------     --------     ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES
  Additions to property,
   plant, equipment and
   mine development.....        --      (67,878)     (41,408)     (109,286)
  Additions to advance
   mining royalties.....        --       (4,866)     (12,053)      (16,919)
  Investment in joint
   ventures.............        --       (3,052)         --         (3,052)
  Proceeds from property
   and equipment
   disposals............        --        6,767        4,750        11,517
  Proceeds from sale-
   leaseback
   transactions.........        --       28,800        6,289        35,089
  Net cash used in
   assets held for
   sale--Australian
   operations...........        --          --       (34,684)      (34,684)
                          ---------    --------     --------     ---------
Net cash used in
 continuing operations..        --      (40,229)     (77,106)     (117,335)
Net cash provided by
 discontinued
 operations.............        988      88,823       (4,208)       85,603
                          ---------    --------     --------     ---------
Net cash provided by
 (used in) investing
 activities.............        988      48,594      (81,314)      (31,732)
                          ---------    --------     --------     ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES
  Proceeds from long-
   term debt............        --          --        26,920        26,920
  Payments of long-term
   debt.................   (110,000)       (916)     (21,369)     (132,285)
  Distributions to
   minority interests...        --          --        (4,205)       (4,205)
  Repurchase of treasury
   stock................        --       (1,089)         --         (1,089)
  Net change in due
   to/from affiliates...    131,596     (75,096)     (56,500)          --
Net cash provided by
 assets held for sale--
 Australian operations..        --          --        10,591        10,591
                          ---------    --------     --------     ---------
Net cash provided by
 (used in) financing
 activities.............     21,596     (77,101)     (44,563)     (100,068)
Effect of exchange rate
 changes on cash and
 equivalents............        --          --        (1,288)       (1,288)
                          ---------    --------     --------     ---------
Net decrease in cash and
 cash equivalents.......       (342)    (18,491)     (13,691)      (32,524)
Cash and cash
 equivalents at
 beginning of period....        347      45,931       19,340        65,618
                          ---------    --------     --------     ---------
Cash and cash
 equivalents at end of
 period.................  $       5    $ 27,440     $  5,649     $  33,094
                          =========    ========     ========     =========

(9)SUBSEQUENT EVENT

   On February 12, 2001, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with its plans to complete an initial public offering of its common stock. Prior to the completion of the initial public offering, the Company will effect a stock split on all outstanding shares of its preferred and common stock, at which time the respective capital accounts will be restated.

  Through and including       , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       Shares

                                [LOGO PEABODY]

                         P&L COAL HOLDINGS CORPORATION

                                  Common Stock

                                 -------------

                                   PROSPECTUS
                                        , 2001

                                 -------------


                                Lehman Brothers

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The actual and estimated expenses in connection with the offering, all of which will be borne by P&L Coal Holdings Corporation, are as follows:

   SEC Registration Fee................................................ $25,000
   Blue Sky Fees and Expenses..........................................
   Printing and Engraving Expenses.....................................
   Legal Fees..........................................................
   Accounting Fees.....................................................
   NYSE Listing Fees...................................................
   NASD Filing Fee.....................................................  10,500
   Directed Share Program Expenses.....................................
   Miscellaneous.......................................................
                                                                        -------
     Total............................................................. $
                                                                        =======

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

   Article IV of the registrant's by-laws requires indemnification to the fullest extent permitted by Delaware law. The registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the registrant, in such capacities, may incur. The registrant's second amended and restated certificate of incorporation requires the advancement of expenses incurred by officers or directors in relation to any action, suit or proceeding.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Eleven of the registrant's certificate of incorporation includes such a provision.

Item 15. Recent Sales of Unregistered Securities.

   During the three years preceding the filing of this registration statement, we sold shares of and issued options for our common stock and preferred stock in the amounts, at the times, and for the aggregate amounts of consideration listed below without registration under the Securities Act of 1933. Exemption from registration under the Securities Act for each of the following sales is claimed under Section 4(2) of the Securities Act because each of the transactions were by the issuer and did not involve a public offering:

   On May 18, 1998, we issued 13,312,781 shares of common stock to Lehman Brothers Merchant Banking Partners II L.P. and affiliated co-investors for an aggregate consideration of $266,255,625. We also issued 3,416,667 shares of preferred stock to Lehman Brothers Merchant Banking Partners II L.P. and an affiliated co-investor for an aggregate consideration of $68,333,333.

   On July 23, 1998, we issued 2,500,000 shares of common stock to Co-Investment Partners, L.P. an affiliate of Lexington Partners Inc. for an aggregate consideration of $50,000,000. Additionally, we issued 250,000 shares of common stock to Finlayson Fund Investment Pte Ltd. for an aggregate consideration of $5,000,000 and 250,000 shares of common stock to The Mutual Life Insurance Company of New York for an aggregate consideration of $5,000,000.

   On October 22, 1998, we issued 1,020,927 shares of preferred stock to co-investors affiliated with Lehman Brothers Merchant Banking Partners II L.P. for an aggregate consideration of $20,418,542 in exchange for shares previously issued to affiliates of Lehman Merchant Banking Partners II L.P.

   On December 31, 1998, we issued 554,127 shares of common stock to 24 executives of the company in consideration for their services. Additionally, we issued 3,191,169 options to purchase common stock at an exercise price of $20 per share to executives and other employees of the company.

   On December 31, 1998, we issued 2,687,219 shares of common stock for an aggregate consideration of $53,744,375 and 562,406 shares of preferred stock for an aggregate consideration of $11,248,125 to co-investors affiliated with Lehman Brothers Merchant Banking Partners II L.P. in exchange for shares previously issued to affiliates of Lehman Merchant Banking Partners II L.P.

   On January 1, 2000, we issued 4,500 shares of common stock to two executives of our Citizens Power subsidiary in consideration for their services. Additionally, we issued 175,901 options to purchase common stock at an exercise price of $20 per share to executives of the company.

   On March 31, 2000, we issued 51,546 shares of common stock to one executive of the company and 103,096 shares of common stock to eight executives of our Citizens Power subsidiary in consideration for their services. Additionally, we issued 590,704 options to purchase common stock at an exercise price of $20 per share to executives and other employees of the company.

   On July 1, 2000, we issued 30,062 shares of common stock to three executives of the company in consideration for their services.(/1/) Additionally, we issued 284,949 options to purchase common stock at an exercise price of $20 per share to executives of the company.(/2/)

   On December 29, 2000, we issued 59,468 shares of common stock to nine executives of the company in consideration for their services in exchange for other shares previously issued to them.

--------
   (1) These shares had been acquired by the company from terminated employees.

  (2) These options were granted under the 1998 Stock Purchase and Option Plan and were available because of other options that were forfeited by terminated employees.

Item 16 . Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
   No.                          Description of Exhibit
 -------                        ----------------------
  1.1*    Form of Underwriting Agreement.

  3.1*    Form of Third Amended and Restated Certificate of Incorporation of
          P&L Coal Holdings Corporation.

  3.2*    Form of Amended and Restated By-Laws of P&L Coal Holdings
          Corporation.

  4.1     Senior Note Indenture dated as of May 18, 1998 between P&L Coal
          Holdings Corporation and State Street Bank and Trust Company, as
          Senior Note Trustee (Incorporated by reference to Exhibit 4.1 of the Company's Form S-4 Registration Statement No. 333-59073).

  4.2     Senior Subordinated Note Indenture dated as of May 18, 1998 between
          P&L Coal Holdings Corporation and State Street Bank and Trust
          Company, as Senior Subordinated Note Trustee (Incorporated by reference to Exhibit 4.2 of the Company's Form S-4 Registration
          Statement No. 333-59073).

  4.3 First Supplemental Senior Note Indenture dated as of May 19, 1998 among the Guaranteeing Subsidiary (as defined therein), P&L Coal
          Holdings Corporation the other Senior Note Guarantors (as defined in the Senior Note Indenture) and State Street Bank and Trust
          Company, as Senior Note Trustee (Incorporated by reference to
          Exhibit 4.3 of the Company's Form S-4 Registration Statement No.
          333-59073).

  4.4     First Supplemental Senior Subordinated Note Indenture dated as of
          May 19, 1998 among the Guaranteeing Subsidiary (as defined therein), P&L Coal Holdings Corporation, the other Senior
          Subordinated Note Guarantors (as defined in the Senior Subordinated
          Note Indenture) and State Street Bank and Trust Company, as Senior
          Subordinated Note Trustee (Incorporated by reference to Exhibit 4.4 of the Company's Form S-4 Registration Statement No. 333-59073).

  4.5 Notation of Senior Subsidiary Guarantee dated as of May 19, 1998 among the Senior Note Guarantors (as defined in the Senior Note
          Indenture) (Incorporated by reference to Exhibit 4.5 of the Company's Form S-4 Registration Statement No. 333-59073).

  4.6     Notation of Subordinated Subsidiary Guarantee dated as of May 19,
          1998 among the Senior Note Guarantors (as defined in the Senior
          Subordinated Note Indenture) (Incorporated by reference to Exhibit
          4.6 of the Company's Form S-4 Registration Statement No. 333-
          59073).

  4.7 Senior Note Registration Rights Agreement dated as of May 18, 1998 between P&L Coal Holdings Corporation and Lehman Brothers Inc.
          (Incorporated by reference to Exhibit 4.8 of the Company's Form S-4
          Registration Statement No. 333-59073).

  4.8     Senior Subordinated Note Registration Rights Agreement dated as of
          May 18, 1998 between P&L Coal Holdings Corporation and Lehman
          Brothers Inc. (Incorporated by reference to Exhibit 4.8 of the Company's Form S-4 Registration Statement No. 333-59073).

  4.9     Second Supplemental Senior Note Indenture dated as of December 31,
          1998 among the Guaranteeing Subsidiary Second Supplemental Senior
          Note Indenture dated as of December 31, 1998 among the Guaranteeing
          Subsidiary (as defined therein), P&L Coal Holdings Corporation, the other Senior Note Guarantors (as defined in the Senior Note
          Indenture) and State Street Bank and Trust Company, as Senior Note
          Trustee (Incorporated by reference to Exhibit 4.9 of the Company's
          Form 10-Q for the quarter ended December 31, 1999).

  4.10    Second Supplemental Senior Subordinated Note Indenture dated as of
          December 31, 1998 among the Guaranteeing Subsidiary (as defined therein), P&L Coal Holdings Corporation, the other Senior
          Subordinated Note Guarantors (as defined in the Senior Subordinated
          Note Indenture) and State Street Bank and Trust Company, as Senior
          Subordinated Note Trustee (Incorporated by reference to Exhibit
          4.10 of the Company's Form 10-Q for the quarter ended December 31,
          1999).

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  4.11    Third Supplemental Senior Note Indenture dated as of June 30, 1999 among the Guaranteeing Subsidiary (as defined therein), P&L Coal
          Holdings Corporation, the other Senior Note Guarantors (as defined in the Senior Note Indenture) and State Street Bank and Trust
          Company, as Senior Note Trustee (Incorporated by reference to
          Exhibit 4.11 of the Company's Form 10-Q for the quarter ended
          December 31, 1999).

  4.12    Third Supplemental Senior Subordinated Note Indenture dated as of
          June 30, 1999 among the Guaranteeing Subsidiary (as defined therein), P&L Coal Holdings Corporation, the other Senior
          Subordinated Note Guarantors (as defined in the Senior Subordinated
          Note Indenture) and State Street Bank and Trust Company, as Senior
          Subordinated Note Trustee (Incorporated by reference to Exhibit 4.12 of the Company's Form 10-Q for the quarter ended December 31, 1999).

  4.13*   Specimen of stock certificate representing P&L Coal Holdings
          Corporation's common stock, $.01 par value.

  5.1*    Opinion of Simpson Thacher & Bartlett.

 10.1     Amended and Restated Credit Agreement dated as of June 9, 1998 among
          P&L Coal Holdings Corporation, as Amended and Restated Credit
          Agreement dated as of June 9, 1998 among P&L Coal Holdings
          Corporation, as Borrower, Lehman Brothers Inc., as Arranger, Lehman
          Commercial Paper Inc., as Syndication Agent, Documentation Agent, and Administrative Agent, and the lenders party thereto
          (Incorporated by reference to Exhibit 10.1 of the Company's Form S-4
          Registration Statement No. 333-59073).

 10.2 Guarantee and Collateral Agreement dated as of May 14, 1997 made by the Guarantors, in favor of Lehman Commercial Paper, Inc., as Administrative Agent for the banks and other financial institutions
          (Incorporated by reference to Exhibit 10.2 of the Company's Form S-4
          Registration Statement No. 333-59073).

 10.3     Federal Coal Lease WYW0321779: North Antelope/Rochelle Mine
          (Incorporated by reference to Exhibit 10.3 of the Company's Form S-4
          Registration Statement No. 333-59073).

 10.4     Federal Coal Lease WYW119554: North Antelope/Rochelle Mine
          (Incorporated by reference to Exhibit 10.4 of the Company's Form S-4
          Registration Statement No. 333-59073).

 10.5 Federal Coal Lease WYW5036: Rawhide Mine (Incorporated by reference to Exhibit 10.5 of the Company's Form S-4 Registration Statement No.
          333-59073).

 10.6 Federal Coal Lease WYW3397: Caballo Mine (Incorporated by reference to Exhibit 10.6 of the Company's Form S-4 Registration Statement No.
          333-59073).

 10.7 Federal Coal Lease WYW83394: Caballo Mine (Incorporated by reference to Exhibit 10.7 of the Company's Form S-4 Registration Statement No.
          333-59073).

 10.8     Federal Coal Lease WYW136142 (Incorporated by reference to Exhibit
          10.7 of Amendment No. 1 of the Company's Form S-4 Registration
          Statement No. 333-59073).

 10.9     Royalty Prepayment Agreement by and among Peabody Natural Resources
          Company, Gallo Finance Company and Chaco Energy Company, dated
          September 30, 1998 (Incorporated by reference to Exhibit 10.9 of the
          Company's Form 10-Q for the quarter ended September 30, 1998).

 10.10    1998 Stock Purchase and Option Plan for Key Employees of P&L Coal
          Holding Corporation (Incorporated by reference to Exhibit 10.10 of the Company's Form 10-Q for the quarter ended December 1998).

 10.11    Employment Agreement between Irl F. Engelhardt and the Company dated
          May 19, 1998 (Incorporated by reference to Exhibit 10.11 of the
          Company's Form 10-K for the year ended March 31, 1999).

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  10.12   Employment Agreement between Richard M. Whiting and the Company dated May 19, 1998 (Incorporated by reference to Exhibit 10.12 of the Company's Form 10-K for the year ended March 31, 1999).

  10.13 Employment Agreement between Richard A. Navarre and the Company dated May 19, 1998.

  10.14 Employment Agreement between Roger B. Walcott, Jr. and the Company dated May 19, 1998.

  10.15 Receivables Sale Agreement dated as of March 31, 2000, by and among certain subsidiaries of the Company and the Company (Incorporated by reference to Exhibit 10.16 of the Company's Form 10-K for the year ended March 31, 1999).

  10.16 Receivables Contribution Agreement dated as of March 31, 2000, by and between the Company and P&L Receivables Company, LLC
          (Incorporated by reference to Exhibit 10.17 of the Company's Form
          10-K for the year ended March 31, 1999).
  10.17 Receivables Purchase Agreement as of March 31, 2000, by and among the Company, certain subsidiaries of the Company, P&L Receivables
          Company, LLC, International Securitization Corporation, Bank One,
          NA, as Agent and the Financial Institutions named therein
          (Incorporated by reference to Exhibit 10.18 of the Company's Form
          10-K for the year ended March 31, 1999).
  10.18   Amended and Restated Credit Agreement dated as of June 9, 1998 among
          P&L Coal Holdings Corporation, as Amended and Restated Credit
          Agreement dated as of June 9, 1998 among P&L Coal Holdings
          Corporation, as Borrower, Lehman Brothers Inc., as Arranger, Lehman
          Commercial Paper Inc., as Syndication Agent, Documentation Agent, and Administrative Agent, and the lenders party thereto
          (Incorporated by reference to Exhibit 10.1 of the Company's Form S-4
          Registration Statement No. 333-59073).

  21*     List of Subsidiaries.

  23.1    Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).

  23.2    Consent of Ernst & Young LLP, Independent Auditors.

  24      Power of Attorney (included on signature page).

--------
*  To be filed by amendment.

   (b) Financial Statement Schedule

   Schedule II - Valuation and Qualifying Accounts - Year ended March 31, 1998, periods ended May 19, 1998 and March 31, 1999 and year ended March 31, 2000 on page II-7.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
P&L Coal Holdings Corporation

   We have audited the consolidated financial statements of P&L Coal Holdings Corporation (the Company) as of March 31, 2000 and 1999, and for the year and period then ended, and the combined financial statements of P&L Coal Group (the Predecessor Company) for the period ended May 19, 1998 and the year ended March 31, 1998, and have issued our report thereon dated April 27, 2000. Our audits also included the financial statement schedule listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             /s/ Ernst & Young LLP

St. Louis, Missouri
April 27, 2000

                         P&L COAL HOLDINGS CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          Balance  Charged                               Balance
                            at     to Costs                              at End
                         Beginning   and                                   of
      Description        of Period Expenses Deductions(a)  Other         Period
      -----------        --------- -------- ------------- -------        -------
                                          (In thousands)
Year Ended March 31,
 2000
Reserves deducted from
 asset accounts:
  Land and coal
   interests............  $54,277   $2,179    $(40,541)   $(2,716)(b)(c) $13,199
  Reserve for materials
   and supplies.........   16,558      --       (4,748)       590 (b)     12,400
  Allowance for doubtful
   accounts.............      177    1,213        (157)       --           1,233

Period May 20, 1999
 through March 31, 1999
Reserves deducted from
 asset accounts:
  Land and coal
   interests............  $51,455   $3,138    $   (316)       --         $54,277
  Reserve for materials
   and supplies.........    6,087      --       (1,037)    11,508 (d)     16,558
  Allowance for doubtful
   accounts.............    9,073      --       (8,980)        84 (e)        177

--------------------------------------------------------------------------------

(PREDECESSOR COMPANY)

Period April 1, 1998
 through May 19, 1998
Reserves deducted from
 asset accounts:
  Land and coal
   interests............   67,884      124         (10)   (16,543)(b)     51,455
  Reserve for materials
   and supplies.........    6,316      --         (229)       --           6,087
  Allowance for doubtful
   accounts.............    9,100      --          (27)       --           9,073

Year ended March 31,
 1998
Reserves deducted from
 asset accounts:
  Land and coal
   interests............  $61,276   $9,256    $ (2,648)       --         $67,884
  Reserve for materials
   and supplies.........    9,433       35      (2,908)      (244)(f)      6,316
  Allowance for doubtful
   accounts.............    5,525      --         (378)     3,953 (b)      9,100

--------
(a) Reserves utilized, unless otherwise indicated.
(b) Balances transferred from other accounts.
(c) Balance transferred as part of asset contribution to joint venture.
(d) Balance recorded as part of the May 19, 1998 purchase accounting adjustments.
(e) Balance acquired as part of controlling interest in Black Beauty purchased January 1, 1999.
(f) Balance disposed of as part of asset sale.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information ommitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 12th, 2001.

                                          P&L Coal Holdings Corporation

                                                   /s/ Irl F. Engelhardt
                                          By: _________________________________
                                                     Irl F. Engelhardt
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Irl F. Engelhardt, Richard A. Navarre and Jeffery L. Klinger, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 12th day of February, 2001.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the 12th day of February, 2001 by the following persons in the capacities indicated:

              Signature                                   Title
              ---------                                   -----

        /s/ Irl F. Engelhardt          Chairman, Chief Executive Officer and
______________________________________        Director (Principal Executive
          Irl F. Engelhardt                   Officer)

        /s/ Richard M. Whiting         President, Chief Operating Officer and
______________________________________  Director
          Richard M. Whiting

        /s/ Richard A. Navarre         Executive Vice President and Chief
______________________________________      Financial Officer (Principal Financial
          Richard A. Navarre                and Accounting Officer)

          /s/ Henry E. Lentz           Vice President, Assistant Secretary and
______________________________________  Director
            Henry E. Lentz

        /s/ Roger H. Goodspeed         Director
______________________________________
          Roger H. Goodspeed

        /s/ Alan H. Washkowitz         Director
______________________________________
          Alan H. Washkowitz